As filed with the Securities and Exchange Commission on July 26, 2006
Registration No. 333-135139

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SS&C Technologies, Inc.
(Exact name of Registrant as specified in its charter)
SEE TABLE OF ADDITIONAL REGISTRANTS

Delaware	06-1169696
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
7372
(Primary Standard Industrial Classification Code Number)
SS&C Technologies, Inc.
80 Lamberton Road
Windsor, Connecticut 06095
(860) 298-4500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

William C. Stone
Chairman of the Board and Chief Executive Officer
SS&C Technologies, Inc.
80 Lamberton Road
Windsor, Connecticut 06095
(860) 298-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
John A. Burgess, Esq.
James R. Burke, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Telephone: (617) 526-6000
Telecopy: (617) 526-5000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Security	Offering Price(1)	Fee

11 3/4% Senior Subordinated Notes due 2013(2)	$205,000,000	100%	$205,000,000	$21,935(3)

Guarantees of the 11 3/4% Senior Subordinated Notes due 2013(4)	N/A	N/A	N/A	N/A

(1)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended.

(2)	The 11 3/4% Senior Subordinated Notes due 2013 will be the obligations of SS&C Technologies, Inc.

(3)	Previously paid.

(4)	Each of Cogent Management Inc., Financial Models Company Ltd., Financial Models Holdings Inc., SS&C Fund Administration Services LLC, OMR Systems Corporation and Open Information Systems, Inc. will guarantee fully and unconditionally the obligations of SS&C Technologies, Inc. under the 11 3/4% Senior Subordinated Notes due 2013. No separate consideration will be received for the guarantees, and no separate fee is payable, pursuant to Rule 457(n) under the Securities Act of 1933, as amended. The guarantees are not traded separately.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS
      The following subsidiaries of SS&C Technologies, Inc. are Registrant Guarantors:

	State or Other	Primary Standard
	Jurisdiction of	Industrial	I.R.S. Employer
	Incorporation or	Classification	Identification
Exact Name of Registrant Guarantor as specified in its Charter	Organization	Code Number	Number

Cogent Management Inc.	New York	7372	22-3112774
Financial Models Company Ltd.	New York	7372	13-3524411
Financial Models Holdings Inc.	Delaware	7372	13-3519741
SS&C Fund Administration Services LLC	New York	7372	52-2438361
OMR Systems Corporation	New Jersey	7372	22-2597983
Open Information Systems, Inc.	Connecticut	7372	06-1532764
      The address, including zip code, and telephone number, including area code, of the principal executive office of each Registrant Guarantor listed above are the same as those of SS&C Technologies, Inc.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 26, 2006
PROSPECTUS
SS&C Technologies, Inc.
Offer to Exchange
$205,000,000 principal amount of its 11 3/4% Senior Subordinated
Notes due 2013, which have been registered under the
Securities Act, for any and all of its outstanding 11 3/4% Senior
Subordinated Notes due 2013

        We are offering to exchange all of our outstanding 11 3/4% senior subordinated notes due 2013, which we refer to as the old notes, for new 11 3/4% senior subordinated notes due 2013, in an exchange transaction that is being registered hereby. We refer to these new notes as the exchange notes, and together with the old notes, the notes. The terms of the exchange notes are identical to the terms of the old notes except that the transaction in which you may elect to receive the exchange notes has been registered under the Securities Act of 1933 and, therefore, the exchange notes are freely transferable. We will pay interest on the notes on June 1 and December 1 of each year. The first interest payment was made on June 1, 2006. The notes will mature on December 1, 2013.
      Before December 1, 2009, we may redeem some or all of the notes, subject to payment of a make-whole premium. On or after December 1, 2009, we may redeem some or all of the notes at the redemption prices set forth under “Description of the Exchange Notes — Optional Redemption.” In addition, at any time prior to December 1, 2008, we may also redeem up to 35% of the original principal amount of the notes using the net cash proceeds of certain equity offerings as described in “Description of the Exchange Notes — Optional Redemption.” If we experience specific kinds of changes of control, we must offer to purchase the notes at 101% of their aggregate principal amount, plus accrued interest.
      The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2006, unless extended.

•	All old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for exchange notes.

•	You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

•	The exchange of old notes for exchange notes pursuant to the exchange offer should not be a taxable event for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.
      Broker-dealers receiving exchange notes in exchange for old notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

       See “Risk Factors” beginning on page 17 to read about factors you should consider in connection with the exchange offer.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2006

      Each broker-dealer that receives the exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days following the effective date of the registration statement, of which this prospectus is a part, or such longer period if extended, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
      We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

PROSPECTUS SUMMARY
      This summary highlights important information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. This prospectus includes specific terms of the exchange offer, as well as information regarding our business and detailed financial data. Please review this prospectus in its entirety, including the information set forth under the heading “Risk Factors,” the financial statements and related notes and other financial data included herein, before making an investment decision. Unless otherwise noted, the terms “SS&C,” “we,” “us,” “our” and “our company” refer to SS&C Technologies, Inc. and its subsidiaries, and “FMC” refers to Financial Models Company Inc., which we acquired on April 19, 2005.
SS&C Technologies, Inc.
      We are a leading provider of a broad range of highly specialized proprietary software and software-enabled outsourcing solutions for the financial services industry. Our software facilitates and automates mission-critical processing for information management, analysis, trading, accounting, reporting and compliance. Since 1986, our products and services have helped our customers solve complex information processing requirements and improve the effectiveness and productivity of their investment professionals. We generate revenues by licensing our proprietary software to users (coupled with renewable maintenance contracts), leveraging our software to provide outsourcing solutions, and providing professional services to implement and otherwise support our products. Our business model is characterized by significant contractually recurring revenue, high operating margins and significant cash flow.
      We provide over 50 products and services to more than 4,000 clients globally in seven vertical markets in the financial services industry:

•	insurance entities and pension funds

•	institutional asset managers

•	hedge funds and family offices

•	multinational banks, retail banks and credit unions

•	commercial lenders

•	real estate property managers

•	municipal finance groups
      We believe that we are a leading provider of financial management software in the sectors within the highly fragmented market for financial services software in which we compete. Our customers include many of the largest and most well-recognized firms in the financial services industry, which together manage over $7 trillion in assets worldwide. Our revenue is highly diversified, with no single client accounting for more than 5.4% of our revenues for fiscal 2005. We have continued to migrate our business to a contractually recurring revenue model, which helps us minimize the fluctuations in revenues and cash flows typically associated with non-recurring software license revenues and enhances our ability to estimate our future results of operations. We have experienced average revenue retention rates in each of the last three years of greater than 90% on our maintenance and outsourcing service contracts for our core enterprise software products, which generate a substantial majority of our contractually recurring revenue. We believe that the high-value added nature of our products and services have enabled us to maintain our high revenue retention rates.
      We were founded in 1986 by William C. Stone, who has served as our Chairman and Chief Executive Officer since our inception. We have grown our business by increasing sales of products and services to existing customers, attracting new clients to increase our installed customer base, and utilizing internal product development and complementary acquisitions to capitalize on evolving market opportunities. We believe we offer one of the broadest selections of products and services in the industry and offer multiple delivery options, allowing us to offer comprehensive end-to-end solutions to our customers.
Products and Services Overview
      Our products and services allow professionals in the financial services industry to efficiently and rapidly analyze and manage information, increase productivity, reduce costs and devote more time to critical business decisions. We provide highly flexible, scaleable and cost-effective solutions that enable our clients to meet growing and evolving regulatory requirements, track complex securities, better employ sophisticated investment strategies and scale efficiently with growing assets under management. Our portfolio of over 50 products and services enables our customers to integrate their front-end functions (trading and modeling), with their middle-office functions (portfolio management and reporting) and their back-office functions (processing, clearing and accounting).
      Our delivery methods include software licenses with related maintenance agreements, software-enabled outsourcing alternatives (Business Process Outsourcing (BPO) and Application Service Provider (ASP)) and blended solutions. All of our outsourcing solutions are built around and leverage our own proprietary software.
      Software License and Related Maintenance Agreements. We license our software to clients through either perpetual or term licenses, both of which include annually renewable maintenance contracts. Maintenance contracts on our core enterprise software products, which typically incorporate annual pricing increases, provide us with a stable and recurring revenue base due to average revenue retention rates of over 90% in each of the last three years. We typically generate additional revenues as our existing clients expand usage of our products.
      Software-Enabled Outsourcing. We provide a broad range of software-enabled outsourcing solutions for our clients, ranging from ASP services to full BPO services. By utilizing our proprietary software and avoiding the use of third-party products to provide our outsourcing solutions, we are able to greatly reduce potential operating risks, efficiently tailor our products and services to meet specific customer needs, significantly improve overall service levels and generate high overall operating margins and cash flow. Our outsourcing solutions are generally provided under two- to five-year non-cancelable contracts with required monthly payments. Pricing on our outsourcing services varies depending upon the complexity of the services being provided, the number of users, assets under management and transaction volume. Importantly, our outsourcing solutions allow us to leverage our proprietary software and existing infrastructure, thereby increasing our aggregate profits and cash flows.

•	Application Service Provider. We provide our clients with the ability to utilize our software and processing services remotely using web-based application services.

•	Business Process Outsourcing. We provide services under multiyear contracts that allow our customers to outsource back-office and support services and benefit from our proprietary software, specialized in-house accounting and technology resources, and our state-of-the-art processing and operations facilities.
      We also offer a range of professional services and product support to our clients. Professional services consist of consulting and implementation services provided by our in-house consulting teams. These teams include certified public accountants, chartered financial analysts, mathematicians and information technology (IT) professionals with experience in each of the seven vertical markets that we serve. In addition, we provide ongoing customer support and training through telephone support, online seminars, industry-specific articles (ebriefings) and classroom and online instruction.
Our Strengths
      We believe that attractive industry dynamics coupled with our competitive advantages will enable us to continue to expand over the coming years.

      Highly Diversified and Stable Customer Base. By providing mission-critical, well-established software products and services, we have developed a large installed customer base within the diverse end markets in the financial services industry that we serve. Our client base of over 4,000 includes some of the largest and most well recognized firms in the financial services industry. We believe that our high-quality products and superior services have led to long-term customer relationships, some of which date from our earliest days of operations in 1987. During fiscal 2005, our top 10 customers represented approximately 23% of our revenue, with no single customer accounting for more than 5.4%. We have experienced average revenue retention rates of over 90% on our maintenance and outsourcing contracts for our core enterprise software products in each of the last three years.
      High Margin, Scaleable Business Model that Generates Significant Free Cash Flow. We have consistently improved operating margins since 2001 by increasing sales across our existing cost structure and driving higher levels of contractually recurring revenue. The combination of our strong profitability, moderate capital expenditures and minimal working capital requirements allows us to generate high levels of free cash flow. We believe we currently have adequate resources and infrastructure to support our business plans and, as a result, anticipate that our business model will continue to lend itself to generating high operating margins and significant free cash flow.
      Substantial Contractually Recurring Revenue. We continue to focus on growing contractually recurring revenue streams from our software-enabled outsourcing solutions and maintenance services because they provide greater predictability in the operation of our business and enable us to build valued long-term relationships with our clients. The shift to a more recurring revenue based business model has reduced volatility in our revenue and earnings, and increased management’s ability to estimate future results.
      Ownership of Outsourcing Software Promotes Higher Margins and Product Improvement. We use our own proprietary software products and infrastructure to provide our software-enabled outsourcing services, resulting in high overall operating margins and multiyear contractually recurring revenue. In addition, our daily usage of these products in the execution of our BPO business allows us to quickly identify and deploy product improvements and respond to client feedback, enhancing the competitiveness of both our license and outsourcing offerings. This continuous feedback process provides us with a significant advantage over many of our competitors, specifically those software competitors that do not provide outsourcing services and therefore do not have the same level of hands-on experience with their products, as well as outsourcing competitors that utilize third-party technology and are therefore dependent on third-party software providers for key service support and product development.
      Attractive Industry Dynamics. We believe that we will benefit from favorable dynamics in the financial services industry, including the growth of worldwide IT spending on software, professional services and outsourcing. Other favorable growth factors include: increasing assets under management and transaction volumes; constantly evolving regulatory requirements; the increasing number, and greater complexity, of asset classes; and the challenge to enable real-time business decision making amid increased amounts and complexity of information. We believe that these trends, coupled with our ability to leverage our extensive industry expertise to rapidly react to our customers’ needs and incremental penetration opportunities within the financial services industry, will further drive our organic growth.
      Extensive Industry Expertise. Our team of approximately 692 development and service professionals has significant expertise across the seven vertical markets that we serve and a deep working knowledge of our clients’ businesses. By leveraging this expertise and knowledge, we have developed, and continue to improve, our software products and services to enable our clients to overcome the complexities inherent in their businesses.
      Successful, Disciplined Acquisition History. We have a proven ability to acquire and integrate complementary businesses. Our experienced senior management team leads a rigorous evaluation of our acquisition candidates to ensure that they satisfy our product or service needs and will successfully integrate with our business while meeting our targeted financial goals. As a result, each of our acquisitions has contributed a marketable product or service that has added to our revenues. In addition, our acquisitions have enabled us to expand our product and service offerings to our existing customers and given us the opportunity to market our existing products into new markets or client bases. We also have generally been able to improve the operational performance and profitability of the acquired businesses. In addition, we believe that our acquisitions have been a low risk extension of our research and development effort that has enabled us to purchase proven products without the uncertainty of in-house development. On April 19, 2005, we purchased all of the outstanding stock of FMC for $159.0 million in cash. FMC is a leading provider of comprehensive investment management systems that complement our product and service offerings to meet the front-, middle-and back-office needs of the investment management industry. This acquisition is our largest to date and provides us with significant opportunities to grow revenues while eliminating duplicative costs.
      Experienced Management Team with an Average of Over 15 Years of Experience. Our management team has an established track record of operational excellence. On average, our senior management team has more than 15 years of experience with us or other companies in the software and financial services industries.
Business Strategy
      Our goal is to be the leading provider of superior technology solutions to the financial services industry. To achieve our goal, we intend to:

Grow Our Software-Enabled Outsourcing and Other Contractually Recurring Revenues. We plan to further increase our contractually recurring revenue streams from our software-enabled outsourcing solutions and maintenance services because they provide us with greater predictability in the operation of our business and enable us to build valued relationships with our clients. We believe that our software-enabled outsourcing solutions provide an attractive alternative to clients that do not wish to install, run and maintain complicated financial software.

Increase Revenues from Our Existing Clients. Revenues from our existing clients generally grow along with the volume of assets that they manage. While we expect to continue to benefit from this trend, we intend to continue to use our deep understanding of the financial services industry to identify other opportunities to increase our revenues from our existing clients. Many of our current customers use our products for a relatively small portion of their total funds and investment vehicles under management, providing us with excellent opportunities for growth as we attempt to gain a larger share of their business. We have been successful in, and expect to continue to focus our marketing efforts on, providing additional modules or features to the products and services our existing clients already use, as well as cross-selling our other products and services to them.

Enhance Our Product and Service Offerings to Address the Specialized Needs of Our Clients. We have accumulated substantial financial expertise since our founding in 1986 through close working relationships with our clients, resulting in a deep knowledge base that enables us to respond to their most complex financial, accounting, actuarial, tax and regulatory needs. We intend to leverage our expertise by continuing to offer products and services that address the highly specialized needs of the financial services industry. Our internal product development team works closely with marketing and support personnel to ensure that product evolution reflects developments in the marketplace and trends in client requirements. In addition, we intend to continue to develop our products in a cost-effective manner by leveraging common components across product families. We believe that we enjoy a competitive advantage because we can address the investment and financial management needs of high-end clients by providing industry-tested products and services that meet global market demands and enable our clients to automate and integrate their front-, middle- and back-office functions for improved productivity, reduced manual intervention and bottom-line savings.

Maintain Our Commitment to the Highest Level of Client Service. We intend to continue to differentiate ourselves from our competition through our commitment to the highest level of client service. Our clients include large, sophisticated institutions with complex systems and requirements, and we understand the importance of providing them with both the experience of our senior management and the technical expertise of our sales, professional services and support staffs. Our commitment begins with our senior management team, which actively participates in creating and building client relationships. For each solution deployment, we analyze our client’s needs and assemble a team of appropriate industry vertical and technical experts who can quickly and efficiently deliver tailored solutions to the client. We provide our larger clients with a full-time dedicated client support team whose primary responsibility is to resolve questions and provide solutions to address ongoing needs. We expect to build even greater client loyalty and generate high-quality references for future clients by leveraging the individual attention and industry expertise provided by our senior management and staff.

Capitalize on Acquisition Opportunities. We believe that the market for financial services software and services is highly fragmented and rapidly evolving, with many new product introductions and industry participants. To supplement our internal development efforts and capitalize on growth opportunities, we intend to continue to employ a disciplined and highly focused acquisition strategy. We will seek to opportunistically acquire, at attractive valuations, businesses, products and technologies in our existing or complementary vertical markets.
The Transactions
      On July 28, 2005, Sunshine Merger Corporation, a wholly owned subsidiary of Sunshine Acquisition II, Inc., a Delaware corporation organized in 2005 exclusively for the purpose of effecting the Acquisition (as defined below), and Sunshine Acquisition Corporation, which we refer to as Holdings, a Delaware corporation owned by investment funds affiliated with The Carlyle Group, entered into an Agreement and Plan of Merger with SS&C Technologies, Inc., which was subsequently amended on August 25, 2005. Pursuant to the Merger Agreement, on November 23, 2005, SS&C became a wholly owned subsidiary of Holdings, and our outstanding common stock converted into the right to receive $37.25 per share in cash. We refer to the acquisition of SS&C on November 23, 2005 as the Acquisition.
      The following transactions occurred in connection with the Acquisition:

•	The Carlyle Group, which we refer to as Carlyle, capitalized Holdings with an aggregate equity contribution of $381.0 million;

•	William C. Stone, our Chairman and Chief Executive Officer, contributed $165.0 million in equity to Holdings as more fully described in “Certain Relationships and Related Party Transactions” and certain other management and employee option holders contributed approximately $9.0 million of additional equity in the form of rollover options;

•	we entered into senior secured credit facilities, which we refer to as our senior credit facilities, consisting of:

•	a $75.0 million revolving credit facility, of which $10.0 million was drawn on the closing date of the Transactions (as defined below) and the equivalent of up to $10.0 million may be drawn in Canadian dollars either by us or one of our Canadian subsidiaries; and

•	a $275.0 million term loan B facility, which was fully drawn on the closing date and of which the equivalent of $75.0 million ($17 million of which is denominated in U.S. dollars and $58 million of which is denominated in Canadian dollars) was drawn in Canadian dollars by one of our Canadian subsidiaries;

•	we issued and sold $205.0 million in aggregate principal amount of the old notes;

•	all outstanding options to purchase shares of our common stock became fully vested and immediately exercisable, and each outstanding option (other than options held by (1) non-employee directors, (2) certain individuals identified in a schedule to the Merger Agreement and (3) individuals who held options that were exercisable for fewer than 100 shares of our common stock) were, subject to certain conditions, assumed by Holdings and converted into an option to acquire common stock of Holdings; and

•	all in-the-money warrants to purchase shares of our common stock were cancelled in exchange for a certain amount of cash.
      We refer to the Acquisition, the equity contributions to Holdings, the offering of the old notes and the other transactions described above as the “Transactions.” See “The Transactions.”
Ownership and Corporate Structure
      The chart below summarizes our current corporate structure:

(1)	Certain members of our management and employee option holders contributed approximately $9.0 million of equity in the form of rollover options.

(2)	Holdings and our wholly owned U.S. subsidiaries are guaranteeing our senior credit facilities, with certain exceptions as set forth in the credit agreement governing our senior credit facilities. The old notes are guaranteed on a senior subordinated basis by our existing and future U.S. subsidiaries that are obligors under any of our indebtedness, including our senior credit facilities, or any indebtedness of our subsidiary guarantors.

(3)	Upon the closing of the Transactions, we entered into our senior credit facilities consisting of (a) a $75.0 million revolving credit facility, of which $10.0 million was drawn on November 23, 2005, and (b) a $275.0 million term loan B facility, which was fully drawn on the closing date and of which the equivalent of $75.0 million ($17 million of which is denominated in U.S. dollars and $58 million of which is denominated in Canadian dollars) was drawn by one of our Canadian subsidiaries.

(4)	Upon the closing of the Acquisition, Sunshine Merger Corporation and Sunshine Acquisition II, Inc. were each merged with and into SS&C Technologies, Inc., and SS&C Technologies, Inc., as the surviving entity in both mergers, assumed all of Sunshine Acquisition II, Inc.’s obligations with respect to the old notes.

Sources and Uses
      The following table contains the sources and uses of the funds for the Transactions:

Sources		Uses

(Dollars in millions)
Senior credit facilities:
Revolving credit facility(1)	$10.0	Purchase price(4)	$942.4
Term loan B facility(2)	275.0	Repayment of existing debt and legal fees(5)	75.2
11 3/4% senior subordinated notes due 2013	205.0	Cost of Transactions(6)	33.4
Cash on hand	6.0
Equity contribution(3)	555.0

Total sources	$1,051.0	Total uses	$1,051.0

(1)	$75.0 million is available for borrowing under our revolving credit facility, of which $10.0 million was drawn on November 23, 2005. The equivalent of up to $10.0 million of our revolving credit facility may be drawn in Canadian dollars either by us or one of our Canadian subsidiaries.

(2)	The equivalent of $75.0 million was drawn on November 23, 2005 in Canadian dollars by one of our Canadian subsidiaries.

(3)	Represents $165.0 million of equity contributed by William C. Stone, our Chairman and Chief Executive Officer, $381.0 million of equity contributions from Carlyle and $9.0 million of additional equity from certain other management and employee option holders.

(4)	The holders of outstanding shares on November 23, 2005 of our common stock received $37.25 in cash per share in connection with the Acquisition. The purchase price was based on 23,621,660 shares of our common stock outstanding on November 16, 2005, plus the net option and in-the-money warrant value on that date of $62,475,238, based upon options and in-the-money warrants to purchase 2,191,610 shares of our common stock with a weighted-average exercise price of $8.74 per share.

(5)	Consists of the repayment of $75.0 million of indebtedness under our prior credit facility as of the closing of the Transactions.

(6)	Consists of fees and expenses associated with the Transactions, including placement and other financing fees (including discounts payable to the initial purchasers in connection with the offering of the old notes), fees paid to Carlyle and other transaction costs and advisory and professional fees.
The Sponsor
      The Carlyle Group is a global private equity firm with $39 billion under management. Carlyle invests in buyouts, venture & growth capital, real estate and leveraged finance in Asia, Europe and North America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, technology & business services and telecommunications & media. Since 1987, the firm has invested $18.1 billion of equity in 463 transactions for a total purchase price of $73.2 billion. The Carlyle Group employs more than 650 people in 14 countries. In the aggregate, Carlyle portfolio companies have more than $46 billion in revenue and employ more than 184,000 people around the world.
Market and Industry Data
      This prospectus includes estimates of market share and industry data and forecasts that we obtained from industry publications and surveys and internal company surveys. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of the information. We believe that information obtained from these sources was accurate at the time of publication and is accurate as of the date of this prospectus, however, we have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. While we are not aware of any misstatements regarding our market share or industry data and forecasts presented herein, our estimates of this information involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.
      AdvisorWare, DBC, Heatmaps, HedgeWare, PortPro, SKYLINE, TradeThru and Xacct are registered trademarks; Altair, AnalyticsExpress, Antares, CAMRA, CAMRA D Class, Debt & Derivatives, Finesse, Lightning, LMS, Mabel, PTS, SamTrak, The BANC Mall and Total Return are trademarks; and SS&C Direct is a service mark of SS&C Technologies, Inc. or one of its subsidiaries. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

The Offering of the Old Notes
      On November 23, 2005, we completed an offering of $205.0 million in aggregate principal amount of 11 3/4% senior subordinated notes due 2013, which was exempt from registration under the Securities Act of 1933, or the Securities Act.

Old Notes	We sold the old notes to Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc. and Banc of America Securities LLC, the initial purchasers, on November 23, 2005. The initial purchasers subsequently resold the old notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Registration Rights Agreement	In connection with the sale of the old notes, we and the subsidiary guarantors, which we refer to as the guarantors, entered into a registration rights agreement with the initial purchasers. Under the terms of that agreement, we agree to:

(1)	use our commercially reasonable efforts to file a registration statement for the exchange offer and the exchange notes and have such registration statement be declared effective under the Securities Act on or before the 270th day after the issue date of the old notes;

(2)	use our commercially reasonable efforts to keep the exchange offer open for at least 20 business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed or otherwise transmitted to holders;

(3)	use our commercially reasonable efforts to consummate the exchange offer on or prior to the 300th day following the issue date of the old notes; and

(4)	file a shelf registration statement for the resale of the old notes, under specified circumstances, and use our commercially reasonable efforts to cause such shelf registration statement to be declared effective by the Securities and Exchange Commission.

If we do not comply with any of obligations under (1), (3) and (4) above on time, each of which is referred to as a “registration default,” we will pay additional interest on the notes. You will not have any remedy other than additional interest on the notes for any registration default.

If there is a registration default, the annual interest rate on the notes will increase by 0.25%. The annual interest rate on the notes will increase by 0.25% for any subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year. If we correct the registration default, additional interest shall cease to accrue. If we must pay additional interest on the notes, we will pay such interest to you in cash on the same date that we make other interest payments on the notes.

The Exchange Offer

Exchange Offer	$1,000 principal amount of exchange notes will be issued in exchange for each $1,000 principal amount of old notes validly tendered.

Resale	Based upon interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters issued to unrelated third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, unless you:

•	are an “affiliate” of SS&C Technologies, Inc. or any guarantor within the meaning of Rule 405 under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of your business;

•	have an arrangement or understanding with any person to engage in the distribution of the exchange notes; or

•	are engaging in or intend to engage in a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of old notes who:

•	is an affiliate of SS&C Technologies, Inc. or any guarantor;

•	does not acquire exchanges notes in the ordinary course of its business; or

•	tenders its old notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corp. (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, publicly available July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2006, which we refer to as the expiration date, unless we, in our sole discretion, extend it.

Conditions to the Exchange Offer	The exchange offer is subject to certain conditions, some of which may be waived by us. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedure for Tendering Old Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

If you hold old notes through The Depositary Trust Company, which we refer to as DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not an “affiliate” of SS&C Technologies, Inc. or any guarantor within the meaning of Rule 405 under the Securities Act;

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to engage in the distribution of the exchange notes;

•	you are not engaging in or intend to engage in a distribution of the exchange notes; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that you will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements thereunder).

We will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to the expiration date. The exchange notes issued in the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer — Procedures For Tendering.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender in the exchange offer, you should contact the person in whose name your notes are registered and instruct the registered holder to tender the old notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	The tender of the old notes pursuant to the exchange offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

Acceptance of Old Notes and Delivery of Exchange Notes	Subject to customary conditions, we will accept old notes which are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered promptly following the expiration date.

Effect of Not Tendering	Any old notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the old notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the old notes under the federal securities laws.

Interest on the Exchange Notes and the Old Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the notes. Interest on the old notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Material United States Federal Income Tax Consequences	The exchange of old notes for exchange notes by tendering holders should not be a taxable exchange for federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Exchange Agent	Wells Fargo Bank, National Association, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Summary of Terms of Exchange Notes
      The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes. The exchange notes will have terms identical in all material respects to the old notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Issuer	SS&C Technologies, Inc.

Notes Offered	$205,000,000 aggregate principal amount of 11 3/4% Senior Subordinated Notes due 2013.

Maturity Date	December 1, 2013

Interest Rate	The notes will bear interest at a rate of 11 3/4% per annum.

Guarantees	The notes are fully and unconditionally guaranteed on a senior subordinated basis by our existing and future U.S. subsidiaries that are obligors under any of our indebtedness, including our senior credit facilities, or any indebtedness of our subsidiary guarantors.

Interest Payment Dates	We will pay interest on the notes on June 1 and December 1. Interest will accrue from the issue date of the notes.

Ranking	The notes will be our unsecured senior subordinated obligations and will rank junior in right of payment to our existing and future senior debt. The notes will rank equally with all future senior subordinated debt and senior to all future junior subordinated indebtedness. As of March 31, 2006, we had approximately $483.2 million of senior debt outstanding and $71.6 million of available borrowing capacity under our revolving credit facility. The indenture governing the notes allow us to incur additional debt, including senior secured debt.

Option Redemption	We may redeem some or all of the notes at any time on or after December 1, 2009, at redemption prices set forth in this prospectus. In addition, we may redeem some or all of the notes at any time prior to December 1, 2009, at a make-whole redemption price equal to 100% of the principal amount of the notes redeemed plus the applicable premium and accrued and unpaid interest, if any, to the date of redemption. See “Description of the Exchange Notes — Optional Redemption.”

In addition, at any time prior to December 1, 2008, we may redeem up to 35% of the notes from the proceeds of certain sales of our equity securities at 111.75% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of the notes remains outstanding and the redemption occurs within 90 days of the closing of the equity offering. See “Description of the Exchange Notes — Optional Redemption.”

Change of Control	Upon the occurrence of a change of control (as described under “Description of the Exchange Notes — Repurchase at the Option of Holders — Change of Control”), we must offer to repurchase the notes at 101% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase.

Basic Covenants of the Indenture	The indenture governing the notes contains certain covenants limiting our ability and the ability of our restricted subsidiaries to, under certain circumstances:

• incur additional debt;

• prepay subordinated indebtedness;

• pay dividends or make other distributions on, redeem or repurchase, capital stock;

• make investments or other restricted payments;

• enter into transactions with affiliates;

• engage in sale and leaseback transactions;

• issue stock of restricted subsidiaries;

• sell all, or substantially all, of our assets;

• create liens on assets to secure debt; or

• effect a consolidation or merger.

These covenants are subject to important exceptions and qualifications. See “Description of the Exchange Notes — Certain Covenants.”

No Public Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market. The initial purchasers in the private offering of the old notes have advised us that they currently intend to make a market in the exchange notes. The initial purchasers are not obligated, however, to make a market in the exchange notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice.
Risk Factors
      Investment in the exchange notes involves risks. You should carefully consider the information under the section entitled “Risk Factors” and all other information included in this prospectus before investing in the exchange notes.
Additional Information
      SS&C Technologies, Inc. was organized as a Connecticut corporation in March 1986 and reincorporated as a Delaware corporation in April 1996. Our principal executive offices are located at 80 Lamberton Road, Windsor, Connecticut 06095. The telephone number of our principal executive offices is (860) 298-4500. Our Internet address is http://www.ssctech.com. The contents of our website are not part of this prospectus.

Summary Historical Consolidated and Pro Forma Condensed Combined Financial Data
      Set forth below are summary historical consolidated financial data and summary unaudited pro forma condensed combined financial data of our business, at the dates and for the periods indicated. The summary historical consolidated financial data as of March 31, 2006 and for the three months ended March 31, 2006 and 2005 have been derived from our unaudited historical consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data as of December 31, 2005 and 2004 and for the periods from November 23, 2005 through December 31, 2005, from January 1, 2005 through November 22, 2005 and for the fiscal years ended December 31, 2004 and 2003 have been derived from our historical consolidated financial statements included elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP. The summary historical consolidated financial data as of December 31, 2003 have been derived from audited historical consolidated financial statements not included in this prospectus.
      Although SS&C Technologies, Inc. continued as the same legal entity after the Acquisition, the accompanying consolidated financial data are presented for two periods: Predecessor and Successor, which relate to the period preceding the Acquisition and the period succeeding the Acquisition, respectively.
      The summary unaudited pro forma condensed combined financial data for the year ended December 31, 2005 have been prepared to give effect to the Transactions and the acquisition of FMC as if they had occurred on January 1, 2005. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma condensed combined financial data do not purport to represent what our results actually would have been if the Transactions and the acquisition of FMC had occurred at any date, and such data do not purport to project the results of operations for any future period.
      The summary historical consolidated and unaudited pro forma condensed combined financial data should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	Successor	Predecessor	Pro Forma	Successor	Predecessor

				Period from	Period from
	Three Months	Three Months		November 23,	January 1,
	Ended	Ended	Year Ended	2005 through	2005 through	Year Ended	Year Ended
	March 31,	March 31,	December 31,	December 31,	November 22,	December 31,	December 31,
	2006	2005	2005	2005	2005	2004	2003

	(Dollars in thousands)
Statement of operations data:
Revenues:
Software licenses	$5,198	$4,495	$24,836	$3,587	$20,147	$17,250	$14,233
Maintenance	13,042	9,843	51,012	3,701	44,064	36,433	31,318
Professional services	5,178	2,621	16,484	2,520	12,565	11,320	6,757
Outsourcing	24,947	10,457	86,811	7,857	67,193	30,885	13,223

Total revenues	48,365	27,416	179,143	17,665	143,969	95,888	65,531
Cost of revenues	23,296	9,808	85,483	7,627	59,004	33,770	20,426

Gross profit	25,069	17,608	93,660	10,038	84,965	62,118	45,105

Operating expenses:
Selling, marketing, general and administrative	7,766	4,962	32,704	2,504	25,078	18,748	15,547
Research and development	5,876	3,483	24,458	2,071	19,199	13,957	11,180
Merger costs	—	—	—	—	36,912	—	—

Total operating expenses	13,642	8,445	57,162	4,575	81,189	32,705	26,727

	Successor	Predecessor		Pro Forma	Successor		Predecessor

					Period from		Period from
	Three Months	Three Months			November 23,		January 1,
	Ended	Ended		Year Ended	2005 through		2005 through		Year Ended		Year Ended
	March 31,	March 31,		December 31,	December 31,		November 22,		December 31,		December 31,
	2006	2005		2005	2005		2005		2004		2003

	(Dollars in thousands)
Operating income	11,427	9,163		36,498	5,463		3,776		29,413		18,378
Interest (expense) income, net	(11,509)	572		(47,603)	(4,890)		(1,061)		—		—
Other (expense) income, net	(61)	50		1,194	258		655		99		47

Loss (income) before income taxes	(143)	9,785		(9,911)	831		3,370		31,040		19,337
Provision (benefit) for income taxes	83	3,816		(1,640)	—		2,658		12,030		7,541

Net (loss) income	$(226)	$5,969		$(8,271)	$831		$712		$19,010		$11,796

Other financial data:
Ratio of Earnings to Fixed Charges(1)	—	32.6	x		1.2	x	1.8	x	30.3	x	19.5	x
Balance sheet data (at period end):
Cash, cash equivalents and marketable securities	$13,188				$15,584				$130,835		$52,381
Total assets	1,182,131				1,176,371				185,663		82,585
Total debt (including current portion of long-term debt)	483,238				488,581				—		—
Total stockholders’ equity	557,413				557,133				156,094		61,588

(1)	Earnings for the three months ended March 31, 2006 were inadequate to cover fixed charges by approximately $143,000.

RISK FACTORS
      You should carefully consider the risks described as well as the other information contained in this prospectus before making a decision to participate in the exchange offer. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition or results of operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.
Risks Relating to Our Indebtedness

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.
      We have incurred a significant amount of indebtedness. As of March 31, 2006, we had total indebtedness of $483.2 million and additional available borrowings of $71.6 million under our revolving credit facility. $205.0 million of our total indebtedness consisted of our notes, $3.4 million consisted of secured indebtedness under our revolving credit facility and $274.8 million consisted of secured indebtedness under our term loan B facility.
      Our substantial indebtedness could have important consequences. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund acquisitions, working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	increase our vulnerability to and limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	expose us to the risk of increased interest rates as borrowings under our senior credit facilities are subject to variable rates of interest;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.
      In addition, the indenture governing the notes and the agreement governing our senior credit facilities contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.
      Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
      We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior credit facilities in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facilities and the notes, on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial financial leverage.
      We and our subsidiaries may be able to incur substantial additional indebtedness in the future because the terms of the indenture governing the notes and our senior credit facilities do not fully prohibit us or our subsidiaries from doing so. Subject to covenant compliance and certain conditions, as of March 31, 2006, our senior credit facilities permit additional borrowing, including borrowing up to $71.6 million under our revolving credit facility. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

Your rights to receive payments on the notes are junior to the borrowings under our senior credit facilities and all future secured or senior indebtedness. Further, the guarantees of the notes are junior to the guarantors’ secured and senior indebtedness and all future secured or senior indebtedness.
      The notes and the guarantees are subordinated obligations to substantially all of our existing and future debt, in particular our senior credit facilities, other than trade payables and any such debt that expressly provides that it ranks equally with, or is subordinated to, the notes or the guarantees. Any guarantee is subordinated in right of payment to all senior indebtedness of the relevant guarantor, including guarantees of our senior credit facilities. The notes and guarantees are also effectively subordinated to all of our and the guarantors’ secured debt to the extent of the assets securing such indebtedness. As of March 31, 2006, the notes were subordinated to $278.2 million of senior indebtedness and $71.6 million was available for borrowing as additional senior indebtedness under our revolving credit facility. We are permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture governing the notes.
      In a bankruptcy, liquidation, reorganization or dissolution relating to us or the guarantors, our or the guarantors’ assets will be available to pay the notes and the guarantees only after all payments have been made on our or the guarantors’ senior indebtedness. After all payments have been made on such senior indebtedness, holders of the notes will participate with trade creditors and all other holders of senior subordinated indebtedness in the assets remaining. However, because the indenture governing the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. As a result, we cannot assure you that in any such event sufficient assets would remain to make any payments on the notes. In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on senior debt. See “Description of Senior Credit Facilities.”

Restrictive covenants in the indenture governing the notes and the agreement governing our senior credit facilities may restrict our ability to pursue our business strategies.
      The indenture governing the notes and the agreement governing our senior credit facilities limit our ability, among other things, to:

•	incur additional indebtedness;

•	sell assets, including capital stock of restricted subsidiaries;

•	agree to payment restrictions affecting our restricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with our affiliates;

•	incur liens; and

•	designate any of our subsidiaries as unrestricted subsidiaries.

      In addition, our senior credit facilities include other and more restrictive covenants and, subject to certain exceptions, prohibit us from prepaying our other indebtedness while indebtedness under our senior credit facilities is outstanding. The agreement governing our senior credit facilities also requires us to maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.
      The restrictions contained in the indenture governing the notes and the agreement governing our senior credit facilities could limit our ability to plan for or react to market conditions, meet capital needs or make acquisitions or otherwise restrict our activities or business plans.
      A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the agreement governing our senior credit facilities. If a default occurs, the lenders under our senior credit facilities may elect to:

•	declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable; or

•	prevent us from making payments on the notes,
either of which would result in an event of default under the notes. The lenders also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our senior credit facilities also have the right to proceed against the collateral, including our available cash, granted to them to secure the indebtedness. If the indebtedness under our senior credit facilities and the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness. See “Description of Senior Credit Facilities.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.
      Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
      In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.
      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Certain subsidiaries are not included as subsidiary guarantors.
      The notes are, or will be, guaranteed on a senior subordinated basis by our existing and future U.S. subsidiaries that are obligors under any of our indebtedness, including our senior credit facilities, or any indebtedness of our subsidiary guarantors. Our non-guarantor subsidiaries generated approximately 28% of our 2005 revenues, and as of December 31, 2005, our non-guarantor subsidiaries held approximately 26% and 30% of our total assets and tangible assets, respectively. In addition, we have the ability to designate certain of our subsidiaries as unrestricted subsidiaries pursuant to the terms of the indenture, and any subsidiary so designated will not be a subsidiary guarantor of the notes.
      Our non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefore, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and holders of debt of that subsidiary.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.
      Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior credit facilities will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture governing the notes. See “Description of the Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and we cannot assure you that an active trading market for the exchange notes will develop.
      There is no established trading market for the exchange notes. Although the initial purchasers have informed us that they currently intend to make a market in the exchange notes, they have no obligation to do so and may discontinue making a market at any time without notice. Therefore, we cannot guarantee that an active market for the exchange notes will develop or, if developed, that it will continue.
      We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation on any automated quotation system. The liquidity of any market for the exchange notes will depend upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. A liquid trading market may not develop for the notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes.

The market price for the notes may be volatile.
      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your exchange notes.

If you do not properly tender your old notes, your ability to transfer your old notes will be adversely affected.
      We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions. In addition, if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes in accordance with applicable regulations. After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.
Risks Relating to Our Business

Our business is greatly affected by changes in the state of the general economy and the financial markets, and a slowdown or downturn in the general economy or the financial markets could adversely affect our results of operations.
      Our clients include a range of organizations in the financial services industry whose success is intrinsically linked to the health of the economy generally and of the financial markets specifically. As a result, we believe that fluctuations, disruptions, instability or downturns in the general economy and the financial markets could disproportionately affect demand for our products and services. For example, such fluctuations, disruptions, instability or downturns may cause our clients to do the following:

•	cancel or reduce planned expenditures for our products and services;

•	seek to lower their costs by renegotiating their contracts with us;

•	move their IT solutions in-house;

•	switch to lower-priced solutions provided by our competitors; or

•	exit the industry.
      If such conditions occur and persist, our business and financial results, including our liquidity and our ability to fulfill our obligations to the holders of the notes and our other lenders, could be materially adversely affected.

Further or accelerated consolidations in the financial services industry could adversely affect our business, financial condition and results of operations.
      If financial services firms continue to consolidate, as they have over the past decade, there could be a material adverse effect on our business and financial results. For example, if a client merges with a firm using its own solution or another vendor’s solution, it could decide to consolidate its processing on a non-SS&C system. The resulting decline in demand for our products and services could have a material adverse effect on our business, financial condition and results of operations.

We expect that our operating results, including our profit margins and profitability, may fluctuate over time.
      Historically, our revenues, profit margins and other operating results have fluctuated significantly from period to period and over time. Such fluctuations are due to a number of factors, including:

•	the timing, size and nature of our license and service transactions;

•	the timing of the introduction and the market acceptance of new products, product enhancements or services by us or our competitors;

•	the amount and timing of our operating costs and other expenses;

•	the financial health of our clients;

•	changes in the volume of assets under our clients’ management;

•	cancellations of maintenance and/or outsourcing arrangements by our clients;

•	changes in local, national and international regulatory requirements;

•	changes in our personnel;

•	implementation of our licensing contracts and outsourcing arrangements;

•	changes in economic and financial market conditions; and

•	changes in the mix of the types of products and services we provide.

If we are unable to retain and attract clients, our revenues and net income would remain stagnant or decline.
      If we are unable to keep existing clients satisfied, sell additional products and services to existing clients or attract new clients, then our revenues and net income would remain stagnant or decline. A variety of factors could affect our ability to successfully retain and attract clients, including:

•	the level of demand for our products and services;

•	the level of client spending for information technology;

•	the level of competition from internal client solutions and from other vendors;

•	the quality of our client service;

•	our ability to update our products and services and develop new products and services needed by clients;

•	our ability to understand the organization and processes of our clients; and

•	our ability to integrate and manage acquired businesses.

We face significant competition with respect to our products and services, which may result in price reductions, reduced gross margins or loss of market share.
      The market for financial services software and services is competitive, rapidly evolving and highly sensitive to new product and service introductions and marketing efforts by industry participants. The market is also highly fragmented and served by numerous firms that target only local markets or specific client types. We also face competition from information systems developed and serviced internally by the IT departments of financial services firms.
      Some of our current and potential competitors have significantly greater financial, technical and marketing resources, generate higher revenues and have greater name recognition. Our current or potential competitors may develop products comparable or superior to those developed by us, or adapt more quickly to new technologies, evolving industry trends or changing client or regulatory requirements. It is also possible that alliances among competitors may emerge and rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect our business, financial condition and results of operations.

We may not achieve the anticipated benefits from our acquisitions and may face difficulties in integrating our acquisitions, which could adversely affect our revenues, subject us to unknown liabilities, increase costs and place a significant strain on our management.
      We have made and may in the future make acquisitions of companies, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or otherwise offer growth opportunities. Failure to achieve the anticipated benefits of an acquisition could harm our business, results of operations and cash flows. Acquisitions could subject us to contingent or unknown liabilities, and we may have to incur debt or severance liabilities or write off investments, infrastructure costs or other assets.
      Our success is also dependent on our ability to complete the integration of the operations of acquired businesses in an efficient and effective manner. Successful integration in the rapidly changing financial services software and services industry may be more difficult to accomplish than in other industries. We may not realize the benefits we anticipate from the FMC acquisition or from other acquisitions, such as lower costs or increased revenues. We may also realize such benefits more slowly than anticipated, due to our inability to:

•	combine operations, facilities and differing firm cultures;

•	retain the clients or employees of acquired entities;

•	generate market demand for new products and services;

•	coordinate geographically dispersed operations and successfully adapt to the complexities of international operations;

•	integrate the technical teams of these companies with our engineering organization;

•	incorporate acquired technologies and products into our current and future product lines; and

•	integrate the products and services of these companies with our business, where we do not have distribution, marketing or support experience for these products and services.
      Integration may not be smooth or successful. The inability of management to successfully integrate the operations of acquired companies could have a material adverse effect on our business, financial condition and results of operations. Such acquisitions may also place a significant strain on our management, administrative, operational, financial and other resources. To manage growth effectively, we must continue to improve our management and operational controls, enhance our reporting systems and procedures, integrate new personnel and manage expanded operations. If we are unable to manage our growth and the related expansion in our operations from recent and future acquisitions, our business may be harmed through a decreased ability to monitor and control effectively our operations and a decrease in the quality of work and innovation of our employees.

If we are unable to protect our proprietary technology, our success and our ability to compete will be subject to various risks, such as third-party infringement claims, unauthorized use of our technology, disclosure of our proprietary information or inability to license technology from third parties.
      Our success and ability to compete depends in part upon our ability to protect our proprietary technology. We rely on a combination of trade secret, patent, copyright and trademark law, nondisclosure agreements and technical measures to protect our proprietary technology. We have registered trademarks for many of our products and will continue to evaluate the registration of additional trademarks as appropriate. We generally enter into confidentiality and/or license agreements with our employees, distributors, clients and potential clients. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. These efforts may be insufficient to prevent third parties from asserting intellectual property rights in our technology. Furthermore, it may be possible for unauthorized third parties to copy portions of our products or to reverse engineer or otherwise obtain and use our proprietary information, and third parties may assert ownership rights in our proprietary technology.
      Existing patent and copyright laws afford only limited protection. Others may develop substantially equivalent or superseding proprietary technology, or competitors may offer equivalent products in competition with our products, thereby substantially reducing the value of our proprietary rights. We cannot be sure that our proprietary technology does not include open-source software, free-ware, share-ware or other publicly available technology. There are many patents in the investment management field. As a result, we are subject to the risk that others will claim that the important technology we have developed, acquired or incorporated into our products will infringe the rights, including the patent rights, such persons may hold. Third parties also could claim that our software incorporates publicly available software and that, as a result, we must publicly disclose our source code. Because we rely on confidentiality for protection, such an event could result in a material loss of intellectual property rights. We cannot be sure that we will develop proprietary products or technologies that are patentable, that any patent, if issued, would provide us with any competitive advantages or would not be challenged by third parties, or that the patents of others will not adversely affect our ability to do business. Expensive and time-consuming litigation may be necessary to protect our proprietary rights.
      We have acquired and may acquire important technology rights through our acquisitions and have often incorporated and may incorporate features of this technology across many products and services. As a result, we are subject to the above risks and the additional risk that the seller of the technology rights may not have appropriately protected the intellectual property rights we acquired. Indemnification and other rights under applicable acquisition documents are limited in term and scope and therefore provide us with only limited protection.
      In addition, we currently use certain third-party software in providing our products and services, such as industry standard databases and report writers. If we lost our licenses to use such software or if such licenses were found to infringe upon the rights of others, we would need to seek alternative means of obtaining the licensed software to continue to provide our products or services. Our inability to replace such software, or to replace such software in a timely manner, could have a negative impact on our operations and financial results.

We could become subject to litigation regarding intellectual property rights, which could seriously harm our business and require us to incur significant costs, which, in turn, could reduce or eliminate profits.
      In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. While we are not currently a party to any litigation asserting that we have violated third-party intellectual property rights, we may be a party to litigation in the future to enforce our intellectual property rights or as a result of an allegation that we infringe others’ intellectual property, including patents, trademarks and copyrights. Any parties asserting that our products or services infringe upon their proprietary rights would force us to defend ourselves and possibly our clients against the alleged infringement. Third parties could claim that our software incorporates publicly available software and that, as a result, we must publicly disclose our source code. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, could be time-consuming and expensive to resolve, adversely affect our revenues, profitability and prospects and divert management time and attention away from our operations. We may be required to re-engineer our products or services or obtain a license of third-party technologies on unfavorable terms.

Our failure to continue to derive substantial revenues from the licensing of, or outsourcing solutions related to, our CAMRA, TradeThru, Pacer, AdvisorWare and Total Return software, and the provision of maintenance and professional services in support of such licensed software, could adversely affect our ability to sustain or grow our revenues and harm our business, financial condition and results of operations.
      Our CAMRA, TradeThru, Pacer, AdvisorWare and Total Return products accounted for approximately 55% of our revenue for the year ended December 31, 2005. We expect that the revenues from these software products and services will continue to account for a significant portion of our total revenues for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for such products and services, such as competition or technological change, could have a material adverse effect on our ability to sustain or grow our revenues and harm our business, financial condition and results of operations.

We may be unable to adapt to rapidly changing technology and evolving industry standards, and our inability to introduce new products and services could adversely affect our business, financial condition and results of operations.
      Rapidly changing technology, evolving industry standards and new product and service introductions characterize the market for our products and services. Our future success will depend in part upon our ability to enhance our existing products and services and to develop and introduce new products and services to keep pace with such changes and developments and to meet changing client needs. The process of developing our software products is extremely complex and is expected to become increasingly complex and expensive in the future due to the introduction of new platforms, operating systems and technologies. Our ability to keep up with technology and business changes is subject to a number of risks, including that:

•	we may find it difficult or costly to update our services and software and to develop new products and services quickly enough to meet our clients’ needs;

•	we may find it difficult or costly to make some features of our software work effectively and securely over the Internet or with new or changed operating systems;

•	we may find it difficult or costly to update our software and services to keep pace with business, evolving industry standards, regulatory and other developments in the industries where our clients operate; and

•	we may be exposed to liability for security breaches that allow unauthorized persons to gain access to confidential information stored on our computers or transmitted over our network.
      Our failure to enhance our existing products and services and to develop and introduce new products and services to promptly address the needs of the financial markets could adversely affect our business, financial condition and results of operations.

Undetected software design defects, errors or failures may result in loss of or delay in market acceptance of our products or in liabilities that could adversely affect our revenues, financial condition and results of operations.
      Our software products are highly complex and sophisticated and could contain design defects or software errors that are difficult to detect and correct. Errors or bugs may result in loss of or delay in market acceptance of our software products or loss of client data or require design modifications. We cannot assure you that, despite testing by us and our clients, errors will not be found in new products, which errors could result in a delay in or an inability to achieve market acceptance or in litigation and other claims for damages against us and thus could have a material adverse effect upon our revenues, financial condition and results of operations.

If we cannot attract, train and retain qualified managerial, technical and sales personnel, we may not be able to provide adequate technical expertise and customer service to our clients or maintain focus on our business strategy.
      We believe that our success is due in part to our experienced management team. We depend in large part upon the continued contribution of our senior management and, in particular, William C. Stone, our Chief Executive Officer and Chairman of the Board of Directors. Losing the services of one or more members of our senior management could adversely affect our business and results of operations. Mr. Stone has been instrumental in developing our business strategy and forging our business relationships since he founded the company in 1986. We maintain no key man life insurance policies for Mr. Stone or any other senior officers or managers.
      Our success is also dependent upon our ability to attract, train and retain highly skilled technical and sales personnel. Loss of the services of these employees could materially affect our operations. Competition for qualified technical personnel in the software industry is intense, and we have, at times, found it difficult to attract and retain skilled personnel for our operations.
      Locating candidates with the appropriate qualifications, particularly in the desired geographic location and with the necessary subject matter expertise, is difficult. Our failure to attract and retain a sufficient number of highly skilled employees could adversely affect our business, financial condition and results of operations.

Challenges in maintaining and expanding our international operations can result in increased costs, delayed sales efforts and uncertainty with respect to our intellectual property rights and results of operations.
      For the years ended December 31, 2005, 2004 and 2003, international revenues accounted for 37%, 22% and 17%, respectively, of our total revenues. We sell certain of our products, such as Altair, Mabel and Pacer, primarily outside the United States. Our international business may be subject to a variety of risks, including:

•	difficulties in obtaining U.S. export licenses;

•	potentially longer payment cycles;

•	increased costs associated with maintaining international marketing efforts;

•	foreign currency fluctuations;

•	the introduction of non-tariff barriers and higher duty rates;

•	foreign regulatory compliance; and

•	difficulties in enforcement of third-party contractual obligations and intellectual property rights.
      Such factors could have a material adverse effect on our business, financial condition or results of operations.

Catastrophic events may adversely affect our ability to provide, our clients’ ability to use, and the demand for, our products and services, which may disrupt our business and cause a decline in revenues.
      A war, terrorist attack, natural disaster or other catastrophe may adversely affect our business. A catastrophic event could have a direct negative impact on us or an indirect impact on us by, for example, affecting our clients, the financial markets or the overall economy and reducing our ability to provide, our clients’ ability to use, and the demand for, our products and services. The potential for a direct impact is due primarily to our significant investment in infrastructure. Although we maintain redundant facilities and have contingency plans in place to protect against both man-made and natural threats, it is impossible to fully anticipate and protect against all potential catastrophes. A computer virus, security breach, criminal act, military action, power or communication failure, flood, severe storm or the like could lead to service interruptions and data losses for clients, disruptions to our operations, or damage to important facilities. In addition, such an event may cause clients to cancel their agreements with us for our products or services. Any of these could have a material adverse effect on our business, revenues and financial condition.

Our application service provider systems may be subject to disruptions that could adversely affect our reputation and our business.
      Our ASP systems maintain and process confidential data on behalf of our customers, some of which is critical to their business operations. For example, our trading systems maintain account and trading information for our customers and their clients. There is no guarantee that the systems and procedures that we maintain to protect against unauthorized access to such information are adequate to protect against all security breaches. If our ASP systems are disrupted or fail for any reason, or if our systems or facilities are infiltrated or damaged by unauthorized persons, our customers could experience data loss, financial loss, harm or reputation and significant business interruption. If that happens, we may be exposed to unexpected liability, our customers may leave, our reputation may be tarnished, and there could be a material adverse effect on our business and financial results.

We are controlled by The Carlyle Group, whose interests may not be aligned with yours.
      The Carlyle Group and its affiliates own a substantial majority of the fully diluted equity of Holdings, and, therefore, have the power to control our affairs and policies. Carlyle and its affiliates also control, to a large degree, the election of directors, the appointment of management, the entering into mergers, sales of substantially all of our assets and other extraordinary transactions. The directors so elected will have authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. The interests of Carlyle and its affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Carlyle, as equity holders, might conflict with your interests as a note holder. Carlyle and its affiliates may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a note holder. Additionally, Carlyle and its affiliates are in the business of making investments in companies, and may from time to time in the future acquire interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus includes statements that are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “intends,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth and strategies and the industry in which we operate.
      By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

      The following listing represents some, but not necessarily all, of the factors that may cause actual results to differ from those anticipated or predicted:

•	the effect of a slowdown or downturn in the general economy or the financial markets;

•	the effect of any further or accelerated consolidations in the financial services industry;

•	our ability to retain and attract clients and key personnel;

•	the integration of acquired businesses;

•	our ability to continue to derive substantial revenues from the licensing of, or outsourcing solutions related to, certain of our licensed software, and the provision of maintenance and professional services in support of such licensed software;

•	our ability to adapt to rapidly changing technology and evolving industry standards, and our ability to introduce new products and services;

•	challenges in maintaining and expanding our international operations;

•	the effects of war, terrorism and other catastrophic events;

•	the risk of increased interest rates due to the variable rates of interest on certain of our indebtedness; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors.”
      You should also carefully read the factors described in the “Risk Factors” section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.
      Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
USE OF PROCEEDS
      We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated as of November 23, 2005, by and among us, the guarantors party thereto, and the initial purchasers of the old notes. In return for issuance of the exchange notes, we will receive in exchange old notes in like principal amount. We will retire or cancel all of the old notes tendered in the exchange offer.
      On November 23, 2005, we issued and sold the old notes. We used the proceeds from the offering of the old notes, together with borrowings under the senior credit facilities and equity contributions from Carlyle, William Stone and our management, to finance the Acquisition and to repay indebtedness under our old credit facility and to pay related fees and expenses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources” and “The Transactions.”

CAPITALIZATION
      The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2006:

As of March 31, 2006

(In thousands)
Cash and cash equivalents	$13,188

Senior credit facilities:
Revolving credit facility(1)	$3,423
Term loan B facility	274,807
11 3/4% senior subordinated notes due 2013	205,000
Other debt	8

Total debt	483,238
Total stockholder’s equity	557,413

Total capitalization	$1,040,651

(1)	At March 31, 2006, $71.6 million was available for additional borrowing under our revolving credit facility.

SELECTED HISTORICAL FINANCIAL DATA
      The following table sets forth selected historical consolidated financial data of SS&C Technologies, Inc. as of the dates and for the periods indicated. The selected historical consolidated financial data as of March 31, 2006 and for the three months ended March 31, 2006 and 2005 have been derived from our unaudited historical consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2005 and 2004 and for the periods from November 23, 2005 through December 31, 2005, from January 1, 2005 through November 22, 2005 and for the fiscal years ended December 31, 2004 and 2003 have been derived from our historical consolidated financial statements included elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP. The selected historical consolidated financial data as of December 31, 2003, 2002 and 2001 and for the fiscal years ended December 31, 2002 and 2001 have been derived from audited historical consolidated financial statements not included in this prospectus.
      The results of operations for any period are not necessarily indicative of the results to be expected for any future period. The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	Successor	Predecessor	Successor	Predecessor

			Period from	Period from
	Three Months	Three Months	November 23,	January 1,
	Ended	Ended	2005 through	2005 through	Year Ended December 31,
	March 31,	March 31,	December 31,	November 22,
	2006	2005	2005	2005	2004	2003	2002	2001

	(Dollars in thousands)
Statement of operations data:
Revenues:
Software licenses	$5,198	$4,495	$3,587	$20,147	$17,250	$14,233	$15,631	$15,291
Maintenance	13,042	9,843	3,701	44,064	36,433	31,318	27,850	26,737
Professional services	5,178	2,621	2,520	12,565	11,320	6,757	6,326	8,002
Outsourcing	24,947	10,457	7,857	67,193	30,885	13,223	12,627	6,339

Total revenues	48,365	27,416	17,665	143,969	95,888	65,531	62,434	56,369
Cost of revenues:
Software licenses	2,261	595	856	2,963	2,258	1,788	1,316	717
Maintenance	4,799	2,148	1,499	10,393	8,462	6,248	5,640	6,812
Professional services	2,982	1,654	861	7,849	6,606	4,387	5,412	6,857
Outsourcing	13,254	5,411	4,411	37,799	16,444	8,003	8,621	5,865

Total cost of revenues	23,296	9,808	7,627	59,004	33,770	20,426	20,989	20,251

Gross profit	25,069	17,608	10,038	84,965	62,118	45,105	41,445	36,118

Operating expenses:
Selling and marketing	3,708	2,443	1,364	13,134	10,734	8,393	9,078	11,355
Research and development	5,876	3,483	2,071	19,199	13,957	11,180	11,760	11,291
General and administrative	4,058	2,519	1,140	11,944	8,014	7,154	7,721	10,037
Restructuring	—	—	—	—	—	—	—	840
Write-off of purchased in-process research and development	—	—	—	—	—	—	1,744	—
Merger costs	—	—	—	36,912	—	—	—	—

Total operating expenses	13,642	8,445	4,575	81,189	32,705	26,727	30,303	33,523

	Successor	Predecessor		Successor		Predecessor

				Period from		Period from
	Three Months	Three Months		November 23,		January 1,
	Ended	Ended		2005 through		2005 through		Year Ended December 31,
	March 31,	March 31,		December 31,		November 22,
	2006	2005		2005		2005		2004		2003		2002		2001

	(Dollars in thousands)
Operating income	11,427	9,163		5,463		3,776		29,413		18,378		11,142		2,595
Interest income (expense), net	(11,509)	572		(4,890)		(1,061)		1,528		912		1,431		2,690
Other income (expense), net	(61)	50		258		655		99		47		(273)		1,202

(Loss) income before income taxes	(143)	9,785		831		3,370		31,040		19,337		12,300		6,487
Provision for income taxes	83	3,816		—		2,658		12,030		7,541		4,995		2,465

Net (loss) income	$(226)	$5,969		$831		$712		$19,010		$11,796		$7,305		$4,022

Statement of cash flows data:
Net cash provided by (used in):
Operating activities	$15,436	$12,816		$4,915		$32,116		$28,524		$23,711		$15,495		$7,780
Investment activities	(12,578)	(11,704)		(877,261)		(110,495)		(89,220)		(15,321)		(2,738)		1,604
Financing activities	(5,263)	(6,900)		868,655		69,161		74,074		(12,081)		(23,290)		(1,493)
Other financial data:
Ratio of earnings to fixed charges(1)	—	32.6	x	1.2	x	1.8	x	30.3	x	19.5	x	14.6	x	7.2x
Balance sheet data (at period end):
Cash, cash equivalents and marketable securities	$13,188			$15,584				$130,835		$52,381		$41,719		$59,502
Goodwill and other intangible assets, net	1,111,468			1,103,224				28,429		8,398		8,064		2,024
Total assets	1,182,131			1,176,371				185,663		82,585		75,480		88,779
Total debt (including current portion of long-term debt)	483,238			488,581				—		—		—		5
Total stockholders’ equity	557,413			557,133				156,094		61,588		57,270		72,948

(1)	Earnings for the three months ended March 31, 2006 were inadequate to cover fixed charges by approximately $143,000.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Overview
      The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2005 has been developed by applying pro forma adjustments to the audited historical statements of operations of SS&C appearing elsewhere in this prospectus. The unaudited pro forma condensed combined statement of operations gives effect to the Transactions and the acquisition of FMC as if they had occurred on January 1, 2005. Only FMC is included in the pro forma adjustment since it was the only significant acquisition during 2005. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed combined financial statement.
      The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed combined financial information does not purport to represent what our results of operations would have been had the Transactions and the FMC acquisition actually occurred on the date indicated and they do not purport to project our results of operations for any future period. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed combined statement of operations.
      The Transactions were accounted for using purchase accounting. The total purchase price was allocated to our net tangible and identifiable intangible assets based on their estimated values as of November 23, 2005. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded as goodwill. The allocation of the purchase price for property and equipment, intangible assets and deferred income taxes was based upon preliminary valuation data and the estimates and assumptions are subject to change. The primary areas of the purchase price allocation that are not yet finalized relate to restructuring and exit activities, transaction costs, income-based taxes and residual goodwill. A description of the Transactions and the acquisition of FMC are fully described in the notes to the consolidated financial statements of SS&C Technologies, Inc. for the period ended December 31, 2005 which appear elsewhere in this prospectus.
      The unaudited pro forma condensed combined statement of operations reflects adjustments for amortization expense associated with certain identifiable intangible assets, interest expense and amortization of deferred financing fees for debt issued, depreciation expense for the increase of fixed assets to fair value and a reduction in revenue for the deferred revenue purchase accounting adjustments. The tax effects of the aforementioned adjustments at a statutory tax rate of 39.0% have also been reflected.
      You should read the unaudited pro forma condensed combined statement of operations and the related notes thereto in conjunction with the information contained in “The Transactions,” “Capitalization,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2005

	Predecessor	Successor
	Historical	Historical	Historical	Pro Forma		Pro Forma
	SS&C	SS&C	FMC(A)	Adjustments		SS&C

	(Dollars in thousands)
Revenues:
Software licenses	$20,147	$3,587	$1,102	$—		$24,836
Maintenance	44,064	3,701	3,247	—		51,012
Professional services	12,565	2,520	1,399	—		16,484
Outsourcing	67,193	7,857	11,761	—		86,811

Total revenues	143,969	17,665	17,509	—		179,143
Cost of revenues	59,004	7,627	7,828	11,024	(B)	85,483

Gross profit	84,965	10,038	9,681	(11,024)		93,660

Operating expenses:
Selling, marketing, general and administrative	25,078	2,504	12,337	(7,215	)(C)	32,704
Research and development	19,199	2,071	4,298	(1,110	)(D)	24,458
Merger costs related to the sale of SS&C	36,912	—	8,317	(45,229	)(E)	—

Total operating expenses	81,189	4,575	24,952	(53,554)		57,162

Operating income (loss)	3,776	5,463	(15,271)	42,530		36,498
Interest expense, net	(1,061)	(4,890)	—	(41,652	)(F)	(47,603)
Other income, net	655	258	281	—		1,194

Income (loss) before income taxes	3,370	831	(14,990)	878		(9,911)
Provision (benefit) for income taxes	2,658	—	(4,640)	342	(G)	(1,640)

Net income (loss)	$712	$831	$(10,350)	$536		$(8,271)

See accompanying notes

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT
OF OPERATIONS
(dollars in thousands)

(A)	Reflects the historical results of operations of FMC for the period January 1, 2005 to April 19, 2005 (the date of acquisition). The financial statements of FMC are translated from Canadian dollars to U.S. dollars using the average exchange rate for the period.

On April 19, 2005, SS&C Technologies, Inc. purchased substantially all the outstanding stock of FMC for the purchase price of approximately $159.0 million plus an estimated $13.7 million in costs of effecting the transaction.

(B)	Reflects adjustments for (1) increased intangible asset amortization associated with acquired identifiable intangible assets in connection with the Transactions, (2) the elimination of amortization previously recorded by us for intangible assets and (3) the elimination of compensation and benefit expenses related to net headcount reductions completed in May 2005 as a result of our acquisition of FMC, as follows:

Cost of revenues adjustments:
Additional amortization for adjustments to intangible assets	$12,357
Terminated employees at FMC	(1,333)

Subtotal	$11,024

(C)	Reflects adjustments for (1) increased intangible asset amortization associated with acquired identified intangible assets in connection with the Transactions, (2) the elimination of amortization previously recorded by us for intangible assets, (3) the elimination of compensation and benefit expenses related to net headcount reductions completed in May 2005 as a result of our acquisition of FMC, (4) the elimination of stock-based compensation expense recorded by FMC as a result of stock options whose vesting accelerated in connection with our acquisition of FMC and the elimination of stock-based compensation expense recorded by FMC under Canadian GAAP to conform to our accounting policy, (5) the elimination of our NASDAQ registration fees and directors’ compensation and (6) the annual management fee charged by Carlyle, as follows:

Selling, marketing, general and administrative adjustments:
Additional amortization for adjustments to intangible assets	$1,130
Terminated employees at FMC	(869)
Stock-based compensation expense	(8,288)
Public company expense adjustments	(105)
Management fees	917

Subtotal	$(7,215)

(D)	Reflects adjustments for (1) increased intangible asset amortization associated with acquired identified intangible assets in connection with the Transactions, (2) the elimination of amortization previously recorded by us for intangible assets, (3) the reclassification to income tax provision of research and development tax credits recorded by FMC, to comply with U.S. GAAP and (4) the elimination of compensation and benefit expenses related to net headcount reductions completed in May 2005 as a result of our acquisition of FMC, as follows:

Research and development adjustments:
Additional amortization for adjustments to intangible assets	$(49)
Reclassification of FMC research and development tax credits	105
Terminated employees at FMC	(1,166)

Subtotal	$(1,110)

(E)	Reflects the elimination of one-time corporate expenses relating to the Transactions and our acquisition of FMC.

(F)	Reflects interest income (expense) adjustments for (1) increased interest expense attributable to the $275 million term loan at an assumed annual interest rate equal to average three-month LIBOR during the period of 3.4% plus 2.75% per annum, (2) increased interest expense attributable to the $10 million revolving credit facility at an assumed annual interest rate equal to average three-month LIBOR during the period of 3.4% plus 2.75% per annum, (3) increased interest expense attributable to the notes at a rate of 11.75% per annum, (4) the amortization of debt issuance costs related to the Transactions, (5) the reduction of historical interest expense to reflect the repayment of our prior credit facility and the elimination of related loan origination fees and (6) a decrease in interest income related to the use of $84,000 in cash, using a 2.0% interest rate, and an increase in interest expense related to the borrowing of $75,000, using an average borrowing rate of 3.7% for LIBOR rate loans to fund the acquisition of FMC, as follows:

Interest expense, net adjustments:
Incremental interest expense related to financing	$(40,269)
Effect on interest income (expense) related to use of cash and borrowings for the acquisition of FMC	(1,383)

Subtotal	$(41,652)

A 0.125% change in interest rates would change cash interest expense for the year ended December 31, 2005 by $355,000. SS&C Technologies, Inc. has three interest rate swap agreements in place that would mitigate the impact of this change.

(G)	Reflects the tax effect of the pro forma adjustments, calculated at the statutory rate of 39%.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
      We are a leading provider of a broad range of highly specialized proprietary software and software-enabled outsourcing solutions for the financial services industry. Substantially all of our revenue is derived from our proprietary software, which facilitates and automates mission-critical processing for information management, analysis, trading, accounting, reporting and compliance.
      We focus on increasing the portion of our revenues derived from our software-enabled outsourcing solutions and maintenance services because these provide us with contractually recurring revenue streams. We have taken a number of steps to increase recurring revenues, such as automating our outsourcing delivery methods, providing our employees with sales incentives and acquiring businesses that offer software-enabled outsourcing services or that have a large base of maintenance clients. We believe that increasing the portion of our total revenues that are contractually recurring gives us the ability to better plan and manage our business and helps us to reduce the fluctuations in revenues and cash flows typically associated with software license revenues. Our outsourcing revenues increased from $13.2 million, or 20% of total revenues, in 2003 to $75.0 million, or 46% of total revenues, in 2005. Our maintenance revenues increased from $31.3 million in 2003 to $47.8 million in 2005. We expect our maintenance and outsourcing revenues to continue to increase as a percentage of our total revenues.
      While increasing our contractually recurring revenues, we also focus on increasing our profitability and operating cash flow. We believe that our success in managing operating expenses results from a disciplined approach to cost controls, our focus on operational efficiencies, identification of synergies related to acquisitions and more cost-effective marketing programs.
Strategic Acquisitions
      In recent periods, we have consummated a number of strategic acquisitions through which we have generated revenue growth, expanded our customer base and added strategic assets to our business. The overall impact of these acquisitions on the operation of our business has been to increase our market presence both in the United States and abroad, expand the breadth of our proprietary software and software-enabled outsourcing service offerings and increase the number of customers to whom we provide our services. Our most significant strategic acquisitions in 2004, 2005 and the three months ended March 31, 2006 include:

•	Our March 3, 2006, purchase of all the outstanding stock of Cogent Management Inc., a provider of hedge fund management services primarily to U.S.-based hedge funds. We purchased Cogent for $12.25 million in cash, using $6.25 million of cash on hand and borrowing $6.0 million under the revolving portion of our credit facility.

•	Our October 31, 2005 purchase of Open Information Systems, Inc., or OIS, a provider of Internet-based solutions that address the functions that banks provide to the securities industry, such as issuing and paying agent, custody, security lending and collateral management. We purchased all of the outstanding capital stock of OIS for $24.0 million, using a combination of $16.0 million of cash on hand and $8.0 million of additional borrowings under our credit facility.

•	Our April 19, 2005 purchase of FMC, a leading provider of comprehensive investment management systems that complement our product and service offerings to meet the front-, middle- and back- office needs of the investment management industry. This acquisition is our largest to date and provides us with significant opportunities to grow revenues while eliminating duplicative costs. We purchased substantially all of the outstanding stock of FMC for $159.0 million in cash.

•	Our February 28, 2005 purchase of EisnerFast LLC, which provides fund accounting and administration services to on- and off-shore hedge and private equity funds, funds of funds, and investment advisors. We purchased all of the membership interests in EisnerFast for $25.3 million in cash. EisnerFast was recently renamed SS&C Fund Administration Services LLC.

•	Our April 12, 2004 purchase of OMR Systems Corporation and OMR Systems International, Ltd., which we refer to collectively as OMR, which provides treasury processing software and outsourcing solutions to banks in Europe and the U.S. and offers comprehensive hedge fund administration. We purchased all of the outstanding capital stock of OMR for $19.7 million.

The Acquisition
      SS&C Technologies, Inc. was acquired on November 23, 2005 through a merger transaction with Sunshine Acquisition Corporation, a Delaware corporation formed by investment funds associated with The Carlyle Group. The Acquisition was accomplished through the merger of Sunshine Merger Corporation into SS&C Technologies, Inc., with SS&C Technologies, Inc. being the surviving company and a wholly owned subsidiary of Sunshine Acquisition Corporation.
      Although SS&C Technologies, Inc. continued as the same legal entity after the Acquisition, the accompanying consolidated statements of operations, cash flows and stockholders’ equity are presented for two periods: Predecessor and Successor, which relate to the period preceding the Acquisition and the period succeeding the Acquisition, respectively. The Company refers to the operations of SS&C Technologies, Inc. and subsidiaries for both the Predecessor and Successor periods. We have prepared our discussion of the annual results of operations by comparing the mathematical combination of the Successor and Predecessor periods in the year ended December 31, 2005 to the years ended December 31, 2004 and 2003. Although this presentation does not comply with generally accepted accounting principles (GAAP), we believe that it provides a meaningful method of comparison. The combined operating results have not been prepared as pro forma results under applicable regulations and may not reflect the actual results we would have achieved absent the Acquisition and may not be predictive of future results of operations.
Effect of the Acquisition
      As a result of the Acquisition, our assets and liabilities, including customer relationships, completed technology and trade names, were adjusted to their fair market values as of the closing date. These adjusted valuations will cause an increase in our cost of revenue and operating expenses due to an increase in expense related to amortization of intangible assets.
      The value at which we carry our intangible assets and goodwill increased significantly. As set forth in greater detail in the table below, as a result of the application of purchase accounting, our intangible assets with definite lives were revalued from an aggregate of $80.7 million prior to the consummation of the Acquisition to $272.1 million after the consummation of the Acquisition, and were assigned new amortization periods.
      The valuation assigned to our intangible assets at the date of the Acquisition is as follows:

		Weighted Average
		Amortization
	Carrying Value	Period

	(In millions)
Customer relationships	$197.1	11.5 years
Completed technology	$55.7	8.5 years
Trade names	$17.2	13.9 years
Exchange relationships	$1.4	10 years
Other	$0.7	3 years
      In addition, goodwill was also revalued from $175.5 million prior to the consummation of the Acquisition to $815.6 million after the consummation of the Acquisition and is subject to annual impairment testing.

      Additionally, as discussed below in “— Liquidity and Capital Resources,” we incurred significant indebtedness in connection with the consummation of the Acquisition, and our total indebtedness and related interest expenses are significantly higher than prior to the Acquisition.
Critical Accounting Estimates and Assumptions
      Our significant accounting policies are summarized in note 2 to our audited consolidated financial statements. A number of our accounting policies require the application of significant judgment by our management, and such judgments are reflected in the amounts reported in our consolidated financial statements. In applying these policies, our management uses its judgment to determine the appropriate assumptions to be used in the determination of estimates. Those estimates are based on our historical experience, terms of existing contracts, management’s observation of trends in the industry, information provided by our clients and information available from other outside sources, as appropriate. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, doubtful accounts receivable, goodwill and other intangible assets and other contingent liabilities. Actual results may differ significantly from the estimates contained in our consolidated financial statements. We believe that the following are our critical accounting policies.

Revenue Recognition
      Our revenues consist primarily of software license revenues, maintenance revenues, and professional and outsourcing services revenues.
      We apply the provisions of Statement of Position No. 97-2, “Software Revenue Recognition” (SOP 97-2) to all software transactions. We recognize revenues from the sale of software licenses when persuasive evidence of an arrangement exists, the product has been delivered, the fee is fixed or determinable and collection of the resulting receivable is reasonably assured. Our products generally do not require significant modification or customization of software. Installation of the products is generally routine and is not essential to the functionality of the product.
      We use a signed license agreement as evidence of an arrangement for the majority of our transactions. Delivery occurs when the product is delivered to a common carrier F.O.B. shipping point. Although our arrangements generally do not have acceptance provisions, if such provisions are included in the arrangement, then delivery occurs at acceptance. At the time of the transaction, we assess whether the fee is fixed or determinable based on the payment terms. Collection is assessed based on several factors, including past transaction history with the client and the creditworthiness of the client. The arrangements for software licenses are generally sold with maintenance and professional services. We allocate revenue to the delivered components, normally the license component, using the residual value method based on objective evidence of the fair value of the undelivered elements. The total contract value is attributed first to the maintenance and support arrangement based on the fair value, which is derived from renewal rates. Fair value of the professional services is based upon stand-alone sales of those services. Professional services are generally billed at an hourly rate plus out-of-pocket expenses. Professional services revenues are recognized as the services are performed. Maintenance revenues are recognized ratably over the term of the contract.
      Outsourcing services revenues, which are based on a monthly fee or transaction-based, are recognized as the services are performed.
      We occasionally enter into software license agreements requiring significant customization or fixed-fee professional service arrangements. We account for these arrangements in accordance with the percentage-of-completion method based on the ratio of hours incurred to expected total hours; accordingly we must estimate the costs to complete the arrangement utilizing an estimate of man-hours remaining. Due to uncertainties inherent in the estimation process, it is at least reasonably possible that completion costs may be revised. Such revisions are recognized in the period in which the revisions are determined. Due to the complexity of some software license agreements, we routinely apply judgments to the application of software recognition accounting principles to specific agreements and transactions. Different judgments or different contract structures could have led to different accounting conclusions, which could have a material effect on our reported quarterly results of operations.

Allowance for Doubtful Accounts
      The preparation of financial statements requires our management to make estimates relating to the collectability of our accounts receivable. Management establishes the allowance for doubtful accounts based on historical bad debt experience. In addition, management analyzes client accounts, client concentrations, client creditworthiness, current economic trends and changes in our clients’ payment terms when evaluating the adequacy of the allowance for doubtful accounts. Such estimates require significant judgment on the part of our management. Therefore, changes in the assumptions underlying our estimates or changes in the financial condition of our clients could result in a different required allowance, which could have a material effect on our reported results of operations.

Long-lived Assets, Intangible Assets and Goodwill
      Under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” we must test goodwill and indefinite-lived intangible assets annually for impairment (and in interim periods if certain events occur indicating that the carrying value of goodwill or indefinite-lived intangible assets may be impaired) using reporting units identified for the purpose of assessing potential future impairments of goodwill.
      We assess the impairment of identifiable intangibles, long-lived assets and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

•	significant underperformance relative to historical or projected future operating results;

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business; and

•	significant negative industry or economic trends.
      When we determine that the carrying value of intangibles, long-lived assets and goodwill may not be recoverable based upon the existence of one or more of the above indicators of potential impairment, we assess whether an impairment has occurred based on whether net book value of the assets exceeds related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. Differing estimates and assumptions as to any of the factors described above could result in a materially different impairment charge and thus materially different results of operations.

Acquisition Accounting
      In connection with our acquisitions, we must allocate the purchase price to the assets we acquire, such as net tangible assets, completed technology, in-process research and development (IPR&D), client contracts, other identifiable intangible assets and goodwill. We apply significant judgments and estimates in determining the fair market value of the assets acquired and their useful lives. For example, we have determined the fair value of existing client contracts based on the discounted estimated net future cash flows from such client contracts existing at the date of acquisition and the fair value of the completed technology based on the discounted estimated future cash flows from the product sales of such completed technology. While actual results during the years ended December 31, 2005, 2004 and 2003 were consistent with our estimated cash flows and we did not incur any impairment charges in 2005, 2004 or 2003, different estimates and assumptions in valuing acquired assets could yield materially different results.

Income Taxes
      The carrying value of our deferred tax assets assumes that we will be able to generate sufficient future taxable income in certain tax jurisdictions, based on estimates and assumptions. If these estimates and related assumptions change in the future, we may be required to record additional valuation allowances against our deferred tax assets resulting in additional income tax expense in our consolidated statement of operations. On a quarterly basis, we evaluate whether deferred tax assets are realizable and assess whether there is a need for additional valuation allowances. Such estimates require significant judgment on the part of our management. In addition, we evaluate the need to provide additional tax provisions for adjustments proposed by taxing authorities.

Marketable Securities
      We classify our entire investment portfolio, consisting of corporate equities and debt securities issued by federal government agencies, state and local governments of the United States and corporations, as available for sale securities.
      Carrying amounts approximate fair value, as estimated based on market prices, and any unrealized gain or loss is recognized in stockholders’ equity. We periodically review our marketable securities portfolio for potential other-than-temporary impairment and recoverability. In making this judgment, we evaluate, among other factors, the duration and extent to which the fair value of the investment is less than its cost and the financial health of, and the business outlook for, the investee, including factors in the industry and financing cash flows. Incorrect assessments could adversely affect our working capital.
Results of Operations for the Three Months Ended March 31, 2006 and 2005
      The comparison below is presented because we believe it enables a meaningful comparison of our results. The Predecessor period results do not reflect changes in basis for the Acquisition.
      The following table sets forth revenues (in thousands) and changes in revenues for the periods indicated:

	Successor	Predecessor

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,	Percentage
	2006	2005	Change

Revenues:
Software licenses	$5,198	$4,495	16%
Maintenance	13,042	9,843	33%
Professional services	5,178	2,621	98%
Outsourcing	24,947	10,457	139%

Total revenues	$48,365	$27,416	76%

      The following table sets forth the percentage of our revenues represented by each of the following sources of revenues for the periods indicated:

	Successor	Predecessor

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2006	2005

Revenues:
Software licenses	11%	16%
Maintenance	27%	36%
Professional services	11%	10%
Outsourcing	51%	38%

Total revenues	100%	100%

Revenues
      We derive our revenues from software licenses, related maintenance and professional services and outsourcing services. Revenues were $48.4 million and $27.4 million for the three months ended March 31, 2006 and 2005, respectively. The $21.0 million, or 76%, revenue increase came from both organic growth and acquisitions. Organic growth accounted for $1.0 million of the increase and came from increased demand of $1.1 million for SS&C Fund Services and SS&C Direct outsourcing services, $0.3 million for AdvisorWare products and services and $0.2 million for each for Debt & Derivatives, LMS and Total Return products and services, offset by reduced sales of $0.7 million for CAMRA products and services and $0.3 million for Real-Time products services. Sales of products and services that we acquired in our acquisitions of EisnerFast, FMC, Financial Interactive, Inc., or FI, MarginMan, OIS and Cogent contributed $21.4 million of the increase. Additionally, revenues decreased $1.4 million as a result of adjusting deferred revenue to fair value in connection with the Acquisition.

Software Licenses
      Software license revenues were $5.2 million and $4.5 million for the three months ended March 31, 2006 and 2005, respectively. The increase of $0.7 million, or 16%, was due to our acquisitions of FMC, FI and MarginMan, which added $2.4 million in the aggregate, offset by decreases of $0.8 million in sales of our CAMRA product and decreases of $0.2 million each in sales of our LMS and Real-Time products. Additionally, license revenues decreased $0.7 million as a result of adjusting deferred revenue to fair value in connection with the Acquisition. Software license revenues will vary depending on the timing, size and nature of our license transactions. For example, the average size of our software license transactions and the number of large transactions may fluctuate on a period-to-period basis. Additionally, software license revenues will vary among the various products that we offer, due to differences such as the timing of new releases and variances in economic conditions affecting opportunities in the vertical markets served by such products.

Maintenance
      Maintenance revenues were $13.0 million and $9.8 million for the three months ended March 31, 2006 and 2005, respectively. The increase of $3.2 million, or 33%, was due to our acquisitions of FMC, OIS, MarginMan and FI, which added $3.9 million, and organic revenue growth of $0.6 million. Additionally, maintenance revenues decreased $1.3 million as a result of adjusting deferred revenue to fair value in connection with the Acquisition. Organic maintenance revenue growth was across most product lines, with CAMRA maintenance and Debt & Derivatives maintenance accounting for 36% and 26%, respectively, of the increase. The increase was mainly due to favorable client maintenance renewals and annual maintenance fee increases. We typically provide maintenance services under one-year renewable contracts that provide for an annual increase in fees, generally tied to the percentage change in the consumer price index. Future maintenance revenue growth is dependent on our ability to retain existing clients, add new license clients, and increase average maintenance fees.

Professional Services
      Professional services revenues were $5.2 million and $2.6 million for the three months ended March 31, 2006 and 2005, respectively. The increase in professional services revenues was primarily due to our acquisitions of FMC, FI and OIS, which added $2.3 million, and organic revenue growth of $0.1 million, including increases of $0.3 million for LMS product services and $0.2 million each for Altair and AdvisorWare product services, offset by reductions of $0.3 million for TradeThru product services and $0.1 million each for CAMRA and SS&C Wealth Management product services. Additionally, professional services increased $0.2 million related to the deferred revenue fair value adjustment in connection with the Acquisition. Our overall software license revenue levels and market demand for professional services will continue to have an effect on our professional services revenues.

Outsourcing
      Outsourcing revenues were $24.9 million and $10.5 million for the three months ended March 31, 2006 and 2005, respectively. The increase in outsourcing revenues of $14.4 million, or 139%, was attributable to both organic growth and acquisitions. Our acquisitions of FMC, Cogent and FI added $11.4 million in the aggregate and outsourcing revenues increased an additional $1.5 million reflecting a full three months of activity for EisnerFast, which was acquired in February 2005. Organic revenue growth came from increased demand and the addition of new clients for our SS&C Fund Services and SS&C Direct outsourcing services, which contributed $0.9 million and $0.2 million of the increase, respectively. Additionally, outsourcing revenues increased $0.4 million related to the deferred revenue fair value adjustment in connection with the Acquisition. Future outsourcing revenue growth is dependent on our ability to retain existing clients, add new clients and increase average outsourcing fees.
Cost of Revenues
      The total cost of revenues was $23.3 million and $9.8 million for the three months ended March 31, 2006 and 2005, respectively. The gross margin decreased to 52% for the three months ended March 31, 2006 from 64% for the comparable period in 2005. The decrease in gross margin was primarily attributable to additional amortization of $1.6 million related to intangible assets associated with the acquisitions of EisnerFast, FMC, FI, MarginMan, OIS and Cogent, and incremental amortization of $3.0 million related to the re-valuation of intangible assets, including those related to the aforementioned acquisitions, in connection with the Acquisition. The total cost of revenues increase was mainly due to $9.9 million in costs associated with the acquisitions of EisnerFast, FMC, FI, MarginMan, OIS and Cogent, additional amortization expense of $3.0 million related to the Acquisition and increased personnel and other expenses of $0.8 million, primarily to support the increase in outsourcing revenues, offset by a decrease in rent expense of $0.2 million related to the valuation of rental obligations in connection with the Acquisition.

Cost of Software Licenses
      Cost of software license revenues consists primarily of amortization expense of completed technology, royalties, third-party software, and the costs of product media, packaging and documentation. The cost of software licenses was $2.3 million and $0.6 million for the three months ended March 31, 2006 and March 31, 2005, respectively. Cost of software license revenues as a percentage of such revenues increased to 43% for the three months ended March 31, 2006 from 13% for the three months ended March 31, 2005. The increase in cost of software license revenues was primarily due to amortization of completed technology associated with our acquisitions of FMC, FI, MarginMan and OIS, which added $0.6 million in costs, and increased amortization related to the re-valuation of completed technology in connection with the Acquisition, which added $1.1 million in costs.

Cost of Maintenance
      Cost of maintenance revenues consists primarily of technical client support, costs associated with the distribution of products and regulatory updates and amortization of intangible assets. The cost of maintenance revenues was $4.8 million and $2.1 million for the three months ended March 31, 2006 and March 31, 2005, respectively. The cost of maintenance revenues as a percentage of these revenues was 37% and 22% for the three months ended March 31, 2006 and March 31, 2005, respectively. The increase in costs of $2.7 million was due to our acquisitions of FMC, FI, MarginMan and OIS, which added $1.0 million in costs, and additional amortization expense of $1.9 million related to the re-valuation of intangible assets in connection with the Acquisition, offset by a decrease in personnel and other expenses of $0.2 million.

Cost of Professional Services
      Cost of professional services revenues consists primarily of the cost related to personnel utilized to provide implementation, conversion and training services to our software licensees, as well as system integration, custom programming and actuarial consulting services. The cost of professional services revenues was $3.0 million and $1.7 million for the three months ended March 31, 2006 and 2005, respectively. The increase was due to our acquisitions of FMC, FI, MarginMan and OIS, which added $1.4 million in costs, offset by a decrease in personnel, travel and other expenses of $0.1 million. The cost of professional services revenues as a percentage of such revenues decreased to 58% for the three months ended March 31, 2006 from 63% for the three months ended March 31, 2005.

Cost of Outsourcing
      Cost of outsourcing revenues consists primarily of the cost related to personnel utilized in servicing our outsourcing clients and amortization of intangible assets. The cost of outsourcing revenues was $13.3 million and $5.4 million for the three months ended March 31, 2006 and 2005, respectively. The increase in cost of outsourcing revenues of $7.9 million, or 145%, was mainly due to the acquisitions of EisnerFast, FMC, FI and Cogent, which contributed $6.8 million in additional costs and increased personnel and other expenses of $1.1 million to support the growth in organic revenue. The cost of outsourcing revenues as a percentage of such revenues increased to 53% for the three months ended March 31, 2006 from 52% for the three months ended March 31, 2005.
Operating Expenses
      Total operating expenses were $13.6 million and $8.4 million for the three months ended March 31, 2006 and March 31, 2005, respectively, representing 28% and 31% of total revenues in those periods, respectively. Included in 2006 expenses are additional operating costs of $4.9 million associated with our acquisitions of FMC, FI, MarginMan, OIS and EisnerFast, additional amortization expense of $0.3 million related to the valuation of intangible assets in connection with the Acquisition and fees of $0.3 million related to post-Transactions management services. These increases were offset by a decrease of $0.2 million in personnel-related expenses and a decrease of $0.1 million in rent expense related to the valuation of rental obligations in connection with the Acquisition. We’ve continued to contain expenses through 2005 and into 2006 but expect an increase in our operating expenses due to increased sales of our products and services.

Selling and Marketing
      Selling and marketing expenses consist primarily of the personnel costs associated with the selling and marketing of our products, including salaries, commissions and travel and entertainment. Such expenses also include amortization of intangible assets, the cost of branch sales offices, trade shows and marketing and promotional materials. Selling and marketing expenses were $3.7 million and $2.4 million for the three months ended March 31, 2006 and 2005, respectively, representing 8% and 9%, respectively, of total revenues in those years. The increase in selling and marketing expenses of $1.3 million was due to the acquisitions of EisnerFast, FMC, FI, MarginMan and OIS, which added $1.3 million in costs, and additional amortization expense of $0.3 million related to the valuation of intangible assets in connection with the Acquisition, offset by a decrease in personnel-related expenses of $0.3 million.

Research and Development
      Research and development expenses consist primarily of personnel costs attributable to the enhancement of existing products and the development of new software products. Research and development expenses were $5.9 million and $3.5 million for the three months ended March 31, 2006 and 2005, respectively, representing 12% and 13% of total revenues in those periods, respectively. The increase in research and development expenses of $2.4 million was due to the acquisitions of EisnerFast, FMC, FI, MarginMan and OIS, which added $2.4 million in costs.

General and Administrative
      General and administrative expenses consist primarily of personnel costs related to management, accounting and finance, information management, human resources and administration and associated overhead costs, as well as fees for professional services. General and administrative expenses were $4.1 million and $2.5 million for the three months ended March 31, 2006 and 2005, respectively, representing 8% and 9% of total revenues in those periods, respectively. Our acquisitions of EisnerFast, FMC, FI, MarginMan and OIS added costs of $1.2 million, personnel-related expenses increased $0.1 million and there were additional fees of $0.3 million related to post-Acquisition management services provided by Carlyle.

Interest Income (Expense), Net
      Net interest expense for the three months ended March 31, 2006 was $11.5 million and primarily related to interest expense on debt outstanding under the Company’s senior credit facility and 11 3/4% senior subordinated notes due 2013. Net interest income was $0.6 million for the three months ended March 31, 2005 and related to the Company’s cash and investments in marketable securities.

Other Income (Expense), Net
      Other income, net consists primarily of other non-operational income and expenses. There were no significant Other Income (Expense) items for either three-month period.

Results of Operations for the Years Ended December 31, 2005, 2004 and 2003
      The following table sets forth, for the periods indicated, certain amounts (in thousands) included in our Consolidated Statements of Operations and the percentage change for those periods indicated:

	Successor	Predecessor	Combined(1)	Predecessor

	Period from	Period from
	November 23,	January 1,
	2005 through	2005 through	Year Ended	Year Ended	Year Ended	Percent Change in
	December 31,	November 22,	December 31,	December 31,	December 31,
	2005	2005	2005	2004	2003	2005	2004

Revenues:
Software licenses	$3,587	$20,147	$23,734	$17,250	$14,233	37.6%	21.2%
Maintenance	3,701	44,064	47,765	36,433	31,318	31.1	16.3
Professional services	2,520	12,565	15,085	11,320	6,757	33.3	67.5
Outsourcing	7,857	67,193	75,050	30,885	13,223	143.0	133.6

Total revenues	$17,665	$143,969	$161,634	$95,888	$65,531	68.6	46.3

Costs and expenses:
Cost of revenues	$7,627	$59,004	$66,631	$33,770	$20,426	97.3%	65.3%
Selling and marketing	1,364	13,134	14,498	10,734	8,393	35.1	27.9
Research and development	2,071	19,199	21,270	13,957	11,180	52.4	24.8
General and administrative	1,140	11,944	13,084	8,014	7,154	63.3	12.0
Merger costs	—	36,912	36,912	—	—	—	—

Total costs and expenses	$12,202	$140,193	$152,395	$66,475	$47,153	129.3	40.9

Operating income	$5,463	$3,776	$9,239	$29,413	$18,378	(68.6)	60.0

(1)	Our combined results for the year ended December 31, 2005 represent the addition of the Predecessor period from January 1, 2005 through November 22, 2005 and the Successor period from November 23, 2005 through December 31, 2005. This combination does not comply with GAAP or with the rules for pro forma presentation, but is presented because we believe it provides a more meaningful comparison of our results than a comparison of 2004 results against either Predecessor or Successor results for 2005.

	Year Ended
	December 31,

	2005	2004	2003

Revenues:
Software licenses	14.7%	18.0%	21.7%
Maintenance	29.6	38.0	47.8
Professional services	9.3	11.8	10.3
Outsourcing	46.4	32.2	20.2
Revenues
      We derive our revenues from software licenses, related maintenance and professional services and software-enabled outsourcing services. As a general matter, our software license and professional services revenues tend to fluctuate based on the number of new licensing clients, while fluctuations in our outsourcing revenues are attributable to the number of new outsourcing clients as well as the number of outsourced transactions provided to our existing clients. Maintenance revenues vary primarily on the rate by which we add or lose maintenance clients over time and, to a lesser extent, the annual increases in maintenance fees, which are generally tied to the consumer price index.
      Revenues were $161.6 million, $95.9 million and $65.5 million in 2005, 2004 and 2003, respectively. Revenue growth in 2005 of $65.7 million, or 69%, was primarily a result of our acquisitions of FMC, EisnerFast, FI, MarginMan and OIS, which added an aggregate of $53.5 million. Revenues for businesses and products that we have owned for at least 12 months, or organic revenues, increased $6.6 million, or 6.9%, from 2004. Organic growth came from increased demand for our AdvisorWare, SS&C Direct and Xacct outsourcing services of $2.7 million, $1.2 million and $0.5 million, respectively, and increases in sales of our LMS, CAMRA and Municipal Finance products and services of $1.3 million, $1.1 million and $0.4 million, respectively. These increases were offset by a decrease of $0.6 million in sales of our Total Return product. TradeThru and Xacct revenues increased an additional $6.4 million, reflecting a full 12 months of activity for the OMR products acquired in April 2004. Revenues for 2005 also include a reduction of $0.7 million related to the valuation of deferred revenue acquired in the Acquisition. The increase in revenues from 2003 to 2004 of $30.4 million, or 46%, was primarily a result of our acquisitions of OMR, Investment Advisory Network, LLC, or IAN, and the fund services business, which added an aggregate of $22.4 million in revenues. Organic revenues increased $8.0 million, or 12%, from 2003 and came from increased demand for our SS&C Direct outsourcing services, CAMRA products and services, Total Return product, Lightning product and services and Skyline product and services totaling $8.1 million. This was offset by decreased sales of other products and services totaling $0.1 million.

Software Licenses
      Software license revenues were $23.7 million, $17.3 million and $14.2 million in 2005, 2004 and 2003, respectively. The increase in software license revenues from 2004 to 2005 of $6.4 million, or 38%, was due to our recent acquisitions, which contributed $4.3 million in the aggregate, increased sales of our LMS product of $1.0 million and increases in sales of our Real-Time, AdvisorWare and CAMRA products of $0.4 million each, offset by a decrease in sales of our Total Return product of $0.6 million. The remaining increase of $1.0 million in license revenues was spread among various other products. The increase in software license revenues from 2003 to 2004 of $3.0 million, or 21%, was primarily due to increases in sales of our CAMRA, Total Return and Skyline products of $1.8 million, $1.1 million and $0.6 million, respectively, offset by decreases in sales of our LMS and AdvisorWare products of $0.7 million and $0.8 million, respectively. The remaining increase of $0.5 million in license revenues was spread among various other products. Software license revenues will vary depending on the timing, size and nature of our license transactions. For example, the average size of our software license transactions and the number of large transactions may fluctuate on a period-to-period basis. Additionally, software license revenues will vary among the various products that we offer, due to differences such as the timing of new releases and variances in economic conditions affecting opportunities in the vertical markets served by such products.

Maintenance
      Maintenance revenues were $47.8 million, $36.4 million and $31.3 million in 2005, 2004 and 2003, respectively. The increase in maintenance revenues from 2004 to 2005 of $11.4 million, or 31%, was primarily attributable to our recent acquisitions, which added $9.3 million in the aggregate, and additional TradeThru maintenance revenue of $1.5 million, reflecting a full 12 months of activity for the OMR product acquired in April 2004. Additionally, CAMRA and TradeThru maintenance revenues increased $0.8 million and $0.5 million, respectively, and the remaining increase of $0.3 million was spread among numerous products. Maintenance revenues for 2005 also include a reduction of $1.0 million related to the valuation of deferred revenue acquired in the Acquisition. The increase in maintenance revenues from 2003 to 2004 of $5.1 million, or 16%, was primarily attributable to our acquisition of OMR, which added $4.1 million in revenues, and an increase of $0.4 million in CAMRA maintenance revenues, as well as annual maintenance fee increases for most of our other products. We typically provide maintenance services under one-year renewable contracts that provide for an annual increase in fees, generally tied to the percentage changes in the consumer price index. Future maintenance revenue growth is dependent on our ability to retain existing clients, add new license clients and increase average maintenance fees.

Professional Services
      Professional services revenues were $15.1 million, $11.3 million and $6.8 million in 2005, 2004 and 2003, respectively. The increase in professional services revenues from 2004 to 2005 of $3.8 million, or 33%, was primarily attributable to our recent acquisitions, which added an aggregate of $5.0 million in revenues. Organic revenues decreased by $1.4 million, including decreases of $0.6 million each in sales of our Real-Time and TradeThru services. The decrease in both the Real-Time and TradeThru services was primarily the result of two large implementation projects in 2004 which were completed during the first quarter of 2005. Professional services revenues for 2005 also include an increase of $0.2 million related to the valuation of deferred revenue acquired in the Acquisition. The increase in professional services revenues from 2003 to 2004 of $4.6 million, or 68%, was primarily attributable to our acquisitions of OMR and IAN, which added an aggregate of $5.0 million in revenues. Organic revenues decreased by $0.4 million. Increases of $0.4 million for Lightning and $0.1 million for CAMRA were offset by decreases of $0.7 million for LMS and $0.3 million for AdvisorWare. The increase in Lightning services was the result of a large implementation project that was near completion at year end. We had a large LMS project in 2003, for which there was no comparable project in 2004. Our overall software license revenue levels and market demand for professional services will continue to have an effect on our professional services revenues.

Outsourcing
      Outsourcing revenues were $75.1 million, $30.9 million and $13.2 million in 2005, 2004 and 2003, respectively. The increase in outsourcing revenues from 2004 to 2005 of $44.2 million, or 143%, was primarily attributable to our recent acquisitions, which added an aggregate of $34.9 million in revenues, and additional TradeThru and Xacct revenues totaling $5.2 million, of which $1.4 million reflects growth in sales of these products and $3.8 million reflects a full 12 months of activity for these OMR products acquired in April 2004 versus less than nine months during the 2004 period. Additionally, SS&C Fund Services and SS&C Direct revenues increased $4.3 million, partially offset by a decrease of $0.4 million, primarily as a result of a lost client, in SS&C Wealth Management services. Outsourcing revenues for 2005 also include an increase of $0.2 million related to the valuation of deferred revenue acquired in the Acquisition. The increase in outsourcing revenues from 2003 to 2004 of $17.7 million, or 134%, was primarily attributable to our acquisitions of OMR, IAN and the fund services business, which added an aggregate of $13.3 million in revenues and increased demand for our SS&C Direct outsourcing services of $4.2 million. Future outsourcing revenue growth is dependent on our ability to retain existing clients, add new outsourcing clients and increase average outsourcing fees.
Cost of Revenues
      The total cost of revenues was $66.6 million, $33.8 million and $20.4 million in 2005, 2004 and 2003, respectively. The gross margin decreased from 69% in 2003 to 65% in 2004, and decreased to 59% in 2005. The increase in cost of revenues in 2005 was primarily attributable to our recent acquisitions, which added an aggregate of $25.6 million in costs and $3.2 million of costs for OMR, reflecting a full 12 months of activity for this April 2004 acquisition. Additionally, personnel costs and other expenses increased $4.0 million to support our increased revenues. The increase in cost of revenues from 2003 to 2004 was primarily attributable to our 2004 acquisitions, which added an aggregate of $12.0 million in costs and increased personnel expenses of $1.4 million to support the increased organic revenues. The decrease in gross margin from 2003 to 2004 was primarily attributable to our acquisition of OMR, which had been operating at overall gross margins lower than our historical gross margins.

Cost of Software License Revenues
      Cost of software license revenues consists primarily of amortization expense of completed technology, royalties, third-party software, the costs of product media, packaging and documentation. The cost of software license revenues was $3.8 million, $2.3 million and $1.8 million in 2005, 2004 and 2003, respectively. The cost of software license revenues as a percentage of these revenues was 16%, 13% and 13% in 2005, 2004 and 2003, respectively. The increase in cost from 2004 to 2005 was primarily attributable to amortization of completed technology associated with our recent acquisitions, which added $0.8 million in costs, and $0.2 million of costs for OMR, reflecting a full 12 months of amortization for the completed technology acquired in April 2004. Additionally, costs increased $0.5 million reflecting the revaluation of intangibles acquired in the Acquisition. The increase in cost from 2003 to 2004 was attributable to amortization of completed technology associated with our acquisition of OMR in April 2004.

Cost of Maintenance Revenues
      Cost of maintenance revenues consists primarily of technical client support and costs associated with the distribution of product and regulatory updates. The cost of maintenance revenues was $11.9 million, $8.5 million and $6.2 million in 2005, 2004 and 2003, respectively. The increase in costs from 2004 to 2005 was primarily due to $2.7 million in additional costs associated with our recent acquisitions and additional costs of $0.7 million related to OMR, reflecting a full 12 months of activity. Additionally, reductions in personnel and other expenses of $0.7 million were fully offset by an increase in amortization expense related to the revaluation of intangibles assets acquired in the Acquisition. The increase in costs from 2003 to 2004 was primarily due to $2.1 million in additional costs associated with our 2004 acquisitions and increased personnel costs of $0.2 million. Costs, as a percentage of revenues, relating to these management services are expected to continue at approximately these levels for the near term. The cost of maintenance revenues as a percentage of these revenues was 25%, 23% and 20% in 2005, 2004 and 2003, respectively.

Cost of Professional Services Revenues
      Cost of professional services revenues consists primarily of the cost related to personnel utilized to provide implementation, conversion and training services to our software licensees, as well as system integration, custom programming and actuarial consulting services. The cost of professional services revenue was $8.7 million, $6.6 million and $4.4 million in 2005, 2004 and 2003, respectively. The cost of professional services as a percentage of these revenues was 58%, 58% and 65% in 2005, 2004 and 2003, respectively. The increase in costs from 2004 to 2005 was attributable to our recent acquisitions, which added $2.1 million in the aggregate, and increased costs of $0.5 million related to OMR, reflecting a full 12 months of activity, partially offset by a reduction of $0.5 million in personnel and other expenses. The increase in costs from 2003 to 2004 was attributable to our recent acquisitions, which added $2.2 million in the aggregate. The improvement in gross margin in 2004 was due to our acquisitions of OMR and IAN, which are generating higher gross margins on professional services than our historical gross margins.

Cost of Outsourcing Revenues
      Cost of outsourcing revenues consists primarily of the cost related to personnel utilized in servicing our outsourcing clients. The cost of outsourcing revenues was $42.2 million, $16.4 million and $8.0 million in 2005, 2004 and 2003, respectively. The cost of outsourcing revenues as a percentage of these revenues was 56%, 53% and 61% in 2005, 2004 and 2003, respectively. The increase in costs from 2004 to 2005 was primarily due to $20.0 million of costs associated with our recent acquisitions and increased costs of $1.8 million related to OMR, reflecting a full 12 months of activity. Additionally, personnel and other expenses increased $3.8 million to support growth in organic revenues, and amortization expense increased $0.2 million due to the revaluation of intangible assets acquired in the transaction. The increase in costs from 2003 to 2004 was largely due to $7.3 million of costs associated with our recent acquisitions and increased personnel costs of $1.1 million to support growth in organic revenues.

Operating Expenses
      Our total operating expenses were $94.7 million, $32.7 million and $26.7 million in 2005, 2004 and 2003, respectively, and represent 59%, 34% and 41%, respectively, of total revenues in those years. The increase in total operating expenses from 2004 to 2005 was primarily due to transaction costs of $45.8 million related to the sale of SS&C, the recent acquisitions, which added $14.1 million in expenses and an increase of $1.1 million reflecting a full 12 months of activity for OMR. Additionally, bad debt expense increased $1.3 million, mainly due to the benefit recorded in 2004, partially offset by a decrease in personnel and other costs of $0.3 million. The increase in total operating expenses from 2003 to 2004 was primarily due to costs of $5.0 million associated with the 2004 acquisitions, increased personnel-related costs of $1.6 million and increased professional fees of $0.4 million related to our implementation of the Sarbanes-Oxley Act of 2002, offset by a decrease of $1.1 million in bad debt expense, which was due to the collection of a significant, aged receivable that had been fully reserved.

Selling and Marketing
      Selling and marketing expenses consist primarily of the personnel costs associated with the selling and marketing of our products, including salaries, commissions and travel and entertainment. Such expenses also include amortization of intangible assets, the cost of branch sales offices, trade shows and marketing and promotional materials. Selling and marketing expenses were $14.5 million, $10.7 million and $8.4 million in 2005, 2004 and 2003, respectively, representing 9%, 11% and 13%, respectively, of total revenues in those years. The increase in costs from 2004 to 2005 was due to the recent acquisitions, which added $4.2 million in costs, and an increase of $0.2 million, reflecting a full 12 months of activity for OMR. Additionally, a reduction in personnel and other costs of $0.7 million was partially offset by increased amortization of $0.1 million related to the revaluation of intangible assets acquired in the Acquisition. The increase in costs from 2003 to 2004 was due to the 2004 acquisitions which added $1.6 million in costs, and increased personnel costs of $0.6 million related to the hiring of senior level international sales personnel.

Research and Development
      Research and development expenses consist primarily of personnel costs attributable to the enhancement of existing products and the development of new software products. Research and development expenses were $21.3 million, $14.0 million and $11.2 million in 2005, 2004 and 2003, respectively, representing 13%, 15% and 17%, respectively, of total revenues in those years. The increase in costs from 2004 to 2005 was primarily attributable to the recent acquisitions, which added $6.7 million in costs, and increased expenses of $0.7 million, reflecting a full 12 months of activity for OMR, partially offset by a reduction in personnel costs of $0.1 million. The increase in costs from 2003 to 2004 was primarily attributable to the 2004 acquisitions, which added $2.7 million in costs, and increased personnel costs of $0.5 million, offset by reduced facilities costs of $0.2 million and reduced amortization expense of $0.2 million.

General and Administrative
      General and administrative expenses consist primarily of personnel costs related to management, accounting and finance, information management, human resources and administration and associated overhead costs, as well as fees for professional services. General and administrative expenses were $13.1 million, $8.0 million and $7.2 million in 2005, 2004 and 2003, respectively, representing 8%, 8% and 11%, respectively, of total revenues in those years. The increase in costs from 2004 to 2005 was primarily attributable to our recent acquisitions, which added $3.2 million in costs, and increased expenses of $0.2 million, reflecting a full 12 months of activity for OMR. Additionally, bad debt expense increased $1.3 million, primarily due to a benefit recorded in 2004, and personnel costs increased $0.4 million. The increase in costs from 2003 to 2004 was primarily attributable to our 2004 acquisitions, which added $0.7 million in costs, increased personnel costs of $0.6 million, additional costs of $0.4 million related to our implementation of the Sarbanes-Oxley Act of 2002 and an increase in other operating expenses of

$0.2 million, offset by a decrease of $1.1 million in bad debt expense, which was due to the collection of a significant, aged receivable that had been fully reserved.

Merger Costs Related to the Sale of SS&C
      In November 2005, Sunshine Acquisition Corporation, a corporation affiliated with Carlyle, completed the acquisition of SS&C Technologies, Inc. In connection with the Acquisition, we incurred $36.9 million in costs, including $31.7 million of compensation expense related to our settlement of outstanding stock options.

Interest Income, Interest Expense and Other Income, Net
      We had interest expense of $7.0 million and interest income of $1.1 million in 2005. In 2004, we had no interest expense and interest income of $1.5 million. The interest expense in 2005 was due to the issuance of $205.0 million in old notes and $285.0 million of borrowings in November 2005 in connection with the Acquisition. Additionally, we used $84.0 million of cash on hand and incurred $75.0 million of debt to effect our acquisition of FMC in April 2005. The increase in interest income from 2003 to 2004 was primarily due to a higher average cash and investments balance, which more than doubled as a result of the public stock offering completed in June 2004. Included in other income, net in 2005 were net gains of $0.6 million resulting from the sale of marketable securities and net foreign currency translation gains of $0.2 million. Included in other income, net in 2004 was $0.1 million related to a favorable legal settlement. Included in other income, net in 2003 were net gains of $0.3 million resulting from the sale of equity investments, offset by $0.2 million in expenses related to the settlement of outstanding tax-related issues.

Provision for Income Taxes
      We had effective tax rates of approximately 63%, 39% and 39% in 2005, 2004 and 2003, respectively. The higher tax rate in 2005 was primarily due to merger costs related to the sale of SS&C, which were not deductible for tax purposes. We had $96.5 million of deferred tax liabilities and $10.9 million of deferred tax assets at December 31, 2005. In future years, we expect to have sufficient levels of profitability to realize the deferred tax assets at December 31, 2005.
Liquidity and Capital Resources
      Our principal cash requirements are to finance the costs of our operations pending the billing and collection of client receivables, to invest in research and development, to acquire complementary businesses or assets and to fund payments with respect to our indebtedness. We expect our cash on hand, cash flows from operations and availability under the revolving credit portion of our senior credit facilities to provide sufficient liquidity to fund our current obligations, including projected working capital requirements, capital spending and debt service for at least the next twelve months.
      Our cash and cash equivalents at March 31, 2006 were $13.2 million, which is a decrease of $2.4 million from $15.6 million at December 31, 2005. Our cash, cash equivalents and marketable securities at December 31, 2005 decreased $115.2 million from $130.8 million at December 31, 2004. The decreases were primarily due to cash paid for acquisitions and repayment of debt, partially offset by net borrowings under our credit facilities during 2005 and by the collection of annual maintenance fees and collection of taxes receivable during the first quarter of 2006. A larger amount of annual maintenance fees are typically collected during the first quarter compared to other quarters during the year.
      Net cash provided by operating activities was $15.4 million for the three months ended March 31, 2006. Net cash provided by operating activities was primarily due to a net loss of $0.2 million adjusted for non-cash items of $5.5 million, a decrease of $6.0 million in income taxes receivable and increases of $11.3 million and $1.1 million in deferred maintenance and other revenues and accounts payable, respectively. These items were partially offset by a decrease of $3.1 million in accrued expenses and an increase of $5.2 million in accounts receivable.

      Net cash provided by operating activities was $37.0 million in 2005, an increase of $8.5 million from $28.5 million in 2004. Net cash provided by operating activities during 2005 was primarily due to net income of $1.5 million adjusted for non-cash items of $14.2 million, including a $3.2 million tax benefit related to stock option exercises, and an increase of $39.1 million in accrued expenses, primarily representing expenses related to the Acquisition that were expensed in the period. These items were partially offset by increases of $7.6 million, $2.1 million and $5.8 million in taxes receivable, prepaid expenses and accounts receivable, respectively.
      Net cash used in investing activities was $12.6 million for the three months ended March 31, 2006. Net cash used by investing activities was due to the $11.9 million net cash paid for the acquisition of Cogent and the $1.1 million in capital expenditures. These items were partially offset by a $0.4 million reimbursement received from the escrow account established in connection with our acquisition of FI.
      Net cash used in investing activities was $987.8 million in 2005, including $877.0 million in connection with the Acquisition and $207.9 million for six acquisitions. These items were partially offset by net sales of marketable securities of $101.9 million.
      Net cash used in financing activities was $5.3 million for the three months ended March 31, 2006. Net cash used in financing activities was due to the $11.3 million repayment of debt, including $0.3 million of debt assumed in our acquisition of Cogent, offset by $6.0 million in new borrowings to partially finance the acquisition of Cogent.
      Net cash provided by financing activities was $937.8 million in 2005, primarily related to Acquisition-related financing of $490.0 million and $381.0 million of equity contributions. Additionally, we borrowed $83.0 million under our credit facility, which was repaid in connection with the Acquisition, offset by total debt payments of $10.4 million. The exercise of stock options provided $2.5 million, offset by $3.7 million for the payment of our semi-annual cash dividends and $5.6 million used to repurchase shares of our common stock.
      As a result of the Acquisition, we are highly leveraged and our debt service requirements are significant. At March 31, 2006, our total indebtedness was $483.2 million and we had $71.6 million available for borrowing under our revolving credit facility.

Contractual Obligations
      The following table summarizes our contractual obligations as of December 31, 2005 that require us to make future cash payments (in thousands):

	Payments Due by Period

		Less Than			More Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

Short-term and long-term debt	$488,581	$2,771	$5,517	$5,517	$474,776
Interest payments(1)	325,720	46,952	87,158	86,382	105,228
Operating lease obligations(2)	32,483	7,543	10,872	6,788	7,280
Purchase obligations(3)	4,276	1,517	1,382	614	763

Total contractual obligations	$851,060	$58,783	$104,929	$99,301	$588,047

(1)	Reflects interest payments on our term loan facility at an assumed interest rate of three-month LIBOR of 4.53% plus 2.5%, interest payments on our revolving credit facility at an assumed interest rate of one-month LIBOR of 4.39% plus 2.75% and required interest payment payments on our notes of 11.75%.

(2)	We are obligated under noncancelable operating leases for office space and office equipment. The lease for the corporate facility in Windsor, Connecticut expires in 2008 and we have the right to extend the lease for an additional term of five years. We sublease office space under noncancelable leases. We received rental income under these leases of $352,000, $456,000 and $500,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

(3)	Purchase obligations include the minimum amounts committed under contracts for goods and services.

      In addition, from time to time, we are subject to certain legal proceedings and claims that arise in the normal course of our business. In the opinion of management, we are not a party to any litigation that we believe could have a material effect on us or our business.
Off-Balance Sheet Arrangements
      We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.
The Transactions
      On November 23, 2005, in connection with the Transactions, we (1) entered into a new $350 million credit facility, consisting of a $200 million term loan facility with SS&C Technologies, Inc. as the borrower, a $75 million-equivalent term loan facility with a Canadian subsidiary as the borrower ($17 million of which is denominated in US dollars and $58 million of which is denominated in Canadian dollars) and a $75 million revolving credit facility and (2) issued $205 million aggregate principal amount of senior subordinated notes.

Senior Credit Facilities
      Our borrowings under our senior credit facilities bear interest at either a floating base rate or a Eurocurrency rate plus, in each case, an applicable margin. In addition, we pay a commitment fee in respect of unused revolving commitments at a rate that will be adjusted based on our leverage ratio. Beginning on March 31, 2006, we are obligated to make quarterly principal payments on the term loan of $2.8 million per year. Subject to certain exceptions, thresholds and other limitations, we are required to prepay outstanding loans under our senior credit facilities with the net proceeds of certain asset dispositions, near-term tax refunds and certain debt issuances and 50% of our excess cash flow (as defined in the agreements governing our senior credit facilities), which percentage will be reduced based on our reaching certain leverage ratio thresholds.
      The obligations under our senior credit facilities are guaranteed by all of our existing and future wholly owned U.S. subsidiaries and by Holdings, with certain exceptions as set forth in our credit agreement. The obligations of the Canadian borrower are guaranteed by us, each of our U.S. and Canadian subsidiaries and Holdings, with certain exceptions as set forth in our credit agreement. Our obligations under our senior credit facilities are secured by a perfected first priority security interest in all of our capital stock and all of the capital stock or other equity interests held by us, Holdings and each of our existing and future U.S. subsidiary guarantors (subject to certain limitations for equity interests of foreign subsidiaries and other exceptions as set forth in our credit agreement) and all of our and Holdings’ tangible and intangible assets and the tangible and intangible assets of each of our existing and future U.S. subsidiary guarantors, with certain exceptions as set forth in our credit agreement. The Canadian borrower’s borrowings under our senior credit facilities and all guarantees thereof are secured by a perfected first priority security interest in all of our capital stock and all of the capital stock or other equity interests held by us, Holdings and each of our existing and future U.S. and Canadian subsidiary guarantors, with certain exceptions as set forth in our credit agreement, and all of our and Holdings’ tangible and intangible assets and the tangible and intangible assets of each of our existing and future U.S. and Canadian subsidiary guarantors, with certain exceptions as set forth in our credit agreement.
      The senior credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our (and most of our subsidiaries’) ability to incur additional indebtedness, pay dividends and distributions on capital stock, create liens on assets, enter into sale and lease-back transactions, repay subordinated indebtedness, make capital expenditures, engage in certain transactions with affiliates, dispose of assets and engage in mergers or acquisitions. In addition, under the senior credit facilities, we are required to satisfy and maintain a maximum total leverage ratio and a minimum interest coverage ratio. We were in compliance with all covenants at March 31, 2006. See “Description of Senior Credit Facilities.”
     11 3/4% Senior Subordinated Notes due 2013
      Our 11 3/4% senior subordinated notes due 2013 are unsecured senior subordinated obligations that are subordinated in right of payment to all existing and future senior debt, including the senior credit facilities. The notes will be pari passu in right of payment to all future senior subordinated debt.
      The notes are redeemable in whole or in part, at our option, at any time at varying redemption prices that generally include premiums, which are defined in the indenture. In addition, upon a change of control, we are required to make an offer to redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest.
      The indenture governing the notes contains a number of covenants that restrict, subject to certain exceptions, our ability and the ability of our restricted subsidiaries to incur additional indebtedness, pay dividends, make certain investments, create liens, dispose of certain assets and engage in mergers or acquisitions. See “Description of the Exchange Notes.”

Covenant Compliance
      Under the senior credit facilities, we are required to satisfy and maintain specified financial ratios and other financial condition tests. As of March 31, 2006, we were in compliance with the financial and non-financial covenants. Our continued ability to meet these financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet these ratios and tests. A breach of any of these covenants could result in a default under the senior credit facilities. Upon the occurrence of any event of default under the senior credit facilities, the lenders could elect to declare all amounts outstanding under the senior credit facilities to be immediately due and payable and terminate all commitments to extend further credit.
      Consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP measure used to determine our compliance with certain covenants contained in the indenture governing the senior subordinated notes and in our senior credit facilities. Consolidated EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indenture and our senior credit facilities. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Consolidated EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.
      The breach of covenants in our senior credit facilities that are tied to ratios based on Consolidated EBITDA could result in a default under that agreement, in which case the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under our indenture. Additionally, under our debt agreements, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Consolidated EBITDA.
      Consolidated EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While Consolidated EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. Consolidated EBITDA does not reflect the impact of earnings or charges resulting from matters that we may consider not to be indicative of our ongoing operations. In particular, the definition of Consolidated EBITDA in the senior credit facilities allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. Further, our debt instruments require that Consolidated EBITDA be calculated for the most recent four fiscal quarters. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or any complete fiscal year.
      The following is a reconciliation of net income, which is a GAAP measure of our operating results, to Consolidated EBITDA as defined in our senior credit facilities.

	Successor	Predecessor	Combined	Successor	Predecessor

				Period from	Period from
	Three Months	Three Months		November 23,	January 1
	Ended	Ended	Year Ended	2005 through	through	Year Ended
	March 31,	March 31,	December 31,	December 31,	November 22,	December 31,
	2006	2005	2005	2005	2005	2004

			(In thousands)
Net income	$(226)	$5,969	$1,543	$831	$712	$19,010
Interest expense (income), net	11,509	(572)	5,951	4,890	1,061	(1,528)
Income taxes	83	3,816	2,658	—	2,658	12,030
Depreciation and amortization	6,569	1,373	11,876	2,301	9,575	4,592

EBITDA	17,935	10,586	22,028	8,022	14,006	34,104
Purchase accounting adjustments(1)	1,141	—	616	616	—	—
Merger costs	—	—	36,912	—	36,912	—
Unusual or non-recurring charges(2)	65	(49)	(979)	(242)	(737)	(81)
Acquired EBITDA and cost savings(3)	632	8,802	14,893	85	14,808	26,495
Other(4)	250	—	107	107	—	—

Consolidated EBITDA, as defined	$20,023	$19,339	$73,577	$8,588	$64,989	$60,518

(1)	Purchase accounting adjustments include the adjustment of deferred revenue and lease obligations to fair value at the date of the Transactions.

(2)	Unusual or non-recurring charges include foreign currency gains and losses, gains and losses on the sales of marketable securities and proceeds from legal settlements.

(3)	Acquired EBITDA reflects the EBITDA impact of businesses that were acquired during the period as if the acquisition occurred at the beginning of the period and cost savings to be realized from such acquisitions.

(4)	Other comprises management fees paid to The Carlyle Group.
      Our covenants requiring a maximum total leverage ratio and a minimum interest coverage ratio did not become effective until April 2006. Our covenant restricting capital expenditures for the period November 23, 2005 through December 31, 2005 limited expenditures to $3 million. Actual capital expenditures for the period were $0.3 million.
Quantitative and Qualitative Disclosures About Market Risk
      We do not use derivative financial instruments for trading or speculative purposes. We have invested our available cash in short-term, highly liquid financial instruments, having initial maturities of three months or less. When necessary we have borrowed to fund acquisitions.

      At March 31, 2006, we had total debt of $483.2 million, including $278.2 million of variable rate debt. At December 31, 2005, we had total debt of $488.6 million, including $283.6 million of variable rate debt. We have entered into three interest rate swap agreements which fixed the interest rates for $200.7 million of our variable rate debt. Two of our swap agreements are denominated in U.S. dollars and have notional values of $100 million and $50 million, effectively fix our interest rates at 7.28% and 7.21%, respectively, and expire in December 2010 and December 2008, respectively. Our third swap agreement is denominated in Canadian dollars and has a notional value equivalent to approximately $50.7 million U.S. dollars. The Canadian swap effectively fixes our interest rate at 6.679% and expires in December 2008. During the period when all three of our swap agreements are effective, a 1% change in interest rates would result in a change in interest of approximately $0.8 million per year. Upon the expiration of the two interest rate swap agreements in December 2008 and the third interest rate swap agreement in December 2010, a 1% change in interest rates would result in a change in interest of approximately $1.8 million and $2.8 million per year, respectively. See note 7 of notes to our consolidated financial statements.
      At March 31, 2006 and December 31, 2005, $61.8 million and $80.6 million of our debt, respectively, was denominated in Canadian dollars. We expect that our foreign denominated debt will be serviced through our local operations.
      During 2005, approximately 37% of our revenue was from customers located outside the United States. A portion of the revenue from customers located outside the United States is denominated in foreign currencies, the majority being the Canadian dollar. Revenues and expenses of our foreign operations are denominated in their respective local currencies. We continue to monitor our exposure to foreign exchange rates as a result of our foreign currency denominated debt, our acquisitions and changes in our operations.
      The foregoing risk management discussion and the effect thereof are forward-looking statements. Actual results in the future may differ materially from these projected results due to actual developments in global financial markets. The analytical methods used by us to assess and minimize risk discussed above should not be considered projections of future events or losses.

BUSINESS
Company Overview
      We are a leading provider of a broad range of highly specialized proprietary software and software-enabled outsourcing solutions for the financial services industry. Our software facilitates and automates mission-critical processing for information management, analysis, trading, accounting, reporting and compliance. Since 1986, our products and services have helped our customers solve complex information processing requirements and improve the effectiveness and productivity of their investment professionals. We generate revenues by licensing our proprietary software to users (coupled with renewable maintenance contracts), leveraging our software to provide outsourcing solutions, and providing professional services to implement and otherwise support our products. Our business model is characterized by significant contractually recurring revenue, high operating margins and significant cash flow. For financial information related to our business, including geographic information, please see our consolidated financial statements, including the notes thereto.
      We provide over 50 products and services to more than 4,000 clients globally in seven vertical markets in the financial services industry:

•	insurance entities and pension funds

•	institutional asset managers

•	hedge funds and family offices

•	multinational banks, retail banks and credit unions

•	commercial lenders

•	real estate property managers

•	municipal finance groups
      We believe that we are a leading provider of financial management software in the sectors within the highly fragmented market for financial services software in which we compete. Our customers include many of the largest and most well-recognized firms in the financial services industry, which together manage over $7 trillion in assets worldwide. Our revenue is highly diversified, with no single client accounting for more than 5.4% of our revenue for fiscal 2005. We have continued to migrate our business to a contractually recurring revenue model (79% of our revenue for the year ended December 31, 2005 was contractually recurring in nature), which helps us minimize the fluctuations in revenues and cash flows typically associated with non-recurring software license revenues and enhances our ability to estimate our future results of operations. We have experienced average revenue retention rates in each of the last three years of greater than 90% on our maintenance and outsourcing service contracts for our core enterprise software products, which generate a substantial majority of our contractually recurring revenue. We believe that the high-value added nature of our products and services have enabled us to maintain our high revenue retention rates.
      We were founded in 1986 by William C. Stone, who has served as our Chairman and Chief Executive Officer since our inception. We have grown our business by increasing sales of products and services to existing customers, attracting new clients to increase our installed customer base, and utilizing internal product development and complementary acquisitions to capitalize on evolving market opportunities. We believe we offer one of the broadest selections of products and services in the industry and offer multiple delivery options, allowing us to offer comprehensive end-to-end solutions to our customers.
Industry Background
      The financial services industry is the largest global investor in IT software and services. IT expenditures on software, professional services and outsourcing by the U.S. financial services industry are growing. Financial services companies are increasingly relying on third-party vendors for new software products and services given the resources and expertise required to develop, support and maintain these products and services on a cost-effective basis.
      We believe that several factors will continue to drive growth in financial services IT spending, including:

•	rapidly changing market conditions;

•	increasing transaction volumes with shorter settlement cycles;

•	increasing assets under management;

•	fierce global competition;

•	constantly evolving regulatory requirements with increasing regulatory oversight;

•	increasing number, and greater complexity, of asset classes and securities products;

•	outsourcing of non-core business functions; and

•	consolidation of industry assets at both large insurers and asset managers.
      As a result of these factors, many financial services organizations face an increasing gap between the amount and complexity of data that they must analyze and control and their finite internal IT resources. Financial services organizations rely in large part on internal IT departments to supply the systems required to meet their information analysis requirements. Typically, the systems used are a mix of internally developed programs implemented on expensive mainframes and externally developed software applications deployed in a distributed computing environment. These systems require large IT departments, are expensive to implement, support and modify, have limited interoperability and often cannot fully support specialized asset classes or regulatory compliance and reporting. To meet their demands, financial services organizations continue to turn to flexible, cost-effective, rapidly deployable software and software-enabled outsourcing solutions that support informed, real-time business decision-making and regulatory compliance.
Our Strengths
      We believe that attractive industry dynamics coupled with our competitive advantages will enable us to continue to expand over the coming years.
      Highly Diversified and Stable Customer Base. By providing mission-critical, well-established software products and services, we have developed a large installed customer base within the diverse end markets in the financial services industry that we serve. Our client base of over 4,000 includes some of the largest and most well recognized firms in the financial services industry. We believe that our high-quality products and superior services have led to long-term customer relationships, some of which date from our earliest days of operations in 1987. During fiscal 2005, our top 10 customers represented approximately 23% of our revenue, with no single customer accounting for more than 5.4%. We have experienced average revenue retention rates of over 90% on our maintenance and outsourcing contracts for our core enterprise software products in each of the last three years.
      High Margin, Scaleable Business Model that Generates Significant Operating Cash Flow. We have consistently improved operating margins since 2001 by increasing sales across our existing cost structure and driving higher levels of contractually recurring revenue. The combination of our strong profitability, moderate capital expenditures (less than 2% of our revenue for the year ended December 31, 2005) and minimal working capital requirements allows us to generate high levels of operating cash flow. We believe we currently have adequate resources and infrastructure to support our business plans and, as a result, anticipate that our business model will continue to lend itself to generating high operating margins and significant operating cash flow.
      Substantial Contractually Recurring Revenue. We continue to focus on growing contractually recurring revenue streams from our software-enabled outsourcing solutions and maintenance services because they provide greater predictability in the operation of our business and enable us to build valued long-term relationships with our clients. The shift to a more recurring revenue based business model has reduced volatility in our revenue and earnings, and increased management’s ability to estimate future results. Contractually recurring revenue represented approximately 79% of total revenue for the year ended December 31, 2005, up from 23% of total revenue in 1997.
      Ownership of Outsourcing Software Promotes Higher Margins and Product Improvement. We use our own proprietary software products and infrastructure to provide our software-enabled outsourcing services, resulting in high overall operating margins and multiyear contractually recurring revenue. In addition, our daily usage of these products in the execution of our business process outsourcing (BPO) business allows us to quickly identify and deploy product improvements and respond to client feedback, enhancing the competitiveness of both our license and outsourcing offerings. This continuous feedback process provides us with a significant advantage over many of our competitors, specifically those software competitors that do not provide outsourcing services and therefore do not have the same level of hands-on experience with their products, as well as outsourcing competitors that utilize third-party technology and are therefore dependent on third-party software providers for key service support and product development.
      Attractive Industry Dynamics. We believe that we will benefit from favorable dynamics in the financial services industry, including the growth of worldwide IT spending on software, professional services and outsourcing. Other favorable growth factors include: increasing assets under management and transaction volumes; constantly evolving regulatory requirements; the increasing number, and greater complexity, of asset classes; and the challenge to enable real-time business decision-making amid increased amounts and complexity of information. We believe that these trends, coupled with our ability to leverage our extensive industry expertise to rapidly react to our customers’ needs and incremental penetration opportunities within the financial services industry, will further drive our organic growth.
      Extensive Industry Expertise. Our team of approximately 692 development and service professionals has significant expertise across the seven vertical markets that we serve and a deep working knowledge of our clients’ businesses. By leveraging this expertise and knowledge, we have developed, and continue to improve, our software products and services to enable our clients to overcome the complexities inherent in their businesses.
      Successful, Disciplined Acquisition History. We have a proven ability to acquire and integrate complementary businesses. Our experienced senior management team leads a rigorous evaluation of our acquisition candidates to ensure that they satisfy our product or service needs and will successfully integrate with our business while meeting our targeted financial goals. As a result, each of our acquisitions has contributed a marketable product or service that has added to our revenues. In addition, our acquisitions have enabled us to expand our product and service offerings to our existing customers and given us the opportunity to market our existing products into new markets or client bases. We also have generally been able to improve the operational performance and profitability of the acquired businesses. In addition, we believe that our acquisitions have been a low risk extension of our research and development effort that has enabled us to purchase proven products without the uncertainty of in-house development. On April 19, 2005, we purchased all of the outstanding stock of Financial Models Company Inc., or FMC, for $159.0 million in cash. FMC is a leading provider of comprehensive investment management systems that complement our product and service offerings to meet the front-, middle-and back-office needs of the investment management industry. This acquisition is our largest to date and provides us with significant opportunities to grow revenues while eliminating duplicative costs.
      Experienced Management Team with an Average of Over 15 Years of Experience. Our management team has an established track record of operational excellence. On average, our senior management team has more than 15 years of experience with us or other companies in the software and financial services industries.

Business Strategy
      Our goal is to be the leading provider of superior technology solutions to the financial services industry. To achieve our goal, we intend to:

Grow Our Software-Enabled Outsourcing and Other Contractually Recurring Revenues. We plan to further increase our contractually recurring revenue streams from our software-enabled outsourcing solutions and maintenance services because they provide us with greater predictability in the operation of our business and enable us to build valued relationships with our clients. We believe that our software-enabled outsourcing solutions provide an attractive alternative to clients that do not wish to install, run and maintain complicated financial software.

Increase Revenues from Our Existing Clients. Revenues from our existing clients generally grow along with the volume of assets that they manage. While we expect to continue to benefit from this trend, we intend to continue to use our deep understanding of the financial services industry to identify other opportunities to increase our revenues from our existing clients. Many of our current customers use our products for a relatively small portion of their total funds and investment vehicles under management, providing us with excellent opportunities for growth as we attempt to gain a larger share of their business. We have been successful in, and expect to continue to focus our marketing efforts on, providing additional modules or features to the products and services our existing clients already use, as well as cross-selling our other products and services to them.

Enhance Our Product and Service Offerings to Address the Specialized Needs of Our Clients. We have accumulated substantial financial expertise since our founding in 1986 through close working relationships with our clients, resulting in a deep knowledge base that enables us to respond to their most complex financial, accounting, actuarial, tax and regulatory needs. We intend to leverage our expertise by continuing to offer products and services that address the highly specialized needs of the financial services industry. Our internal product development team works closely with marketing and support personnel to ensure that product evolution reflects developments in the marketplace and trends in client requirements. In addition, we intend to continue to develop our products in a cost-effective manner by leveraging common components across product families. We believe that we enjoy a competitive advantage because we can address the investment and financial management needs of high-end clients by providing industry-tested products and services that meet global market demands and enable our clients to automate and integrate their front-, middle- and back-office functions for improved productivity, reduced manual intervention and bottom-line savings.

Maintain Our Commitment to the Highest Level of Client Service. We intend to continue to differentiate ourselves from our competition through our commitment to the highest level of client service. Our clients include large, sophisticated institutions with complex systems and requirements, and we understand the importance of providing them with both the experience of our senior management and the technical expertise of our sales, professional services and support staffs. Our commitment begins with our senior management team, which actively participates in creating and building client relationships. For each solution deployment, we analyze our client’s needs and assemble a team of appropriate industry vertical and technical experts who can quickly and efficiently deliver tailored solutions to the client. We provide our larger clients with a full-time dedicated client support team whose primary responsibility is to resolve questions and provide solutions to address ongoing needs. We expect to build even greater client loyalty and generate high-quality references for future clients by leveraging the individual attention and industry expertise provided by our senior management and staff.

Capitalize on Acquisition Opportunities. We believe that the market for financial services software and services is highly fragmented and rapidly evolving, with many new product introductions and industry participants. To supplement our internal development efforts and capitalize on growth opportunities, we intend to continue to employ a disciplined and highly focused acquisition strategy. We will seek to opportunistically acquire, at attractive valuations, businesses, products and technologies in our existing or complementary vertical markets.

Our Acquisitions
      Since 1995, we have acquired over 20 businesses within our industry. We generally seek to acquire companies that:

•	provide complementary products or services in the financial services industry;

•	address a highly specialized problem or a market niche in the financial services industry;

•	expand our global reach into strategic geographic markets;

•	have solutions that lend themselves to being delivered as either a software-enabled BPO service or an application service provider (ASP) solution;

•	possess proven technology and an established client base that will provide a source of ongoing revenue and to whom we may be able to sell existing products and services; and

•	satisfy our financial metrics, including expected return on investment.
      Our senior management receives numerous acquisition proposals and chooses to evaluate several proposals each quarter. We receive referrals from several sources, including clients, investment banks and industry contacts. We believe based on our experience that there are numerous solution providers addressing highly particularized financial services needs or providing specialized services that would meet our acquisition criteria.
      Below is a table summarizing our acquisitions.

			Acquired Products and
Date	Acquired Business	Contract Purchase Price	Services Currently Offered

March 1995	Chalke	$10,000,000	PTS
November 1997	Mabel Systems	$850,000 and 109,224 shares of common stock	Mabel
December 1997	Shepro Braun Systems	1,500,000 shares of common stock	Total Return, Antares
March 1998	Quantra	$2,269,800 and 819,028 shares of common stock	SKYLINE
April 1998	The Savid Group	$821,500	Debt & Derivatives
March 1999	HedgeWare	1,028,524 shares of common stock	AdvisorWare
March 1999	Brookside	41,400 shares of common stock	Consulting services
November 2001	Digital Visions	$1,350,000	PortPro, The BANC Mall, PALMS
January 2002	Real-Time, USA	$4,000,000	Real-Time, Lightning
November 2002	DBC	$4,500,000	Municipal finance products
December 2003	Amicorp Fund Services	$1,800,000	Fund services
January 2004	Investment Advisory Network	$3,000,000	Compass, Portfolio Manager
February 2004	NeoVision Hypersystems	$1,600,000	Heatmaps
April 2004	OMR Systems	$19,671,000	TradeThru, Xacct
February 2005	Achievement Technologies	$470,000	SamTrak
February 2005	EisnerFast LLC	$25,300,000	Fund services
April 2005	Financial Models Company	$159,000,000	FMC suite of products

Acquired Products and
Date	Acquired Business	Contract Purchase Price	Services Currently Offered

June 2005	Financial Interactive, Inc.	358,424 shares of common stock and warrants to purchase 50,000 shares of common stock with an exercise price of $37.69 per share	FundRunner
August 2005	MarginMan	$5,600,000 and the assumption of certain liabilities	MarginMan
October 2005	Open Information Systems, Inc.	$24,000,000 and earn-out payments to be made in 2007 based on revenue for 2006, or, under certain circumstances, 2007	Money Market Manager, Information Manager
March 2006	Cogent Management	$12,250,000	Fund services
      Many of our acquisitions have enabled us to expand our product and service offerings into new markets or client bases within the financial services industry. For example, with our acquisitions of Shepro Braun Systems and HedgeWare, we began providing portfolio management and accounting software to the hedge funds and family offices market. We began offering property management products to the real estate property management industry after we acquired Quantra and started selling financial modeling products to the municipal finance groups market after the DBC acquisition. Our acquisition of OMR Systems Corporation and OMR Systems International, Ltd. allows us to offer integrated, global solutions to financial institutions and hedge funds through our TradeThru software and Xacct services. The acquisition of EisnerFast has expanded our software-enabled outsourcing offerings to the hedge fund market. With our acquisition of FMC, we were able to complement and expand our product and service offerings to meet the front-, middle- and back-office needs of the investment management industry. The addition of new products and services also has enabled us to market other products and services to acquired client bases. Some acquisitions have also provided us with new technology, such as the Heatmaps data visualization product developed by NeoVision Hypersystems, Inc.
      To date, all of our acquisitions have resulted in a marketable product or service that has added to our revenues. We also have generally been able to improve the operating performance and profitability of the acquired businesses. We seek to reduce the costs of the acquired businesses by consolidating sales and marketing efforts and by eliminating redundant administrative tasks and research and development expenses. In some cases, we have also been able to increase revenue generated by acquired products and services by leveraging our larger sales capabilities and client base.
Products and Services
      Our products and services allow professionals in the financial services industry to efficiently and rapidly analyze and manage information, increase productivity, reduce costs and devote more time to critical business decisions. We provide highly flexible, scaleable and cost-effective solutions that enable our clients to meet growing and evolving regulatory requirements, track complex securities, better employ sophisticated investment strategies and scale efficiently with growing assets under management. Our portfolio of over 50 products and services enables our customers to integrate their front-end functions (trading and modeling), with their middle-office functions (portfolio management and reporting) and their back-office functions (processing, clearing and accounting). Our CAMRA, TradeThru and AdvisorWare products accounted for approximately 60% of our revenue for the year ended December 31, 2004. Our CAMRA, TradeThru, Pacer, AdvisorWare and Total Return products accounted for approximately 55% of our revenue for the year ended December 31, 2005.
      We have substantial industry expertise across the seven vertical markets that we serve. Our team of approximately 692 professionals is well positioned to address many of the complex needs of our clients due in part to constantly evolving regulatory requirements with increasing regulatory oversight and the increasing number, and greater complexity, of asset classes and securities products. Our portfolio of products and services enables our clients to address many of these and other complicated business needs, as well as to simplify their day-to-day operations.
      The following chart summarizes our principal products and services, typical users and the vertical markets each product serves:

Products and Services	Typical Users	Vertical Markets Served

Portfolio Management/Accounting
AdvisorWare	Portfolio managers	Hedge funds and family offices
Altair	Asset managers	Institutional asset managers
CAMRA	Fund administrators	Insurance companies and
CAMRA D Class	Investment advisors	pension funds
Debt & Derivatives	Accountants	Municipal finance groups
FundRunner	Auditors	Multinational banks, retail banks
FundRunner Web	Alternative investment managers	and credit unions
Lightning	Brokers/dealers
Pacer
Pages
PALMS
PortPro
Recon
SS&C Wealth Management
Suite
Sylvan
Total Return

Outsourcing
FMC Outsourcing	Portfolio managers	Hedge funds and family offices
SS&C Direct	Asset managers	Institutional asset managers
SS&C Fund Services	Fund administrators	Insurance companies and
	Investment advisors	pension funds
Alternative investment managers

Securities Data
FMCNet	Investment managers	Institutional asset managers
SVC	Fund administrators	Hedge funds and family offices
	Securities traders	Insurance companies and pension
	Portfolio managers	funds
	Asset managers	Multinational banks, retail banks and credit unions

Trading/Treasury Operations
Antares	Securities traders	Hedge funds and family offices
MarginMan	Financial institutions	Insurance companies and pension funds
TradeDesk	Foreign exchange traders	Institutional asset managers
TradeThru		Multinational banks, retail banks and credit unions

Products and Services	Typical Users	Vertical Markets Served

Financial Modeling
AnalyticsExpress	CEO/CFOs	Insurance companies and
DBC (family of products)	Risk managers	pension funds
Finesse HD	Actuarial professionals	Municipal finance groups
PTS	Bank asset/liability managers
Investment bankers
State/local treasury staff
Financial advisors

Loan Management/Accounting
LMS Loan Suite	Mortgage originators	Commercial lenders
LMS Originator	Commercial lenders	Insurance companies and
LMS Servicer	Mortgage loan servicers	pension funds
The BANC Mall	Mortgage loan portfolio managers	Multinational banks, retail banks
	Real estate investment managers	and credit unions
Bank/credit union loan officers

Property Management
SKYLINE (family of products)	Real estate investment managers	Real estate leasing/property
SamTrak	Real estate leasing agents	managers
Real estate property managers
Facility managers

Technology
Heatmaps	Securities traders	Institutional asset managers
Portfolio managers
Risk managers
Financial advisors
Hedge fund managers

Money Market Processing
Information Manager	Financial institutions	Multinational banks, retail banks
Money Market Manager	Custodians	and credit unions
Security lenders
Cash managers

Portfolio Management/ Accounting
      Our products and services for portfolio management span most of our vertical markets and offer our clients a wide range of investment management solutions.
      AdvisorWare. AdvisorWare software supports hedge funds, funds of funds and family offices with sophisticated global investment, trading and management concerns, and/or complex financial, tax (including German tax requirements), partnership and allocation reporting requirements. It delivers comprehensive multi-currency investment management, financial reporting, performance fee calculations, net asset value calculations, contact management and partnership accounting in a straight-through processing environment.
      Altair. Altair software is a portfolio management system designed for companies that are looking for a solution that meets Benelux market requirements and want client/server architecture with SQL support. We sell Altair primarily to European asset managers, stockbrokers, custodians, banks, pension funds and insurance companies. Altair supports a full range of financial instruments, including fixed income, equities, real estate investments and alternative investment vehicles.

      CAMRA. CAMRA (Complete Asset Management, Reporting and Accounting) software supports the integrated management of asset portfolios by investment professionals operating across a wide range of institutional investment entities. CAMRA is a 32-bit, multi-user, integrated solution tailored to support the entire portfolio management function and includes features to execute, account for and report on all typical securities transactions.
      We have designed CAMRA to account for all activities of the investment operation and to continually update investment information through the processing of day-to-day securities transactions. CAMRA maintains transactions and holdings and stores the results of most accounting calculations in its open, relational database, providing user-friendly, flexible data access and supporting data warehousing.
      CAMRA offers a broad range of integrated modules that can support specific client requirements, such as TBA dollar rolls, trading, compliance monitoring, net asset value calculations, performance measurement, fee calculations and reporting.
      CAMRA D Class. CAMRA D Class software is for smaller U.S. insurance companies that need to account for their trades and holdings and comply with statutory reporting requirements but do not require a software application as sophisticated as CAMRA.
      Debt & Derivatives. Debt & Derivatives is a comprehensive financial application software package designed to process and analyze all activities relating to derivative and debt portfolios, including pricing, valuation and risk analysis, derivative processing, accounting, management reporting and regulatory reporting. Debt & Derivatives delivers real-time transaction processing to treasury and investment professionals, including traders, operations staff, accountants and auditors.
      FundRunner. FundRunner is a hedge fund investor relationship management and fund profiling solution. FundRunner solutions provide a comprehensive investor relationship management and fund profiling infrastructure for managing sophisticated investors by consolidating and automating their communication needs. FundRunner solutions streamline client servicing and marketing for fund managers and integrates account management, correspondence tracking, marketing, reporting, fund and investor performance analysis and compliance.
      FundRunner Web. FundRunner Web is a robust, easy-to-use Internet communications development and administration toolset for the investment management industry. FundRunner Web empowers investment managers to easily develop and maintain a secure, personalized web presence in order to give their clients valuable information.
      Lightning. Lightning is a comprehensive ASP solution supporting the front-, middle- and back-office processing needs of commercial banks and broker-dealers of all sizes and complexity. Lightning automates a number of processes, including trading, sales, funding, accounting, risk analysis and asset/liability management.
      Pacer. Pacer is a portfolio management and accounting system designed to manage diversified global portfolios and meet the unique management and accounting needs of all business streams, from institutional and pension management, to separately managed accounts, private client portfolios, mutual funds and unit trusts.
      Pages. Pages is a client communication system that generates unique individual client statements and slide presentations for print, electronic or face-to-face meetings. Pages helps enhance customer services by producing client statements that automatically assemble data from portfolio management, customer relationship management, performance measurement and other investment systems.
      PALMS. PALMS (Portfolio Asset Liability Management System) is an Internet-based service for community banks and credit unions that enables them to manage and analyze their balance sheet. PALMS gives financial institutions instant access to their balance sheet by importing data directly from general ledger, loan, deposit and investment systems and can perform simulations for detailed analysis of the data.

      PortPro. PortPro delivers Internet-based portfolio accounting and is available on an ASP basis. PortPro helps financial institutions effectively measure, analyze and manage balance sheets and investment portfolios. PortPro is offered as a stand-alone product or as a module of Lightning. PortPro includes bond accounting and analytics.
      Recon. Recon is a transaction, position and cash reconciliation system that streamlines reconciliation by identifying exceptions and providing effective workflow tools to resolve issues faster, thereby reducing operational risk. Recon automatically reconciles transactions, holdings and cash from multiple sources.
      SS&C Wealth Management. SS&C Wealth Management is a web services platform that delivers core account management services to wealth management professionals. Services include investor prospecting, account aggregation and reconciliation, account management, tax lot accounting, performance measurement, fee processing and reporting. Services can be customized to meet the specific needs of registered investment advisors, broker dealers or financial institutions.
      Suite. Suite is a web-based platform for investment managers designed around their daily tasks to address important aspects of their work day. Suite is an all-in-one integrated solution built from the ground up to take advantage of the Internet, with integrated capabilities for investment analysis, modeling, portfolio construction and monitoring and trade communications.
      Sylvan. Sylvan is a performance measurement, attribution and composite management platform designed to streamline the calculation and reporting of all performance measurement requirements of clients. It provides an enterprise-wide performance solution with data sourced from multiple accounting engines and is highly scaleable, supporting the high volumes of detailed analysis requirements of institutional investment managers.
      Total Return. Total Return is a portfolio management and partnership accounting system directed toward the hedge fund and family office markets. It is a multi-currency system, designed to provide financial and tax accounting and reporting for businesses with high transaction volumes.

Software-Enabled Outsourcing
      FMC Outsourcing. FMC Outsourcing delivers a total business solution, building technology and outsourcing solutions to help investment firms improve their workflow processes.
      SS&C Direct. We provide comprehensive ASP/ BPO services through our SS&C Direct operating unit for portfolio accounting, reporting and analysis functions. The SS&C Direct service includes:

•	hosting of a company’s application software;

•	automated workflow integration;

•	automated quality control mechanisms; and

•	extensive interface and connectivity services to custodian banks, data service providers, depositories and other external entities.
      SS&C Direct’s Outsourced Investment Accounting Services option includes comprehensive investment accounting and investment operations services for sophisticated, global organizations.
      SS&C Fund Services. We provide complete on- and offshore fund administration outsourcing services to hedge fund and other alternative investment managers using our proprietary software products. SS&C Fund Services offers fund manager services, transfer agency services, funds of funds services, tax processing and accounting and processing. SS&C Fund Services supports all fund types and investment strategies. Market segments served include:

•	hedge fund managers;

•	funds of funds managers;

•	commodity trading advisors;

•	family offices;

•	private wealth groups;

•	investment managers;

•	commodity pool operators;

•	proprietary traders;

•	private equity groups; and

•	separate managed accounts.

Securities Data
      FMCNet. FMCNet is a global trade network linking investment managers, broker/ dealers, clearing agencies, custodians and interested parties. FMCNet’s real-time trade matching utility and delivery instruction database facilitate integration of front-, middle- and back-office functions, reducing operational risk and costs.
      SVC. SVC is a single source for securities data that consolidates data from leading global sources to provide clients with the convenience of one customized data feed. SVC provides clients with seamless, timely and accurate data for pricing, corporate actions, dividends, interest payments, foreign exchange rates and security master for global financial instruments.

Trading/ Treasury Operations
      Our comprehensive real-time trading systems offer a wide range of trade order management solutions that support both buy-side and sell-side trading. Our full-service trade processing system delivers comprehensive processing for global treasury and derivative operations. Solutions are available to clients on a license, ASP or BPO basis.
      Antares. Antares is a comprehensive, real-time, event-driven trading and profit and loss reporting system designed to integrate trade modeling with trade order management. Antares enables clients to trade and report fixed-income, equities, foreign exchange, futures, options, repos and many other instruments across different asset classes. Antares also offers an add-on option of integrating Heatmaps’ data visualization technology to browse and navigate holdings information.
      MarginMan. MarginMan delivers collateralized trading software to the foreign exchange (FX) marketplace. MarginMan supports collateralized FX trading, precious metals trading and over-the-counter FX options trading.
      TradeDesk. TradeDesk is a comprehensive paperless trading system that automates front- and middle-office aspects of fixed-income transaction processing. In particular, TradeDesk enables clients to automate ticket entry, confirmation and access to offerings and provides clients with immediate, online access to complete client information and holdings.
      TradeThru. TradeThru is a web-based treasury and derivatives operations service that supports multiple asset classes and provides multi-bank, multi-entity and multi-currency integration of front-, middle- and back-office trade functions for financial institutions. TradeThru is available as either a license, ASP or BPO solution. The system delivers automated front-to back-office functions throughout the lifecycle of a trade, from deal capture to settlement, risk management, accounting and reporting. TradeThru also provides data to other external systems, such as middle-office analytic and risk management systems and general ledgers. TradeThru provides one common instrument database, counterparty database, audit trail and end-of-day runs.

Financial Modeling
      We offer several powerful analytical software and financial modeling applications for the insurance industry. We also provide analytical software and services to the municipal finance groups market.

      AnalyticsExpress. AnalyticsExpress is a reporting and data visualization tool that translates actuarial analysis into meaningful management information. AnalyticsExpress brings flexibility to the reporting process and allows clients to analyze and present output at varying levels of detail and create high-level reports and charts.
      DBC Product Suite. We provide analytical software and services to municipal finance groups. Our suite of DBC products addresses a broad spectrum of municipal finance concerns, including:

•	general bond structures;

•	revenue bonds;

•	housing bonds;

•	student loans; and

•	Federal Housing Administration — insured revenue bonds and securitizations.
      Our DBC products also deliver solutions for debt structuring, cash flow modeling and database management. Typical users of our DBC products include investment banks, municipal issuers and financial advisors for structuring new issues, securitizations, strategic planning and asset/liability management.
      Finesse HD. Finesse HD is a financial simulation tool for the property/casualty insurance industry that uses the principles of dynamic financial analysis. Finesse HD measures multiple future risk scenarios to provide a more accurate picture of financial risk and is designed to generate iterative computer-simulated scenarios.
      PTS. PTS is a pricing and financial modeling tool for life insurance companies. PTS provides an economic model of insurance assets and liabilities, generating option-adjusted cash flows to reflect the complex set of options and covenants frequently encountered in insurance contracts or comparable agreements.

Loan Management/ Accounting
      Our products that support loan administration activities are LMS and The BANC Mall.
      LMS Loan Suite. The LMS Loan Suite is a single database application that provides comprehensive loan management throughout the life cycle of a loan, from the initial request to final disposition. We have structured the flexible design of the LMS Loan Suite to meet the most complex needs of commercial lenders and servicers worldwide. The LMS Loan Suite includes both the LMS Originator and the LMS Servicer, facilitating integrated loan portfolio processing.
      LMS Originator. LMS Originator is a comprehensive commercial loan origination system, designed to bring efficiencies and controls to streamline the loan origination process. LMS Originator tracks the origination of a loan from the initial request through the initial funding. It enables clients to set production goals, measure production volumes against these goals and analyze the quality of loan requests being submitted by third parties. LMS Originator is integrated with LMS Servicer for seamless loan management processing throughout the life cycle of a loan.
      LMS Servicer. LMS Servicer is a comprehensive commercial loan servicing system designed to support the servicing of a wide variety of product types and complex loan structures. LMS Servicer provides capabilities in implementing complex investor structures, efficient payment processing, escrow processing and analysis, commercial mortgage-backed securities (CMBS) servicing and reporting and portfolio analytics. LMS Servicer is integrated with LMS Originator for seamless loan management processing throughout the life cycle of a loan.
      The BANC Mall. The BANC Mall is an Internet-based lending and leasing tool designed for loan officers and loan administrators. The BANC Mall provides, on an ASP basis, online lending, leasing and research tools that deliver critical information for credit processing and loan administration. Clients use The BANC Mall on a fee-for-service basis to access more than a dozen data providers.

Property Management
      SKYLINE. SKYLINE is a comprehensive property management system that integrates all aspects of real estate property management, from prospect management to lease administration, work order management, accounting and reporting. By providing a single-source view of all real estate holdings, SKYLINE functions as an integrated lease administration system, a historical property/portfolio knowledge base and a robust accounting and financial reporting system, enabling users to track each property managed, including data on specific units and tenants. Market segments served include:

•	commercial;

•	residential;

•	retail;

•	retirement communities;

•	universities; and

•	hospitals.
      SamTrak. SamTrak is a comprehensive facilities maintenance and work processing system designed to seamlessly integrate accounting functionality with building management.

Technology
      Heatmaps. Heatmaps is a data visualization technology that uses color, sound, animation and pattern to integrate vast amounts of financial data and analytics into dynamic, visual color displays. Heatmaps provides professional traders, analysts, asset managers and senior management with consolidated and simplified views of their information, allowing them to proactively monitor their business for opportunities, trends and potential risks.

Money Market Processing
      Information Manager. Information Manager is a comprehensive web-enabled solution for financial institutions that delivers core business application functionality to both internal and external clients’ desktops. Information Manager provides reporting, transaction entry, scheduling, entitlement and work flow management and interfaces to third-party applications. Information Manager supports back-office systems including custody, trust accounting, security lending, cash management, collateral management and global clearing.
      Money Market Manager. Money Market Manager (M3) is a web-enabled solution that is used by banks and broker/ dealers for the money market issuance services. M3 provides the functionality required for issuing and acting as a paying agent for money market debt instruments. M3 provides the reports needed for clients to manage their business including deals, issues, and payment accruals.

Software and Service Delivery Options
      Our delivery methods include software licenses with related maintenance agreements, software-enabled outsourcing alternatives (BPO and ASP) and blended solutions. All of our outsourcing solutions are built around and leverage our own proprietary software. Clients looking to outsource investment accounting operations, or needing a blended solution, work with SS&C Direct, SS&C Fund Services and FMC Outsourcing, which strive to price the delivery options to make them competitive with other offerings in the marketplace.
      Software License and Related Maintenance Agreements. We license our software to clients through either perpetual or term licenses, both of which include annually renewable maintenance contracts. Maintenance contracts on our core enterprise software products, which typically incorporate annual pricing increases, provide us with a stable and recurring revenue base due to average revenue retention rates of over 90% in each of the last three years. We typically generate additional revenues as our existing clients expand usage of our products. For the year ended December 31, 2005, license and maintenance revenue represented approximately 14.7% and 29.6% of total revenue, respectively.
      Software-Enabled Outsourcing. We provide a broad range of software-enabled outsourcing solutions for our clients, ranging from ASP services to full BPO services. By utilizing our proprietary software and avoiding the use of third-party products to provide our outsourcing solutions, we are able to greatly reduce potential operating risks, efficiently tailor our products and services to meet specific customer needs, significantly improve overall service levels and generate high overall operating margins and cash flow. Our outsourcing solutions are generally provided under two- to five-year non-cancelable contracts with required monthly payments. Pricing on our outsourcing services varies depending upon the complexity of the services being provided, the number of users, assets under management and transaction volume. Importantly, our outsourcing solutions allow us to leverage our proprietary software and existing infrastructure, thereby increasing our aggregate profits and cash flows. For the year ended December 31, 2005, revenue from outsourcing represented 46.4% of total revenue.

•	Application Service Provider. We provide our clients with the ability to utilize our software and processing services remotely using web-based application services. Several of our product offerings are available via ASP only: Lightning, PortPro, TradeDesk and The BANC Mall. These products enable smaller institutions, such as community banks and credit unions, to access sophisticated functionality that previously had been available only to our larger institutional clients.

•	Business Process Outsourcing. We provide services under multiyear contracts that allow our customers to outsource back-office and support services and benefit from our proprietary software, specialized in-house accounting and technology resources and our state-of-the-art processing and operations facilities.
      Blended Solutions. We provide certain customers with unique, blended solutions that are tailored to meet their specialized needs. We believe that this capability further differentiates us from many of our competitors that are unable to provide this level of service.
Professional Services
      We offer a range of professional services to assist clients. Professional services consist of consulting and implementation services, including the initial installation of the system, conversion of historical data and ongoing training and support. Our in-house consulting teams work closely with the client to ensure the smooth transition and operation of our systems. Our consulting teams have a broad range of experience in the financial services industry and include certified public accountants, chartered financial analysts, mathematicians and IT professionals from the asset management, real estate, investment, insurance, hedge fund, municipal finance and banking industries. We believe our commitment to professional services facilitates the adoption of our software products across our target markets.
Product Support
      We believe a close and active service and support relationship is important to enhancing client satisfaction and furnishes an important source of information regarding evolving client issues. We provide our larger clients with a dedicated client support team whose primary responsibility is to resolve questions and provide solutions to address ongoing needs. Direct telephone support is provided during extended business hours, and additional hours are available during peak periods. We also offer the Solution Center, a website that serves as an exclusive online community for clients, where clients can find answers to product questions, exchange information, share best practices and comment on business issues. Approximately every two weeks, we distribute via the Internet our software and services ebriefings, which are industry-specific articles delivered to approximately 200,000 readers in our seven vertical markets and in geographic regions around the world. We supplement our service and support activities with comprehensive training. Training options include regularly hosted classroom and online instruction,

eTraining, and online client seminars, or “webinars,” that address current, often technical issues in the financial services industry.
      Clients receive the latest product information via the Internet. We periodically make maintenance releases of licensed software available to our clients, as well as regulatory updates (generally during the fourth quarter, on a when and if available basis), to meet industry reporting obligations and other processing requirements.
Clients
      We have over 4,000 clients globally in seven vertical markets in the financial services industry that require a full range of information management and analysis, accounting, actuarial, reporting and compliance software on a timely and flexible basis. Our clients include multinational banks, retail banks and credit unions, hedge funds, funds of funds and family offices, institutional asset managers, insurance companies and pension funds, municipal finance groups, commercial lenders, real estate lenders and property managers. Our clients include many of the largest and most well-recognized firms in the financial services industry, which together manage over $7 trillion in assets worldwide. During the year ended December 31, 2005, our top 10 customers represented approximately 23% of revenue, with no single customer accounting for more than 5.4%.
Sales and Marketing
      We believe a direct sales organization is essential to the successful implementation of our business strategy, given the complexity and importance of the operations and information managed by our products, the extensive regulatory and reporting requirements of each industry, and the unique dynamics of each vertical market. Our dedicated direct sales and support personnel continually undergo extensive product and sales training and are located in our various sales offices worldwide. We also use telemarketing to support sales of our real estate property management products and work through alliance partners who sell our ASP solution to their correspondent banking clients.
      Our marketing personnel are responsible for identifying market trends, evaluating and developing marketing opportunities, generating client leads and providing sales support. Our marketing activities, which focus on the use of the Internet as a cost-effective means of reaching current and potential clients, include:

•	content-rich, periodic software and services ebriefings targeted at clients and prospects in each of our vertical and geographic markets;

•	seminars and symposiums;

•	trade shows and conferences;

•	emarketing campaigns; and

•	public relations efforts.
      Some of the benefits of our shift in focus to an Internet-based marketing strategy include lower marketing costs, more direct contacts with actual and potential clients, increased marketing leads, distribution of more up-to-date marketing information and an improved ability to measure marketing initiatives.
      The marketing department also supports the sales force with appropriate documentation or electronic materials for use during the sales process.
Product Development and Engineering
      We believe we must introduce new products and offer product innovation on a regular basis to maintain our competitive advantage. To meet these goals, we use multidisciplinary teams of highly trained personnel and leverage this expertise across all product lines. We have invested heavily in developing a comprehensive product analysis process to ensure a high degree of product functionality and quality. Maintaining and improving the integrity, quality and functionality of existing products is the responsibility of individual product managers. Product engineering management efforts focus on enterprise-wide strategies, implementing best-practice technology regimens, maximizing resources and mapping out an integration plan for our entire umbrella of products as well as third-party products. Our research and development expenses for the years ended December 31, 2005, 2004 and 2003 were $21.3 million, $14.0 million and $11.2 million, respectively.
      Our research and development engineers work closely with our marketing and support personnel to ensure that product evolution reflects developments in the marketplace and trends in client requirements. We have generally issued a major functional release of our core products during the second or third quarter of each fiscal year, including functional enhancements, as well as an annual fourth quarter release to reflect evolving regulatory changes in time to meet clients’ year-end reporting requirements.
Competition
      The market for institutional and financial management software and services is competitive, rapidly evolving and highly sensitive to new product introductions and marketing efforts by industry participants. The market is also highly fragmented and served by numerous firms that target only local markets or specific client types. We also face competition from information systems developed and serviced internally by the IT departments of financial services firms. The major competitors in our primary markets include:

•	Insurance Entities and Pension Funds: Blackrock, Bloomberg, Charles River, Classic Solutions/ Tillinghast, DFA Capital Management, Eagle Investment Systems, Princeton Financial Systems (subsidiary of State Street Bank) and SunGard.

•	Institutional Asset Managers: Advent Software, Bloomberg, Charles River, DST International, Eagle Investment Systems, Macgregor, SunGard and Thomson Financial.

•	Hedge Funds and Family Offices: Advent Software, Bank of New York, BISYS Hedge Fund Services, Citco, EZ Castle, Globe Ops, Netage Solutions, PFPC, State Street Bank and Whittaker Garnier.

•	Multinational Banks, Retail Banks and Credit Unions: Calypso, Murex, SunGard, Thomson Financial and TPG.

•	Commercial Lenders: McCracken (subsidiary of GMAC), Midland Loan Services (subsidiary of PNC Financial Services) and Princeton Financial Systems.

•	Real Estate Property Managers: Best Software, Intuit and Yardi.

•	Municipal Finance Groups: Ferrand Jordan and Prescient Software.
      We believe we compete on the basis of:

•	consistent product performance;

•	broad, demonstrated functionality;

•	ease of use;

•	scalability;

•	integration capabilities;

•	product and company reputation;

•	client service and support; and

•	price.

Proprietary Rights
      We rely on a combination of trade secret, copyright, trademark and patent law, nondisclosure agreements and technical measures to protect our proprietary technology. We have registered trademarks for many of our products and will continue to evaluate the registration of additional trademarks as appropriate. We generally enter into confidentiality and/or license agreements with our employees, distributors, clients and potential clients. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford limited protection. These efforts may be insufficient to prevent third parties from asserting intellectual property rights in our technology. Furthermore, it may be possible for unauthorized third parties to copy portions of our products or to reverse engineer or otherwise obtain and use proprietary information, and third parties may assert ownership rights in our proprietary technology. For additional risks relating to our proprietary technology, please see “Risk Factors — If we are unable to protect our proprietary technology, our success and our ability to compete will be subject to various risks, such as third-party infringement claims, unauthorized use of our technology, disclosure of our proprietary information or inability to license technology from third parties.”
      Rapid technological change characterizes the software development industry. We believe factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable service and support are more important to establishing and maintaining a leadership position than legal protections of our technology.
Employees
      As of March 31, 2006, we had 861 full-time employees, consisting of:
      187 employees in research and development,
      412 employees in consulting and services,
      70 employees in sales and marketing,
      93 employees in client support, and
      99 employees in finance and administration.
      As of March 31, 2006, 335 of our employees were in our international operations. No employee is covered by any collective bargaining agreement. We believe that we have a good relationship with our employees.
Properties
      We lease our corporate offices, which consist of 73,000 square feet of office space located in 80 Lamberton Road, Windsor, CT 06095. The initial lease term expires in 2008, and we have the right to extend the lease for one additional term of five years. We utilize facilities and offices in ten locations in the United States and have offices in Toronto, Canada; Montreal, Canada; London, England; Amsterdam, the Netherlands; Kuala Lumpur, Malaysia; Tokyo, Japan; Curacao, the Netherlands Antilles; Dublin, Ireland; and Sydney, Australia.
Legal Proceedings
      From time to time, we are subject to certain legal proceedings and claims that arise in the normal course of our business. In the opinion of our management, we are not party to any litigation or proceedings known to be contemplated by government authorities that our management believes could have a material effect on us or our business. We are aware of two purported class action lawsuits related to the Acquisition, both filed against us, each of our directors at the time of filing of the lawsuits, and, with respect to the first matter described below, Sunshine Acquisition Corporation, in the Court of Chancery of the State of Delaware, in and for New Castle County.

      The first lawsuit is Paulena Partners, LLC v. SS&C Technologies, Inc., et al., C.A. No. 1525-N (filed July 28, 2005). The complaint purports to state claims for breach of fiduciary duty against all of our directors at the time of filing of the lawsuit. The complaint alleges, among other things, that (1) the Acquisition will benefit our management at the expense of our public stockholders, (2) the Acquisition consideration to be paid to stockholders is inadequate and does not represent the best price available in the marketplace for us and (3) the directors breached their fiduciary duties to our stockholders in negotiating and approving the Acquisition. The complaint seeks, among other relief, class certification of the lawsuit, an injunction preventing the consummation of the Acquisition (or rescinding the Acquisition if they are completed prior to the receipt of such relief), compensatory and/or rescissory damages to the class and attorneys’ fees and expenses, along with such other relief as the court might find just and proper.
      The second lawsuit is Stephen Landen v. SS&C Technologies, Inc., et al., C.A. No. 1541-N (filed August 3, 2005). The complaint purports to state claims for breach of fiduciary duty against all of our directors at the time of filing of the lawsuit. The complaint alleges, among other things, that (1) the Acquisition will benefit Mr. Stone and Carlyle at the expense of our public stockholders, (2) the Acquisition consideration to be paid to stockholders is unfair and that the process by which the Acquisition were approved was unfair and (3) the directors breached their fiduciary duties to our stockholders in negotiating and approving the Acquisition. The complaint seeks, among other relief, class certification of the lawsuit, an injunction preventing the consummation of the Acquisition (or rescinding the Acquisition if they are completed prior to the receipt of such relief), compensatory and/or rescissory damages to the class and costs and disbursements of the lawsuit, including attorneys’ and experts’ fees, along with such other relief as the court might find just and proper.
      The two lawsuits were consolidated by order dated August 31, 2005. On October 18, 2005, the parties to the consolidated lawsuit entered into a memorandum of understanding, pursuant to which we agreed to make certain additional disclosures to our stockholders in connection with their approval of the Acquisition. The memorandum of understanding also contemplated that the parties would enter into a settlement agreement, which the parties executed on July 6, 2006. The settlement agreement is subject to customary conditions, including court approval following notice to the stockholders of SS&C. The court has scheduled a hearing on September 13, 2006 at which the court will consider the fairness, reasonableness and adequacy of the settlement which, if finally approved by the court, will resolve all the claims that were or could have been brought in the action that is being settled, including all claims relating to the Acquisition, the merger agreement and any disclosure made in connection therewith. In addition, in connection with the settlement, the plaintiffs’ counsel plan to petition the court for an award of attorneys’ fees and expenses to be paid by SS&C or its successors in interest. The plaintiffs are currently seeking the award of attorneys’ fees in the amount of $350,000, and the defendants have agreed not to oppose the award of such fees by the court.
Additional Information
      SS&C Technologies, Inc. was organized as a Connecticut corporation in March 1986 and reincorporated as a Delaware corporation in April 1996. Our principal executive offices are located at 80 Lamberton Road, Windsor, Connecticut 06095. The telephone number of our principal executive offices is (860) 298-4500. Our Internet address is http://www.ssctech.com. The contents of our website are not part of this prospectus.

MANAGEMENT
      Our executive officers and directors and their respective ages and positions as of May 31, 2006 are as follows:

Name	Age	Position(s)

William C. Stone	51	Chairman of the Board and Chief Executive Officer
Normand A. Boulanger	44	President, Chief Operating Officer and Director
Patrick J. Pedonti	54	Senior Vice President and Chief Financial Officer
Stephen V. R. Whitman	59	Senior Vice President and General Counsel
Kevin Milne	43	Senior Vice President — International
William A. Etherington	64	Director
Allan M. Holt	54	Director
Todd R. Newnam	35	Director
Claudius E. Watts, IV	44	Director
      William C. Stone founded SS&C in 1986 and has served as Chairman of the Board of Directors and Chief Executive Officer since our inception. He also has served as our President from inception through April 1997 and again from March 1999 until October 2004. Prior to founding SS&C, Mr. Stone directed the financial services consulting practice of KPMG LLP, an accounting firm, in Hartford, Connecticut and was Vice President of Administration and Special Investment Services at Advest, Inc., a financial services company.
      Normand A. Boulanger was elected as one of our directors in February 2006 and has served as our President and Chief Operating Officer since October 2004. Prior to that, Mr. Boulanger served as our Executive Vice President and Chief Operating Officer from October 2001 to October 2004, Senior Vice President, SS&C Direct from March 2000 to September 2001, Vice President, SS&C Direct from April 1999 to February 2000, Vice President of Professional Services for the Americas, from July 1996 to April 1999, and Director of Consulting from March 1994 to July 1996. Prior to joining SS&C, Mr. Boulanger served as Director of Investment Operations for The Travelers, now a Citigroup organization, from September 1986 to March 1994.
      Patrick J. Pedonti has served as our Senior Vice President and Chief Financial Officer since August 2002. Prior to that, Mr. Pedonti served as our Vice President and Treasurer from May 1999 to August 2002. Prior to joining SS&C, Mr. Pedonti served as Vice President and Chief Financial Officer for Accent Color Sciences, Inc., a company specializing in high-speed color printing, from January 1997 to May 1999.
      Stephen V. R. Whitman has served as our Senior Vice President and General Counsel since June 2002. Prior to joining SS&C, Mr. Whitman served as an attorney for PA Consulting Group, an international management consulting company headquartered in the United Kingdom, from November 2000 to December 2001. Prior to that, Mr. Whitman served as Senior Vice President and General Counsel of Hagler Bailly, Inc., a publicly traded international consulting company to the energy and network industries, from October 1998 to October 2000, and as Vice President and General Counsel from July 1997 to October 1998.
      Kevin Milne has served as our Senior Vice President — International since June 2004. Prior to joining SS&C, Mr. Milne served as Executive Vice President for Macgregor, a company specializing in investment technology, from March 2002 to May 2004. Prior to that, Mr. Milne served as Executive Managing Director for Omgeo, a company specializing in global trade management and workflow, from 1993 to the end of 2001.
      William A. Etherington was elected as one of our directors in May 2006. Since 2003, he has served as Chairman of the Board of Canadian Imperial Bank of Commerce, a large integrated financial services institution based in Toronto, Canada with worldwide operations. From 2000 until his appointment as Chairman in 2003, Mr. Etherington was Lead Director of Canadian Imperial Bank of Commerce. Having worked at IBM Corporation, a global information technologies company, for 37 years, Mr. Etherington retired in 2001 as Senior Vice-President and Group Executive, Sales and Distribution, IBM Corporation and Chairman, President and Chief Executive Officer, IBM World Trade Corporation. Mr. Etherington is also a director of MDS Inc., a provider of enabling products and services to the global life sciences markets and Celestica Inc., a provider of electronics manufacturing services.
      Allan M. Holt was elected as one of our directors in February 2006. He currently serves as a Partner and Managing Director of The Carlyle Group, one of the world’s largest private equity firms, which he joined in 1991. Prior to joining Carlyle, Mr. Holt spent three and a half years with Avenir Group, Inc., a private investment and advisory group. From 1984 to 1987, Mr. Holt was Director of Planning and Budgets at MCI Communications Corporation. Mr. Holt is the Chairman of the Board of Directors of The Relizon Company. He also serves on the boards of directors of Aviall, Inc. and several privately held companies.
      Todd R. Newnam was elected as one of our directors in February 2006. Mr. Newnam currently serves as Managing Director of The Carlyle Group, which he joined in 2000. Prior to joining Carlyle, Mr. Newnam was a Vice President in the Defense, Aerospace, and Technical Services Group in the mergers and acquisitions group of First Union Securities, Inc., now Wachovia Securities, from May 1998 to April 2000. Mr. Newnam joined First Union in conjunction with First Union’s acquisition of Bowles, Hollowell, Conner & Co., where Mr. Newnam had been employed since June 1996. From July 1993 to July 1994, Mr. Newnam served as an investment banker with Salomon Brothers Inc. and from June 1992 to July 1993 as an investment banker with PaineWebber Inc.
      Claudius E. Watts, IV was elected as one of our directors in November 2005. Mr. Watts is currently a Managing Director of The Carlyle Group, which he joined in 2000. Prior to joining Carlyle, Mr. Watts was a Managing Director in the mergers and acquisitions group of First Union Securities, Inc., an investment banking firm, now Wachovia Securities, from May 1998 to April 2000, where he led the firm’s defense, aerospace, and technical services mergers and acquisitions efforts. Mr. Watts joined First Union in conjunction with First Union’s 1998 acquisition of Bowles Hollowell Conner & Co., an investment banking firm, where Mr. Watts had been employed since June 1994.
      The executive officers and directors of SS&C are identical to the executive officers and directors of Holdings, SS&C’s parent. The directors of Holdings are nominated and elected in accordance with a stockholders agreement, which is more fully described under “Certain Relationships and Related Party Transactions — Service Provider Stockholders Agreement, Stockholders Agreement and Registration Rights Agreement.”

Committees of our Board of Directors
      Our board of directors currently has no standing committees.
Executive Compensation
      The following table contains certain information about compensation earned during the last three fiscal years by our chief executive officer and four other executive officers who were the most highly compensated during 2005. We refer to these executive officers as our Named Executive Officers.
SUMMARY COMPENSATION TABLE

				Long-Term
				Compensation

				Awards

		Annual Compensation		Securities
				Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)(1)	Compensation ($)

William C. Stone	2005	$500,000	$850,000	—	$3,440	(2)
Chairman of the Board and	2004	490,110	700,000	—	3,440
Chief Executive Officer	2003	400,000	600,000	300,000	3,748
Normand A. Boulanger	2005	350,000	400,000	—	3,000	(3)
President and	2004	290,480	250,000	50,000	3,000
Chief Operating Officer	2003	275,000	225,000	150,000	3,264
Patrick J. Pedonti	2005	195,834	150,000	—	3,385	(4)
Senior Vice President and	2004	175,000	100,000	—	3,385
Chief Financial Officer	2003	175,000	75,000	45,000	3,327
Stephen V.R. Whitman	2005	185,834	100,000	—	3,000	(5)
Senior Vice President and	2004	165,000	75,000	—	3,000
General Counsel	2003	165,000	50,000	37,500	3,218
Kevin Milne(6)	2005	376,040	56,406	—	—
Senior Vice President — International	2004	214,053	32,108	37,500	—

(1)	The securities in this table represent shares of common stock of SS&C. Upon the closing of the Transactions on November 23, 2005, all then outstanding options to purchase common stock of SS&C that had not previously vested became fully vested and exercisable as a result of the Transactions. To the extent not exercised, all such options converted automatically into options to purchase shares of common stock of Holdings. See “— Treatment of Options in connection with the Transactions” below. During 2005, neither SS&C nor Holdings awarded any additional options to the Named Executive Officers.

(2)	Consists of our contribution of $3,000 to Mr. Stone’s account under the SS&C 401(k) savings plan and our payment of $440 of long-term disability premiums for the benefit of Mr. Stone.

(3)	Consists of our contribution of $3,000 to Mr. Boulanger’s account under the SS&C 401(k) savings plan.

(4)	Consists of our contribution of $3,000 to Mr. Pedonti’s account under the SS&C 401(k) savings plan and our payment of $385 of long-term disability premiums for the benefit of Mr. Pedonti.

(5)	Consists of our contribution of $3,000 to Mr. Whitman’s account under the SS&C 401(k) savings plan.

(6)	Mr. Milne became an executive officer of SS&C in June 2004. The annual compensation for Mr. Milne is based on the pound-dollar exchange rate as of May 21, 2006.

Option Grants, Exercises and Holdings up through Closing of the Transactions

Option Grants Pre-Transactions
      During 2005, SS&C did not grant any options to its Named Executive Officers.

Treatment of Options in connection with the Transactions
      Immediately prior to the effective time of the Transactions, all outstanding options to purchase shares of common stock of SS&C became fully vested and immediately exercisable and each outstanding option to purchase shares of common stock of SS&C (other than any option held by (1) our non-employee directors, (2) certain individuals identified by SS&C and Holdings and (3) individuals who held options that were, in the aggregate, exercisable for fewer than 100 shares of common stock of SS&C) were converted at the effective time of the Transactions into an option to acquire Holdings common stock and assumed by Holdings. Each outstanding option to purchase shares of common stock of SS&C held by (1) our non-employee directors, (2) certain individuals identified by SS&C and Holdings and (3) individuals who held options that were, in the aggregate, exercisable for fewer than 100 shares of common stock of SS&C, terminated at the effective time of the Transactions in exchange for a payment, without interest and less any applicable withholding taxes, equal to the number of shares of common stock of SS&C subject to such option multiplied by the amount, if any, by which the cash consideration per share to be paid in the merger exceeded the exercise price of the option.
      The following table contains, for each of the Named Executive Officers:

•	the number of shares of common stock of SS&C subject to options that had previously vested and had become exercisable before the closing of the Transactions;

•	the value of such vested options, based on the merger consideration of $37.25 per share;

•	the number of shares of common stock of SS&C subject to options that became fully vested and exercisable as a result of the Transactions;

•	the value of such options that vested as a result of the Transactions, based on the merger consideration of $37.25 per share;

•	the total number of shares subject to previously vested options and options that vested as a result of the Transactions; and

•	the total value of all such previously vested options and options that vested as a result of the Transactions, based on the merger consideration of $37.25 per share.

			Options that Vested as a
	Previously Vested		Result of the
	Options		Transactions		Totals

Executive Officers Name	Shares	Value ($)	Shares	Value ($)	Total Shares	Total Value ($)

William C. Stone	493,750	$15,798,494	106,250	$3,108,556	600,000	$18,907,050
Normand A. Boulanger	244,162	7,628,642	83,334	2,102,727	327,496	9,731,369
Patrick J. Pedonti	83,904	2,438,171	21,094	622,329	104,998	3,060,500
Stephen V.R. Whitman	29,205	856,778	16,094	475,838	45,299	1,332,616
Kevin Milne	13,280	224,166	24,220	408,834	37,500	633,000

Aggregated Option Exercises and Option Values Pre-Transactions
      The following table contains, for each of the Named Executive Officers:

•	the number of shares of common stock of SS&C acquired upon the exercise of options during 2005 before closing of the Transactions;

•	the value realized as a result of those exercises, based upon the merger consideration of $37.25 per share;

•	the number of shares of common stock of SS&C underlying unexercised options held on November 23, 2005 immediately before closing of the Transactions (all of which were exercisable); and

•	the value of those options (all of which were in-the-money), based upon the merger consideration of $37.25 per share.

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
			Options at November 23,		Money Options
	Shares Acquired		2005 (#)		at November 23, 2005 ($)
	on Exercise Pre-	Value
Name	Transactions (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

William C. Stone	—	—	600,000	—	$18,907,050	—
Normand A. Boulanger	202,496	$6,528,694	125,000	—	3,202,675	—
Patrick J. Pedonti	74,998	2,191,400	30,000	—	869,100	—
Stephen V.R. Whitman	30,377	888,403	14,922	—	444,213	—
Kevin Milne	37,500	633,000	—	—	—	—
Option Grants, Exercises and Holdings after Closing of the Transactions

Option Grants Post-Transactions
      Following the Transactions during 2005, Holdings did not grant any options to the Named Executive Officers.

Aggregated Option Exercises and Fiscal Year-End Option Values Post-Transactions
      The following table contains, for each of the Named Executive Officers, (1) the number of shares of common stock of Holdings acquired upon the exercise of options during 2005 after closing of the Transactions, (2) the value realized as a result of those exercises, (3) the number of shares of common stock of Holdings underlying unexercised options held on December 31, 2005, and (4) the value of in-the-money options held on December 31, 2005, based upon their estimated market value of $74.50 per share of common stock of Holdings.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options
	Shares Acquired		Year-End (#)		at Fiscal Year-End ($)
	on Exercise Post-	Value
Name	Transactions (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

William C. Stone	—	—	300,000	—	$18,907,050	—
Normand A. Boulanger	—	—	62,500	—	3,202,675	—
Patrick J. Pedonti	—	—	15,000	—	869,100	—
Stephen V.R. Whitman	—	—	7,461	—	444,213	—
Kevin Milne	—	—	—	—	—	—
Director Compensation

Up Through Closing of The Transactions
      Prior to the closing of the Transactions, each non-employee director was paid (1) an annual payment of $10,000, (2) $1,000 for attendance at each meeting of the board of directors and (3) $500 for each committee meeting attended. Directors who were employees of SS&C were not entitled to compensation for attendance at these meetings in their capacities as directors. The chairman of the audit committee was also paid an annual payment of $5,000, and the chairmen of the compensation and nominating committees were each paid an additional fee of $2,500 per year for service as the head of a committee. All of the directors were reimbursed for expenses incurred in connection with their attendance at board and committee meetings. Non-employee directors were also awarded options under our 1996 Director Stock Option Plan.

1996 Director Stock Option Plan
      Prior to the closing of the Transactions, under the terms of the 1996 Director Stock Option Plan, our directors who were not employees of SS&C or any subsidiary of SS&C were eligible to receive non-statutory options to purchase shares of our common stock. Each eligible director received options to purchase 5,000 shares of our common stock upon his or her initial election to the board of directors. In addition, options to purchase 5,000 shares of our common stock were granted to each eligible director on the date of each annual meeting of stockholders, provided that such director continued to serve as a director immediately after such annual meeting. All options granted under the director plan vested immediately on the date of grant, and the exercise price of options granted under the director plan equaled the closing price of our common stock on the date of grant as reported on the NASDAQ National Market.
      The table below sets forth, as of November 23, 2005, for each of our directors:

•	the number of shares of our common stock held by each director immediately prior to the closing of the Transactions;

•	the amount of cash that was paid (or, in the case of Mr. Stone, the value of the consideration that was received) in respect of such shares upon the closing of the Transactions, calculated by multiplying (1) $37.25 by (2) the number of shares then held;

•	the number of shares subject to vested options for our common stock;

•	the value of such options upon the closing of the Transactions;

•	the number of additional options that vested upon the closing of the Transactions;

•	the value of such additional options upon the closing of the Transactions; and

•	the total value of such shares and options upon the closing of the Transactions.
      All dollar amounts are gross amounts and do not reflect deductions for any applicable withholding taxes. In each case with respect to options, the value is calculated by multiplying the number of shares subject to each option by the amount, if any, by which $37.25 exceeds the exercise price of the option.

					Options that Vested as a
	Common Stock		Options Vested		Result of the Merger

Name	Shares	Consideration	Shares	Value	Shares	Value	Total Value

Directors:
David W. Clark, Jr.	75,000	$2,793,750	87,500	$2,439,952	—	$—	$5,233,702
Joseph H. Fisher	20,350	758,037	87,500	2,439,952	—	—	3,197,990
William C. (Curt) Hunter	—	—	5,000	36,000	—	—	36,000
Albert L. Lord	84,300	3,140,175	50,000	1,284,322	—	—	4,424,497
Jonathan M. Schofield	24,900	927,525	50,000	1,165,275	—	—	2,092,800
William C. Stone	5,872,020	218,732,745	493,750	15,798,494	106,250	3,108,556	237,639,795
      All non-employee directors received cash in respect of their options in the amounts set forth above, less applicable withholding taxes.

After Closing of the Transactions
      Effective as of the closing of the Transactions, other than with respect to Mr. Etherington, SS&C does not compensate its management or non-management directors for their service on the board of directors or any committee of the board of directors. Mr. Etherington is entitled to receive (1) a

$25,000 per annum retainer and (2) $2,500 for attendance at each meeting of the board of directors (other than telephonic meetings).
      Members of the board are reimbursed for travel and other out-of-pocket expenses related to their board service.
Employment Agreements
      Effective as of June 9, 2004, SS&C entered into a definitive employment agreement with Mr. Milne. The terms include the following:

•	Termination by Mr. Milne or SS&C upon three months’ advance notice;

•	Base salary of £200,000 per year;

•	The opportunity to earn an annual cash bonus of up to 50% of Mr. Milne’s annual base salary, based on certain metrics relating to Mr. Milne’s performance and SS&C’s financial performance and at the discretion of Mr. Stone;

•	A grant of options to buy 37,500 shares of SS&C’s common stock at an exercise price equal to the closing price on the Nasdaq Stock Exchange on the date of grant and vesting over four years;

•	Eligibility to join SS&C’s pension scheme;

•	20 working days per annum of holidays;

•	Eligibility to join SS&C’s Medical and Dental Plan; and

•	Certain confidentiality and nonsolicitation covenants.
      As of November 23, 2005, Holdings entered into a definitive employment agreement with Mr. Stone. The terms include the following:

•	The employment of Mr. Stone as the chief executive officer of Holdings and SS&C;

•	An initial term through November 23, 2008, with automatic one-year renewals until terminated either by Mr. Stone or Holdings;

•	An annual base salary of $500,000;

•	An opportunity to receive an annual bonus in an amount to be established by the board of directors of Holdings based on achieving individual and company performance goals mutually determined by such board of directors and Mr. Stone. If Mr. Stone is employed at the end of any calendar year, his annual bonus will not be less than $450,000 for that year (subject to proration for the 2005 calendar year);

•	A grant of options to purchase shares of common stock of Holdings representing 2% of the outstanding common stock of Holdings on November 23, 2005;

•	Certain severance payments and benefits. If Holdings terminates Mr. Stone’s employment for cause, if Mr. Stone resigns for good reason (including, under certain circumstances, within three months following a Change of Control (as defined in the employment agreement)) prior to the end of the term of the employment agreement, or if Mr. Stone receives a notice of non-renewal of the employment term by Holdings, Mr. Stone will be entitled to receive (1) an amount equal to 200% of his base salary and 200% of his target annual bonus, (2) vesting acceleration with respect to 50% of his then unvested options and shares of restricted stock, and (3) three years of coverage under SS&C’s medical, dental and vision benefit plans. In the event of Mr. Stone’s death or a termination of Mr. Stone’s employment due to any disability that renders Mr. Stone unable to perform his duties under the agreement for six consecutive months, Mr. Stone or his representative or heirs, as applicable, will be entitled to receive (1) vesting acceleration with respect to 50% of his then unvested options and shares of restricted stock, and (2) a pro-rated amount of his target annual bonus. In the event payments to Mr. Stone under his employment agreement or the management agreement described below cause Mr. Stone to incur a 20% excise tax under Section 4999 of the Internal Revenue Code, Mr. Stone will be entitled to an additional payment sufficient to cover such excise tax and any taxes associated with such payments; and

•	Certain restrictive covenants, including a non-competition covenant pursuant to which Mr. Stone will be prohibited from competing with SS&C and its affiliates during his employment and for a period equal to the later of (1) four years following the effective time of the merger, in the case of a termination by Holdings for cause or a resignation by Mr. Stone without good reason, and (2) two years following Mr. Stone’s termination of employment for any reason.

Compensation Committee Interlocks and Insider Participation
      Our board of directors does not currently have a compensation committee. During 2005, we had no compensation committee “interlocks” — meaning that it was not the case that an executive officer of ours served as a director or member of the compensation committee of another entity and an executive officer of the other entity served as a director or member of our compensation committee.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      All of our outstanding stock is beneficially owned by Holdings. The following table presents information regarding beneficial ownership of the common stock of Holdings as of May 31, 2006 by each person who is known by us to beneficially own more than 5% of the equity securities of Holdings, by each of our directors, by each of the Named Executive Officers, and by all of our directors and executive officers as a group. Unless otherwise indicated, the address of each of the stockholders listed below is c/o SS&C Technologies, Inc., 80 Lamberton Road, Windsor, Connecticut 06095. The directors and executive officers of SS&C and Holdings are identical.

	Amount and Nature of Beneficial
	Ownership(1)

Name of Beneficial Owner	Number of Shares	Percent of Class

5% Stockholders:
TCG Holdings, L.L.C.(2)	5,114,095	72.3%
William C. Stone(3)	2,260,979	30.7%
Other Directors and Named Executive Officers:
William A. Etherington	—	—
Allan M. Holt(4)	—	—
Todd R. Newnam(4)	—	—
Claudius E. Watts, IV(4)	—	—
Normand A. Boulanger(5)	62,500	*
Patrick J. Pedonti(6)	15,000	*
Stephen V.R. Whitman(7)	7,461	*
Kevin Milne	—	—
All executive officers and directors as a group (9 persons)(8)	2,345,940	31.4%

*	Less than 1%

(1)	Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire either currently or at any time within the 60-day period following May 31, 2006 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

(2)	TC Group IV, L.P. is the sole general partner of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P., the record holders of 4,915,571 and 198,524 shares of common stock of Holdings, respectively. TC Group IV, L.L.C. is the sole general partner of TC Group IV, L.P. TC Group, L.L.C. is the sole managing member of TC Group IV, L.L.C. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. Accordingly, TC Group IV, L.P., TC Group IV, L.L.C., TC Group, L.L.C. and TCG Holdings, L.L.C. each may be deemed owners of shares of common stock of Holdings owned of record by each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein are managing members of TCG Holdings, L.L.C. and, in such capacity, may be deemed to share beneficial ownership of shares of common stock of Holdings beneficially owned by TCG Holdings, L.L.C. Such individuals expressly disclaim any such beneficial ownership. The principal address and principal offices of TCG Holdings, L.L.C. and certain affiliates is c/o The Carlyle Group, 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004-2505.

(3)	Includes 300,000 shares subject to outstanding stock options exercisable on or within the 60-day period following May 31, 2006.

(4)	Messrs. Holt, Newnam and Watts, as employees of The Carlyle Group, do not directly or indirectly have or share voting or investment power or have or share the ability to influence voting or investment power over the shares shown as beneficially owned by TCG Holdings, L.L.C.

(5)	Consists of 62,500 shares subject to outstanding stock options exercisable on or within the 60-day period following May 31, 2006.

(6)	Consists of 15,000 shares subject to outstanding stock options exercisable on or within the 60-day period following May 31, 2006.

(7)	Consists of 7,461 shares subject to outstanding stock options exercisable on or within the 60-day period following May 31, 2006.

(8)	Includes 384,961 shares subject to outstanding stock options exercisable on or within the 60-day period following May 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Management Agreement
      TC Group L.L.C. (an affiliate of Carlyle), Mr. Stone and Holdings entered into a management agreement on November 23, 2005, pursuant to which Holdings paid (1) TC Group L.L.C. a fee of $5,233,516 for certain services provided by it to Holdings in connection with the Transactions and (2) Mr. Stone a fee of $2,266,484 in consideration of his commitment to contribute equity to Holdings pursuant to the contribution and subscription agreement between Mr. Stone and Holdings and as consideration for Mr. Stone’s agreement to enter into a long-term employment agreement with Holdings, including the non-competition provisions therein. The aggregate amount of these fees was allocated to Mr. Stone and TC Group L.L.C. pro rata based on their respective ownership of Holdings following the consummation of the Transactions. Holdings will also pay to TC Group L.L.C. (1) an annual fee of $1.0 million for certain management services to be performed by it for Holdings following consummation of the Transactions and reimburse TC Group L.L.C. for certain out-of pocket expenses incurred in connection with the performance of such services and (2) additional reasonable compensation for other services provided by TC Group L.L.C. to Holdings from time to time, including investment banking, financial advisory and other services with respect to acquisitions and divestitures by Holdings and its subsidiaries or sales of equity or debt interests of Holdings or any of its affiliates.

Contribution and Subscription Agreement
      On July 28, 2005, Mr. Stone and Holdings entered into a contribution and subscription agreement, which provides that, immediately prior to the closing date of the Transactions, Mr. Stone would contribute to Holdings 4,026,845 shares of our common stock held by him in exchange for the issuance by Holdings to Mr. Stone of newly issued shares of common stock of Holdings, representing approximately 28% of the outstanding equity of Holdings. Mr. Stone and Holdings subsequently reached an understanding to allow Mr. Stone to reduce the number of our shares of common stock that he would contribute to Holdings pursuant to the contribution and subscription agreement to 3,921,958 shares, with a value of approximately $146.1 million based on a per-share value of $37.25. Accordingly, these options became vested and immediately exercisable on the closing date of the Transactions and were assumed by Holdings and converted into options to acquire Holdings’ common stock. The value of these assumed options was approximately $18.9 million (calculated by multiplying the number of shares subject to each option by the amount, if any, by which $37.25 exceeds the exercise price of the options). The aggregate value of his contributed shares and options was $165.0 million and represented approximately 30% of the fully diluted outstanding equity of Holdings, after giving effect to the anticipated equity contributions by Carlyle. Such shares will not be registered under the Securities Act and, as such, are subject to certain transfer restrictions.
Employment Agreements
      We have entered into an employment agreement with Mr. Milne, and Holdings has entered into an employment agreement with Mr. Stone, each as described in “Management — Employment Agreements.”
Service Provider Stockholders Agreement, Stockholders Agreement and Registration Rights Agreement
      On November 23, 2005, all of our members of management (other than Mr. Stone) and all employee option holders who decided to convert their options into options to acquire common stock of Holdings became parties to a service provider stockholders agreement, which provides for, among other things, restrictions on the transferability of such management’s and employee option holders’ equity of Holdings, tag-along rights, drag-along rights and piggy-back registration rights.
      On November 23, 2005, Mr. Stone became a party to a stockholders agreement and a registration rights agreement with Holdings, Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P., which provide for, among other things, restrictions on the transferability of Mr. Stone’s equity of Holdings, tag-along rights, drag-along rights, piggy-back registration rights, demand registration rights and certain super-majority voting rights. The stockholders agreement also provides that the board of directors of Holdings would initially consist of six members, with Mr. Stone occupying one seat and having the right to designate one of the remaining board members, and with the stockholders affiliated with Carlyle having the right to designate the remaining four board members. Accordingly, Mr. Stone designated Normand A. Boulanger, and the stockholders affiliated with Carlyle designated William A. Etherington, Allan M. Holt, Todd R. Newnam and Claudius E. Watts, IV as members of the board of directors of Holdings.
Management Rights Agreement
      Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., Holdings and SS&C entered into a management rights agreement on November 23, 2005, pursuant to which Carlyle Partners IV, L.P. was granted (1) the right to nominate one director to serve as a member of the board of directors of Holdings and to appoint one non-voting board observer to the board of directors of SS&C, (2) reasonable access to the books and records of Holdings and SS&C and their subsidiaries and (3) the right to consult from time to time with management of Holdings and SS&C and their subsidiaries at their respective place of business regarding operating and financial matters.

RLI Insurance Company
      From January 1, 2003 through the first quarter of 2006, RLI Insurance Company paid an aggregate of $236,310 to us for maintenance of CAMRA and Finesse products. Michael J. Stone, President of RLI Insurance, is the brother of William C. Stone.
THE TRANSACTIONS
      On July 28, 2005, Sunshine Acquisition Corporation, which we refer to as Holdings, and Sunshine Merger Corporation, entered into an Agreement and Plan of Merger with SS&C Technologies, Inc., which was subsequently amended on August 25, 2005. Pursuant to the Merger Agreement, on November 23, 2005, SS&C became a wholly owned subsidiary of Holdings, and our outstanding common stock converted into the right to receive $37.25 per share in cash. We refer to the acquisition of SS&C on November 23, 2005 as the Acquisition.
      The following transactions occurred in connection with the Acquisition:

•	Carlyle capitalized Holdings with an aggregate equity contribution of $381.0 million;

•	William C. Stone, our Chairman and Chief Executive Officer, contributed $165.0 million in equity to Holdings and certain other management and employee option holders contributed approximately $9.0 million of additional equity in the form of rollover options;

•	we entered into our senior credit facilities consisting of:

•	a $75.0 million revolving credit facility, of which $10.0 million was drawn on the closing date of the Transactions and the equivalent of up to $10.0 million may be drawn in Canadian dollars on or after the closing either by us or one of our Canadian subsidiaries; and

•	a $275.0 million term loan facility, which was fully drawn on the closing date and of which the equivalent of $75.0 million ($17 million of which is denominated in U.S. dollars and $58 million of which is denominated in Canadian dollars) was drawn by one of our Canadian subsidiaries;

•	we issued and sold $205.0 million in aggregate principal amount of the old notes;

•	all outstanding options to purchase shares of our common stock became fully vested and immediately exercisable, and each outstanding option (other than options held by (1) non-employee directors, (2) certain individuals identified in a schedule to the Merger Agreement and (3) individuals who held options that were exercisable for fewer than 100 shares of our common stock) was, subject to certain conditions, assumed by Holdings and converted into an option to acquire common stock of Holdings; and

•	all in-the-money warrants to purchase shares of our common stock were cancelled in exchange for a certain amount of cash.
      We refer to the Acquisition, the equity contributions to Holdings, the offering of the old notes and the other transactions described above as the “Transactions.”
THE EXCHANGE OFFER
Purpose and Effect
      Concurrently with the sale of the old notes on November 23, 2005, we entered into a registration rights agreement with the initial purchasers of the old notes, which requires us to file the registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and may generally be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must use our commercially reasonable efforts to:

(x) cause our registration statement to be declared effective under the Securities Act on or before the 270th day after the issue date of the old notes;

(y) keep the exchange offer open for at least 20 business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed or otherwise transmitted to holders of the old notes; and

(z) consummate the exchange offer on or prior to the 300th day following the issue date of the old notes.
      We will be entitled to close the exchange offer 20 business days after its commencement. Notes not tendered in the exchange offer will bear interest at the rate of 11 3/4% per annum and be subject to the terms and conditions, including restrictions on transfer, contained in the indenture governing the old notes.
      In the event that:

(a) we are not permitted to file the exchange offer registration statement or to consummate the exchange offer due to a change in law or in currently prevailing interpretations of the staff of the SEC; or

(b) for any reason, we do not consummate the exchange offer by the 300th day after the issue date of the old notes; or

(c) the initial purchasers so request at any time after the consummation of the exchange offer with respect to old notes not eligible to be exchanged for the exchange notes; or

(d) any holder that participates in the exchange offer does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as our affiliate within the meaning of the Securities Act) and so notifies us within 20 business days after such holder first becomes aware of such restrictions;
then in addition to or in lieu of conducting the exchange offer, we will be required to file a shelf registration statement with the SEC to cover resales of the notes or the exchange notes, as the case may be. In that case, we will use our commercially reasonable efforts to (a) file the shelf registration statement by the 45th day after we become obligated to make the filing, (b) cause the registration statement to become effective by the 120th day after we become obligated to make the filing and (c) maintain the effectiveness of the registration statement for two years or such lesser period after which all the notes registered therein have been sold or can be resold without limitation under the Securities Act.
      We will pay additional interest if one of the following “registration defaults” occurs:

•	we do not consummate an initial exchange offer by the 300th day after the issue date of the old notes;

•	the exchange offer registration or the shelf registration statement is not declared effective by the dates required in the registration rights agreement;

•	the shelf registration statement has not been filed on or prior to the filing date required in the registration rights agreement; or

•	the shelf registration statement is declared effective, but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with resales of any notes registered under the shelf registration statement during the periods specified in the registration rights agreement.
      If one of these registration defaults occurs, the annual interest rate on the notes will increase by 0.25% per year. The amount of additional interest will increase by an additional 0.25% per year for any subsequent 90-day period until all registration defaults are cured, up to a maximum additional interest rate of 1.00% per year. When we have cured all of the registration defaults, the interest rate on the notes will revert immediately to the original level.
      If you wish to exchange your old notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not an “affiliate” of SS&C Technologies, Inc. or any guarantor within the meaning of Rule 405 under the Securities Act;

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to engage in the distribution of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaging in or intend to engage in a distribution of the exchange notes; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that you will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements thereunder).
      This summary of the provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.
Resale of Exchange Notes
      Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offers without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not an “affiliate” of SS&C Technologies, Inc. or any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.
      If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	You cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corp. (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, publicly available July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.
      This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                     , 2006, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.
      The exchange notes will evidence the same debt as the old notes and will be issued under the terms of, and be entitled to the benefits of, the indenture relating to the old notes.
      As of the date of this prospectus, $205.0 million in aggregate principal amount of notes were outstanding, and there was one registered holder, a nominee of the Depository Trust Company, or DTC. This prospectus is being sent to that registered holder and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.
      We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to Wells Fargo Bank, National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “— Conditions to the Exchange Offer” or otherwise, such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes promptly after the expiration date unless the exchange offer is extended.
      Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses applicable to the exchange offer, other than certain applicable taxes, underwriting discounts, if any, and commissions and transfer taxes, if any, which shall be borne by the holder. See “— Fees and Expenses.”
Expiration Date; Extensions; Amendments
      The expiration date shall be 5:00 p.m., New York City time, on                     , 2006, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

•	to delay accepting any old notes (if we amend or extend the exchange offer), to extend the exchange offer or, if any of the conditions set forth under “— Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.
      In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement of which this prospectus is a part.

Conditions to the Exchange Offer
      Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of those old notes for exchange or the exchange of the exchange notes for those old notes, we determine that:

•	the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding has been instituted in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer, or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or

•	all governmental approvals, which we deem necessary for the consummation of the exchange offer, shall not have been obtained.
      In addition we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

•	the representations described under “— Purpose and Effect”; or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form of registration of the exchange notes under the Securities Act.
      We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to their holders. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.
      We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give notice by press release or other public announcement of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.
      In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order shall be in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.
Procedures for Tendering
      To tender your old notes in the exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “— Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program, or ATOP, procedures described below.

      In addition, either:

•	the exchange agent must receive certificates for old notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.
      Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.
      The method of delivery of old notes, letter of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing old notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.
      If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your old notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the old notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

•	make appropriate arrangements to register ownership of the old notes in your name; or

•	obtain a properly completed bond power from the registered holder of old notes.
      The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.
      Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.
      If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, such old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes and an eligible guarantor institution must guarantee the signature on the bond power.
      If the letter of transmittal or any certificates representing old notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.
      If you are a participant that has old notes which are credited to your DTC account by book-entry and which are held of record by DTC, you may tender your old notes by book-entry transfer as if you were the record holder. Because of this, reference herein to registered or record holders include DTC participants with old notes credited to their accounts. If you are not a DTC participant, you may tender your old notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant.
      Participants in DTC’s ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the old notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its ATOP that is tendering old notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

•	the Company may enforce the agreement against such participant.
      Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus.
      We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as set forth under “— Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.
      Subject to and effective upon the acceptance for exchange and exchange of exchange notes, a tendering holder of old notes will be deemed to:

•	have agreed to irrevocably sell, assign, transfer and exchange, to us all right, title and interest in, to and under all of the old notes tendered thereby;

•	have represented and warranted that when such old notes are accepted for exchange by us, we will acquire good and marketable title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims; and

•	have irrevocably appointed the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered old notes, with full power of substitution to (1) deliver certificates representing such old notes, or transfer ownership of such old notes on the account books maintained by DTC (together, in any such case, with all accompanying evidences of transfer and authenticity), to us, (2) present and deliver such old notes for transfer on our books and (3) receive all benefits and otherwise exercise all rights and incidents of beneficial ownership with respect to such old notes, all in accordance with the terms of the exchange offer.
      Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”
Acceptance of Exchange Notes
      In all cases, we will promptly issue exchange notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

      By tendering old notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaging in or intend to engage in a distribution of the exchange notes; and

•	if you are a broker that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that you will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements thereunder).
The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”
      We will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes if the acceptance might, in its or its counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular old notes prior to the expiration date.
      Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any of them incur any liability for any failure to give notification. Any old notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.
Return of Notes
      If we do not accept any tendered old notes for any reason described in the terms and conditions of the exchange offer or if you withdraw or submit old notes for a greater principal amount than you desire to exchange, we will return the unaccepted, withdrawn or non-exchanged notes without expense to you as promptly as practicable.
Book-Entry Transfer
      Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the old notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the old notes by causing the book-entry transfer facility to transfer those old notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of old notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an agent’s message in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered old notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.
      Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.
Guaranteed Delivery Procedures
      If you wish to tender your old notes but your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with DTC’s ATOP procedures in the case of old notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such old notes and the principal amount of old notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation of transfer of the old notes into the exchange agent’s account at DTC all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.
      Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your old notes according to the guaranteed delivery procedures.
Withdrawal Rights
      Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “— Exchange Agent”; or

•	you must comply with the DTC’s ATOP procedures.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate numbers and principal amount of the old notes; and

•	signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes are tendered (including any required signature guarantees).
      If old notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the old notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn old notes may be retendered by following the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date.
Exchange Agent
      Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or should be directed to the exchange agent addressed as follows:

By Registered and Certified Mail: Wells Fargo Bank, N.A.	By Overnight Courier or Regular Mail: Wells Fargo Bank, N.A.	By Hand Delivery: Wells Fargo Bank, N.A. Corporate Trust Services
Corporate Trust Operations MAC N9303-121 P.O. Box 1517	Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue	608 2nd Avenue South Northstar East Building — 12th Floor
Minneapolis, MN 55480	Minneapolis, MN 55479 Or By Facsimile Transmission: (612) 667-6282 Telephone: (800) 344-5128	Minneapolis, MN 55402
      Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.
Fees And Expenses
      We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.
Transfer Taxes
      We will pay all transfer taxes, if any, applicable to the transfer and exchange of old notes to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder.

DESCRIPTION OF SENIOR CREDIT FACILITIES
      We summarize below the principal terms of the agreements that govern our senior credit facilities. This summary is not a complete description of all of the terms of the agreements.
General
      In connection with the Transactions, we entered into our senior credit facilities with J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC as co-lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A. as administrative agent, Wachovia Bank, National Association as syndication agent and Bank of America, N.A. as documentation agent.
      Our senior credit facilities consist of a revolving credit facility and term loan facility. The term loan facility has a principal amount of $275.0 million, of which the equivalent of $75.0 million ($17 million of which is denominated in U.S. dollars and $58 million of which is denominated in Canadian dollars) was drawn by SS&C Technologies Canada Corp., one of our Canadian subsidiaries (the “Canadian Borrower”), on the closing date of the Transactions. Our revolving credit facility has a principal amount of $75.0 million, of which $10.0 million was drawn on the closing date of the Transactions to pay a portion of the costs associated with the Transactions. The remainder is available for general corporate purposes, subject to certain conditions. We intend to fund working capital, capital expenditures, permitted acquisitions and investments with borrowings under our revolving credit facility, subject to availability. In addition, the equivalent of up to $10.0 million of our revolving credit facility may be drawn in Canadian dollars after the closing either by us or the Canadian Borrower. Our ability to draw under our revolving credit facility is conditioned upon, among other things, our continued compliance with covenants in our credit agreement, our ability to bring down the representations and warranties contained in our credit agreement and the absence of any default or event of default under our credit facilities.
      Our revolving credit facility will mature six years after the closing date of the Transactions, and the term loan facility will mature seven years after the closing date of the Transactions. To facilitate syndication, the agents are allowed to modify certain terms of our senior credit facilities within certain parameters under certain circumstances.
      The term loan facility will amortize in nominal quarterly installments of 0.25% beginning on March 31, 2006 until maturity, whereby the final installment of the term loan facility will be paid on the maturity date in an amount equal to the aggregate unpaid principal amount.
      In addition to the revolving credit facility and term loan facility described above, our senior credit facilities permit us or the Canadian Borrower to incur up to $100.0 million in total principal amount of additional term loan indebtedness, subject to certain exceptions.
      Our obligations under our senior credit facilities are secured and fully and unconditionally guaranteed jointly and severally by Holdings and each of our material wholly owned U.S. subsidiaries currently existing or that we may create or acquire, with certain exceptions as set forth in our credit agreement, pursuant to the terms of a separate guarantee and collateral agreement. The obligations of the Canadian Borrower are secured and fully and unconditionally guaranteed jointly and severally by us, Holdings and each of our material wholly owned U.S. and Canadian subsidiaries currently existing or that we may create or acquire, with certain exceptions as set forth in our credit agreement, pursuant to the terms of a separate guarantee and collateral agreement.
Security Interests
      Our borrowings under our senior credit facilities, all guarantees thereof and our obligations under related hedging agreements are secured by a perfected first priority security interest in: (1) all of our capital stock and all of the capital stock or other equity interests held by us and each of our existing and future U.S. subsidiary guarantors (subject to certain limitations for equity interests of foreign subsidiaries and other exceptions as set forth in our credit agreement); and (2) all of our tangible and intangible assets and the tangible and intangible assets of each of our existing and future U.S. subsidiary guarantors, with certain exceptions as set forth in our credit agreement.
      The Canadian Borrower’s borrowings under our senior credit facilities and all guarantees thereof are secured by a perfected first priority security interest in: (1) all of our capital stock and all of the capital stock or other equity interests held by us and each of our existing and future U.S. and Canadian subsidiary guarantors, with certain exceptions as set forth in our credit agreement; and (2) all of our tangible and intangible assets and the tangible and intangible assets of each of our existing and future U.S. and Canadian subsidiary guarantors, with certain exceptions as set forth in our credit agreement.
Interest Rates and Fees
      Our borrowings under our senior credit facilities that are denominated in U.S. dollars bear interest at a rate equal to the applicable margin plus, at our option, either: (1) a base rate determined by reference to the higher of (a) JPMorgan Chase Bank’s prime rate and (b) the federal funds rate plus 1/2 of 1%; or (2) a Eurocurrency rate on deposits in U.S. dollars for one-, two-, three- or six-month periods (or nine- or twelve-month periods if, at the time of the borrowing, all lenders agree to make such a duration available). Our borrowings under our revolving credit facility that are denominated in Canadian dollars bear interest at the rate equal to the applicable margin plus a Eurocurrency rate on deposits in Canadian dollars for one-, two-, three- or six-month periods (or nine- or twelve-month periods if, at the time of the borrowing, all lenders agree to make such a duration available).
      Borrowings by the Canadian Borrower that are denominated in Canadian dollars bear interest at a rate equal to the applicable margin plus, at the Canadian Borrower’s option, either at the Canadian dollar prime rate or the applicable banker’s acceptances discount rate. Borrowings by the Canadian Borrower that are denominated in U.S. dollars bear interest at the rate equal to the applicable margin plus, at the Canadian Borrower’s option, either (1) a base rate determined by reference to the higher of (a) a reference rate for determining interest rates on commercial loans denominated in U.S. dollars and (b) the federal funds rate plus 1/2 of 1%; or (2) a Eurocurrency rate on deposits in U.S. dollars for one-, two-, three- or six-month periods (or nine-or twelve-month periods if, at the time of the borrowing, all lenders agree to make such a duration available).
      The applicable margin is subject to change depending on our leverage ratio. We will also pay the lenders a commitment fee on the unused commitments under our revolving credit facility, which is payable quarterly in arrears. The commitment fee is subject to change depending on our leverage ratio.
Mandatory and Optional Repayment
      Subject to exceptions for reinvestment of proceeds and other exceptions and materiality thresholds, we are required to prepay outstanding loans under our senior credit facilities with the net proceeds of certain asset dispositions, near-term tax refunds in certain circumstances and the incurrence of certain debt, and 50% of our excess cash flow, subject to reduction to 25% and to 0% if certain leverage ratios are met.
      We may voluntarily prepay loans or reduce commitments under our senior credit facilities, in whole or in part, subject to minimum amounts. If we prepay Eurocurrency rate loans other than at the end of an applicable interest period, we are required to reimburse lenders for their losses or expenses sustained as a result of such prepayment.
Covenants
      Our senior credit facilities contain negative and affirmative covenants affecting us and our existing and future restricted subsidiaries, with certain exceptions set forth in our credit agreement. Our senior credit facilities contain the following negative covenants and restrictions, among others: restrictions on liens, sale-leaseback transactions, debt, dividends and other restricted payments, redemptions and stock repurchases, consolidations and mergers, acquisitions, asset dispositions, investments, loans, advances, changes in line of business, changes in fiscal year, restrictive agreements with subsidiaries, transactions with affiliates, amendments or prepayments of subordinated indebtedness and speculative hedging agreements. Our senior credit facilities also require us, and require our existing and future restricted subsidiaries, with certain exceptions set forth in our credit agreement, to meet certain financial covenants and ratios, particularly a leverage ratio and an interest coverage ratio.
      Our senior credit facilities contain the following affirmative covenants, among others: delivery of financial and other information to the administrative agent, notice to the administrative agent upon the occurrence of certain events of default, litigation and other material events, conduct of business and existence, payment of material taxes and other governmental charges, maintenance of properties, licenses and insurance, access to books and records by the lenders, compliance with applicable laws and regulations, further assurances and maintenance of collateral.
Events of Default
      Our senior credit facilities specify certain events of default, including, among others: failure to pay principal, interest or fees, violation of covenants, material inaccuracy of representations and warranties, cross-defaults to material indebtedness, certain bankruptcy and insolvency events, certain material judgments, certain ERISA events, invalidity or subordination provisions, change of control and invalidity of guarantees or security documents.

DESCRIPTION OF THE EXCHANGE NOTES
      You can find the definitions of certain terms used in this description under “— Certain Definitions.” In this description, “Company” refers only to (a) Sunshine Acquisition II, Inc. prior to its merger with and into SS&C Technologies, Inc. on November 23, 2005 and (b) after the consummation of such merger, SS&C Technologies, Inc., as the surviving corporation, and in the case of each of clauses (a) and (b), not to any of their subsidiaries or parent companies.
      The Company issued the old notes and will issue the exchange notes (collectively, the “Notes”) under an indenture (as amended and supplemented from time to time, the “Indenture”) between itself and Wells Fargo Bank, National Association, as Trustee. The form and terms of the exchange notes are identical to those of the old notes in all material respects, except the exchange notes will be registered under the Securities Act. See “The Exchange Offer — Purpose and Effect.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.
      The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. You are urged to read the Indenture because it, and not this description, defines your rights as holders of the Notes. We have filed a copy of the Indenture as an exhibit to the registration statement, which includes this prospectus. You may also request copies of the Indenture at our address set forth under the heading “Where You Can Find More Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture.
      The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.
Brief Description of the Notes and the Note Guarantees

The Notes
      The Notes:

•	are general unsecured obligations of the Company;

•	are subordinated in right of payment to all existing and future Senior Debt of the Company;

•	are pari passu in right of payment to all future senior subordinated indebtedness of the Company; and

•	are fully and unconditionally guaranteed on a senior subordinated basis by the Guarantors.

The Note Guarantees
      The Notes will be guaranteed by all of the Company’s direct and indirect Domestic Subsidiaries which are obligors under the Credit Agreement or any of the Company’s other Indebtedness or any Indebtedness of the Guarantors.
      Each guarantee of the Notes:

•	is a general unsecured obligation of the Guarantor;

•	is subordinated in right of payment to all existing and future Guarantor Senior Debt of that Guarantor; and

•	is pari passu in right of payment to all future senior subordinated indebtedness of the Guarantor.
      As of March 31, 2006, the Company (excluding its subsidiaries) had:

•	total Senior Debt of $483.2 million; and

•	no subordinated or senior subordinated Indebtedness other than the Notes.

      As of March 31, 2006, the Guarantors had:

•	total Guarantor Senior Debt of $483.2 million, $278.2 million of which consists of their guarantees of the Company’s obligations under the Credit Agreement; and

•	no subordinated or senior subordinated Indebtedness other than the guarantees of the Notes.
      As indicated above and as discussed in detail below under “— Subordination,” payments on the Notes will be subordinated to the payment of Senior Debt and payments under the Note Guarantees will be subordinated to the payment of Guarantor Senior Debt. The Indenture will permit the Company and the Guarantors to incur additional debt, including Senior Debt and Guarantor Senior Debt, as the case may be, in the future.

Restricted and Unrestricted Subsidiaries
      As of the date of the Indenture, all of the Company’s Subsidiaries were deemed “Restricted Subsidiaries.” However, under the circumstances described below under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” the Company is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” The Company’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture and will not guarantee the Notes.
Principal, Maturity and Interest
      The Company will issue the Notes with an initial maximum aggregate principal amount of $205.0 million. The Company may issue additional notes (“Additional Notes”) under the Indenture from time to time after the date of this exchange offer. Any issuance of Additional Notes is subject to all of the covenants in the Indenture, including the covenant described below under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue the Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on December 1, 2013.
      Interest on the Notes will accrue at the rate of 11.75% per annum and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2006. The Company will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.
      Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
Methods of Receiving Payments on the Notes
      If a holder of Notes has given wire transfer instructions to the Company, the Company will pay all principal of, and interest, premium and Liquidated Damages, if any, on, that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar unless the Company elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.
Paying Agent and Registrar for the Notes
      The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the Notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange
      A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
Note Guarantees
      The Notes will be guaranteed by each of the Company’s current and future Domestic Subsidiaries which are obligors under the Credit Agreement or any of the Company’s other Indebtedness or any Indebtedness of the Guarantors. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”
      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.
      The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the provisions found below under “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(3) if the Company designates that Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4) upon legal defeasance or satisfaction and discharge of the Indenture as provided below under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”; or

(5) if such Guarantor is released and discharged from all of its Indebtedness under the Credit Agreement and all of its guarantees of any Indebtedness outstanding under the Credit Agreement and all obligations under any of the Company’s other Indebtedness or any Indebtedness of the Guarantors.

Subordination
      The payment of principal, interest and premium and Liquidated Damages, if any, on the Notes is subordinated to the prior payment in full of all Senior Debt of the Company, including Senior Debt incurred after the date of the Indenture.
      The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is allowed in such proceeding) before the holders of Notes will be entitled to receive any payment with respect to the Notes (except that holders of Notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”), in the event of any distribution to creditors of the Company:

(1) in a liquidation or dissolution of the Company;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of the Company’s assets and liabilities.
      The Company also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”) if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the holders of any Designated Senior Debt.
      Payments on the notes may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.
      No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the notes that have come due have been paid in full in cash.
      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

      If the trustee or any holder of the notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the holder has actual knowledge that the payment is prohibited, the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.
      The Company must promptly notify holders of Senior Debt if payment on the Notes is accelerated because of an Event of Default.
      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of Notes may recover less ratably than trade creditors of the Company. See “Risk Factors — Your rights to receive payments on the notes are junior to the borrowings under our senior credit facilities and all future secured or senior indebtedness. Further, the guarantees of the notes are junior to the guarantors’ secured and senior indebtedness and all future secured or senior indebtedness.”
Optional Redemption
      At any time prior to December 1, 2008, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 111.75% of principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of any Equity Offering; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.
      The Notes also may be redeemed, in whole or in part, at any time prior to December 1, 2009, at the option of the Company upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
      On or after December 1, 2009, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2009	105.8750%
2010	102.9375%
2011 and thereafter	100.0000%
      Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption
      The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes repurchased to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date (the “Change of Control Payment Date”) specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.
      On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.
      The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
      The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described above under “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control or conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
      The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.
      The agreements governing the Company’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control. The exercise by the holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control could cause a default under these other agreements, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing Notes. In that case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which could, in turn, constitute a default under the other Indebtedness. Finally, the Company’s ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors — We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.”

Asset Sales
      The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.
      For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities of the Company or any Restricted Subsidiary (as shown on the Company’s or of such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) that are not by their terms subordinated to the Notes or the Note Guarantees that are assumed by the transferee of any such assets pursuant to a customary assumption agreement;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee convertible into Cash Equivalents by the Company or such Restricted Subsidiary within 180 days of the closing of the Asset Sale, to the extent of the Cash Equivalents to be received in such conversion; and

(c) any Capital Stock, properties or assets of the kind referred to in clauses (2) or (3) of the next paragraph of this covenant.

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to reduce (x) Senior Debt, and if the Senior Debt so reduced is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or (y) other Obligations under Indebtedness that rank pari passu with the Notes (provided, however, that if the Company shall so reduce Obligations under Indebtedness that ranks pari passu with the Notes, it will offer to equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, on the pro rata principal amount of Notes);

(2) to acquire Capital Stock of any business to the extent that such business is a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(3) to acquire properties or assets to the extent that such properties or assets are used or useful in a Permitted Business or replace properties or assets that were the subject of such Asset Sale; or

(4) to make a capital expenditure that is used or useful in a Permitted Business.
      Pending the final application of any Net Proceeds, the Company (or the applicable Restricted Subsidiary, as the case may be) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds”; provided, however, that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2), (3) or (4) of the immediately preceding paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).
      When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an offer (an “Asset Sale Offer”) to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash.
      If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.
      The Credit Agreement prohibits the Company from purchasing any Notes, and also provides that certain change of control or asset sale events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes.
Selection and Notice
      If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.
      Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.
      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed, although no Notes of $1,000 or less in original principal amount will be redeemed in part. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of such Note upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.
Certain Covenants

Restricted Payments
      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any other distribution on account of the Company’s Equity Interests (including any dividend or distribution payable in connection with any merger or consolidation involving the Company) other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company;

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee in each case prior to any scheduled repayment sinking fund payment, principal installment or Stated Maturity thereof (other than (x) Indebtedness permitted under clauses (6), (7) and (8) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition or retirement of Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of the purchase, repurchase, acquisition or retirement); or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the Indenture (excluding Restricted Payments permitted by clauses (1) through (5), (7) and (9) through (15) of the next succeeding paragraph) is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate Net Proceeds and the Fair Market Value of property, assets or marketable securities received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (in each case other than (1) Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company or to an employee stock ownership plan or other trust established by the Company or any Restricted Subsidiary, (2) Designated Preferred Stock and (3) Excluded Contributions); plus

(c) with respect to Restricted Investments made by the Company or its Restricted Subsidiaries after the Issue Date, an amount equal to (without duplication, to the extent included in Consolidated Net Income) (1) the net reduction in such Restricted Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary, (2) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of any such Restricted Investment or the receipt by the Company or any of its Restricted Subsidiaries of any dividends or distributions from such Restricted Investment or (3) the net reduction in such Restricted Investment resulting from the release of any guarantee (except to the extent any amounts are paid under such guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries.
      The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend if at the date of declaration of such payment the dividend would have complied with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock or Designated Preferred Stock and other than the sale of Equity Interests designated as an Excluded Contribution) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any Restricted Subsidiary pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or payments to Parent in amounts equal to amounts expended by Parent to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of Parent held by any current or former officer, director or employee of Parent, the Company or any of its Subsidiaries (or their permitted transferees) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period plus any unutilized portion of such amount in any prior fiscal year (subject to a maximum of $10.0 million in any twelve-month period); and provided further that such amount in any twelve-month period may be increased by an amount equal to (x) the cash proceeds received by the Company or any Restricted Subsidiary from the sale of Equity Interests of the Company (other than Disqualified Stock) or of the Parent (to the extent contributed to the Company) to members of management, directors or consultants of the Company or any Restricted Subsidiary or Parent; plus (y) the cash proceeds of key man life insurance policies received by the Company or Parent (to the extent contributed to the Company) or any Restricted Subsidiary;

(5) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(6) the payment of dividends on the Company’s common stock (or the payment of dividends to Parent to fund the payment by Parent of dividends on its common stock) following any public offering of common stock of Parent or the Company, as the case may be, after the date of the Indenture, of up to 6.0% per annum of the net proceeds received by the Company (or by Parent and contributed to the Company) from such public offering other than any public offering constituting an Excluded Contribution; provided, however, that the aggregate amount of all such dividends shall not exceed the aggregate amount of Net Proceeds received by the Company (or by Parent and contributed to the Company) from such public offering;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued after the date of the Indenture in accordance with the Consolidated Leverage Ratio test described below under “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(8) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock issued by the Company after the Issue Date and the declaration and payment of dividends to a direct or indirect parent of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of such parent issued after the Issue Date; provided that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance and declaration on a pro forma basis, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph under “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (B) the aggregate amount of dividends declared and paid pursuant to this clause (8) shall not exceed the aggregate amount of cash actually received by the Company from the sale of such Designated Preferred Stock issued after the Issue Date;

(9) upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase notes pursuant to “— Repurchase at the Option of Holders — Change of Control” (including the purchase of all Notes tendered), any purchase or redemption of Subordinated Indebtedness of the Company that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest and Liquidated Damages, if any);

(10) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed $15.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) the distribution, as a dividend or otherwise of shares of Capital Stock of, or Indebtedness owed to the Company or any Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(12) cash dividends or other distributions on the Company’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Company to, fund the payment of fees and expenses incurred in connection with, or other payments contemplated by, the Transactions or as contemplated by the Acquisition Documents or owed by the Company or Parent, as the case may be, or Restricted Subsidiaries to Affiliates;

(13) Investments that are made with Excluded Contributions;

(14) Permitted Payments to Parent; and

(15) other Restricted Payments in an aggregate amount not to exceed $10.0 million since the date of the Indenture;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (8), (9) and (15), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.
      The amount of all Restricted Payments (other than cash and Cash Equivalents) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Parent, the Company or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Stock
      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue Preferred Stock, if the Consolidated Leverage Ratio as of the date on which such additional Indebtedness is incurred or such Disqualified Stock or such Preferred Stock is issued, as the case may be, would have been no greater than 5.5 to 1.

      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount thereof) not to exceed $400.0 million, less the aggregate amount of all Net Proceeds of Asset Sales applied by Company or any Restricted Subsidiary since the date of the Indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under “— Repurchase at the Option of Holders — Asset Sales”;

(2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees;

(4) the incurrence by the Company or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used by the Company or any Restricted Subsidiary in any Permitted Business, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million;

(5) the incurrence by the Company or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (13), (15) or (17) of this paragraph including additional Indebtedness incurred to pay premiums and fees in connection therewith;

(6) the incurrence by the Company or any Restricted Subsidiary of intercompany Indebtedness between or among the Company and any Restricted Subsidiary; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes and the Note Guarantees; and

(b) any (1) subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company or (2) sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company,
will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any Restricted Subsidiary of shares of Preferred Stock; provided, however, that any (a) subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company or (b) sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Company or any Restricted Subsidiary of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(9) (x) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed and (y) any guarantee by a Restricted Subsidiary that is not a Guarantor of Indebtedness of another Restricted Subsidiary that is not a Guarantor that was permitted to be incurred by another provision of this covenant;

(10) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits, or property, casualty or liability insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(11) the incurrence by the Company or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(a) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (12)(a)) and

(b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(13) Contribution Indebtedness;

(14) Indebtedness of the Company or any Restricted Subsidiary consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(15) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or Preferred Stock is not incurred in contemplation of such acquisition or merger; provided further that after giving effect to such acquisition or merger, either

(a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first sentence of this covenant or

(b) the Consolidated Leverage Ratio of the Company and its Restricted Subsidiaries is lower than immediately prior to such acquisition or merger;

(16) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Company or any Restricted Subsidiary, other than a Securitization Subsidiary (except for Standard Securitization Undertakings); and

(17) the incurrence by the Company or any Restricted Subsidiary of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed $25.0 million at any time outstanding.
      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt.” The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness.

Limitation on Senior Subordinated Debt
      The Company will not incur any Indebtedness that is contractually subordinate in right of payment to any Senior Debt of the Company unless it is pari passu or subordinate in right of payment to the Notes. No Guarantor will incur any Indebtedness that is contractually subordinate in right of payment to the Senior Debt of such Guarantor unless it is pari passu or subordinate in right of payment to such Guarantor’s Note Guarantee. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens or guarantees arising or created in respect of such other Indebtedness of the Company or any Guarantor or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens
      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Notes or a Note Guarantee on any asset or property of the

Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) such Lien is a Permitted Lien;

(2) in the case of Liens securing Indebtedness subordinated to the Notes or the Note Guarantees, the Notes and any Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(3) in all other cases, the Notes and any Note Guarantees are equally and ratably secured.

Dividend and Other Payment Restrictions Affecting Subsidiaries
      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any Restricted Subsidiary;

(2) make loans or advances to the Company or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Indenture;

(2) the Indenture, the Notes and the Note Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary provisions (including non-assignment provisions) contained in leases, subleases, licenses or asset sale agreements and other agreements entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph (but not subject to the dollar limit in such clause (3));

(7) any agreement for the sale or other disposition of a Restricted Subsidiary (including a sale of its Capital Stock or its assets) that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) Indebtedness of a Restricted Subsidiary permitted to be incurred under the Indenture; provided that (a) such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred and (b) such encumbrances or restrictions will not affect the Company’s ability to make payments of principal or interest payments on the Notes, as determined in good faith by the Board of Directors of the Company; and

(13) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, re-statements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, however, that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors, not materially less favorable to the holders of the notes than encumbrances and restrictions contained in such predecessor agreements.

Merger, Consolidation or Sale of Assets
      The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia (the Company or such Person, including the Person to which such sale, assignment, transfer, conveyance or other disposition has been made, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Company) assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, either (a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (b) the Consolidated Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be lower than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction.

      In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
      The predecessor company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor will not be released from the obligation to pay the principal of and interest on the Notes.
      Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.
      This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries.

Transactions with Affiliates
      The Company will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, (x) a majority of the disinterested members of the Board of Directors of the Company have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company and (y) the Company has received an opinion from an Independent Financial Advisor that such Affiliate Transaction complies with the immediately preceding clause (1).
      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, fee arrangement, employee benefit plan, indemnification agreement or any similar arrangement entered into by the Company or any Restricted Subsidiary with officers, directors, employees or consultants of the Company, any of its direct or indirect parent entities, or any Restricted Subsidiary in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) Restricted Payments that do not violate the provisions of the Indenture described above under “— Restricted Payments” and Permitted Investments permitted by the Indenture;

(4) payments made by the Company or any Restricted Subsidiary to the Sponsors and any of their Affiliates (a) pursuant to the Management Agreement or any amendment thereto (so long as such amendment is not less advantageous to the holders of the Notes in any material respect than the

Management Agreement) or (b) for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments, in the case of this clause (b), are approved by a majority of the disinterested members of the Board of Directors of the Company in good faith;

(5) payments, loans (or cancellations of loans) or advances to employees or consultants of the Company or any of its direct or indirect parent entities or any Restricted Subsidiary that are approved by the Board of Directors of the Company and which are otherwise permitted under the Indenture, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

(6) payments made or performance under any agreement as in effect on the date of the Indenture or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the original agreement as in effect on the date of the Indenture);

(7) the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses incurred in connection with the Transactions;

(8) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(9) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person;

(10) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent company of the Company or a Restricted Subsidiary of the Company, as appropriate, in good faith;

(11) any contribution to the capital of the Company;

(12) transactions between the Company or any Restricted Subsidiary and any Person, a director of which is also a director of the Company or any direct or indirect parent company of the Company and such director is the sole cause for such Person to be deemed an Affiliate of the Company or any Restricted Subsidiary; provided, however, that such director abstains from voting as director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other Person;

(13) pledges of Equity Interests of Unrestricted Subsidiaries;

(14) transactions pursuant to a Qualified Securitization Financing; and

(15) Permitted Parent Payments to Parent.

Business Activities
      The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees
      If the Company or any Restricted Subsidiary acquires or creates another Domestic Subsidiary after the date of the Indenture and such Domestic Subsidiary incurs any Indebtedness under the Credit Agreement or guarantees any Indebtedness outstanding under the Credit Agreement or becomes an obligor under any of the Company’s other Indebtedness or any Indebtedness of the Guarantors, then the Company will cause that newly acquired or created Domestic Subsidiary to execute a supplemental indenture pursuant to which it becomes a Guarantor.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under “— Restricted Payments” or under one or more clauses of the definition of “Permitted Investments,” as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.” The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.
      Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent
      The Company will not, and will not permit any Subsidiary to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports
      Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the holders of Notes or cause the trustee to furnish to the holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual financial information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all information that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.
      Notwithstanding the foregoing, except and only for so long as required to do so by the rules and regulations of the SEC, the Company shall not be required to furnish any information, certifications or reports required by Items 307 or 308 of Regulation S-K.
      In addition, the Company will post the information described in clauses (1) and (2) above on its website within the time periods specified in the rules and regulations applicable to such reports, and, following the consummation of the Exchange Offer and for so long as required to do so by the rules and regulations of the SEC, the Company will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within those time periods (unless the SEC will not accept such a filing).
      If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
      In the event that any direct or indirect parent company of the Company is or becomes a Guarantor of the Notes, the Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent company; provided, however, that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent company and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Guarantors and the other Subsidiaries of the Company on a standalone basis, on the other hand.
      In addition, the Company and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
      Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by the Company to comply with its obligations under the first paragraph of “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by the Company or any Restricted Subsidiary for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture (other than Indebtedness owed to the Company or a Restricted Subsidiary), if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by the Company or any Restricted Subsidiary to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final, and, with respect to any such judgments covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed;

(7) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor that is a Significant Subsidiary, or any Person acting on behalf of such a Guarantor, denies or disaffirms its obligations under its Note Guarantee and such Default continues for 10 days; and

(8) certain events of bankruptcy or insolvency described in the Indenture with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
      Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest, premium or Liquidated Damages, if any.
      Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, interest, premium, or Liquidated Damages, if any, when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding Notes have not given the trustee a direction inconsistent with such request within such 60-day period.
      The holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the trustee may, on behalf of the holders of all of the Notes, waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than nonpayment of principal or interest that has become due solely because of acceleration).
      In the event of any Event of Default specified in clause (5) of the first paragraph under “— Events of Default and Remedies,” such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Company delivers an officers’ certificate to the trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.
      The Company is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default, the Company is required to deliver to the trustee a statement specifying such Default and what action the Company proposes to take with respect thereto.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No past, future or present director, officer, employee, partner, manager, agent, member (or Person forming any limited liability company), incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note and Note Guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such waiver is against public policy.
Legal Defeasance and Covenant Defeasance
      The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding

Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are solely due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provision of the Indenture.
      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non- payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest, premium and Liquidated Damages, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(6) the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).
      Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest, premium or Liquidated Damages, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or premium, if any, or interest on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any holder of Notes, the Company, any Guarantor and the trustee may amend or supplement the Indenture, the Notes and the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to holders of Notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6) to conform the text of the Indenture, the Notes, or the Note Guarantees to any provision of this Description of Exchange Notes to the extent that such provision in this Description of Exchange Notes was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees;

(7) to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Note Guarantee;

(8) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; or

(9) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.
Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes, when:

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the trustee for cancellation; or

(b) all Notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable by it under the Indenture; and

(3) the Company has delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.
Concerning the Trustee
      If the trustee becomes a creditor of the Company or any Guarantor, the Indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the Indenture has been qualified under the Trust Indenture Act) or resign.
      The holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the trustee reasonable indemnity or security against any loss, liability or expense.
Registered Exchange Offer; Registration Rights
      We have filed a registration statement to comply with our obligations under the Registration Rights Agreement to register the issuance of the Exchange Notes. See “The Exchange Offer.”
Certain Definitions
      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Acquisition” means the acquisition by Sunshine Acquisition Corporation of SS&C Technologies, Inc.
      “Acquisition Documents” means the Merger Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

      “Applicable Premium” means, with respect to any Note on any applicable Redemption Date, the greater of:

(1) 1.0% of the then outstanding principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (1) the redemption price of the Note at December 1, 2009 (such redemption price being set forth in the table appearing above under “— Optional Redemption”) plus (2) all required interest payments due on the Note, through December 1, 2009 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b) the then outstanding principal amount of the Note.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries.
      Notwithstanding the preceding, none of the following items shall be deemed to be an Asset Sale:

(1) a disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries;

(2) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the covenant contained under “— Certain Covenants — Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(3) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under “— Certain Covenants — Restricted Payments” or the granting of a Lien permitted by the covenant contained under “— Certain Covenants — Liens”;

(4) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than $1.0 million;

(5) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(6) the sale, lease, assignment, sublease, license or sublicense of any assets or rights in the ordinary course of business;

(7) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(8) foreclosures on assets;

(9) disposition of an account receivable in connection with the collection or compromise thereof;

(10) sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing;

(11) a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing; and

(12) the grant in the ordinary course of business of any licenses of patents, trademarks, know-how and any other intellectual property.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
      “Cash Equivalents” means:

(1) United States dollars or, in the case of a Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating of at least A-1 from Moody’s or P-1 from S&P and, in each case, maturing within 12 months after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(7) instruments equivalent to those referred to in clauses (1) to (6) above denominated in euro or pound sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(8) investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition
      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Permitted Holder;

(2) prior to an initial public offering of the Company or any direct or indirect parent of the Company, any “person” (as defined above) other than a Permitted Holder becomes the Beneficial Owner, directly or indirectly, of more of the Voting Stock of the Company (measured by voting power rather than number of shares) than is at the time Beneficially Owned by the Permitted Holders in the aggregate;

(3) after an initial public offering of the Company or any direct or indirect parent of the Company, any “person” (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 40% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4) after an initial public offering of the Company or any direct or indirect parent of the Company, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.
      “Change of Control Offer” has the meaning assigned to that term in the Indenture governing the Notes.
      “Consolidated Cash Flow” means with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, the following (in each case, on a consolidated basis and determined in accordance with GAAP):

(1) the provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period to the extent deducted in computing Consolidated Net Income, plus

(2) Consolidated Interest Expense of such Person for such period to the extent deducted in computing Consolidated Net Income, plus

(3) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted in computing Consolidated Net Income, plus

(4) any reasonable expenses or charges incurred in connection with any equity offering (but if such equity offering is a sale of Equity Interests in any part of the Company, only to the extent that proceeds of such equity offering are received by or contributed to the equity of the Company), Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture (in each case whether or not consummated) or pursuant to the Transactions (including, without limitation, the fees payable to the Sponsors pursuant to the Management Agreement in connection with the Transactions), plus

(5) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees) to the extent deducted in computing Consolidated Net Income, plus

(6) any other noncash charges (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) to the extent deducted in computing Consolidated Net Income (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), plus

(7) any net gain or loss resulting from Hedging Obligations, plus

(8) the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the Management Agreement, plus

(9) Securitization Fees to the extent deducted in computing Consolidated Net Income, plus

(10) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, less non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period).
      “Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other noncash charges (excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
      “Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, noncash interest payments (other than imputed interest as a result of purchase accounting), commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the interest component of Capital Lease Obligations, net payments (if any) pursuant to interest rate Hedging Obligations, but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees, (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and (c) consolidated loss on Securitization Financings, less (d) interest income actually received in cash for such period.
      “Consolidated Leverage Ratio” means, with respect to any Person, the ratio of total Ratio Indebtedness of such Person and its Restricted Subsidiaries as of the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (the “Transaction Date”) to the Consolidated Cash Flow of such Person for the most recently ended four quarter period prior to the Transaction Date for which internal financial statements are available (the “Calculation Period”). In addition to and without limitation of the foregoing, for purposes of this definition, “total Ratio Indebtedness” and “Consolidated Cash Flow” shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred on the Transaction Date and at the beginning of the Calculation Period, respectively.

      Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations changes that have been made by the Company or any Restricted Subsidiary during the Calculation Period or subsequent to such period and on or prior to or simultaneously with the Transaction Date or if the Company or any Restricted Subsidiary had accounted for any of its business as a discontinued operation during any such period, then the Consolidated Leverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated obligations and the change in Consolidated Cash Flow resulting therefrom) had occurred on the first day of the Calculation Period and that such discontinued operation was disposed of on the first day of the Calculation Period.
      If since the beginning of the Calculation Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Person or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable period.
      For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, consolidation or discontinued operation (including, without limitation, the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of such responsible financial officer as set forth in an officers’ certificate, to reflect (1) operating expense reductions and other operating improvements or synergies resulting from the transaction being given pro forma effect (including, to the extent applicable, from the Transactions), which reductions, improvements or synergies are reasonably expected to be realized within twelve months of the date of such pro forma calculation and (2) other customary adjustments to the extent applicable.
      “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1) any net after-tax extraordinary, unusual or nonrecurring gains or losses shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(3) any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Person) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

(4) the Net Income for such period of any entity that is not a Subsidiary of such Person, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, however, that, to the extent not already included, Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or other distributions or other payments that are actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such entity and such period (subject in the case of dividends paid or distributions or other payments made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (5) below) and (B) decreased by the amount of any equity of the Person in a net loss of any such entity for such period to the extent the Person has funded such net loss;

(5) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded;

(7) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with the Transactions or any future acquisition, merger, consolidation or similar transaction (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded;

(8) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(9) an amount equal to any Permitted Payments to Parent made to any parent company of such Person in respect of such period shall be included as though such amounts had been paid by such Person for such period for the expense or cost incurred by such parent company and for which such distribution was made;

(10) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards Nos. 142 and 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded;

(11) accruals and reserves that are established within twelve months after the date of the Indenture and that are so required to be established as a result of the Transactions in accordance with GAAP shall be excluded; provided, however, that any noncash item that represents an accrual or reserve for a cash expenditure for a future period shall be treated as an expense in such future period when cash is paid (except to the extent such item would otherwise be excluded under this definition);

(12) unrealized gains and losses relating to hedging transactions and mark-to-market Indebtedness denominated in foreign currencies resulting from the application of Statement of Financial Accounting Standards No. 52 shall be excluded; and

(13) fees, expenses and charges in connection with the Transactions shall be excluded.
      Notwithstanding the foregoing, for the purpose of the covenant contained under “— Certain Covenants — Restricted Payments” only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by the Company and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by the Company and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3) of the first paragraph of the covenant contained under “— Certain Covenants — Restricted Payments.”
      “Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the Indenture or any other member of the Board of Directors designated or nominated or was otherwise approved by any Permitted Holder; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
      “Contribution Indebtedness” means Indebtedness of the Company or any Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions made to the capital of the Company or such Guarantor after the Issue Date; provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the incurrence date thereof.
      “Credit Agreement” means that certain Credit Agreement, dated as of November 23, 2005, by and among the Company and J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC as co-lead arrangers and joint bookrunners, JPMorgan Chase Bank, N.A. as administrative agent, Wachovia Bank, National Association as syndication agent and Bank of America, N.A. as documentation agent, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders or investors providing for revolving credit loans, term loans, notes or other securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Designated Preferred Stock” means Preferred Stock of the Company or Parent, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof.
      “Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt.”
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such

Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under “— Certain Covenants — Restricted Payments.”
      “Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means any public sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent entities (excluding Disqualified Stock of the Company), other than (1) public offerings with respect to common stock of the Company or of any of its direct or indirect parent entities registered on Form S-4 or Form S-8, (2) any such public sale that constitutes an Excluded Contribution or (3) an issuance to any Subsidiary of the Company.
      “Exchange Notes” means the notes issued in the Exchange Offer pursuant to the Indenture
      “Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Company and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate.
      “Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.
      “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company.
      “Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
      “Guarantors” means (1) each Domestic Subsidiary of the Company on the date of the Indenture which is an obligor under the Credit Agreement and (2) each other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the Indenture, in each case, together with their respective successors and assigns until the Note Guarantee of such Person has been released in accordance with the provisions of the Indenture.

      “Guarantor Senior Debt” means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness and any Securitization Repurchase Obligation of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall be subordinate or pari passu in right of payment to the Note Guarantee of such Guarantor. Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1) all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations (and guarantees thereof), in each case whether outstanding on the Issue Date or thereafter incurred.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services (including, without limitation, earn-out obligations that are reflected as a liability on the balance sheet of such Person in accordance with GAAP) due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,
if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP (excluding the footnotes thereto). In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, Indebtedness shall be deemed not to include: (a) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (b) prepaid revenues; (c) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (d) Obligations under or in respect of Qualified Securitization Financing.
      “Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in similar businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (excluding the footnotes thereto). If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value.
      “Issue Date” means November 23, 2005.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, however, that in no event shall an operating lease be deemed to constitute a Lien.
      “Liquidated Damages” means all liquidated damages then owing pursuant to the Registration Rights Agreement.
      “Management Agreement” means the Management Agreement by and among T.C. Group, L.L.C., William C. Stone and Parent, dated as of November 23, 2005.
      “Merger Agreement” means the Agreement and Plan of Merger, dated as of July 28, 2005, among Sunshine Merger Corporation, Parent and SS&C, as amended, supplemented or modified from time to time.
      “Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of Preferred Stock.
      “Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale after taking into account any available tax credits or deductions and any tax sharing arrangements, (2) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and (3) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Restricted Subsidiary.
      “Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Parent” means Sunshine Acquisition Corporation, a Delaware corporation, and its successors.
      “Permitted Business” means the business and any services, activities or businesses incidental or directly related or similar to, any line of business engaged in by the Company and its Subsidiaries as of the date of the Indenture or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.
      “Permitted Holders” means (1) TC Group, L.L.C., Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. and their Affiliates (but excluding operating portfolio companies of the foregoing; provided that in no case shall Parent or any entity whose assets consist solely of the capital stock of the Company, cash and Cash Equivalents, or contracts or other rights related to its investment in the Company, be considered such an operating portfolio company) and (2) (x) William C. Stone and his spouse and the members of his immediate family and (y) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons holding a controlling interest of which consist solely of one or more Persons referred to in the immediately preceding clause (x).
      “Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under “— Repurchase at the Option of Holders — Asset Sales”;

(5) any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees other than executives restricted by the Sarbanes-Oxley Act of 2002 made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(9) guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and performance guarantees in the ordinary course of business;

(10) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(11) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest;

(12) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(13) Investments of a Restricted Subsidiary of the Company acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by the covenant described under “— Certain Covenants — Merger, Consolidation or Sale of Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(14) repurchases of the Notes;

(15) any Investment existing on the date of the Indenture and any modification, replacement, renewal or extension thereof; provided, however, that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the date of the Indenture or (y) as otherwise permitted under the Indenture; and

(16) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding, not to exceed $15.0 million.
      “Permitted Junior Securities” means unsecured debt or equity securities of the Company or any Guarantor or any direct or indirect parent of the Company or any successor corporation issued pursuant to a plan of reorganization or readjustment, as applicable, that are subordinated to the payment of all then-outstanding Senior Debt of the Company or Guarantor Senior Debt of any Guarantor, as applicable, at least to the same extent that the Notes are subordinated to the payment of all Senior Debt of the Company or Note Guarantees are subordinated to the payment of all Guarantor Senior Debt of any

Guarantor, as applicable, on the Issue Date, so long as to the extent that any Senior Debt or Guarantor Senior Debt, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Debt or Guarantor Senior Debt not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.
      “Permitted Liens” means:

(1) Liens in favor of the Company or the Guarantors;

(2) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(3) Liens on property (including Capital Stock) existing at the time of acquisition of the property or assets by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(4) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(5) Liens existing on the date of the Indenture;

(6) Liens created for the benefit of (or to secure) the Notes or the Note Guarantees;

(7) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to such property, or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (1) the outstanding principal amount, or, if greater, committed amount, of the original Indebtedness and (2) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(8) Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(9) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary of the Company permitted to be Incurred in accordance with the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”
      “Permitted Payments to Parent” means, payments (directly or in the form of dividends, loans or otherwise) to, a direct or indirect parent entity of the Company in amounts required for such Person to pay:

(1) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(2) for so long as the Company is a member of a group filing a consolidated or combined tax return such direct or indirect parent entity, an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries;

(3) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, officers and employees of such direct or indirect parent entity of the Company to the extent such salaries, bonuses, severance, indemnities and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries including payments to William C. Stone pursuant to his employment agreement with Parent;

(4) payments to the Sponsors and any of their Affiliates (a) pursuant to the Management Agreement or any amendment thereto (so long as such amendment is not less advantageous to the holders of the Notes in any material respect than the Management Agreement) or (b) for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments, in the case of this clause (b), are approved by a majority of the disinterested members of the Board of Directors of the Company in good faith;

(5) general corporate overhead expenses for such direct or indirect parent entity of the Company to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(6) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent entity of the Company.
      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any Restricted Subsidiary (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
      “Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, issued by the Company or any Subsidiary of the Company to such Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than

(1) amounts required to be established as reserves;

(2) amounts paid to investors in respect of interest;

(3) principal and other amounts owing to such investors; and

(4) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).
      “Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided, however, that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith.
      “Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (1) the Board of Directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Securitization Subsidiary, (2) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at Fair Market Value and (3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Company or any Restricted Subsidiary (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement and any refinancing indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.
      “Ratio Indebtedness” means, with respect to any specified Person, any Indebtedness of such Person plus any Disqualified Stock of such Person, provided that letters of credit (or reimbursement agreements in respect thereof), banker’s acceptances and Hedging Obligations shall be excluded if and to the extent they would not appear as a liability upon the balance sheet of the specified Person prepared in accordance with GAAP.
      “Registration Rights Agreement” means the registration rights agreement dated as of November 23, 2005 among Sunshine Acquisition II, Inc., SS&C Technologies, Inc., the Guarantors and the initial purchasers set forth therein.
      “Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of a Person described in clause (1) of the definition of “Permitted Holder”; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holder.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “Securitization Assets” means any accounts receivable or other revenue streams from the conduct of a Permitted Business subject to a Qualified Securitization Financing.
      “Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

      “Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such Securitization Assets.
      “Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
      “Securitization Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (1) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (2) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (3) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or such other Person shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Company or such other Person giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.
      “Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness and any Securitization Repurchase Obligation of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall be subordinate or pari passu in right of payment to the notes. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1) all monetary obligations of every nature of the Company under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations (and guarantees thereof),
in each case whether outstanding on the date of the Indenture or thereafter incurred.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.
      “Sponsors” means one or more investments funds controlled by The Carlyle Group and their Affiliates.
      “SS&C” means SS&C Technologies, Inc., a Delaware corporation.
      “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that the Company has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Note Guarantee.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
      “Transactions” means the Acquisition and the transactions related thereto, including the offering of the Notes and borrowings made pursuant to the Credit Agreement.
      “Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to December 1, 2009; provided, however, that if the period from such redemption date to December 1, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
      “Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under “— Certain Covenants — Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any Restricted Subsidiary.
      “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.
      “Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.
BOOK-ENTRY; DELIVERY AND FORM
      The exchange notes will be issued in the form of one or more fully registered notes in global form (“Global Notes”). Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with the Depository Trust Company (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository Trust Company or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).
      So long as the Depository Trust Company, or its nominee, is the registered owner or holder of a Global Note, the Depository Trust Company or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the indenture and the exchange notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the Depository Trust Company’s applicable procedures, in addition to those provided for under the indenture.
      Payments of the principal of, and interest on, a Global Note will be made to the Depository Trust Company or its nominee, as the case may be, as the registered owner thereof. None of SS&C Technologies, Inc., the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
      We expect that the Depository Trust Company or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of the Depository Trust Company or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
      Transfers between participants in the Depository Trust Company will be effected in the ordinary way in accordance with the Depository Trust Company rules and will be settled in same-day funds.
      We expect that the Depository Trust Company will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the Depository Trust Company interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, the Depository Trust Company will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.
      We understand that: the Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).
      Although the Depository Trust Company is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of the Depository Trust Company, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither SS&C Technologies, Inc. nor the Trustee will have any responsibility for the performance by the Depository Trust Company or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
      If the Depository Trust Company is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days, we will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes in accordance with the Depository Trust Company’s rules and procedures in addition to those provided for under the indenture.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following discussion is a summary of the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the exchange notes. The discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Code, United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the exchange notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks, financial institutions, “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” United States expatriates, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities, U.S. Holders (as defined below) whose functional currency is not the United States dollar, holders subject to the alternative minimum tax, tax-exempt organizations and persons holding the exchange notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Moreover, the effect of any other applicable United States federal tax laws (such as estate and gift tax laws) or any state, local or foreign tax laws is not discussed. The discussion deals only with exchange notes held as “capital assets” within the meaning of Section 1221 of the Code.
      As used herein, “U.S. Holder” means a beneficial owner of the exchange notes who or that is treated for United States federal income tax purposes as:

•	an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes created or organized in the United States or under the laws of the United States or of any state therein or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, it has elected to continue to be treated as a United States person.
      If a partnership or other entity taxable as a partnership holds exchange notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its tax advisor as to the tax consequences.
      Prospective holders should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including United States federal gift and estate tax laws, and any tax treaties.
Exchange Offer
      The exchange of old notes for exchange notes pursuant to the exchange offer should not constitute a taxable event for United States federal income tax purposes. As a result, (1) a holder should not recognize a taxable gain or loss as a result of exchanging such holder’s old notes for exchange notes; (2) the holding period of the exchange notes should include the holding period of the old notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the old notes exchanged therefor immediately before such exchange.

U.S. Holders

Effect of Certain Contingencies
      In certain circumstances (see “Description of the Exchange Notes — Optional Redemption” and “— Repurchase at the Option of Holders — Change of Control”), we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. Holder recognizes and will not cause the notes to be contingent payment debt instruments if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the notes as contingent payment debt instruments. Our determination that these contingencies are remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the Internal Revenue Service, which we refer to as the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. Holder. If any such amounts are in fact paid, U.S. Holders will be required to recognize such amounts as income. The remainder of this summary assumes the exchange notes are not contingent payment debt instruments.

Interest
      Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of accounting for United States federal income tax purposes.

Market Discount
      The market discount rules discussed below apply to an exchange note that is purchased at a price less than its stated redemption price at maturity.
      A U.S. Holder that purchases an exchange note at a market discount generally will be required to treat any principal payment on the note and any gain on the disposition of the note as ordinary income to the extent of the accrued market discount not previously included in income at the time of such payment or disposition. In general, market discount is the amount by which the note’s stated redemption price at maturity exceeds the holder’s tax basis in the note immediately after the note is acquired. A note is not treated as purchased at a discount, however, if the market discount is less than .25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity after the date the holder acquires the note. Market discount on a note will accrue on a straight-line basis, unless the holder elects to accrue the discount on a constant yield-to-maturity basis. This election is irrevocable and applies only to the note for which it is made. The holder may also elect to include market discount in income currently as it accrues. This election applies to all market discount obligations acquired by the holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.
      If a U.S. Holder of an exchange note that was acquired at a market discount disposes of such note in a non-taxable transaction (other than transferred basis transactions described in Section 1276(c) of the Code), accrued market discount not previously included in income by the holder will be includable as ordinary income to the holder as if such holder had sold the note at its fair market value. A holder may be required to defer until maturity of the note (or, in certain circumstances, its earlier disposition) the deduction of all or a portion of the interest expense attributable to debt incurred or continued to purchase or carry a note with market discount, unless an election to include the market discount in income on a current basis is made.

Amortizable Bond Premium
      If a U.S. Holder purchases an exchange note for an amount that is in excess of the note’s stated redemption price at maturity, such holder will generally be considered to have purchased the note with “amortizable bond premium.” A holder generally may elect to amortize amortizable bond premium using the constant yield-to-maturity method. The amount amortized in any year generally will be treated as a reduction of the holder’s interest income on the note. If the amortizable bond premium allocable to a year exceeds the amount of interest allocable to that year, the excess would be allowed as a deduction for that year but only to the extent of the holder’s prior interest inclusions with respect to the note. The premium on a note held by a holder that does not make an election to amortize the premium will decrease the gain or increase the loss otherwise recognizable on the sale, exchange or other disposition of the note. The election to amortize the premium on a constant yield-to-maturity method generally applies to all bonds held or subsequently acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale or Other Disposition of the Notes
      Unless a nonrecognition provision applies, a U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other disposition of an exchange note equal to the difference between the amount realized upon the disposition (in cash or other property valued at fair market value), less any portion allocable to any accrued and unpaid interest, which will be taxable as interest, and the holder’s adjusted tax basis in the note. A holder’s adjusted tax basis in a note generally will be the holder’s cost therefor decreased by any principal payments received by the holder and the amount of any amortizable bond premium previously deducted by the holder, and increased by the amount of any market discount previously included in the holder’s income.
      Subject to the discussion above regarding market discount, this gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding
      Information reporting requirements will generally apply to payments of interest on the exchange notes to a U.S. Holder, and to proceeds paid to a U.S. Holder from the sale, retirement or redemption of the notes (collectively, “reportable payments”). The amount of any reportable payments made to U.S. Holders of exchange notes (other than to holders that are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such U.S. Holders and to the IRS for each calendar year. A U.S. Holder may be subject to a backup withholding tax on reportable payments. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN, that the IRS has not notified the U.S. Holder that it is subject to backup withholding and that the U.S. Holder is a United States person (including a United States resident alien).
      U.S. Holders should consult their personal tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their

United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.
Non-U.S. Holders
      A non-U.S. Holder is a beneficial owner of the notes who or that is an individual, corporation, estate or trust for United States federal income tax purposes and is not a U.S. Holder.

Effect of Certain Contingencies
      In certain circumstances (see “Description of the Exchange Notes — Optional Redemption” and “— Repurchase at the Option of Holders — Change of Control”), we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes. As discussed above under “— U.S. Holders — Effect of Certain Contingencies,” we do not intend to treat the notes as contingent payment debt instruments. If any such amounts are in fact paid, such payments may be treated as interest subject to the rules described below or as other income subject to a 30% United States federal withholding tax. A non-U.S. Holder that is subject to the withholding tax on payments in excess of stated interest or principal on the notes should consult its own tax advisors as to whether it can obtain a refund for all or a portion of the withholding tax.

Interest
      Interest paid to a non-U.S. Holder will not be subject to the 30% United States federal withholding tax provided that such payments are not effectively connected with the holder’s conduct of a United States trade or business and:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our voting stock;

•	such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	(1) the non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement, or (3) the non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.
      Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from the withholding tax on interest under a tax treaty between the United States and the non-U.S. Holder’s country of residence. To claim such a reduction or exemption, a non-U.S. Holder must generally complete IRS Form W-8BEN (or such successor form as the IRS designates) and claim this exemption on the form. In some cases, a non-U.S. Holder may instead be permitted to provide documentary evidence of its claim to an intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files. A non-U.S. Holder generally will also be exempt from withholding tax on interest if such interest is effectively connected with such holder’s conduct of a United States trade or business (as described below) and the holder provides us with an IRS Form W-8ECI (or such successor form as the IRS designates).
      The certification requirements described above may require a non-U.S. Holder that claims the benefit of an income tax treaty also to provide its United States taxpayer identification number. Prospective holders should consult their tax advisors regarding the certification requirements for non-United States persons.

Sale or Other Disposition of the Notes
      A non-U.S. Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of an exchange note that is not effectively connected with a United States trade or business of the non-U.S. Holder. However, a non-U.S. Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may be subject to the 30% United States federal withholding tax (or, if applicable, a lower treaty rate) on such gain.

United States Trade or Business
      If interest or gain from a disposition of the exchange notes is effectively connected with a non-U.S. Holder’s conduct of a United States trade or business, and, if an income tax treaty applies, the non-U.S. Holder maintains a United States “permanent establishment” (or, in the case of an individual, a “fixed base”) to which the interest or gain is attributable, the non-U.S. Holder generally will be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting
      Backup withholding will not apply to payments of interest made by us or our paying agent to a non-U.S. Holder of an exchange note if the holder meets the identification and certification requirements discussed above under “— Non-U.S. Holders — Interest” for exemption from United States federal withholding tax or otherwise establishes an exemption. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-U.S. Holder of a note (including a redemption or retirement) effected by or through a foreign office of a broker will not generally be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.
      Payment of the proceeds from a disposition (including a redemption or retirement) by a non-U.S. Holder of a note effected by or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder establishes an exemption from information reporting and backup withholding.
      Non-U.S. Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from withholding, information reporting and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if the payor knows or has reason to know that the certification may be false. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.
PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days following the effective date of the registration statement, of which this prospectus is a part, or such longer period if extended, we will make this prospectus available to any broker-dealer for use in connection with any such resale.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain types of liabilities, including liabilities under the Securities Act.
VALIDITY OF SECURITIES
      The validity and enforceability of the exchange notes and the related guarantees will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. In rendering its opinion, Wilmer Cutler Pickering Hale and Dorr LLP will rely upon the opinion of Day, Berry & Howard LLP as to all matters governed by the laws of the State of Connecticut and the opinion of Fox Rothschild LLP as to all matters governed by the laws of the State of New Jersey.
EXPERTS
      The consolidated financial statements as of December 31, 2004 and 2005 and for the years ended December 31, 2003 and 2004, for the period from January 1, 2005 through November 22, 2005 and for the period from November 23, 2005 through December 31, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.
      The audited consolidated financial statements of Financial Models Company Inc. as of February 28, 2005 and February 29, 2004 and for each of the years in the three-year period ended February 28, 2005 included in this prospectus have been so included in reliance on the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting. KPMG LLP’s report includes additional comments for U.S. readers on Canada-U.S. reporting differences that refers to a change to the accounting for stock-based compensation.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4 with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.
      Under the terms of the indenture governing the notes, we have agreed that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the trustee and the holders of notes (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual financial information only, a report thereon by our certified independent accountants and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports, except and only for so long as required to do so by the rules and regulations of the SEC, we will not be required to furnish any information, certifications or reports required by Items 307 and 308 of Regulation S-K. In addition, we have agreed that, for so long as any notes remain outstanding, if at any time we are not required to file with the SEC the Forms pursuant to (1) and (2) above, we will furnish to the holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act.
      Upon effectiveness of the registration statement of which this prospectus is a part, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act and will file information with the SEC, including annual, quarterly and current reports. You may read and copy any document we file with the SEC, including the registration statement of which this prospectus is a part, at the SEC’s public reference room at the following address:
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
      Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the registration statement of which this prospectus is a part. The SEC’s web site is http://www.sec.gov.
      You can obtain a copy of any of our filings, at no cost, by writing to or telephoning us at the following address:
SS&C Technologies, Inc.
80 Lamberton Road
Windsor, Connecticut
(860) 298-4500
Attention: General Counsel
      To ensure timely delivery, please make your request as soon as practicable and, in any event, no later than five business days prior to the expiration of the exchange offer.

INDEX TO FINANCIAL STATEMENTS

Page

Consolidated Financial Statements of SS&C Technologies, Inc.
Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets at December 31, 2005 (Successor) and December 31, 2004 (Predecessor)	F-4
 Consolidated Statements of Operations for the Period From November 23, 2005 Through December 31, 2005 (Successor), the Period From January 1, 2005 Through November 22, 2005 (Predecessor) and the Years Ended December 31, 2004 and 2003 (Predecessor)
F-5
 Consolidated Statements of Cash Flows for the Period From November 23, 2005 Through December 31, 2005 (Successor), the Period From January 1, 2005 Through November 22, 2005 (Predecessor) and the Years Ended December 31, 2004 and 2003 (Predecessor)
F-6
 Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2003 and 2004 (Predecessor), the Period From January 1, 2005 Through November 22, 2005 (Predecessor) and the Period From November 23, 2005 through December 31, 2005 (Successor)
F-7
Notes to Consolidated Financial Statements	F-8
Consolidated Balance Sheets at March 31, 2006 and December 31, 2005 (Successor) (Unaudited)	F-43
Consolidated Statements of Operations for the Three Months Ended March 31, 2006 (Successor) and March 31, 2005 (Predecessor) (Unaudited)	F-44
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2006 (Successor) and March 31, 2005 (Predecessor) (Unaudited)	F-45
Notes to Consolidated Financial Statements (Unaudited)	F-46
Consolidated Financial Statements of Financial Models Company Inc.
Independent Auditors’ Report	F-56
Consolidated Balance Sheets at February 28, 2005 and February 29, 2004	F-57
Consolidated Statements of Operations for the Years Ended February 28, 2005, February 29, 2004 and February 28, 2003	F-58
Consolidated Statements of Deficit for the Years Ended February 28, 2005, February 29, 2004 and February 28, 2003	F-59
Consolidated Statements of Cash Flows for the Years Ended February 28, 2005, February 29, 2004 and February 28, 2003	F-60
Notes to Consolidated Financial Statements	F-61

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholder of SS&C Technologies, Inc.:
      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, cash flows and changes in stockholders’ equity present fairly, in all material respects, the financial position of SS&C Technologies, Inc. and its subsidiaries (Predecessor) at December 31, 2004 and the results of their operations and their cash flows for the period from January 1, 2005 through November 22, 2005 and for each of the two years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
March 31, 2006, except for
Note 18 as to which the date is
June 12, 2006 and the second
paragraph of Note 18, as to which
the date is July 25, 2006

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholder of SS&C Technologies, Inc.:
      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, cash flows and changes in stockholders’ equity present fairly, in all material respects, the financial position of SS&C Technologies, Inc. and its subsidiaries (Successor) at December 31, 2005 and the results of their operations and their cash flows for the period from November 23, 2005 through December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
March 31, 2006, except for
Note 18 as to which the date is
June 12, 2006 and the second paragraph
of Note 18, as to which the date is
July 25, 2006

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	Successor	Predecessor

	December 31,	December 31,
	2005	2004

	(In thousands, except per
	share data)
ASSETS
Current assets:
Cash and cash equivalents	$15,584	$28,913
Investments in marketable securities (Note 3)	—	101,922
Accounts receivable, net of allowance for doubtful accounts of $2,092 and $766, respectively (Note 4)	32,862	13,545
Income taxes receivable	8,176	—
Prepaid expenses and other current assets	6,236	1,607

Total current assets	62,858	145,987

Property and equipment:
Leasehold improvements	2,422	4,100
Equipment, furniture, and fixtures	8,298	18,016

	10,720	22,116
Less accumulated depreciation	(431)	(16,763)

Net property and equipment	10,289	5,353

Deferred income taxes (Note 6)	—	5,894
Goodwill	818,180	16,227
Intangible and other assets, net of accumulated amortization of $1,870 and $5,570, respectively	285,044	12,202

Total assets	$1,176,371	$185,663

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt (Note 7)	$10,438	$—
Accounts payable	2,367	1,073
Income taxes payable	—	609
Accrued employee compensation and benefits	9,048	6,248
Other accrued expenses	8,769	3,549
Interest payable	3,082	—
Deferred income taxes (Note 6)	1,305	188
Dividend payable	—	1,850
Deferred maintenance and other revenue	20,566	16,052

Total current liabilities	55,575	29,569
Long-term debt, net of current portion (Note 7)	478,143	—
Other long-term liabilities	1,257	—
Deferred income taxes (Note 6)	84,263	—

Total liabilities	619,238	29,569

Commitments and contingencies (Notes 7, 8, 9 and 13)
Stockholders’ equity (Notes 5 and 11):
Predecessor:
Common stock, $0.01 par value, 50,000 shares authorized; 31,276 shares issued and 23,085 shares outstanding	—	313
Successor:
Common stock, $0.01 par value, 1 share authorized; 1 share issued and outstanding	—	—
Additional paid-in capital	554,965	185,032
Accumulated other comprehensive income	1,337	1,140
Retained earnings	831	23,029

	557,133	209,514
Less: cost of common stock in treasury; 0 and 8,191 shares, respectively (Note 5)	—	53,420

Total stockholders’ equity	557,133	156,094

Total liabilities and stockholders’ equity	$1,176,371	$185,663

The accompanying notes are an integral part of these consolidated financial statements.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Predecessor

	Period from	Period from
	November 23,	January 1,	For the Year	For the Year
	2005 through	2005 through	Ended	Ended
	December 31,	November 22,	December 31,	December 31,
	2005	2005	2004	2003

	(In thousands)
Revenues:
Software licenses	$3,587	$20,147	$17,250	$14,233
Maintenance	3,701	44,064	36,433	31,318
Professional services	2,520	12,565	11,320	6,757
Outsourcing	7,857	67,193	30,885	13,223

Total revenues	17,665	143,969	95,888	65,531

Cost of revenues:
Total cost of revenues	7,627	59,004	33,770	20,426

Gross profit	10,038	84,965	62,118	45,105

Operating expenses:
Selling and marketing	1,364	13,134	10,734	8,393
Research and development	2,071	19,199	13,957	11,180
General and administrative	1,140	11,944	8,014	7,154
Merger costs related to the sale of SS&C	—	36,912	—	—

Total operating expenses	4,575	81,189	32,705	26,727

Operating income	5,463	3,776	29,413	18,378

Interest expense	(4,890)	(1,061)	—	—
Other income, net	258	655	99	47

Income before income taxes	831	3,370	31,040	19,337
Provision for income taxes (Note 6)	—	2,658	12,030	7,541

Net income	$831	$712	$19,010	$11,796

The accompanying notes are an integral part of these consolidated financial statements.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor

	Period from	Period from
	November 23,	January 1,
	2005 through	2005 through	Year Ended	Year Ended
	December 31,	November 22,	December 31,	December 31,
	2005	2005	2004	2003

	(In thousands)
Cash flow from operating activities:
Net income	$831	$712	$19,010	$11,796

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,301	9,575	4,593	3,563
Amortization of loan origination costs	159	82	—	—
Net realized (gains) losses on equity investments	—	(641)	26	(259)
(Gain) loss on sale or disposition of property and equipment	(15)	15	(7)	25
Deferred income taxes	(1,107)	(337)	1,134	620
Income tax benefit related to exercise of stock options	—	3,177	2,720	3,280
Provision for doubtful accounts	41	945	(378)	689
Changes in operating assets and liabilities, excluding effects from acquisitions:
Accounts receivable	(395)	(5,442)	1,664	1,784
Prepaid expenses and other assets	(798)	(1,287)	271	(346)
Income taxes receivable	654	(8,286)	—	—
Accounts payable	(801)	240	(340)	65
Accrued expenses	4,178	34,891	2,596	(13)
Income taxes payable	(3)	(619)	521	(581)
Deferred maintenance and other revenues	(130)	(909)	(3,286)	3,088

Net cash provided by operating activities	4,915	32,116	28,524	23,711

Cash flow from investing activities:
Additions to property and equipment	(276)	(2,488)	(1,345)	(1,100)
Proceeds from sale of property and equipment	15	3	7	—
Cash paid for business acquisitions, net of cash acquired (Note 12)	—	(207,919)	(23,541)	(1,817)
Purchase of long-term investment	—	(2,000)	—	—
Acquisition of SS&C	(877,000)	—	—	—
Purchases of marketable securities	—	(88,250)	(165,556)	(28,579)
Sales of marketable securities	—	190,159	101,215	16,175

Net cash used in investing activities	(877,261)	(110,495)	(89,220)	(15,321)

Cash flow from financing activities:
Cash received from borrowings for the Transaction	490,000	—	—	—
Investment by Sunshine Acquisition Corporation	381,000	—	—	—
Cash received from other borrowings	—	83,000	—	—
Repayment of debt and acquired debt	(2,345)	(8,016)	—	—
Issuance of common stock	—	930	74,795	290
Exercise of options	—	2,549	2,203	6,563
Purchase of common stock for treasury	—	(5,584)	—	(17,698)
Common stock dividends	—	(3,718)	(2,924)	(1,236)

Net cash provided by (used in) financing activities	868,655	69,161	74,074	(12,081)

Effect of exchange rate changes on cash	26	(446)	274	616

Net (decrease) increase in cash and cash equivalents	(3,665)	(9,664)	13,652	(3,075)
Cash and cash equivalents, beginning of period	19,249	28,913	15,261	18,336

Cash and cash equivalents, end of period	$15,584	$19,249	$28,913	$15,261

Supplemental disclosure of cash flow information
Cash paid for
Interest expense	$2,702	$1,872	$9	$1
Income taxes	$407	$7,441	$7,713	$4,245
Supplemental disclosure of non-cash investing activities
See Note 12 for a discussion of acquisitions.
Supplemental disclosure of non-cash financing activities
Dividends declared but not paid	—	—	$1,850	—
The accompanying notes are an integral part of these consolidated financial statements.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2003 and 2004 and the Periods January 1, 2005
through November 22, 2005 and November 23, 2005 through December 31, 2005

	Common Stock				Accumulated
					Other
	Number		Additional	Accumulated	Comprehensive		Total
	of Issued		Paid-In	Earnings	Income	Treasury	Stockholders’
	Shares	Amount	Capital	(Deficit)	(Loss)	Stock	Equity

	(In thousands, except per share amounts)
Predecessor
Balance, at December 31, 2002	25,491	$255	$95,239	$(1,767)	$(735)	$(35,722)	$57,270
Exercise of options	1,262	13	6,550	—	—	—	6,563
Issuance of common stock	53	—	290	—	—	—	290
Purchase of common stock	—	—	—	—	—	(17,698)	(17,698)
Cash dividends declared — $0.067 per share (see Note 5)	—	—	—	(1,236)	—	—	(1,236)
Income tax benefit related to exercise of stock options	—	—	3,280	—	—	—	3,280
Net income	—	—	—	11,796	—	—	11,796
Foreign exchange translation adjustment	—	—	—	—	496	—	496
Change in unrealized gain on investments, net of tax	—	—	—	—	827	—	827

Balance, at December 31, 2003	26,806	$268	$105,359	$8,793	$588	$(53,420)	$61,588
Exercise of options	391	4	2,199	—	—	—	2,203
Issuance of common stock	4,079	41	74,754	—	—	—	74,795
Cash dividends declared — $0.22 per share (see Note 5)	—	—	—	(4,774)	—	—	(4,774)
Income tax benefit related to exercise of stock options	—	—	2,720	—	—	—	2,720
Net income	—	—	—	19,010	—	—	19,010
Foreign exchange translation adjustment	—	—	—	—	263	—	263
Change in unrealized gain on investments, net of tax	—	—	—	—	289	—	289

Balance, at December 31, 2004	31,276	$313	$185,032	$23,029	$1,140	$(53,420)	$156,094
Exercise of options	390	4	2,545	—	—	—	2,549
Issuance of common stock	406	4	10,220	—	—	—	10,224
Issuance of warrants	—	—	691	—	—	—	691
Purchase of common stock	—	—	—	—	—	(5,584)	(5,584)
Cash dividends declared — $0.08 per share (see Note 5)	—	—	—	(1,868)	—	—	(1,868)
Income tax benefit related to exercise of stock options	—	—	3,177	—	—	—	3,177
Net income	—	—	—	712	—	—	712
Foreign exchange translation adjustment	—	—	—	—	7,215	—	7,215
Change in unrealized gain on investments, net of tax	—	—	—	—	(654)	—	(654)

Balance, at November 22, 2005	32,072	$321	$201,665	$21,873	$7,701	$(59,004)	$172,556

Successor
Investment by Sunshine
Acquisition Corporation	1	$—	$554,965	$—	$—	$—	$554,965
Net income	—	—	—	831	—	—	831
Foreign exchange translation adjustment	—	—	—	—	1,232	—	1,232
Change in unrealized gain on interest rate swaps, net of tax	—	—	—	—	105	—	105

Balance, at December 31, 2005	1	$—	$554,965	$831	$1,337	$—	$557,133

The accompanying notes are an integral part of these consolidated financial statements.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization
      SS&C Technologies, Inc. (“SS&C” or the “Company”) was acquired on November 23, 2005 through a merger transaction with Sunshine Acquisition Corporation (“Sunshine Acquisition Corporation” or “Holdings”), a Delaware corporation formed by investment funds associated with The Carlyle Group. The acquisition was accomplished through the merger of Sunshine Merger Corporation into SS&C Technologies, Inc., with SS&C Technologies, Inc. being the surviving company and a wholly owned subsidiary of Sunshine Acquisition Corporation (the “Transaction”). Although the Transaction occurred on November 23, 2005, the Company adopted an effective date of November 30, 2005 for accounting purposes. The activity for the period November 23, 2005 through November 30, 2005 was not material to either the successor or predecessor periods for 2005.
      Although SS&C Technologies, Inc. continued as the same legal entity after the Transaction, the accompanying consolidated statements of operations, cash flows and stockholders’ equity are presented for two periods: Predecessor and Successor, which relate to the period preceding the Transaction and the period succeeding the Transaction, respectively. The Company refers to the operations of SS&C Technologies, Inc. and subsidiaries for both the Predecessor and Successor periods.
      The Transaction was a non-taxable purchase and, as a result, the net assets of the Company were not stepped-up to fair value for U.S. tax purposes.
      The Transaction was financed by a combination of borrowings under the Company’s senior credit facility, the issuance of senior subordinated notes due 2013 and the equity investment of The Carlyle Group and management. See Note 7 for a description of the Company’s indebtedness. Additionally, the Predecessor Company incurred costs of $36.9 million in the period January 1, 2005 through November 22, 2005 related to the Transaction. These costs consisted primarily of stock-based compensation expense (see Note 2) as well as legal and other advisory fees. Costs related to the financing facilities were capitalized (see Note 7).
      The purchase price, including transaction costs that have been recorded as debt issuance costs or included in the overall purchase price, was approximately $1.05 billion. The sources and uses of funds in connection with the Transaction are summarized below (in thousands):

Sources		Uses

Senior credit facilities		Consideration paid to stockholders and optionholders	$768,416
Revolving credit facility	$10,000	Repayment of existing debt and legal fees	75,153
Term loan facility	275,000	Converted share and option consideration	173,965
Senior subordinated notes due 2013	205,000	Transaction costs	33,431

Cash on hand	6,000	Total uses	$1,050,965

Equity contribution — cash	381,000
Equity contribution — non-cash	173,965

Total sources	$1,050,965

      The non-cash equity contribution was a combination of shares and fully vested stock options of the Predecessor. The shares were converted into shares of Sunshine Acquisition Corporation. The fully vested stock options were converted into fully vested stock options of Sunshine Acquisition Corporation.
      The total purchase price was allocated to the Company’s tangible and identifiable intangible assets and liabilities based on their estimated fair values on November 23, 2005, the closing date of the Transaction, as set forth below. The remainder of the purchase price was recorded as goodwill. The

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
preliminary allocation of the purchase price was based upon a valuation and the estimates and assumptions are subject to change. The primary areas of the purchase price allocation that are not yet finalized relate to restructuring and exit activities, transaction costs, income-based taxes and residual goodwill.
      The preliminary allocation of the purchase price is as follows (in thousands):

Assets acquired, net of cash received	$232,416
Completed technology	55,700
Acquired client contracts and relationships	197,100
Trade names	17,200
Other intangible assets	2,070
Goodwill	815,632
Deferred income taxes	(87,615)
Debt assumed	(75,000)
Other liabilities assumed	(106,538)

Total purchase price	1,050,965
Non-cash equity contribution	(173,965)

Cash used in acquisition of SS&C	$877,000

      The fair value of intangible assets, including completed technology, trade names and customer relationships, was based on an independent appraisal and was determined using various methods of the income approach. Intangible assets are amortized each year based on the ratio that current cash flows for the intangible asset bear to the total of current and expected future cash flows for the intangible asset. Completed technology is amortized over estimated lives ranging from approximately six to nine years (weighted-average of 8.5 years). Acquired client contracts and relationships are amortized over estimated lives ranging from 11 to 13 years (weighted-average of 11.5 years). Trade names are amortized over estimated lives ranging from nine to 15 years (weighted-average of 13.9 years). Other intangible assets are amortized over estimated lives ranging from three to ten years (weighted-average of 7.7 years).
      In connection with the purchase price allocation, the Company estimated the fair value of the maintenance and support obligation assumed by the Successor company in connection with the Transaction. The estimated fair value of the maintenance and support obligation was determined using a cost build-up approach. The cost build-up approach determines fair value by estimating the costs relating to fulfilling the obligation plus a normal profit margin.
      The Company provides software, business process outsourcing (BPO) services and application service provider (ASP) solutions to the financial services industry, primarily in the United States of America and Canada. The Company also has operations in the U.K., the Netherlands, Malaysia, Ireland, Australia, the Netherlands Antilles and Japan. The Company delivers a broad range of highly specialized software products and services that provide mission-critical processing for information management, analysis, trading, accounting, reporting and compliance. The Company provides its products and related services in seven vertical markets in the financial services industry:

1. Insurance entities and pension funds;

2. Institutional asset management;

3. Hedge funds and family offices;

4. Financial institutions, such as retail banks and credit unions;

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5. Commercial lending;

6. Real estate property management; and

7. Municipal finance.

2.	Summary of Significant Accounting Policies

Use of Estimates
      The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for, but not limited to, collectibility of accounts receivable, costs to complete certain contracts, valuation of acquired assets and liabilities, income tax accruals and the value of deferred tax assets. Estimates are also used to determine the remaining economic lives and carrying value of fixed assets, goodwill and intangible assets. Actual results could differ from those estimates.

Principles of Consolidation
      The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant accounts, transactions and profits between the consolidated companies have been eliminated in consolidation.

Revenue Recognition
      The Company follows the principles of Statement of Position (SOP) No. 97-2, “Software Revenue Recognition” (“SOP 97-2”), which provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. SOP 97-2 requires that revenue recognized from software transactions be allocated to each element of the transaction based on the relative fair values of the elements, such as software products, specified upgrades, enhancements, post-contract client support, installation or training. The determination of fair value is based upon vendor-specific objective evidence. Under SOP 97-2, the Company recognizes software license revenue allocated to software products, specified upgrades and enhancements generally upon delivery of each of the related products, upgrades or enhancements, assuming all other revenue recognition criteria are met.
      The Company’s payment terms for software licenses typically require that the total fee be paid upon signing of the contract. Maintenance services are typically due in full at the beginning of the maintenance period. Professional services and outsourcing services are typically due and payable monthly in arrears. Normally the Company’s arrangements do not provide for any refund rights, and payments are not contingent on specific milestones or customer acceptance conditions. For arrangements that do contain such provisions, the Company defers revenue until the rights or conditions have expired or have been met.
      Unbilled accounts receivable primarily relates to professional services and outsourcing revenue that has been earned as of month end but is not invoiced until the subsequent month, and to software license revenue that has been earned and is realizable but not invoiced to clients until future dates specified in the client contract.
      Deferred revenue consists of payments received related to product delivery, maintenance and other services, which have been paid by customers prior to the recognition of revenue. Deferred revenue relates primarily to cash received for maintenance contracts in advance of services performed.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

License Revenue
      The Company generally recognizes revenue from sales of software or products including proprietary software upon product shipment and receipt of a signed contract, provided that collection is probable and all other revenue recognition criteria of SOP 97-2 are met. The Company sells software licenses in conjunction with professional services for installation and maintenance. For these arrangements, the total contract value is attributed first to the maintenance arrangement based on its fair value, which is derived from stated renewal rates. The contract value is then attributed to professional services based on estimated fair value, which is derived from the rates charged for similar services provided on a stand-alone basis. The Company’s software license agreements generally do not require significant modification or customization of the underlying software, and, accordingly, installation services are not considered essential to the functionality of the software. The remainder of the total contract value is then attributed to the software license based on the residual method described in SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions”.
      The Company occasionally enters into license agreements requiring significant customization of the Company’s software. The Company accounts for the license fees under these agreements on the percentage-of-completion basis. This method requires estimates to be made for costs to complete the agreement utilizing an estimate of development man-hours remaining. Revenue is recognized each period based on the hours incurred to date compared to the total hours expected to complete the project. Due to uncertainties inherent in the estimation process, it is at least reasonably possible that completion costs may be revised. Such revisions are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are determined on a contract-by-contract basis, and are made in the period in which such losses are first estimated or determined.

Maintenance Agreements
      Maintenance agreements generally require the Company to provide technical support and software updates (on a when-and-if-available basis)to its clients. Such services are generally provided under one-year renewable contracts. Maintenance revenues are recognized ratably over the term of the maintenance agreement.

Professional Services
      The Company provides consulting and training services to its clients. Revenue for such services is generally recognized over the period during which the services are performed. The Company typically charges for professional services on a time and materials basis. However, some contracts are for a fixed fee. For the fixed-fee arrangements, an estimate is made of the total hours expected to be incurred to complete the project. Due to uncertainties inherent in the estimation process, it is at least reasonably possible that completion costs may be revised. Such revisions are recognized in the period in which the revisions are determined. Revenue is recognized each period based on the hours incurred to date compared to the total hours expected to complete the project.

Outsourcing Services
      The Company’s outsourcing arrangements make its software application available to its clients for processing of transactions. The outsourcing arrangements provide an alternative for clients who do not wish to install, run and maintain complicated financial software. Under the arrangements, the Company agrees to provide access to its applications, remote use of its equipment to process transactions, access to client’s data stored on its equipment, and connectivity between its environment and the client’s computing systems. Outsourcing arrangements generally have terms of three or five years and contain monthly or quarterly

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
fixed payments, with additional billing for increases in market value of a client’s assets, pricing and trading activity under certain contracts.
      The Company recognizes outsourcing revenues in accordance with Staff Accounting Bulletin (“SAB”) 104 “Revenue Recognition”, on a monthly basis as the outsourcing services are provided and when persuasive evidence of an arrangement exists, the price is fixed or determinable and collectibility is reasonably assured. The Company does not recognize any revenue before services are performed. Certain contracts contain additional fees for increases in market value, pricing and trading activity. Revenue related to these additional fees is recognized in the month in which the activity occurs based upon the Company’s summarization of account information and trading volume.

Research and Development
      Research and development costs associated with computer software are charged to expense as incurred. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed”, capitalization of internally developed computer software costs begins upon the establishment of technological feasibility based on a working model. Net capitalized software costs of $0 and $94,000 are included in the December 31, 2005 and 2004 balance sheets, respectively, under “Intangible and other assets”.
      The Company’s policy is to amortize these costs upon a product’s general release to the client. Amortization of capitalized software costs is calculated by the greater of (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product, including the period being reported on, typically two to six years. It is reasonably possible that those estimates of anticipated future gross revenues, the remaining estimated economic life of the product, or both could be reduced significantly due to competitive pressures. Amortization expense related to capitalized software development costs was $0 for the period November 23, 2005 through December 31, 2005, $52,000 for the period January 1, 2005 through November 22, 2005, and $57,000 and $250,000 for the years ended December 31, 2004 and 2003, respectively.

Stock Compensation

Successor
      The Company adopted SFAS No. 123(R) (revised 2004), “Share-Based Payment” (“SFAS 123R”), as of the date of the closing of the Transaction using the modified prospective method, which requires companies to record stock compensation expense for all unvested and new awards as of the adoption date. Accordingly, prior period amounts presented herein have not been restated. Under the fair value recognition provisions of SFAS 123R, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the requisite service period. There were no stock options granted during the period November 23, 2005 through December 31, 2005.

Predecessor
      Prior to the closing of the Transaction, the Company applied APB 25 in accounting for its stock plans. Accordingly, the Company recorded in merger costs a non-cash charge for stock compensation of approximately $31.7 million in the period January 1, 2005 through November 22, 2005 as a result of the Company’s settlement of outstanding stock options in connection with the Transaction. This charge represented the intrinsic value of 1,132,676 outstanding stock options that were settled by the Company. The Company followed the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Compensation” (“SFAS 123”), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”. Had compensation cost for the Company’s stock option plans and employee stock purchase plan been determined consistent with SFAS 123, the Company’s net income would have been adjusted to the pro forma amounts indicated in the table below (in thousands):

	Predecessor

	Period from
	January 1
	through
	November 23,
	2005	2004	2003

Net income, as reported	$712	$19,010	$11,796
Add back: compensation expense recorded in period	31,700	—	—
Deduct: total stock-based employee compensation determined under fair value based method for all awards, net of related tax effects	(3,473)	(1,293)	(1,229)

Net income, pro forma	$28,939	$17,717	$10,567

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants for the period January 1, 2005 through November 22, 2005 and the years ended December 31, 2004 and 2003, respectively: dividend yield of 0.8%, 0.8% and 0%; expected lives of five years; expected volatility of 59%, 59% and 57%; and risk-free interest rate of 3.9%, 3.4% and 2.9%. The weighted-average fair value of options granted using this option-pricing model in the period January 1, 2005 through November 22, 2005 and the years ended December 31, 2004 and 2003 was $12.75, $9.26 and $4.04, respectively.
      The fair value of each estimated stock grant under the employee stock purchase plan is based on the price of the stock at the beginning of the offering period using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the period January 1, 2005 through November 22, 2005 and the years ended December 31, 2004 and 2003, respectively: dividend yield of 0.5%, 0.5% and 0%; expected volatility of 68%, 68% and 50%; risk-free interest rate of 2.6%, 1.1% and 1.4% and expected lives of 6 months.

Income Taxes
      The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under SFAS No. 109, an asset and liability approach is used to recognize deferred tax assets and liabilities for the future tax consequences of items that are recognized in its financial statements and tax returns in different years. A valuation allowance is established against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized.

Cash and Cash Equivalents and Marketable Securities
      The Company considers all highly liquid marketable securities with original maturities of three months or less at the date of acquisition to be cash equivalents. Debt securities with original maturities of more than three months at the date of acquisition are classified as marketable securities. The Company classifies its entire investment portfolio, consisting of debt securities issued by state and local governments of the United States, debt securities issued by corporations and equities, as available for sale securities. All available for sale securities are recorded at fair market value, and changes in fair market value are recorded in stockholders’ equity until the securities are sold.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company reviews its marketable securities portfolio for potential other-than-temporary impairment. Gross unrealized losses related to the Company’s investments at December 31, 2004 were not material, and the Company had no investments in marketable securities at December 31, 2005.

Property and Equipment
      Property and equipment are stated at cost. Depreciation of property and equipment is calculated using a combination of straight-line and accelerated methods over the estimated useful lives of the assets as follows:

Description	Useful Life

Equipment	3-5 years
Furniture and fixtures	7-10 years
Leasehold improvements	Shorter of lease term or estimated useful life
      Depreciation expense for the period November 23, 2005 through December 31, 2005, the period January 1, 2005 through November 22, 2005 and the years ended December 31, 2004 and 2003 was $431,000, $3,286,000, $2,192,000 and $2,119,000, respectively.
      Maintenance and repairs are expensed as incurred. The costs of sold or retired assets are removed from the related asset and accumulated depreciation accounts and any gain or loss is included in other income, net.

Goodwill and Intangible Assets
      SFAS No. 142, “Goodwill and Other Intangible Assets”, requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. The Company has completed the required impairment tests for goodwill and has determined that no impairment existed as of December 31, 2005 or 2004.
      Completed technology and other identifiable intangible assets are amortized over lives ranging from three to 15 years based on the ratio that current cash flows for the intangible asset bear to the total of current and expected future cash flows for the intangible asset. Amortization expense associated with completed technology and other amortizable intangible assets was $1,870,000, $6,237,000, $2,344,000 and $1,193,000 the period November 23, 2005 through December 31, 2005, the period January 1, 2005 through November 22, 2005 and the years ended December 31, 2004 and 2003, respectively.
      At December 31, 2005, amounts recorded for acquisition-related intangible assets are estimated because the allocation of the Transaction purchase price is preliminary. Based on amounts recorded at December 31, 2005, total estimated amortization expense, related to intangible assets, for each of the next five years ending December 31 is expected to approximate (in thousands):

2006	$21,519
2007	27,744
2008	27,806
2009	27,152
2010	26,415

$130,636

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Impairment of Long-Lived Assets
      The Company evaluates the recoverability of its long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets to be Disposed of”. The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the assets’ carrying value unlikely. An impairment loss would be recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. The Company has identified no such impairment losses. Substantially all of the Company’s long-lived assets are located in the United States and Canada.

Concentration of Credit Risk
      Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash, cash equivalents, marketable securities, and trade receivables. The Company has cash investment policies that limit investments to investment grade securities. Concentrations of credit risk, with respect to trade receivables, are limited due to the fact that the Company’s client base is highly diversified. As of December 31, 2005 and 2004, the Company had no significant concentrations of credit risk and the carrying value of these assets approximates fair value.

International Operations and Foreign Currency
      The functional currency of each foreign subsidiary is the local currency. Accordingly, assets and liabilities of foreign subsidiaries are translated to U.S. dollars at period-end exchange rates, and capital stock accounts are translated at historical rates. Revenues and expenses are translated using the average rates during the period. The resulting translation adjustments are excluded from net earnings and accumulated as a separate component of stockholders’ equity. Foreign currency transaction gains and losses are included in the results of operations in the periods in which they occur and are immaterial for all periods presented.

Comprehensive Income
      SFAS No. 130, “Reporting Comprehensive Income”, requires that items defined as comprehensive income, such as foreign currency translation adjustments and unrealized gains (losses) on marketable securities, be separately classified in the financial statements and that the accumulated balance of other comprehensive income be reported separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. Total comprehensive income consists of net income and other accumulated comprehensive income disclosed in the equity section of the balance sheet.
      The following table sets forth the components of comprehensive income (in thousands):

	Successor	Predecessor

	Period from	Period from
	November 23	January 1
	through	through
	December 31,	November 22,
	2005	2005	2004	2003

Net income	$831	$712	$19,010	$11,796
Foreign currency translation gains	1,232	7,215	263	496
Unrealized gains on interest rate swaps	105	—	—	—
Unrealized gains (losses) on marketable securities	—	(654)	289	827

Total comprehensive income	$2,168	$7,273	$19,562	$13,119

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At December 31, 2005, the Company had a balance of $1,232,000 in foreign currency translation gains and a balance of $105,000 (net of taxes of $68,000) in unrealized gains on interest rate swaps.

Recent Accounting Pronouncement
      In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” which replaces APB Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle, and applies to all voluntary changes in accounting principle as well as to changes required by new accounting pronouncements, if those pronouncements are silent in regard to specific transition provisions. SFAS 154 requires that retrospective application be applied to reflect a change in accounting principle to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 is not anticipated to be material to the Company’s operating results or financial position.

3.	Marketable Securities
      At December 31, 2005, the Company held no marketable securities. At December 31, 2004, the cost basis, fair value, and unrealized gains and losses by major security type, were as follows (in thousands):

		Gross
		Unrealized
Predecessor December 31, 2004:	Cost	Gains/(Losses)	Fair Value

State, municipal and county government bonds	$73,327	$(22)	$73,305
US government securities	6,517	(8)	6,509
Corporate bonds	17,015	(2)	17,013
Equities	3,965	1,130	5,095

Total	$100,824	$1,098	$101,922

4.	Accounts Receivable
      Accounts receivable are as follows (in thousands):

	Successor	Predecessor

	December 31,	December 31,
	2005	2004

Accounts receivable, net of allowance for doubtful accounts of $1,714 and $631, respectively	$24,291	$9,715
Unbilled accounts receivable, net of allowance for doubtful accounts of $378 and $135 respectively	8,571	3,830

Total accounts receivable	$32,862	$13,545

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table represents the activity for the allowance for doubtful accounts during the period November 23, 2005 through December 31, 2005, the period January 1, 2005 through November 22, 2005 and the years ended December 31, 2004 and 2003 (in thousands):

	Successor	Predecessor

	Period from	Period from
	November 23	January 1
	through	through
	December 31,	November 22,
Allowance for Doubtful Accounts:	2005	2005	2004	2003

Balance at beginning of period	$2,057	$766	$1,449	$1,353
Charge (benefit) to costs and expenses	41	945	(378)	689
Deductions, net	(6)	(280)	(305)	(593)
Other adjustments	—	626	—	—

Balance at end of period	$2,092	$2,057	$766	$1,449

      Management establishes the allowance for doubtful accounts based on historical bad debt experience. In addition, management analyzes client accounts, client concentrations, client creditworthiness, current economic trends and changes in the client’s payment terms when evaluating the adequacy of the allowance for doubtful accounts.

5.	Stockholders’ Equity

Successor
      At December 31, 2005, 1,000 shares of common stock were authorized, issued and outstanding.

Predecessor
      At December 31, 2004, 50,000,000 shares of common stock were authorized and 23,085,522 shares were outstanding and 1,000,000 shares of preferred stock were authorized, none of which were issued or outstanding.
      On October 18, 2004, the Company’s Board of Directors authorized the continued repurchase of shares of the Company’s common stock up to an additional expenditure of $50 million through October 17, 2005. During the period January 1, 2005 through November 22, 2005, the Company repurchased 259,050 shares for approximately $5.6 million. Through November 22, 2005 the Company had repurchased a total of 8.5 million shares of common stock for approximately $59.0 million since the inception of the program in May 2000. The Company did not repurchase any shares in either the period November 23, 2005 through December 31, 2005 or the year ended December 31, 2004. The Company uses the cost method to account for treasury stock purchases. Under the cost method, the price paid for the stock is charged to the treasury stock account.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Income Taxes
      The sources of income before income taxes were as follows (in thousands):

	Successor	Predecessor

	Period from	Period from
	November 23	January 1
	through	through	Year Ended	Year Ended
	December 31,	November 22,	December 31,	December 31,
	2005	2005	2004	2003

U.S.	$(159)	$1,650	$30,634	$18,547
Foreign	990	1,720	406	790

Income before taxes	$831	$3,370	$31,040	$19,337

      The income tax provision consists of the following (in thousands):

	Successor	Predecessor

	Period from	Period from
	November 23	January 1
	through	through	Year Ended	Year Ended
	December 31,	November 22,	December 31,	December 31,
	2005	2005	2004	2003

Current:
Federal	$334	$(61)	$8,802	$5,524
Foreign	467	2,002	227	182
State	90	371	2,020	1,110
Deferred:
Federal	(575)	234	497	442
Foreign	(258)	(92)	—	—
State	(58)	204	484	283

Total	$—	$2,658	$12,030	$7,541

      The effective tax rates were 0%, 9.2%, 38.8% and 39.0% for the period November 23, 2005 through December 31, 2005, the period January 1, 2005 through November 22, 2005 and the years ended December 31, 2004 and 2003, respectively. The reconciliation between the effective tax rates and the expected tax expense is computed by applying the U.S. federal corporate income tax rate of 35% in the period November 23, 2005 through December 31, 2005, the period January 1, 2005 through November 22, 2005 and 2004 and 34% in 2003 to income before income taxes as follows (in thousands):

	Successor	Predecessor

	Period from	Period from
	November 23	January 1
	through	through	Year Ended	Year Ended
	December 31,	November 22,	December 31,	December 31,
	2005	2005	2004	2003

Computed “expected” tax expense	$290	$1,180	$10,864	$6,575
Increase in income taxes resulting from:
State income taxes (net of federal income tax benefit)	21	373	1,627	920
Tax-exempt interest income	—	(175)	(267)	(34)
Foreign operations	(303)	(390)	61	(94)
Rate change impact on deferred tax assets	—	—	(126)	—
Deal costs (non-deductible)	—	1,516	—	—
Other	(8)	154	(129)	174

Provision for income taxes	$—	$2,658	$12,030	$7,541

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company has recorded valuation allowances of $2,228,000 and $1,959,000 at December 31, 2005 and 2004 related to net operating loss carryforwards in certain foreign jurisdictions and tax credits. No portion of these valuation allowances relates to current deferred tax assets for the years ended December 31, 2005 and 2004.
      The components of deferred income taxes at December 31, 2005 and 2004 are as follows (in thousands):

	Successor		Predecessor

	2005		2004

	Deferred	Deferred	Deferred	Deferred
	Tax	Tax	Tax	Tax
	Assets	Liabilities	Assets	Liabilities

Purchased in-process research and development	$2,244	$—	$2,891	$—
Net operating loss carryforwards	4,815	—	239	—
Acquired technology	2,254	—	2,914	—
Accounts receivable	497	—	299	—
Tax credit carryforwards	2,101	—	1,890	—
Accrued expenses	633	—	—	26
Unrealized gain on marketable securities	—	—	—	447
Fixed assets	623	—	—	82
Deferred revenue	—	1,528	—	—
Intangible assets	—	94,391	—	—
Prepaid expenses	—	181	—	161
Capitalized software	—	15	—	36
Other	—	392	184	—

Total	13,167	96,507	8,417	752
Valuation allowance	(2,228)	—	(1,959)	—

Total	$10,939	$96,507	$6,458	$752

      At December 31, 2005, the Company has arranged for the repatriation of certain undistributed earnings of its foreign subsidiaries. The Company anticipates that sufficient foreign tax credits will be available to offset any U.S. tax liability associated with the remitted amounts. At December 31, 2005, the amount of undistributed earnings which have been, or intend to be, permanently reinvested amounted to approximately $0.6 million.
      At December 31, 2005, the Company had federal net operating loss carryforwards of $2.3 million that begin to expire in 2018.
      At December 31, 2005, the Company had state net operating loss carryforwards in various states of $47.7 million that expire between 2007 and 2020.
      At December 31, 2005, the Company had foreign net operating loss carryforwards other than Japan of $4.0 million, which are available to offset foreign income on an indefinite carryforward basis. Japan’s net operating loss carryforward of $0.4 million begins to expire in 2006.
      At December 31, 2005, the Company had federal tax credit carryforwards of $0.3 million that begin to expire in 2007 and state credit carryforwards of $1.0 million that begin to expire in 2009.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company also received notice of proposed tax deficiencies for the years 1996 to 1999 relating to its research and experimentation credits. The Company reached a settlement with the IRS that allowed 50% of the research and experimentation credits associated with the 1996 to 1999 years, or $0.4 million, which was included in the Company’s income tax provision as of December 31, 2003.

7.	Debt and Derivative Instruments
      The Company had no debt at December 31, 2004. At December 31, 2005, debt consisted of the following (in thousands):

Successor

2005

Senior credit facility, revolving portion, weighted-average interest rate of 6.57%(A)	$7,734
Senior credit facility, term loan portion, weighted-average interest rate of 6.90%(A)	275,833
11 3/4% Senior subordinated notes due 2013(B)	205,000
Other	14

488,581
Short-term borrowings and current portion of long-term debt	(10,438)

Long-term debt	$478,143

      On November 23, 2005, in connection with the Transaction, the Company (i) entered into a new $350 million credit facility, consisting of a $200 million term loan facility with SS&C Technologies, Inc. as the borrower, a $75 million-equivalent term loan facility with a Canadian subsidiary as the borrower ($17 million of which is denominated in U.S. dollars and $58 million of which is denominated in Canadian dollars) and a $75 million revolving credit facility, of which $10 million was immediately drawn ($5 million of which is denominated in U.S. dollars and $5 million of which is denominated in Canadian dollars) and (ii) issued $205 million aggregate principal amount of senior subordinated notes. The portion of the term loan facility and revolving credit facility denominated in Canadian dollars was $58.8 million and $4.7 million, respectively, at December 31, 2005. The Company capitalized financing costs of approximately $14.3 million associated with these facilities. Costs of $7.1 million associated with the credit facility are being amortized over a period of seven years. Costs of $7.2 million associated the senior subordinated notes are being amortized over a period of eight years. Costs of $0.2 million were amortized to interest expense in the period November 23, 2005 through December 31, 2005.

(A) Senior Credit Facilities
      Borrowings under the senior credit facilities bear interest at either a floating base rate or a Eurocurrency rate plus, in each case, an applicable margin. In addition, the Company pays a commitment fee in respect of unused revolving commitments at a rate that will be adjusted based on its leverage ratio. The initial commitment fee rate is 0.5% per annum. Beginning on March 31, 2006, the Company will be obligated to make quarterly principal payments on the term loan of $2.8 million per year. Subject to certain exceptions, thresholds and other limitations, the Company is required to prepay outstanding loans under its senior credit facilities with the net proceeds of certain asset dispositions, near-term tax refunds and certain debt issuances and 50% of its excess cash flow (as defined in the agreements governing the senior credit facilities), which percentage will be reduced based on the Company reaching certain leverage ratio thresholds.
      The obligations under the senior credit facilities are guaranteed by all of the Company’s existing and future wholly owned U.S. subsidiaries and by Holdings, with certain exceptions as set forth in the credit agreement. The obligations of the Canadian borrower are guaranteed by the Company, each of its U.S.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and Canadian subsidiaries and Sunshine Acquisition Corporation, with certain exceptions as set forth in the credit agreement. Obligations under the senior credit facilities are secured by a perfected first priority security interest in all of the Company’s capital stock and all of the capital stock or other equity interests held by the Company, Holdings and each of the Company’s existing and future U.S. subsidiary guarantors (subject to certain limitations for equity interests of foreign subsidiaries and other exceptions as set forth in the credit agreement) and all of the Company’s and Holdings’ tangible and intangible assets and the tangible and intangible assets of each of the Company’s existing and future U.S. subsidiary guarantors, with certain exceptions as set forth in the credit agreement. The Canadian borrower’s borrowings under the senior credit facilities and all guarantees thereof are secured by a perfected first priority security interest in all of the Company’s capital stock and all of the capital stock or other equity interests held by the Company, Holdings and each of the Company’s existing and future U.S. and Canadian subsidiary guarantors, with certain exceptions as set forth in the credit agreement, and all of the Company’s and Holdings’ tangible and intangible assets and the tangible and intangible assets of each of the Company’s existing and future U.S. and Canadian subsidiary guarantors, with certain exceptions as set forth in the credit agreement.
      The senior credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s (and most of its subsidiaries’) ability to incur additional indebtedness, pay dividends and distributions on capital stock, create liens on assets, enter into sale and lease-back transactions, repay subordinated indebtedness, make capital expenditures, engage in certain transactions with affiliates, dispose of assets and engage in mergers or acquisitions. In addition, under the senior credit facilities, the Company is required to satisfy and maintain a maximum total leverage ratio and a minimum interest coverage ratio.
      The Company uses interest rate swap agreements to manage the floating rate portion of its debt portfolio. An interest rate swap is a contractual agreement to exchange payments based on underlying interest rates. In November 2005, the Company entered into three interest rate swap agreements which fixed the interest rates for $200.7 million of its variable rate debt. Two of the Company’s swap agreements are denominated in U.S. dollars and have notional values of $100 million and $50 million and expire in December 2010 and December 2008, respectively. Under these agreements, the Company is required to pay the counterparty a stream of fixed interest payments of 4.78% and 4.71%, respectively, and in turn, receive variable interest payments based on LIBOR (4.53% at December 31, 2005) from the counterparty. The Company’s third swap agreement is denominated in Canadian dollars and has a notional value equivalent to approximately $50.7 million U.S. dollars and expires in December 2008. Under this agreement, the Company is required to pay the counterparty fixed interest payments of 3.93% and in turn, receive variable interest payments based on the Canadian dollar Bankers’ Acceptances rate (3.55% at December 31, 2005) from the counterparty. The net receipt or payment from the interest rate swap agreements is recorded in interest expense. The interest rate swaps are designated and qualify as cash flow hedges under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. As such, the swaps are accounted for as assets and liabilities in the consolidated balance sheet at fair value. The fair value of derivatives was estimated based on past, present and expected future market conditions and represents their carrying values. For the period November 23, 2005 through December 31, 2005, the Company recognized an unrealized gain of $105,000, net of tax, in Other Comprehensive Income (Loss) related to the change in market value of the swaps. The market value of the swaps recorded in Other Comprehensive Income (Loss) may be recognized in the statement of operations if certain terms of the senior credit facility change, if the loan is extinguished or if the swaps agreements are terminated prior to maturity.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(B) 11 3/4% Senior Subordinated Notes due 2013
      The 11 3/4% senior subordinated notes due 2013 are unsecured senior subordinated obligations that are subordinated in right of payment to all existing and future senior debt, including the senior credit facilities. The senior subordinated notes will be pari passu in right of payment to all future senior subordinated debt.
      The Company is required to use commercially reasonable efforts to file with the SEC an exchange offer registration statement pursuant to which the Company will offer in exchange for the senior subordinated notes, new notes identical in all material respects to the senior subordinated notes, and cause the exchange offer registration statement to be declared effective within 270 days of the Transaction closing. If the Company is not able to complete the exchange offer registration statement in the period stated or at all (or a shelf registration statement with the SEC to cover resales of the senior subordinated notes is not declared effective), the interest rate on the notes will increase 0.25% per year. The amount of additional interest will increase an additional 0.25% per year for any subsequent 90 day period in which the Company has not yet completed and have declared effective a registration statement, up to a maximum additional interest rate of 1.00% per year.
      The senior subordinated notes are redeemable in whole or in part, at the Company’s option, at any time at varying redemption prices that generally include premiums, which are defined in the indenture. In addition, upon a change of control, the Company is required to make an offer to redeem all of the senior subordinated notes at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest.
      The indenture governing the senior subordinated notes contains a number of covenants that restrict, subject to certain exceptions, the Company’s ability and the ability of its restricted subsidiaries to incur additional indebtedness, pay dividends, make certain investments, create liens, dispose of certain assets and engage in mergers or acquisitions. As of December 31, 2005, the Company was in compliance with the financial and non-financial covenants.
      At December 31, 2005, annual maturities of long-term debt during the next five years and thereafter are as follows (in thousands):

Successor

2006	$2,771
2007	2,758
2008	2,758
2009	2,758
2010	2,758
Thereafter	474,778

$488,581

Predecessor — Revolving Credit Facility
      On April 13, 2005, the Company entered into a credit agreement (as amended, the “Credit Agreement”) with Fleet National Bank regarding a two-year, $75,000,000 senior revolving credit facility intended to finance a portion of the Company’s acquisition of Financial Models Company Inc. (“FMC”) and related fees and expenses and to provide ongoing working capital and cash for other general corporate purposes. Pursuant to the terms of the Credit Agreement, the Company was permitted to borrow funds from Fleet, initially in the principal amount of $75 million and including a $5 million sublimit for the issuance of standby and commercial letters of credit. Upon execution of the Credit Agreement on April 13, 2005, the Company drew down the full amount of the Loan, which consisted of (1) $65 million

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
as a Eurodollar Rate Loan with an interest period of thirty days at a rate per annum equal to the British Bankers Association LIBOR Rate plus 100 basis points, and (2) $10 million as a Base Rate Loan bearing interest at a fluctuating rate per annum equal to the higher of the Federal Funds Rate plus 0.5% or the “prime rate” as publicly announced by Bank of America, N.A. The obligations of the Company under the credit agreement were guaranteed by OMR Systems Corporation and Financial Models Company Ltd., both of which are wholly-owned subsidiaries of the Company. This facility was terminated in connection with the Transaction.

8.	Leases
      The Company is obligated under noncancelable operating leases for office space and office equipment. Total rental expense was $625,000, $6,373,000, $3,155,000 and $3,137,000 for the period November 23, 2005 through December 31, 2005, the period January 1, 2005 through November 22, 2005 and the years ended December 31, 2004 and 2003, respectively. The lease for the corporate facility in Windsor, Connecticut expires in 2008 and the Company has the right to extend the lease for an additional term of five years. Future minimum lease payments under the Company’s operating leases, excluding future sublease income, as of December 31, 2005, are as follows (in thousands):

Year Ending December 31,
2006	$7,543
2007	6,250
2008	4,621
2009	3,549
2010 and thereafter	10,520

$32,483

      The Company subleases office space under noncancelable leases. The Company received rental income under these leases of $19,000, $333,000, $456,000 and $500,000 for the period November 23, 2005 through December 31, 2005, the period January 1, 2005 through November 22, 2005 and the years ended December 31, 2004 and 2003, respectively.
      Future minimum lease receipts under these leases as of December 31, 2005 are as follows (in thousands):

Year Ending December 31,
2006	$461
2007	451
2008	451
2009	40

$1,403

9.	License and Royalty Agreements
      The Company has non-exclusive rights to integrate certain third-party software into certain of the Company’s products. Under the terms of an agreement, the licensor of the software is paid royalties based on a percentage of the related license fee revenues collected by the Company. Under another agreement, the Company is obligated to pay at least $25,000 per quarter. The total royalty expense under these agreements for the period November 23, 2005 through December 31, 2005, the period January 1, 2005

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
through November 22, 2005 and the years ended December 31, 2004 and 2003 was $34,000, $384,000, $448,000 and $490,000, respectively.
      In connection with the Savid acquisition, the Company was obligated to pay 10% of license fees with respect to sales and/or licensing of the Savid system during the period commencing on April 15, 1998 and ending on April 14, 2003. Royalty expense for the year ended December 31, 2003 was $13,000.
      In connection with the Quantra acquisition in 1998, the Company is party to three royalty agreements as a result of utilities that interface with the Company’s SKYLINE product. The royalties are paid based on either annual guaranteed total unit sales of the product at a rate of $15 per user, or as a percentage of the utility list price, which is typically 33.33%. Royalty expense under these agreements for the period November 23, 2005 through December 31, 2005, the period January 1, 2005 through November 22, 2005 and the years ended December 31, 2004 and 2003 was $1,000, $15,000, $27,000 and $21,000, respectively.

10.	Defined Contribution Plans
      The Company has a 401(k) Retirement Plan (the “Plan”) that covers substantially all employees. Each employee may elect to contribute to the Plan, through payroll deductions, up to 20% of his or her salary, subject to certain limitations. The Plan provides for a Company match of employees’ contributions in an amount equal to 50% of an employee’s contributions up to $3,000 per year. The Company offers employees a selection of various public mutual funds but does not include Company common stock as an investment option in its Plan.
      During the period November 23, 2005 through December 31, 2005, the period January 1, 2005 through November 22, 2005 and the years ended December 31, 2004 and 2003, the Company incurred $67,000, $765,000, $710,000 and $500,000, respectively, of matching contribution expenses related to these plans.

11.	Stock Option and Purchase Plans

Successor
      In connection with the Transaction, options to purchase 968,934 shares of the Predecessor held by certain employees that were not exercised prior to the closing of the Transaction were automatically converted into fully-vested options to purchase 484,467 shares of Sunshine Acquisition Corporation (“Rollover Options”), having the same intrinsic value of $27.9 million. The Rollover Options have a weighted-average exercise price of $16.96 per share and a weighted-average remaining life of 6.4 years.

Predecessor
      Prior to the Transaction, the Company offered an employee stock purchase plan whereby employees could purchase Company stock at a price equal to 85% of the fair market value of the Company’s common stock on either the first or last day of the purchase period, whichever is lower. The semi-annual purchase periods were October through March and April through September. This plan was discontinued in connection with the Transaction.
      During 1994, the Board of Directors approved a plan (“1994 Plan”), effective January 1, 1995, for which 1,500,000 shares of common stock were reserved. The 1994 Plan was amended in October 1995 and April 1996 to reserve additional shares of common stock for issuance under the 1994 Plan, bringing the total shares of common stock reserved for issuance to 4,500,000. Options under the 1994 Plan generally vested ratably over four years and expired ten years after the date of grant. The Board of Directors, as of April 30, 1998, decided that no further options would be granted under the 1994 Plan. Under the 1994 Plan, there were options to purchase 0, 111,401 and 140,550 shares of common stock outstanding as of

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
November 22, 2005 and December 31, 2004 and 2003, respectively, of which options to purchase 111,401 and 140,550 shares of common stock were exercisable as of December 31, 2004 and 2003, respectively.
      The Company’s 1996 Director Stock Option Plan (“1996 Plan”) provided for non-employee directors to receive options to purchase common stock of the Company at an exercise price equal to the fair market value of the common stock at the date of grant. Each option granted under the 1996 Plan was fully vested immediately upon the option grant date and expired ten years from the grant date. On May 23, 2000, the 1996 Plan was amended to increase the number of shares of common stock reserved for issuance to 450,000. The 1996 Plan was further amended on May 20, 2004 to increase the number of shares of common stock reserved for issuance to 675,000. At November 22, 2005 and December 31, 2004 and 2003, there were 0, 262,500 and 82,500 shares, respectively, available for director option grants. There were options to purchase 0, 360,000 and 345,000 shares of common stock outstanding as of November 22, 2005 and December 31, 2004 and 2003, respectively. All options outstanding were exercisable as of December 31, 2004 and 2003, respectively.
      During 1998, the Board of Directors approved the 1998 Stock Incentive Plan (“1998 Plan”), for which 2,250,000 shares of common stock were reserved for issuance. The number of reserved shares was increased by 750,000 in both May 2000 and 2001. In May 2003, the number of reserved shares was further increased by 1,500,000 for a total of 5,250,000 shares. Generally, options under the 1998 Plan vested ratably over four years and expired ten years subsequent to the grant. Shares available for option grants under the 1998 Plan were 0, 2,784,048 and 2,839,938 at November 22, 2005 and December 31, 2004 and 2003, respectively. There were options to purchase 0, 1,504,913 and 1,702,923 shares of common stock outstanding at November 22, 2005 and December 31, 2004 and 2003, respectively, of which options to purchase 0, 905,694 and 678,573 shares were exercisable.
      In 1999, the Board of Directors approved the Company’s 1999 Non-Officer Employee Stock Incentive Plan (“1999 Plan”) and reserved 1,875,000 shares of common stock for issuance under the 1999 Plan. All of the Company’s employees, consultants, and advisors other than the Company’s executive officers and directors were eligible to participate in the 1999 Plan. Only non-statutory stock options, restricted stock awards, and other stock-based awards may be granted under the 1999 Plan. Generally, options under the 1999 Plan vested ratably over four years and expired ten years after the date of grant. Shares available for option grants under the 1999 Plan were 0, 700,985 and 799,659 at November 22, 2005 and December 31, 2004 and 2003, respectively. There were options to purchase 0, 403,148 and 382,493 shares of common stock outstanding at November 22, 2005 and December 31, 2004 and 2003, respectively, of which options to purchase 0, 291,767 and 325,806 shares were exercisable.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes stock option transactions for the years ended December 31, 2003 and 2004, and the period January 1, 2005 through November 22, 2005.

		Weighted Average
	Shares	Exercise Price

Outstanding at December 31, 2002	4,394,598	$6.19
Granted	637,500	8.04
Cancelled	(1,199,298)	8.78
Exercised	(1,261,834)	5.20

Outstanding at December 31, 2003	2,570,966	5.92
Granted	284,798	22.81
Cancelled	(85,291)	17.68
Exercised	(391,011)	5.64

Outstanding at December 31, 2004	2,379,462	7.56
Granted	137,200	26.99
Cancelled	(25,213)	16.92
Exercised(1)	(1,522,515)	8.59
Rollover options	(968,934)	8.48

Outstanding at November 22, 2005	—	—

(1)	Includes 1,132,676 options with a weighted-average exercise price of $9.29 that were cashed out in connection with the Transaction, with the same economic effect as an exercise and sale for the Transaction consideration.

12.	Acquisitions

Acquisitions by the Predecessor Company — 2005
      On October 31, 2005, the Company purchased all the outstanding stock of Open Information Systems, Inc. (“OIS”) for $24.0 million in cash. Potential earn-out payments may be made by the Company based on revenue growth, if certain 2006 revenue targets, or, under certain circumstances, 2007 revenue targets are met. OIS’ Money Market Manager is used by banks and broker/ dealers for money market issuance services. Information Manager, another OIS product, is a comprehensive tool for financial institutions, allowing banks to web-enable core business applications for Internet transaction entry, scheduling, reporting, work flow management and third-party interfaces.
      The net assets and results of operations of OIS have been included in the Company’s consolidated financial statements from November 1, 2005. The purchase price was allocated to tangible and intangible assets and liabilities assumed based on their fair value at the date of acquisition. The fair value of the intangible assets, consisting of completed technology, trade name and contractual relationships, was determined using the income approach. Specifically, the relief-from-royalty method was utilized for the completed technology and trade name and the discounted cash flows method was utilized for the contractual relationships. The intangible assets are amortized each year based on the ratio that current cash flows for the intangible asset bear to the total of current and expected future cash flows for the intangible asset. The intangible assets are amortized over lives ranging from approximately six to ten years, the estimated life of the assets. The remainder of the purchase price was allocated to goodwill.
      On August 24, 2005, the Company acquired substantially all the assets of MarginMan, a business within Integral Development Corporation, for $5.6 million, plus the costs of effecting the acquisition, and

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the assumption of certain liabilities. MarginMan provides collateralized trading software to the foreign exchange marketplace.
      The net assets and results of operations of MarginMan have been included in the Company’s consolidated financial statements from August 24, 2005. The purchase price was allocated to tangible and intangible assets and liabilities assumed based on their fair value at the date of acquisition. The fair value of the intangible assets, consisting of completed technology, trade name and contractual relationships, was determined using the income approach. Specifically, the relief-from-royalty method was utilized for the completed technology and trade name and the discounted cash flows method was utilized for the contractual relationships. The intangible assets are amortized each year based on the ratio that current cash flows for the intangible asset bear to the total of current and expected future cash flows for the intangible asset. The intangible assets are amortized over a life of approximately seven years, the estimated life of the assets. The remainder of the purchase price was allocated to goodwill.
      On June 3, 2005, the Company purchased all the outstanding stock of Financial Interactive, Inc. (“FI”) in exchange for 358,424 shares of the Company’s common stock and warrants to purchase 50,000 shares of the Company’s stock with an exercise price of $37.69 per share, expiring on June 3, 2010. FI’s product, FundRunner, provides a comprehensive investor relationship management and fund profiling infrastructure to alternative fund managers, funds of funds managers and fund administrators.
      The shares of common stock issued as consideration were valued at $9.3 million using the average closing market price for several days prior to closing of the transaction, less a discount for lack of registration. The warrants issued were valued at $0.7 million using the Black-Scholes option pricing model.
      The net assets and results of operations of FI have been included in the Company’s consolidated financial statements from June 1, 2005. The purchase price was allocated to tangible and intangible assets and liabilities assumed based on their fair value at the date of acquisition. The fair value of the intangible assets, consisting of completed technology, trade name and contractual relationships, was determined using the income approach. Specifically, the relief-from-royalty method was utilized for the completed technology and trade name and the discounted cash flows method was utilized for the contractual relationships. The intangible assets are amortized each year based on the ratio that current cash flows for the intangible asset bear to the total of current and expected future cash flows for the intangible asset. The intangible assets are amortized over lives ranging from seven to ten years, the estimated lives of the assets. The remainder of the purchase price was allocated to goodwill.
      On April 19, 2005, the Company purchased substantially all the outstanding stock of the Financial Models Company Inc. (“FMC”) for approximately $159.0 million in cash, plus approximately $13.8 million of costs to effect the acquisition. The Company financed the FMC acquisition with $75 million of borrowings under the credit facility (Note 7) and approximately $84 million from cash on hand. FMC provides comprehensive investment management systems and services to the international investment management industry.
      The net assets and results of operations of FMC have been included in the Company’s consolidated financial statements from April 19, 2005. The purchase price was preliminarily allocated to tangible and intangible assets and liabilities assumed based on their fair value at the date of acquisition. The fair value of the intangible assets, including technology, trade names, contractual relationships and exchange relationships, was based on an independent appraisal and was determined using the income approach. Specifically, the relief-from-royalty method was utilized for completed technology and trade names, the discounted cash flow method for contractual relationships, and the avoided-cost method for the exchange relationships. The intangible assets are amortized each year based on the ratio that current cash flows for the intangible asset bear to the total of current and expected future cash flows for the intangible asset. The

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
intangible assets are amortized over lives ranging from seven to 15 years, the estimated lives of the assets. The remainder of the purchase price was allocated to goodwill.
      In connection with the acquisition, the Company committed to a plan to reduce headcount at FMC. Under the plan, the Company terminated approximately 75 employees and accrued severance costs of $3.3 million. The severance costs were included in the allocation of the purchase price and recorded as an assumed liability.
      On February 28, 2005, the Company purchased all of the membership interests in EisnerFast LLC (“EisnerFast”), for $25.3 million in cash. EisnerFast provides fund accounting and administration services to on-and off-shore hedge and private equity funds, funds of funds, and investment advisors.
      The net assets and results of operations of EisnerFast have been included in the Company’s consolidated financial statements from March 1, 2005. The purchase price was allocated to tangible and intangible assets and liabilities assumed based on their fair value at the date of acquisition. The fair value of the intangible assets, consisting of client contracts and client relationships, was determined using the future cash flows method. The intangible assets are amortized each year based on the ratio that current cash flows for the intangible asset bear to the total of current and expected future cash flows for the intangible asset. The intangible assets are amortized over nine years, the estimated life of the assets. The remainder of the purchase price was allocated to goodwill.
      On February 11, 2005, the Company acquired substantially all the assets of Achievement Technologies, Inc. (“Achievement”) for $470,000, plus the costs of effecting the acquisition, and the assumption of certain liabilities. Achievement provides a software solution for facilities maintenance and management to real estate property managers.
      The net assets and results of operations of Achievement have been included in the Company’s consolidated financial statements from February 1, 2005. The purchase price was allocated to tangible and intangible assets and liabilities assumed based on their fair value at the date of acquisition. The fair value of the completed technology was determined using the future cash flows method. The acquired technology is amortized on a straight-line basis over five years, the estimated life of the product. The remainder of the purchase price was allocated to goodwill.
      The following summarizes the allocation of the purchase price for the acquisitions of OIS, MarginMan, FI, FMC, EisnerFast and Achievement (in thousands):

	OIS	MarginMan	FI	FMC	EisnerFast	Achievement

Assets acquired, net of cash received	$2,474	$105	$815	$16,223	$1,089	$3
Purchased technology	5,275	1,447	1,306	9,683	—	210
Acquired client contracts and relationships	4,000	2,266	2,078	37,103	8,587	—
Trade names	230	76	138	814	—	—
Goodwill	12,328	2,303	9,829	113,560	17,106	350
Deferred income taxes	—	—	(199)	(13,835)	—	—
Other liabilities assumed	(307)	(516)	(3,388)	(11,633)	(1,449)	(91)

Consideration paid	$24,000	$5,681	$10,579	$151,915	$25,333	$472

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Acquisitions by the Predecessor Company — 2004 and 2003
      On April 12, 2004, the Company acquired all of the outstanding shares of OMR Systems Corporation and OMR Systems International, Ltd. (together “OMR”) for $19.7 million, plus the costs of effecting the transaction. OMR provides treasury processing software and outsourcing solutions to banks in Europe and the United States and offers comprehensive hedge fund administration.
      The net assets and results of operations of OMR have been included in the Company’s consolidated financial statements from April 12, 2004. The purchase price was allocated to tangible and intangible assets based on their fair value at the date of acquisition. The fair value of intangible assets, including trade names and customer relationships, was based on an independent appraisal and was determined using the income approach. The completed technology is amortized on a straight-line basis over seven years, the estimated life of the product. Other acquired intangibles are amortized over lives ranging from seven to nine years, the estimated lives of the assets. The remainder of the purchase price was allocated to goodwill.
      On February 17, 2004, the Company acquired substantially all the assets of NeoVision Hypersystems, Inc. (“NeoVision”) for $1.6 million and the assumption of certain liabilities. The Company paid $0.8 million during the first quarter of 2004 and made the remaining payment in the second quarter of 2004. NeoVision is a provider of tactical visual analytical solutions for the financial industry. NeoVision’s products complement the Company’s existing product offerings and provide traders, brokers and portfolio managers with the ability to quickly track, analyze and assess market positions and performance.
      The net assets and results of operations of NeoVision have been included in the Company’s consolidated financial statements from February 15, 2004. The purchase price was allocated to tangible and intangible assets based on their fair value at the date of acquisition. The fair value of the completed technology was determined using the future cash flows method. The acquired technology is amortized on a straight-line basis over five years, the estimated life of the product. The remainder of the purchase price was allocated to goodwill.
      On January 16, 2004, the Company acquired substantially all the assets of Investment Advisory Network, LLC (“IAN”) for $3 million and the assumption of certain liabilities. IAN provides web-based wealth management services to financial institutions, broker-dealers and financial advisors who offer managed accounts to the private wealth market.
      The net assets and results of operations of IAN have been included in the Company’s consolidated financial statements from January 1, 2004. The purchase price was allocated to tangible and intangible assets based on their fair value at the date of acquisition. The fair value of the completed technology was determined using the future cash flows method. The acquired technology is amortized on a straight-line basis over five years, the estimated life of the product. The remainder of the purchase price was allocated to goodwill.
      On December 12, 2003, the Company acquired substantially all of the assets of Amicorp Group’s fund services business for $1.8 million in cash. The fund services business, incorporated as SS&C Fund Services N.V., is headquartered in Curacao, the Netherlands Antilles. SS&C Fund Services serves the fund community with both on and offshore services, including transfer agency, net asset valuation, account control and reconciliation, set up of investment funds, maintenance of corporate vehicles and client service management.
      The acquisition was accounted for as a purchase. The net assets and results of operations of the fund services business have been included in the consolidated financial statements from December 12, 2003. The purchase price was allocated to tangible and intangible assets based on their fair market value on the date of the acquisition. There was no technology acquired as part of this acquisition. The fair value of

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
acquired client contracts of $0.4 million was determined based on the discounted future cash flows method. This intangible asset is amortized on a straight-line basis over five years, the estimated future period over which the Company expects to derive an economic benefit from the contracts.
      The following summarizes the allocation of the purchase price for the OMR, NeoVision, IAN and Amicorp Group’s fund services business (in thousands):

				Fund
	OMR	NeoVision	IAN	Services
	(2004)	(2004)	(2004)	(2003)

Assets acquired, net of cash received	$8,134	$9	$232	$41
Acquired client contracts, customer relationships and trade names	3,800	—	—	366
Completed technology	4,400	430	1,100	—
In-process research & development	—	—	—	—
Goodwill	9,249	1,259	1,892	1,410
Liabilities assumed	(6,618)	(91)	(255)	—

Consideration paid	$18,965	$1,607	$2,969	$1,817

      The following unaudited pro forma condensed consolidated results of operations is provided for illustrative purposes only and assumes that the Transaction and the acquisitions of OIS, MarginMan, FI, FMC, EisnerFast, OMR, and IAN occurred on January 1, 2004. This unaudited pro forma information (in thousands) should not be relied upon as being indicative of the historical results that would have been obtained if these acquisitions had actually occurred on that date, nor of the results that may be obtained in the future.

	Period from	Period from
	November 23	January 1
	through	through
	December 31,	November 22,
	2005	2005	2004

Revenues	$17,665	$172,513	$173,475
Net income	831	3,761	22,975
      Pro forma results of operations have not been presented for the acquisition of Achievement, NeoVision and Amicorp Group’s fund services business, as results of operations of these acquisition are not significant to the Company.

13.	Related Party Transactions
      In connection with the Transaction, the Carlyle Group, the Company’s CEO and Holdings entered into an agreement pursuant to which Holdings paid (i) Carlyle a fee for certain services provided by it to Holdings in connection with the Transaction, and (ii) the Company’s CEO a fee in consideration of his commitment to contribute equity to Holdings pursuant to a contribution and subscription agreement and as consideration for the CEO’s agreement to enter into a long-term employment agreement with Holdings, including non-competition provisions therein. The aggregate amount of these fees was $7.5 million, which was allocated to the Company’s CEO and Carlyle pro rata based on their respective ownership of Holdings following the Transaction, and was recorded as part of the overall purchase price of the Transaction.
      The Company has agreed to pay Carlyle an annual fee of $1.0 million for certain management services to be performed by Carlyle following the Transaction, and will also pay Carlyle additional reasonable compensation for other services provided by Carlyle to the Company from time to time, including investment banking, financial advisory and other services.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Commitments and Contingencies
      From time to time, the Company is subject to certain legal proceedings and claims that arise in the normal course of its business. In the opinion of management, the Company is not a party to any litigation that it believes could have a material effect on the Company or its business.

15.	International Sales and Geographic Information
      The Company operates in one reportable segment, as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. There were no sales to any individual clients during the periods in the three-year period ended December 31, 2005 that represented 10% or more of net sales. The Company attributes net sales to an individual country based upon location of the client.
      The Company manages its business primarily on a geographic basis. The Company’s reportable regions consist of the United States, Americas excluding the United States, Europe and Asia Pacific and Japan. The European region includes European countries as well as the Middle East and Africa.
      The Company relies exclusively on its operations in the Netherlands for sales of its Altair product. Total revenue derived from this product was $0.6 million, $1.7 million, $2.0 million and $1.7 million in the period November 23, 2005 through December 31, 2005, the period January 1, 2005 through November 22, 2005 and the years ended December 31, 2004 and 2003, respectively.
      Revenues by geography for the years ended December 31, were (in thousands):

	Successor	Predecessor

	Period from	Period from
	November 23,	January 1,
	2005 through	2005 through
	December 31,	November 22,
	2005	2005	2004	2003

United States	$10,261	$91,542	$74,724	$54,379
Americas excluding United States	2,942	21,569	3,688	4,050
Europe	4,151	27,737	14,965	4,796
Asia Pacific and Japan	311	3,121	2,511	2,306

	$17,665	$143,969	$95,888	$65,531

      Long-lived assets as of December 31, were (in thousands):

	2005	2004	2003

United States	$819,589	$31,588	$10,869
Americas excluding United States	287,604	1,757	1,813
Europe	6,229	323	352
Asia Pacific and Japan	91	114	128

	$1,113,513	$33,782	$13,162

16.	Subsequent Event
      On March 3, 2006, the Company purchased all the outstanding stock of Cogent Management Inc. (“Cogent”) for $12.25 million in cash. The Company used $6.25 million of cash on hand and borrowed $6.0 million under the revolving portion of its senior credit facility to fund the acquisition. Cogent provides hedge fund management services primarily to U.S.-based hedge funds. The net assets and results of

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
operations of Cogent will be included in the Company’s consolidated financial statements as of March 1, 2006.

17.	Selected Quarterly Financial Data (Unaudited)

	Predecessor				Successor

				Period from	Period from
				October 1,	November 23,
				2005 through	2005 through
	First	Second	Third	November 22,	December 31,
	Quarter	Quarter	Quarter(1)	2005(1)	2005

	(In thousands)
2005
Revenue	$27,416	$40,713	$46,110	$29,730	$17,665
Gross profit	17,608	24,086	26,869	16,402	10,038
Operating income (loss)	9,163	10,741	11,939	(28,067)	5,463
Net income (loss)	5,969	6,589	6,995	(18,841)	831

	Predecessor

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(In thousands)
2004
Revenue	$19,189	$24,484	$25,163	$27,052
Gross profit	13,075	15,418	16,008	17,617
Operating income	6,030	7,170	7,514	8,699
Net income	3,770	4,413	4,843	5,984

(1)	Includes merger costs associated with the Transaction.

18.	Supplemental Guarantor Condensed Consolidating Financial Statements
      On November 23, 2005, in connection with the Transaction, the Company issued $205 million aggregate principal amount of 11 3/4% senior subordinated notes due 2013 as described in Note 7. The senior subordinated notes are jointly and severally and fully and unconditionally guaranteed on an unsecured senior subordinated basis, in each case, subject to certain exceptions, by substantially all wholly owned domestic subsidiaries of the Company (collectively, the “Guarantors”). All of the Guarantors are 100% owned by the Company. All other subsidiaries of the Company, either direct or indirect, do not guarantee senior subordinated notes (“Non-Guarantors”). The Guarantors also unconditionally guarantee the senior secured credit facilities, described in Note 7. There are no significant restrictions on the ability of the Company or any of the subsidiaries that are Guarantors to obtain funds from its subsidiaries by dividend or loan.
      Condensed consolidating financial information as of December 31, 2005 and 2004 and for the periods from November 23, 2005 to December 31, 2005 and from January 1, 2005 to November 22, 2005 and the years ended December 31, 2004 and 2003 are presented. The financial information has been revised to correct the presentation in the statement of operations of an intercompany dividend in the amount of $2,599,000 received by the Company from one of its wholly owned subsidiaries, and to reclassify in the statement of cash flow the equity in net income of subsidiaries and other intercompany transactions into correct columns. The condensed consolidating financial information of the Company and its subsidiaries are as follows:

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	At December 31, 2005 — Successor

		Total	Total Non-	Consolidating
	SS&C	Guarantors	Guarantors	Adjustments	Total

Cash and cash equivalents	$6,319	$1,971	$7,294	$—	$15,584
Accounts receivable, net	15,825	5,258	11,779	—	32,862
Prepaid & other current assets	3,152	467	2,617	—	6,236
Income taxes receivable	8,509	1,133	(1,466)	—	8,176
Fixed assets, net	3,966	1,289	5,034	—	10,289
Investment in subsidiaries	67,078	—	—	(67,078)	—
Intercompany balances	152,516	(23,738)	(128,778)	—	—
Goodwill, intangible assets & other	800,837	17,987	284,400	—	1,103,224

Total assets	$1,058,202	$4,367	$180,880	$(67,078)	$1,176,371

Current portion long-term debt	$5,013	$—	$5,425	$—	$10,438
Accounts payable	1,128	411	828	—	2,367
Income taxes payable	—	498	(498)	—	—
Accrued expenses	11,320	1,604	7,975	—	20,899
Deferred income taxes	46	63	1,196	—	1,305
Deferred maintenance and other revenue	10,340	2,910	7,316	—	20,566

Long-term debt	403,000	—	75,143	—	478,143
Other long-term liabilities	—	—	1,257	—	1,257
Deferred income taxes	70,222	(1,766)	15,807	—	84,263
Total liabilities	501,069	3,720	114,449	—	619,238

Stockholder’s equity	557,133	647	66,431	(67,078)	557,133
Total liabilities & stockholder’s equity	$1,058,202	$4,367	$180,880	$(67,078)	$1,176,371

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	At December 31, 2004 — Predecessor

		Total	Total Non-	Consolidating
	SS&C	Guarantors	Guarantors	Adjustments	Total

Cash and cash equivalents	$23,204	$304	$5,405	$—	$28,913
Investments in marketable securities	101,922	—	—	—	101,922
Accounts receivable, net	7,893	3,465	2,187	—	13,545
Prepaid & other current assets	1,074	339	194	—	1,607
Fixed assets, net	3,830	1,314	209	—	5,353
Deferred income taxes	5,894	—	—	—	5,894
Investment in subsidiaries	8,971	—	—	(8,971)	—
Intercompany balances	17,607	(13,624)	(3,983)	—	—
Goodwill, intangible assets & other	9,497	16,948	1,984	—	28,429

Total assets	$179,892	$8,746	$5,996	$(8,971)	$185,663

Accounts payable	$630	$285	$158	$—	$1,073
Income taxes payable	903	(450)	156	—	609
Accrued expenses	7,097	1,475	1,225	—	9,797
Dividend payable	1,850	—	—	—	1,850
Deferred income taxes	188	—	—	—	188
Deferred maintenance and other revenue	13,130	1,850	1,072	—	16,052

Total liabilities	23,798	3,160	2,611	—	29,569

Stockholders’ equity	156,094	5,586	3,385	(8,971)	156,094
Total liabilities & stockholders’ equity	$179,892	$8,746	$5,996	$(8,971)	$185,663

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Period from November 23 through December 31, 2005 — Successor

		Total	Total Non-	Consolidating
	SS&C	Guarantors	Guarantors	Adjustments	Total

Revenue	$7,283	$3,825	$6,765	$(208)	$17,665
Cost of revenue	3,236	2,088	2,511	(208)	7,627
Operating expenses:
Selling & marketing	631	129	604	—	1,364
Research & development	965	343	763	—	2,071
General & administrative	544	164	432	—	1,140

Total operating expenses	2,140	636	1,799	—	4,575
Operating income	1,907	1,101	2,455	—	5,463
Interest income, net	(3,437)	—	(1,453)	—	(4,890)
Other income, net	13	—	245	—	258

(Loss) income before income taxes	(1,517)	1,101	1,247	—	831
(Benefit) provision for income taxes	(250)	125	125	—	—
Equity in net income of subsidiaries	2,098	—	—	(2,098)	—

Net income	$831	$976	$1,122	$(2,098)	$831

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Period from January 1 through November 22, 2005 — Predecessor

		Total	Total Non-	Consolidating
	SS&C	Guarantors	Guarantors	Adjustments	Total

Revenue	$68,644	$33,904	$42,446	$(1,025)	$143,969
Cost of revenue	21,544	17,958	20,527	(1,025)	59,004
Operating expenses:
Selling & marketing	6,167	1,597	5,370	—	13,134
Research & development	10,095	2,558	6,546	—	19,199
General & administrative	7,624	888	3,432	—	11,944
Merger costs	36,789	—	123	—	36,912

Total operating expenses	60,675	5,043	15,471	—	81,189
Operating (loss) income	(13,575)	10,903	6,448	—	3,776
Interest income, net	3,527	—	(4,588)	—	(1,061)
Other income (expense), net	744	39	(128)	—	655

(Loss) income before income taxes	(9,304)	10,942	1,732	—	3,370
Provision for income taxes	560	658	1,440	—	2,658
Equity in net income of subsidiaries	10,576	—	—	(10,576)	—

Net income	$712	$10,284	$292	$(10,576)	$712

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year Ended December 31, 2004 — Predecessor

		Total	Total Non-	Consolidating
	SS&C	Guarantors	Guarantors	Adjustments	Total

Revenue	$70,011	$18,657	$8,028	$(808)	$95,888
Cost of revenue	21,411	9,743	3,424	(808)	33,770
Operating expenses:
Selling & marketing	7,380	629	2,725	—	10,734
Research & development	11,039	2,111	807	—	13,957
General & administrative	6,737	584	693	—	8,014

Total operating expenses	25,156	3,324	4,225	—	32,705
Operating income	23,444	5,590	379	—	29,413
Interest income, net	1,448	—	80	—	1,528
Other income (expense), net	119	(4)	(16)	—	99

Income before income taxes	25,011	5,586	443	—	31,040
Provision for income taxes	11,759	—	271	—	12,030
Equity in net income of subsidiaries	5,758	—	—	(5,758)	—

Net income	$19,010	$5,586	$172	$(5,758)	$19,010

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year Ended December 31, 2003 — Predecessor

		Total	Total Non-	Consolidating
	SS&C	Guarantors	Guarantors	Adjustments	Total

Revenue	$60,511	$—	$5,183	$(163)	$65,531
Cost of revenue	18,830	—	1,722	(126)	20,426
Operating expenses:
Selling & marketing	6,938	—	1,492	(37)	8,393
Research & development	10,507	—	673	—	11,180
General & administrative	6,585	—	569	—	7,154

Total operating expenses	24,030	—	2,734	(37)	26,727
Operating income	17,651	—	727	—	18,378
Interest income, net	834	—	78	—	912
Other income (expense), net	33	—	14	—	47

Income before income taxes	18,518	—	819	—	19,337
Provision for income taxes	7,382	—	159	—	7,541
Equity in net income of subsidiaries	660	—	—	(660)	—

Net income	$11,796	$—	$660	$(660)	$11,796

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Period from November 23 through December 31, 2005 — Successor

		Total	Total Non-	Consolidating
	SS&C	Guarantors	Guarantors	Adjustments	Total

Cash Flow from Operating Activities
Net income	$831	$976	$1,122	$(2,098)	$831
Non-cash adjustments	(3,449)	403	2,327	2,098	1,379
Changes in operating assets and liabilities	3,620	(122)	(793)	—	2,705

Net cash provided by operating activities	1,002	1,257	2,656	—	4,915

Investment Activities
Intercompany transactions	3,989	(517)	(3,472)	—	—
Acquisition of SS&C	(797,000)	—	(80,000)	—	(877,000)
Cash paid for property and equipment	(241)	—	(35)	—	(276)
Other investing activities	15	—	—	—	15

Net cash used in investing activities	(793,237)	(517)	(83,507)	—	(877,261)

Financing Activities
Cash received from borrowings for the Transaction	410,000	—	80,000		490,000
Investment by Sunshine Acquisition Corporation	381,000	—	—	—	381,000
Net repayments of debt	(2,002)	—	(343)	—	(2,345)

Net cash provided by financing activities	788,998	—	79,657	—	868,655

Effect of exchange rate changes on cash	—	—	26	—	26

Net increase (decrease) in cash and cash equivalents	(3,237)	740	(1,168)	—	(3,665)
Cash and cash equivalents, beginning of period	9,556	1,231	8,462	—	19,249

Cash and cash equivalents, end of period	$6,319	$1,971	$7,294	$—	$15,584

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Period from January 1 through November 22, 2005 — Predecessor

		Total	Total Non-	Consolidating
	SS&C	Guarantors	Guarantors	Adjustments	Total

Cash Flow from Operating Activities
Net income	$712	$10,284	$292	$(10,576)	$712
Non-cash adjustments	(3,757)	1,613	4,384	10,576	12,816
Changes in operating assets and liabilities	20,169	(861)	(720)	—	18,588

Net cash provided by operating activities	17,124	11,036	3,956	—	32,116

Investment Activities
Intercompany transactions	(158,547)	(5,823)	166,969	(2,599)	—
Cash paid for businesses acquired by the Company, net of cash acquired	(39,745)	(3,949)	(164,225)	—	(207,919)
Cash paid for property and equipment	(1,553)	(337)	(598)	—	(2,488)
Net sales of marketable securities	101,909	—	—	—	101,909
Purchase of long-term investment	(2,000)	—	—	—	(2,000)
Other investing activities	3	—	—	—	3

Net cash (used in) provided by investing activities	(99,933)	(10,109)	2,146	(2,599)	(110,495)

Financing Activities
Net borrowings	74,984				74,984
Issuance of common stock	3,479	—	—	—	3,479
Purchase of common stock for treasury	(5,584)				(5,584)
Common stock dividends	(3,718)	—	(2,599)	2,599	(3,718)

Net cash provided by (used in) financing activities	69,161	—	(2,599)	2,599	69,161

Effect of exchange rate changes on cash	—	—	(446)	—	(446)

Net increase (decrease) in cash and cash equivalents	(13,648)	927	3,057	—	(9,664)
Cash and cash equivalents, beginning of period	23,204	304	5,405	—	28,913

Cash and cash equivalents, end of period	$9,556	$1,231	$8,462	$—	$19,249

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year Ended December 31, 2004 — Predecessor

		Total	Total Non-	Consolidating
	SS&C	Guarantors	Guarantors	Adjustments	Total

Cash Flow from Operating Activities
Net income	$19,010	$5,586	$172	$(5,758)	$19,010
Non-cash adjustments	962	1,044	324	5,758	8,088
Changes in operating assets and liabilities	2,455	(668)	(361)	—	1,426

Net cash provided by operating activities	22,427	5,962	135	—	28,524

Investment Activities
Intercompany transactions	(14,212)	13,624	588	—	—
Cash paid for businesses acquired by the Company, net of cash acquired	(4,576)	(19,065)	100	—	(23,541)
Cash paid for property and equipment	(1,054)	(217)	(74)	—	(1,345)
Net purchases of marketable securities	(64,341)	—	—	—	(64,341)
Other investing activities	—	—	7	—	7

Net cash (used in) provided by investing activities	(84,183)	(5,658)	621	—	(89,220)

Financing Activities
Issuance of common stock	76,998	—	—	—	76,998
Common stock dividends	(2,924)	—	—	—	(2,924)

Net cash provided by financing activities	74,074	—	—	—	74,074

Effect of exchange rate changes on cash	—	—	274	—	274

Net increase in cash and cash equivalents	12,318	304	1,030	—	13,652
Cash and cash equivalents, beginning of period	10,886	—	4,375	—	15,261

Cash and cash equivalents, end of period	$23,204	$304	$5,405	$—	$28,913

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	For the Year Ended December 31, 2003 — Predecessor

		Total	Total Non-	Consolidating
	SS&C	Guarantors	Guarantors	Adjustments	Total

Cash Flow from Operating Activities
Net income	$11,796	$—	$660	$(660)	$11,796
Non-cash adjustments	6,939	—	319	660	7,918
Changes in operating assets and liabilities	4,252	—	(255)	—	3,997

Net cash provided by operating activities	22,987	—	724	—	23,711

Investment Activities
Intercompany transactions	(717)	—	717	—	—
Cash paid for businesses acquired by the Company, net of cash acquired	—	—	(1,817)	—	(1,817)
Cash paid for property and equipment	(1,083)	—	(17)	—	(1,100)
Net purchases of marketable securities	(12,404)	—	—	—	(12,404)

Net cash used in investing activities	(14,204)	—	(1,117)	—	(15,321)

Financing Activities
Issuance of common stock	6,853	—	—	—	6,853
Purchase of common stock for treasury	(17,698)	—	—	—	(17,698)
Common stock dividends	(1,236)	—	—	—	(1,236)

Net cash used in financing activities	(12,081)	—	—	—	(12,081)

Effect of exchange rate changes on cash	—	—	616	—	616

Net increase (decrease) in cash and cash equivalents	(3,298)	—	223	—	(3,075)
Cash and cash equivalents, beginning of period	14,184	—	4,152	—	18,336

Cash and cash equivalents, end of period	$10,886	$—	$4,375	$—	$15,261

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2006	2005

	(In thousands, unaudited)
ASSETS
Current assets
Cash and cash equivalents	$13,188	$15,584
Accounts receivable, net of allowance for doubtful accounts of $2,397 and $2,092, respectively	38,650	32,862
Income taxes receivable	2,125	8,176
Prepaid expenses and other current assets	6,365	6,236

Total current assets	60,328	62,858

Property and equipment
Leasehold improvements	2,429	2,422
Equipment, furniture, and fixtures	9,454	8,298

	11,883	10,720
Less accumulated depreciation	(1,548)	(431)

Net property and equipment	10,335	10,289

Goodwill	825,848	818,180
Intangible and other assets, net of accumulated amortization of $7,341 and $1,870, respectively	285,620	285,044

Total assets	$1,182,131	$1,176,371

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$6,186	$10,438
Accounts payable	3,492	2,367
Accrued employee compensation and benefits	3,164	9,048
Other accrued expenses	6,212	8,769
Interest payable	8,513	3,082
Deferred income taxes	1,368	1,305
Deferred maintenance and other revenue	32,595	20,566

Total current liabilities	61,530	55,575
Long-term debt, net of current portion	477,052	478,143
Other long-term liabilities	1,309	1,257
Deferred income taxes	84,827	84,263

Total liabilities	624,718	619,238

Commitments and contingencies (Note 9)
Stockholder’s equity
Common stock	—	—
Additional paid-in capital	554,993	554,965
Accumulated other comprehensive income	1,815	1,337
Retained earnings	605	831

Total stockholder’s equity	557,413	557,133

Total liabilities and stockholder’s equity	$1,182,131	$1,176,371

See accompanying notes to Consolidated Financial Statements.

SS&C TECHNOLOGIES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Predecessor

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2006	2005

	(In thousands, unaudited)
Revenues:
Software licenses	$5,198	$4,495
Maintenance	13,042	9,843
Professional services	5,178	2,621
Outsourcing	24,947	10,457

Total revenues	48,365	27,416

Cost of revenues:
Software licenses	2,261	595
Maintenance	4,799	2,148
Professional services	2,982	1,654
Outsourcing	13,254	5,411

Total cost of revenues	23,296	9,808

Gross profit	25,069	17,608

Operating expenses:
Selling and marketing	3,708	2,443
Research and development	5,876	3,483
General and administrative	4,058	2,519

Total operating expenses	13,642	8,445

Operating income	11,427	9,163

Interest (expense) income, net	(11,509)	572
Other (expense) income, net	(61)	50

(Loss) income before income taxes	(143)	9,785
Provision for income taxes	83	3,816

Net (loss) income	$(226)	$5,969

See accompanying notes to Consolidated Financial Statements.

SS&C TECHNOLOGIES, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Predecessor

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2006	2005

	(In thousands, unaudited)
Cash flow from operating activities:
Net (loss) income	$(226)	$5,969

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,569	1,373
Amortization of loan origination costs	653	—
Deferred income taxes	(2,024)	129
Income tax benefit related to exercise of stock options	—	487
Provision for doubtful accounts	306	(143)
Changes in operating assets and liabilities, excluding effects from acquisitions:
Accounts receivable	(5,170)	(1,181)
Prepaid expenses and other assets	33	(322)
Income taxes receivable	6,049	—
Accounts payable	1,125	340
Accrued expenses	(3,054)	(4,193)
Income taxes payable	(136)	2,564
Deferred maintenance and other revenues	11,311	7,793

Net cash provided by operating activities	15,436	12,816

Cash flow from investing activities:
Additions to property and equipment	(1,096)	(308)
Cash paid for business acquisitions, net of cash acquired	(11,482)	(25,793)
Cash paid for long-term investment	—	(2,000)
Purchases of marketable securities	—	(78,175)
Sales of marketable securities	—	94,572

Net cash used in investing activities	(12,578)	(11,704)

Cash flow from financing activities:
Cash received from borrowings	6,000	—
Repayment of debt	(11,291)	—
Exercise of stock options	28	520
Purchase of common stock for treasury	—	(5,584)
Common stock dividends	—	(1,836)

Net cash used in financing activities	(5,263)	(6,900)

Effect of exchange rate changes on cash	9	(160)

Net decrease in cash and cash equivalents	(2,396)	(5,948)
Cash and cash equivalents, beginning of period	15,584	28,913

Cash and cash equivalents, end of period	$13,188	$22,965

See accompanying notes to Consolidated Financial Statements.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(unaudited)

1.	Basis of Presentation
      The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These accounting principles were applied on a basis consistent with those of the Company’s audited consolidated financial statements contained elsewhere in this prospectus. In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments, except as noted elsewhere in the notes to the consolidated financial statements) necessary to state fairly its financial position as of March 31, 2006 and the results of its operations for the three months ended March 31, 2006 and 2005. These statements do not include all of the information and footnotes required by generally accepted accounting principles for annual financial statements. The financial statements contained herein should be read in conjunction with the audited consolidated financial statements and footnotes as of and for the year ended December 31, 2005 included elsewhere in this prospectus. The December 31, 2005 consolidated balance sheet data were derived from audited financial statements, but do not include all disclosures required by generally accepted accounting principles for annual financial statements. The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the expected results for the full year.

2.	The Transaction
      The Company was acquired on November 23, 2005 through a merger transaction with Sunshine Acquisition Corporation (“Sunshine Acquisition Corporation” or “Holdings”), a Delaware corporation formed by investment funds associated with The Carlyle Group. The acquisition was accomplished through the merger of Sunshine Merger Corporation into SS&C Technologies, Inc., with SS&C Technologies, Inc. being the surviving company and a wholly-owned subsidiary of Sunshine Acquisition Corporation (the “Transaction”). Although the Transaction occurred on November 23, 2005, the Company adopted an effective date of November 30, 2005 for accounting purposes. The activity for the period November 23, 2005 through November 30, 2005 was not material to either the successor or predecessor periods for 2005. Although SS&C Technologies, Inc. continued as the same legal entity after the Transaction, the accompanying consolidated statements of operations and cash flows are presented for two periods: Predecessor and Successor, which relate to the period preceding the Transaction and the period succeeding the Transaction, respectively. The Company refers to the operations of SS&C Technologies, Inc. and subsidiaries for both the Predecessor and Successor periods.

3.	Stock-based Compensation

Successor
      The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R) (revised 2004), “Share-Based Payment” (“SFAS 123R”), as of the date of the closing of the Transaction using the modified prospective method, which requires companies to record stock compensation expense for all unvested and new awards as of the adoption date. Accordingly, prior period amounts presented herein have not been restated. Under the fair value recognition provisions of SFAS 123R, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the requisite service period. There were no stock options granted during the period November 23, 2005 through March 31, 2006, and there were no unvested stock options at December 31, 2005 that carry over into future periods.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

Predecessor
      Prior to the closing of the Transaction, the Company applied APB 25 in accounting for its stock plans. The Company followed the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”. Had compensation cost for the Company’s stock option plans and employee stock purchase plan been determined consistent with SFAS 123, the Company’s net income would have been adjusted to the pro forma amounts indicated in the table below (in thousands):

Three Months
Ended
March 31,
2005

Net income, as reported	$5,969
Deduct: total stock-based employee compensation determined under fair value based method for all awards, net of related tax effects	269

Net income, pro forma	$5,700

4.	Comprehensive Income
      SFAS No. 130, “Reporting Comprehensive Income”, requires that items defined as comprehensive income, such as foreign currency translation adjustments and unrealized gains (losses) on interest rate swaps, be separately classified in the financial statements and that the accumulated balance of other comprehensive income be reported separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. Total comprehensive income consists of net income and other accumulated comprehensive income disclosed in the equity section of the balance sheet.
      The following table sets forth the components of comprehensive income (in thousands):

	Successor	Predecessor

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2006	2005

Net (loss) income	$(226)	$5,969
Foreign currency translation loss	(1,058)	(227)
Unrealized losses on marketable securities	—	(241)
Unrealized gains on interest rate swaps	1,536	—

Total comprehensive income	$252	$5,501

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

5.	Debt

Successor
      At March 31, 2006 and December 31, 2005, debt consisted of the following (in thousands):

	Successor	Successor

	March 31,	December 31,
	2006	2005

Senior credit facility, revolving portion, weighted-average interest rate of 6.73% and 6.57%, respectively	$3,423	$7,734
Senior credit facility, term loan portion, weighted-average interest rate of 7.35% and 6.90%, respectively	274,807	275,833
11 3/4% Senior subordinated notes due 2013	205,000	205,000
Other	8	14

	483,238	488,581
Short-term borrowings and current portion of long-term debt	(6,186)	(10,438)

Long-term debt	$477,052	$478,143

      Capitalized financing costs of $0.7 million were amortized to interest expense in the three months ended March 31, 2006.
      The Company uses interest rate swap agreements to manage the floating rate portion of its debt portfolio. During the three months ended March 31, 2006, the Company recognized an unrealized gain of $1.5 million, net of tax, in other comprehensive income (loss) related to the change in market value of the swaps. The market value of the swaps recorded in other comprehensive income (loss) may be recognized in the statement of operations if certain terms of the senior credit facility change, if the loan is extinguished or if the swaps agreements are terminated prior to maturity.

6.	Stock Repurchase Program
      During the three months ended March 31, 2005, the Company repurchased 259,050 shares of common stock for approximately $5.6 million. The Company uses the cost method to account for treasury stock purchases. Under the cost method, the price paid for the stock is charged to the treasury stock account. As of the date of the closing of the Transaction, the Company no longer had a repurchase program in place.

7.	Cash Dividend
      As part of the Predecessor’s semi-annual cash dividend program, the Company paid a dividend of $0.08 per share on March 3, 2005 to stockholders of record as of February 10, 2005.

8.	Acquisitions
      On March 3, 2006, the Company purchased all of the outstanding stock of Cogent Management Inc. (“Cogent”), for $12.25 million in cash, plus the costs of effecting the transaction. The Company used $6.25 million of cash on hand and borrowed $6.0 million under the revolving portion of its senior credit facility to fund the acquisition. Cogent provides hedge fund management services primarily to U.S.-based hedge funds.
      The net assets and results of operations of Cogent have been included in the Company’s consolidated financial statements from March 1, 2006. The purchase price was allocated to tangible and intangible

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
assets based on their fair value at the date of acquisition. The fair value of the intangible assets, consisting of client relationships and client contracts, was determined using the future cash flows method. The intangible assets are amortized each year based on the ratio that current cash flows for the intangible asset bear to the total of current and expected future cash flows for the intangible asset. The intangible assets are amortized over approximately seven years, the estimated life of the assets. The remainder of the purchase price was allocated to goodwill.
      The following summarizes the allocation of the purchase price for the acquisitions of Cogent (in thousands):

Cogent

Tangible assets acquired, net of cash received	$1,074
Acquired client relationships and contracts	4,500
Goodwill	9,377
Deferred revenue	(756)
Debt	(300)
Deferred taxes	(1,755)
Other liabilities assumed	(236)

Consideration paid, net of cash received	$11,904

      The Company reported $0.4 million in revenue from Cogent from the acquisition date through March 31, 2006. Pro forma operating results for the 2006 acquisition are not presented since the results would not be significantly different than historical results.

9.	Commitments and Contingencies
      From time to time, the Company is subject to legal proceedings and claims that arise in the normal course of its business. In the opinion of management, the Company is not a party to any litigation that it believes could have a material effect on the Company or its business.

10.	International Sales and Geography Information
      The Company operates in one reportable segment, as defined by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The Company manages its business primarily on a geographic basis. The Company attributes net sales to an individual country based upon location of the customer. The Company’s geographic regions consist of the United States, Americas, excluding the United States, Europe and Asia Pacific and Japan. The European region includes European countries as well as the Middle East and Africa.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)
      Revenues by geography were (in thousands):

	Successor	Predecessor

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2006	2005

United States	$28,223	$20,904
Americas excluding United States	9,256	1,020
Europe	9,847	4,904
Asia Pacific and Japan	1,039	588

	$48,365	$27,416

11.	Supplemental Guarantor Condensed Consolidating Financial Statements
      On November 23, 2005, in connection with the Transaction, the Company issued $205 million aggregate principal amount of 11 3/4% senior subordinated notes due 2013. The senior subordinated notes are jointly and severally and fully and unconditionally guaranteed on an unsecured senior subordinated basis, in each case, subject to certain exceptions, by substantially all wholly owned domestic subsidiaries of the Company (collectively, the “Guarantors”). All of the Guarantors are 100% owned by the Company. All other subsidiaries of the Company, either direct or indirect, do not guarantee senior subordinated notes (“Non-Guarantors”). The Guarantors also unconditionally guarantee the senior secured credit facilities. There are no significant restrictions on the ability of the Company or any of the subsidiaries that are Guarantors to obtain funds from its subsidiaries by dividend or loan.
      Condensed consolidating financial information as of March 31, 2006 and December 31, 2005 and the three months ended March 31, 2006 and 2005 are presented. The financial information has been revised to correct the presentation in the statement of operations of an intercompany dividend in the amount of $2,599,000 received by the Company from one of its wholly owned subsidiaries, and to reclassify in the statement of cash flow the equity in net income of subsidiaries and other intercompany transactions into correct columns. The condensed consolidating financial information of the Company and its subsidiaries are as follows:

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

	At March 31, 2006 — Successor

		Total	Total Non-	Consolidating
	SS&C	Guarantors	Guarantors	Adjustments	Total

Cash and cash equivalents	$3,927	$1,558	$7,703	$—	$13,188
Accounts receivable, net	18,490	6,805	13,355	—	38,650
Prepaid & other current assets	2,931	631	2,803	—	6,365
Income taxes receivable	3,490	369	(1,734)	—	2,125
Fixed assets, net	4,505	1,137	4,693	—	10,335
Investment in subsidiaries	70,281	—	—	(70,281)	—
Intercompany balances	150,498	(15,164)	(135,334)	—	—
Goodwill, intangible assets & other	812,155	17,789	281,524	—	1,111,468

Total assets	$1,066,277	$13,125	$173,010	$(70,281)	$1,182,131

Current portion long-term debt	$2,009	$—	$4,177	$—	$6,186
Accounts payable	2,180	333	979	—	3,492
Income taxes payable	—	—	—	—	—
Accrued expenses	12,419	833	4,637	—	17,889
Deferred income taxes	(254)	143	1,479	—	1,368
Deferred maintenance and other revenue	18,241	5,553	8,801	—	32,595

Long-term debt	402,500	—	74,552	—	477,052
Other long-term liabilities	—	—	1,309	—	1,309
Deferred income taxes	71,769	(1,823)	14,881	—	84,827
Total liabilities	508,864	5,039	110,815	—	624,718

Stockholder’s equity	557,413	8,086	62,195	(70,281)	557,413
Total liabilities & stockholder’s equity	$1,066,277	$13,125	$173,010	$(70,281)	$1,182,131

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

	At December 31, 2005 — Successor

		Total	Total Non-	Consolidating
	SS&C	Guarantors	Guarantors	Adjustments	Total

Cash and cash equivalents	$6,319	$1,971	$7,294	$—	$15,584
Accounts receivable, net	15,825	5,258	11,779	—	32,862
Prepaid & other current assets	3,152	467	2,617	—	6,236
Income taxes receivable	8,509	1,133	(1,466)	—	8,176
Fixed assets, net	3,966	1,289	5,034	—	10,289
Investment in subsidiaries	67,078	—	—	(67,078)	—
Intercompany balances	152,516	(23,738)	(128,778)	—	—
Goodwill, intangible assets & other	800,837	17,987	284,400	—	1,103,224

Total assets	$1,058,202	$4,367	$180,880	$(67,078)	$1,176,371

Current portion long-term debt	$5,013	$—	$5,425	$—	$10,438
Accounts payable	1,128	411	828	—	2,367
Income taxes payable	—	498	(498)	—	—
Accrued expenses	11,320	1,604	7,975	—	20,899
Deferred income taxes	46	63	1,196	—	1,305
Deferred maintenance and other revenue	10,340	2,910	7,316	—	20,566

Long-term debt	403,000	—	75,143	—	478,143
Other long-term liabilities	—	—	1,257	—	1,257
Deferred income taxes	70,222	(1,766)	15,807	—	84,263
Total liabilities	501,069	3,720	114,449	—	619,238

Stockholder’s equity	557,133	647	66,431	(67,078)	557,133
Total liabilities & stockholder’s equity	$1,058,202	$4,367	$180,880	$(67,078)	$1,176,371

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

	For the Three Months Ended March 31, 2006 — Successor

		Total	Total Non-	Consolidating
	SS&C	Guarantors	Guarantors	Adjustments	Total

Revenue	$18,860	$13,201	$16,568	$(264)	$48,365
Cost of revenue	9,649	5,646	8,265	(264)	23,296
Operating expenses:
Selling & marketing	2,052	548	1,108	—	3,708
Research & development	3,321	686	1,869	—	5,876
General & administrative	2,471	1,284	303	—	4,058

Total operating expenses	7,844	2,518	3,280	—	13,642
Operating income	1,367	5,037	5,023	—	11,427
Interest (expense), net	(7,540)	—	(3,969)	—	(11,509)
Other income (expense), net	7	1	(69)	—	(61)

(Loss) income before income taxes	(6,166)	5,038	985	—	(143)
(Benefit) provision for income taxes	(1,119)	607	595	—	83
Equity in net income of subsidiaries	4,821	—	—	(4,821)	—

Net (loss) income	$(226)	$4,431	$390	$(4,821)	$(226)

	For the Three Months Ended March 31, 2005 — Predecessor

		Total	Total Non-	Consolidating
	SS&C	Guarantors	Guarantors	Adjustments	Total

Revenue	$18,596	$7,045	$2,041	$(266)	$27,416
Cost of revenue	5,443	3,732	899	(266)	9,808
Operating expenses:
Selling & marketing	1,568	87	788	—	2,443
Research & development	2,612	698	173	—	3,483
General & administrative	2,136	191	192	—	2,519

Total operating expenses	6,316	976	1,153	—	8,445
Operating income	6,837	2,337	(11)	—	9,163
Interest income, net	572	—	—	—	572
Other income (expense), net	1	39	10	—	50

Income (loss) before income taxes	7,410	2,376	(1)	—	9,785
Provision for income taxes	3,774	—	42	—	3,816
Equity in net income of subsidiaries	2,333	—	—	(2,333)	—

Net income (loss)	$5,969	$2,376	$(43)	$(2,333)	$5,969

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

	For the Three Months Ended March 31, 2006 — Successor

		Total	Total Non-	Consolidating
	SS&C	Guarantors	Guarantors	Adjustments	Total

Cash Flow from Operating Activities
Net (loss) income	$(226)	$4,431	$390	$(4,821)	$(226)
Non-cash adjustments	(1,421)	616	1,488	4,821	5,504
Changes in operating assets and liabilities	11,901	125	(1,868)	—	10,158

Net cash provided by operating activities	10,254	5,172	10	—	15,436

Investment Activities
Intercompany transactions	3,537	(5,566)	2,029	—	—
Cash paid for businesses acquired by the Company, net of cash acquired	(11,496)	—	14	—	(11,482)
Cash paid for property and equipment	(920)	(19)	(157)	—	(1,096)

Net cash (used in) provided by investing activities	(8,879)	(5,585)	1,886	—	(12,578)

Financing Activities
Net repayments of debt	(3,805)	—	(1,486)	—	(5,291)
Issuance of common stock	28	—	—	—	28

Net cash used in financing activities	(3,777)	—	(1,486)	—	(5,263)

Effect of exchange rate changes on cash	—	—	9	—	9

Net increase (decrease) in cash and cash equivalents	(2,402)	(413)	419	—	(2,396)
Cash and cash equivalents, beginning of period	6,319	1,971	7,294	—	15,584

Cash and cash equivalents, end of period	$3,917	$1,558	$7,713	$—	$13,188

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements — (Continued)

	For the Three Months Ended March 31, 2005 — Predecessor

		Total	Total Non-	Consolidating
	SS&C	Guarantors	Guarantors	Adjustments	Total

Cash Flow from Operating Activities
Net income (loss)	5,969	$2,376	$(43)	$(2,333)	$5,969
Non-cash adjustments	(737)	425	(175)	2,333	1,846
Changes in operating assets and liabilities	2,336	1,902	763	—	5,001

Net cash provided by operating activities	7,568	4,703	545	—	12,816

Investment Activities
Intercompany transactions	6,764	(4,579)	414	(2,599)	—
Cash paid for businesses acquired by the Company, net of cash acquired	(25,793)	—	—	—	(25,793)
Cash paid for property and equipment	(209)	(44)	(55)	—	(308)
Net sales of marketable securities	16,397	—	—	—	16,397
Purchase of long-term investment	(2,000)	—	—	—	(2,000)

Net cash (used in) provided by investing activities	(4,841)	(4,623)	359	(2,599)	(11,704)

Financing Activities
Issuance of common stock	520	—	—	—	520
Purchase of common stock for treasury	(5,584)	—	—	—	(5,584)
Common stock dividends	(1,836)	—	(2,599)	2,599	(1,836)

Net cash used in financing activities	(6,900)	—	(2,599)	2,599	(6,900)

Effect of exchange rate changes on cash	—	—	(160)	—	(160)

Net increase (decrease) in cash and cash equivalents	(4,173)	80	(1,855)	—	(5,948)
Cash and cash equivalents, beginning of period	23,204	304	5,405	—	28,913

Cash and cash equivalents, end of period	$19,031	$384	$3,550	$—	$22,965

FINANCIAL MODELS COMPANY INC.
INDEPENDENT AUDITORS’ REPORT
To the Board of Directors of Financial Models Company Inc.
      We have audited the consolidated balance sheets of Financial Models Company Inc. as at February 28, 2005 and February 29, 2004 and the consolidated statements of operations, deficit and cash flows for each of the years in the three-year period ended February 28, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
      In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at February 28, 2005 and February 29, 2004 and the results of its operations and its cash flows for each of the years in the three-year period ended February 28, 2005 in accordance with Canadian generally accepted accounting principles.
      Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 17 to the consolidated financial statements.

KPMG LLP
Chartered Accountants
Toronto, Canada
April 8, 2005, except as to note 18 which is as of June 17, 2005
      COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA — U.S. REPORTING DIFFERENCES
      In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company’s consolidated financial statements, such as the change described in note 1(l) to the consolidated financial statements as at February 28, 2005 and for the year then ended. Our report to the Board of Directors dated April 8, 2005, except as to note 18 which is as of June 17, 2005, is expressed in accordance with Canadian reporting standards, which do not require a reference to such changes in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the financial statements.

KPMG LLP
Chartered Accountants
Toronto, Canada
April 8, 2005, except as to note 18 which is as of June 17, 2005

FINANCIAL MODELS COMPANY INC.
Consolidated Balance Sheets
      February 28, 2005 and February 29, 2004

	2005	2004

	(In thousands of
	Canadian dollars)
ASSETS
Current assets:
Cash and cash equivalents	$33,953	$28,686
Accounts receivable	11,310	12,105
Prepaid expenses	1,577	1,788

	46,840	42,579
Property and equipment (note 2)	6,576	8,083
Goodwill	367	367
Investment tax credit recoverable	1,717	363
Future income taxes (note 11(d))	613	1,091

	$56,113	$52,483

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$15,391	$6,408
Income taxes payable	7	180
Deferred revenue	8,041	7,910

	23,439	14,498

Shareholders’ equity:
Capital stock (note 4)	38,545	38,873
Contributed surplus	251	89
Deficit	(6,403)	(1,033)
Cumulative translation adjustments	281	56

	32,674	37,985

	$56,113	$52,483

Commitments (note 13)
Contingencies (note 15)
Guarantees (note 16)
Subsequent events (note 18)
See accompanying notes to consolidated financial statements.

FINANCIAL MODELS COMPANY INC.
Consolidated Statements of Operations
      Years ended February 28, 2005, February 29, 2004 and February 28, 2003

	2005	2004	2003

	(In thousands of Canadian dollars,
	except per share amounts)
Revenue:
Application services	$45,468	$44,497	$43,495
Licence sales	5,147	4,686	4,668
Licence maintenance	12,969	12,066	12,392
Professional services and other	8,330	11,152	15,765

	71,914	72,401	76,320
Cost of revenue	30,303	32,200	35,069

	41,611	40,201	41,251

Operating expenses:
Sales and marketing	8,977	9,457	9,796
Research and development	15,614	16,743	18,519
Administration	5,845	5,616	6,867
Corporate transaction costs (note 8)	10,583	—	—
Realignment charge (note 9)	—	738	904

	41,019	32,554	36,086

Earnings before the undernoted	592	7,647	5,165
Other income (expenses) (note 10)	(147)	177	(149)
Depreciation	(3,255)	(3,817)	(4,328)

Earnings (loss) before income taxes	(2,810)	4,007	688
Income taxes (note 11(a))	1,362	1,504	1,141

Net earnings (loss)	$(4,172)	$2,503	$(453)

Basic and diluted earnings (loss) per share	$(0.38)	$0.22	$(0.04)

Weighted average number of common and Class C shares outstanding:
Basic	11,023	11,314	11,558
Diluted (note 4(f))	11,023	11,404	11,558
See accompanying notes to consolidated financial statements.

FINANCIAL MODELS COMPANY INC.
Consolidated Statements of Deficit
      Years ended February 28, 2005, February 29, 2004 and February 28, 2003

	2005	2004	2003

	(In thousands of Canadian dollars)
Deficit, beginning of year	$(1,033)	$(2,739)	$(665)
Net earnings (loss)	(4,172)	2,503	(453)
Premium on redemption of common shares (note 4(c),(d) and(e))	(1,198)	(797)	(1,621)

Deficit, end of year	$(6,403)	$(1,033)	$(2,739)

See accompanying notes to consolidated financial statements.

FINANCIAL MODELS COMPANY INC.
Consolidated Statements of Cash Flows
      Years ended February 28, 2005, February 29, 2004 and February 28, 2003

	2005	2004	2003

	(In thousands of Canadian dollars)
Cash provided by (used in):
Operations:
Net earnings (loss)	$(4,172)	$2,503	$(453)
Items not involving cash:
Depreciation	3,255	3,817	4,328
Future income taxes	453	814	285
Stock compensation expense	162	89	—
Investment tax credits	(1,354)	(363)	—
Change in non-cash operating working capital (note 12)	10,289	3,175	6,347

	8,633	10,035	10,507

Financing:
Issue of capital stock	677	285	393
Repurchase of common shares for cancellation	(2,203)	(1,517)	(3,450)

	(1,526)	(1,232)	(3,057)

Investments:
Additions to property and equipment, net	(1,840)	(3,274)	(1,703)

Increase in cash and cash equivalents	5,267	5,529	5,747
Cash and cash equivalents, beginning of year	28,686	23,157	17,410

Cash and cash equivalents, end of year	$33,953	$28,686	$23,157

Supplemental cash flow information:
Interest received	$563	$613	$454
Interest paid	—	—	91
Income taxes paid	1,300	910	1,824
See accompanying notes to consolidated financial statements.

FINANCIAL MODELS COMPANY INC.
Notes to Consolidated Financial Statements
(In thousands of Canadian dollars, except per share amounts)
Overview
      Financial Models Company Inc. (the “Company” or “FMC”) provides computer software and related services for investment management to institutional clients in Canada and, through subsidiaries, to institutional clients in the United States, Europe, Australia and other parts of the world.

1.	Significant accounting policies

(a)	Consolidation
      The consolidated financial statements include the accounts of the Company and its subsidiary companies. Intercompany transactions and balances are eliminated on consolidation.

(b)	Basis of presentation and use of estimates
      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Significant areas requiring the use of estimates relate to depreciation rates for property and equipment, and valuation of goodwill and accounts receivable. Actual results could differ from those estimates. All references to a year in these financial statements relate to a fiscal year unless specifically expressed otherwise. The material differences between generally accepted accounting principles in Canada and the United States are described in note 17.

(c)	Cash and cash equivalents
      Cash and cash equivalents consist of cash on deposit with major financial institutions, with a remaining term to maturity of three months or less at the date of acquisition.

(d)	Property and equipment
      Property and equipment are recorded at cost less accumulated depreciation. Rates of depreciation applied to depreciate the cost of the property and equipment over their estimated useful lives on a straight-line basis are as follows:

Office furniture and equipment	20%
Computer equipment and software	25%
Leasehold improvements	Over term of lease
      Effective March 1, 2003, the Company adopted The Canadian Institute of Chartered Accountants’ (“CICA”) new Handbook Section 3063, “Impairment or Disposal of Long-Lived Assets” and the revised Section 3475, “Disposal of Long-Lived Assets and Discontinued Operations”. These sections establish standards for recognizing, measuring and disclosing impairment for long-lived assets held for use, and for measuring and separately classifying assets available for sale.
      Under the new standards, assets must be classified as either held for use or available for sale. An impairment loss is recognized when the carrying amount of an asset that is held and used exceeds the projected undiscounted future net cash flows expected from its use and disposal. The loss is measured as the amount by which the carrying amount of the asset exceeds its fair value, which is measured by discounted cash flows when quoted market prices are not available. For assets available for sale, an impairment loss is recognized when the carrying amount exceeds the fair value less costs to sell. Prior to

FINANCIAL MODELS COMPANY INC.
Notes to Consolidated Financial Statements — (Continued)
(In thousands of Canadian dollars, except per share amounts)
March 1, 2003, the Company assessed and measured impairment by comparing the carrying amount to the undiscounted future cash flows the long-lived assets were expected to generate.

(e)	Research and development
      Research costs are expensed as incurred. Costs related to development projects are deferred only when they meet the criteria set out under generally accepted accounting principles. To date, no development costs have been deferred.

(f)	Goodwill from business combinations
      Effective March 1, 2002, the Company adopted CICA Handbook Section 3062, “Goodwill and Other Intangible Assets”. The Company no longer amortizes goodwill, but instead, is required to evaluate goodwill annually or whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. Absent any triggering factors during the year, the Company conducts its goodwill assessment in the fourth quarter to correspond with its measurement planning cycle. Impairment is tested at the reporting unit level by comparing the reporting unit’s carrying amount to its fair value. The fair value of the reporting unit is estimated using a discounted cash flow approach. To the extent that a reporting unit’s carrying amount exceeds its fair value, an impairment of goodwill exists. Impairment is measured by comparing the fair value of goodwill, determined in a manner similar to a purchase price allocation, to its carrying amount.
      During the fourth quarters of 2005, 2004 and 2003, the Company performed its annual goodwill impairment test. Revenue and expense projections used in determining the fair value of the reporting unit was based on management’s estimates, including estimates of current and future industry conditions. The Company determined there was no impairment for any of the periods as the reporting unit fair value exceeded carrying value.
      Also, in connection with the standard’s adoption, the Company was required to assess whether goodwill was impaired as of March 1, 2002. The Company completed the transitional goodwill impairment assessment and determined that no impairment existed as of the date of the adoption.

(g)	Revenue recognition
      Revenue from licence sales is recognized when a contract has been executed with the customer, the software has been delivered to the customer, the licence fee is fixed and determinable, the collection of the resulting receivable is deemed reasonably assured and no significant vendor obligations remain. Licence sales that have been prepaid but do not yet qualify for revenue recognition are recorded as deferred revenue and recognized as revenue once revenue recognition criteria are met. Licence maintenance billings are recorded as deferred revenue and are recognized as revenue on a straight-line basis over the life of the maintenance agreement. Advance billings for maintenance services are netted against the related deferred revenue if both payment of the invoice and the commencement of the maintenance term have not occurred by year end. Revenue from application services and professional and other services is recognized as such services are provided to customers. Revenue recognized in accordance with the Company’s revenue recognition policies but unbilled at year end is reflected as accrued revenue on the consolidated balance sheets.
      Where the Company enters into a multiple element arrangement (e.g., a sales arrangement, including delivered and undelivered software products, maintenance and professional services), the fees are allocated to each element based on vendor specific objective evidence (“VSOE”) of each element’s fair value. Where sufficient VSOE does not exist for undelivered elements, revenue for delivered elements is deferred

FINANCIAL MODELS COMPANY INC.
Notes to Consolidated Financial Statements — (Continued)
(In thousands of Canadian dollars, except per share amounts)
until the earlier of when VSOE is established or when all elements in the arrangement have been delivered.
      VSOE used in determining the fair value of licence revenue is generally based on the Company’s price list for the software product and is affected by factors, such as the number of servers and concurrent users, as well as the size, nature and geographic location of the customer. VSOE used in determining the fair value of implementation, training, consulting and other services is based on the standard hourly rates per diem for the type of service being provided. VSOE used in determining the fair value of maintenance and technical support is based on a percentage of the licence fee revenue.
      Where the above criteria require revenue to be deferred to a future period, the associated direct costs incurred, if significant, are deferred until such time as revenue is recognized. Costs in excess of revenue deferred are expensed in the year.

(h)	Investment tax credits
      Investment tax credits are accounted for as a reduction of the related expenditure when the Company has reasonable assurance that the credit will be realized.

(i)	Foreign currency transactions
      The Company’s foreign subsidiaries are considered to be self-sustaining operations. Accordingly, the Company utilizes the current rate method to translate the financial statements of these subsidiaries into Canadian dollars. Under the current rate method, the assets and liabilities of these subsidiaries are translated at the rates of exchange in effect at the consolidated balance sheet dates and revenue and expenses at the weighted average rates for the years. Exchange gains or losses arising from the translation of the financial statements of the self-sustaining foreign operations are deferred and included in cumulative translation adjustments as a separate component of shareholders’ equity.
      Other foreign currency transactions included in these consolidated financial statements are translated into Canadian dollars at the rates of exchange in effect at the consolidated balance sheet dates in the case of monetary assets and liabilities and at the rates of exchange in effect on the date of transaction in the case of non-monetary assets and income and expenses. All gains and losses on translation of these foreign currency transactions are included in income.

(j)	Income taxes
      Future income tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized in the year that includes the substantive enactment date. A valuation allowance is recorded against any future income tax asset if it is not more likely than not that the asset will be realized. Income tax expense or benefit is the sum of the Company’s provision for current income taxes and the difference between opening and ending balances of future income tax assets and liabilities.

(k)	Earnings (loss) per share
      Basic earnings (loss) per share is computed by dividing the net earnings (loss) by the weighted average number of shares outstanding during the reporting year. Diluted earnings (loss) per share is

FINANCIAL MODELS COMPANY INC.
Notes to Consolidated Financial Statements — (Continued)
(In thousands of Canadian dollars, except per share amounts)
computed similar to basic earnings (loss) per share, except that the weighted average shares outstanding are increased to include additional shares for the assumed exercise of stock options, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised and that the proceeds from such exercises were used to acquire common stock at the average market price during the reporting years.

(l)	Stock-based compensation
      During 2004, the Company prospectively adopted the recommendations of the amended Handbook Section 3870, “Stock-Based Compensation and Other Stock-Based Payments”, (“Section 3870”) for stock options issued during 2004. Section 3870 established standards for recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services provided by employees and non-employees. The standard requires that a fair value-based method of accounting be applied to all stock-based payments to non-employees and to employee awards that are direct awards of stock that call for settlement in cash or other assets or are appreciation rights that call for settlement by the issuance of equity instruments. During 2005, the Company recorded stock-based compensation expense of $162 (2004 — $89), which is included within administration expense on the consolidated statements of operations. Prior to the adoption of the new standards of Section 3870, the Company accounted for stock-based compensation using the settlement method.
      The fair value of options issued by the Company in 2005, 2004 and 2003, for pro forma purposes, was determined using the Black-Scholes option pricing model using the following weighted-average assumptions:

	2005	2004	2003

Risk-free rate	4.07%	3.87%	4.74%
Dividend yield	—	—	—
Volatility factor of the expected market price of the Company’s shares	44%	48%	53%
Average expected option life — years	5.0	5.0	5.0
Weighted average grant date fair value per share of options issued	$3.20	$3.13	$2.78
      The following table illustrates the effect on net earnings (loss) if the fair value-based method had been applied to stock options issued during 2003:

	2005	2004	2003

Net earnings (loss), as reported	$(4,172)	$2,503	$(453)
Stock-based compensation for options issued during 2003	(85)	(139)	(217)

Pro forma net earnings (loss)	$(4,257)	$2,364	$(670)

Earnings (loss) per share:
Basic and diluted, as reported	$(0.38)	$0.22	$(0.04)

Pro forma earnings (loss) per share:
Basic and diluted	$(0.39)	$0.21	$(0.06)

      For additional information regarding the Company’s option plan, refer to note 5.

FINANCIAL MODELS COMPANY INC.
Notes to Consolidated Financial Statements — (Continued)
(In thousands of Canadian dollars, except per share amounts)

(m)	Change in accounting policies

Asset retirement obligations
      In March 2003, CICA issued Handbook Section 3110, “Asset Retirement Obligations”. The standard provides guidance for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of a tangible long-lived asset that results from acquisition, construction, development or normal operations. The standard requires the Company to record the fair value of a liability for an asset retirement obligation in the year in which it is incurred and when a reasonable estimate of fair value can be made. The standard describes the fair value of a liability for an asset retirement obligation as the amount at which that liability could be settled in a current transaction between willing parties, that is, other than in a forced or liquidation transaction. The Company is subsequently required to allocate that asset retirement cost to expense using a systematic and rational method over the asset’s useful life. The adoption of this standard did not have a material impact on the consolidated financial statements.

(n)	Recent accounting pronouncement

Consolidation of variable interest entities
      In June 2003, the CICA issued Accounting Guideline AcG-15, “Consolidation of Variable Interest Entities” (“AcG-15”). AcG-15 addresses the consolidation of variable interest entities (“VIE”), entities which have insufficient equity at risk to finance their operations without additional subordinated financial support and/or entities whose equity investors lack one or more of the specified essential characteristics of a controlling financial interest. AcG-15 provides specific guidance for determining when an entity is a VIE and who, if anyone, should consolidate the VIE. AcG-15 will be effective for the Company’s 2006 fiscal year. The Company does not expect that AcG-15 will have an impact on its consolidated financial statements.

2.	Property and equipment

		Accumulated	Net Book
2005	Cost	Depreciation	Value

Office furniture and equipment	$1,270	$1,051	$219
Computer equipment and software	14,015	9,348	4,667
Leasehold improvements	3,170	1,480	1,690

	$18,455	$11,879	$6,576

		Accumulated	Net Book
2004	Cost	Depreciation	Value

Office furniture and equipment	$4,650	$4,107	$543
Computer equipment and software	15,133	9,587	5,546
Leasehold improvements	3,254	1,260	1,994

	$23,037	$14,954	$8,083

3.	Bank facility
      The Company has a credit facility totalling $8,000 with a Canadian bank, consisting of an operating line of credit in the amount of $6,000 and available letters of credit in the amount of $2,000. The facility

FINANCIAL MODELS COMPANY INC.
Notes to Consolidated Financial Statements — (Continued)
(In thousands of Canadian dollars, except per share amounts)
is secured by a general security agreement conveying a first floating charge over the Company’s assets, a first fixed specific charge over certain of the Company’s equipment and a general assignment of accounts receivable. Several financial covenants are also required to be maintained. Amounts drawn bear interest at the bank’s prime rate or letter of credit rate, as applicable. At February 28, 2005, the Company had $152 (2004 — $166) in letters of guarantee outstanding. At February 28, 2005 and February 29, 2004, no amounts were drawn on the operating line of credit.

4.	Capital stock
      (a) The authorized share capital of the Company at February 28, 2005 is as follows:

Unlimited common shares, voting

Unlimited Class C shares, non-voting and convertible into common shares on a 1:1 basis at the option of the holder
      (b) The issued share capital of the Company is as follows:

	Number of shares

	Class C	Common

Balance, February 28, 2002	1,344	10,442
Repurchased for cancellation	—	(520)
Issued on exercise of options	—	102

Balance, February 28, 2003	1,344	10,024
Repurchased for cancellation	—	(204)
Issued on exercise of options	—	83

Balance, February 29, 2004	1,344	9,903
Repurchased for cancellation	—	(286)
Issued on exercise of options	—	80

Balance, February 28, 2005	1,344	9,697

	Class C	Common
	Shares	Shares	Total

Balance, February 28, 2002	$4,002	$36,742	$40,744
Repurchased for cancellation	—	(1,829)	(1,829)
Issued on exercise of options	—	393	393

Balance, February 28, 2003	4,002	35,306	39,308
Repurchased for cancellation	—	(720)	(720)
Issued on exercise of options	—	285	285

Balance, February 29, 2004	4,002	34,871	38,873
Repurchased for cancellation	—	(1,005)	(1,005)
Issued on exercise of options	—	677	677

Balance, February 28, 2005	$4,002	$34,543	$38,545

FINANCIAL MODELS COMPANY INC.
Notes to Consolidated Financial Statements — (Continued)
(In thousands of Canadian dollars, except per share amounts)
      (c) During 2005, the Company completed the following capital stock transactions:

(i) 80 common shares were issued from treasury for cash proceeds of $677 following the exercise of 80 stock options (note 5).

(ii) 286 common shares were repurchased for cancellation for $2,203. The $1,198 excess of the repurchase price paid over the carrying value of the shares has been charged to deficit.
      (d) During 2004, the Company completed the following capital stock transactions:

(i) 83 common shares were issued from treasury for cash proceeds of $285 following the exercise of 83 stock options (note 5).

(ii) 204 common shares were repurchased for cancellation for $1,517. The $797 excess of the repurchase price paid over the carrying value of the shares has been charged to deficit.
      (e) During 2003, the Company completed the following capital stock transactions:

(i) 102 common shares were issued from treasury for cash proceeds of $393 following the exercise of 102 stock options (note 5).

(ii) 520 common shares were repurchased for cancellation for $3,450. The $1,621 excess of the repurchase price paid over the carrying value of the shares has been charged to deficit.
      (f) As a result of net losses for the years ended February 28, 2005 and February 28, 2003, the potential effect of exercising stock options has not been included in the calculation of diluted loss per share because to do so would be anti-dilutive.

5.	Stock options
      The Company’s share option plan (the “Option Plan”) is overseen by the Human Resources and Compensation Committee of the Board of Directors of the Company and is available to all full-time employees, officers and directors of the Company. An aggregate number of 2,168 (2004 — 2,248) common shares are reserved for issuance under the Option Plan.
      Options to purchase common shares of the Company granted under the Option Plan vest at such time and on such terms as are determined by the Board of Directors. Options will be exercisable for a maximum of 10 years from the date of grant. Options generally vest as follows: 20% at each of the first three anniversary dates of the grant and the remaining 40% on the fourth anniversary of the grant. The exercise price of options granted is equal to the fair market value of the underlying common shares on the date of the grant.

FINANCIAL MODELS COMPANY INC.
Notes to Consolidated Financial Statements — (Continued)
(In thousands of Canadian dollars, except per share amounts)
      A summary of the changes in the Company’s Option Plan for the years ended February 28, 2005 and February 29, 2004 is as follows:

	2005		2004		2003

		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Options	Price	Options	Price	Options	Price

Balance, beginning of year	1,006	$7.69	1,237	$7.91	1,199	$8.10
Options granted	65	7.25	46	6.74	240	5.33
Options exercised	(80)	8.41	(83)	3.44	(102)	3.87
Options cancelled	(36)	8.27	(194)	10.68	(100)	8.09

Balance, end of year	955	7.56	1,006	7.69	1,237	7.91

Exercisable, end of year	771	$7.96	674	$8.36	634	$8.82

      As of February 28, 2005, options to acquire common shares issued and outstanding were as follows:

	Options Outstanding			Options Exercisable

		Weighted
	Number	Average	Weighted	Number	Weighted
	Outstanding,	Remaining	Average	Exercisable,	Average
	February 28,	Contractual	Exercise	February 28,	Exercise
Range of Exercise Prices	2005	Life (Years)	Price	2005	Price

$4.92 - $ 5.95	338	2.98	$5.22	221	$5.26
$6.71 - $ 8.66	374	2.11	8.18	307	8.41
$9.85 - $10.20	243	0.33	9.86	243	9.86

	955	1.97	7.56	771	7.96

      In December 2004 and February 2005, the Company amended its Option Plan to provide that if, but only if, a takeover bid is made for all of the FMC shares, the conditions to such bid are either waived or satisfied and the FMC shares are taken up and paid for pursuant to the bid, then all unvested options immediately become vested and holders of all options would then have the right to surrender their options to the Company for cancellation and receive a cash payment for each option in an amount at least equal to the excess, if any, of the value of the consideration offered for each FMC share over the exercise price of each option.
      In February 2005, a takeover bid was made for all of the Company’s shares (note 18).

6.	Segmented information

Operating segments
      The Company has five reportable operating segments, each of which has a separate operational management. Each of the five segments provides computer software and related services for investment management to institutional clients. The determination of operating segments is based on the identification of the core management teams which operate the Company’s business in its four principal geographic markets, Canada, the United States, Europe and Australia and its data business, Securities Valuation (“SVC”).

FINANCIAL MODELS COMPANY INC.
Notes to Consolidated Financial Statements — (Continued)
(In thousands of Canadian dollars, except per share amounts)
      The accounting policies of the segments are the same as those described in the summary of significant accounting policies in note 1. The Company evaluates performance of its operating segments based on earnings from operations.
      Information by operating segment is as follows:

		FMC	FMC
	FMC	United	United	FMC			Consolidated
2005	Canada	Kingdom	States	Australia	SVC	Eliminations	Total

Revenue:
Application services	$23,538	$6,781	$4,830	$477	$9,842	$—	$45,468
Licence sales	830	2,648	1,653	16	—	—	5,147
Licence maintenance	2,216	7,145	3,415	193	—	—	12,969
Professional services and other	2,648	2,632	2,338	711	1	—	8,330
Sales between operating segments	12,328	12	5	—	1,649	(13,994)	—

	$41,560	$19,218	$12,241	$1,397	$11,492	$(13,994)	$71,914

Earnings (loss) before the undernoted	$(4,862)	$1,889	$1,204	$(839)	$3,200	$—	$592

Depreciation	$(2,838)	$(144)	$(160)	$(59)	$(54)	$—	$(3,255)

Other expense							(147)
Income taxes							(1,362)

Net loss							$(4,172)

Additions to property and equipment, net	$1,667	$84	$51	$18	$20	$—	$1,840

Goodwill	$—	$—	$—	$—	$367	$—	$367

Identifiable assets	$40,427	$8,648	$3,314	$934	$2,790	$—	$56,113

FINANCIAL MODELS COMPANY INC.
Notes to Consolidated Financial Statements — (Continued)
(In thousands of Canadian dollars, except per share amounts)

		FMC	FMC
	FMC	United	United	FMC			Consolidated
2004	Canada	Kingdom	States	Australia	SVC	Eliminations	Total

Revenue:
Application services	$22,381	$5,703	$6,131	$271	$10,011	$—	$44,497
Licence sales	542	2,149	1,737	258	—	—	4,686
Licence maintenance	2,070	6,311	3,551	134	—	—	12,066
Professional services and other	3,672	2,514	4,198	763	5	—	11,152
Sales between operating segments	12,153	23	25	—	1,775	(13,976)	—

	$40,818	$16,700	$15,642	$1,426	$11,791	$(13,976)	$72,401

Earnings (loss) before the undernoted	$3,560	$405	$1,020	$(612)	$3,274	$—	$7,647

Depreciation	$(3,284)	$(168)	$(252)	$(55)	$(58)	$—	(3,817)

Other income							177
Income taxes							(1,504)

Net earnings							$2,503

Additions to property and equipment, net	$3,015	$57	$147	$42	$13	$—	$3,274

Goodwill	$—	$—	$—	$—	$367	$—	$367

Identifiable assets	$36,067	$6,846	$4,119	$715	$4,736	$—	$52,483

FINANCIAL MODELS COMPANY INC.
Notes to Consolidated Financial Statements — (Continued)
(In thousands of Canadian dollars, except per share amounts)

		FMC	FMC
	FMC	United	United	FMC			Consolidated
2003	Canada	Kingdom	States	Australia	SVC	Eliminations	Total

Revenue:
Application services	$22,170	$5,805	$6,166	$135	$9,219	$—	$43,495
Licence sales	1,077	2,174	1,119	298	—	—	4,668
Licence maintenance	2,234	5,907	4,208	43	—	—	12,392
Professional services and other	4,733	4,940	5,767	316	9	—	15,765
Sales between operating segments	12,453	—	—	—	1,762	(14,215)	—

	$42,667	$18,826	$17,260	$792	$10,990	$(14,215)	$76,320

Earnings (loss) before the undernoted	$2,577	$213	$325	$(660)	$2,710	$—	$5,165

Depreciation	$(3,674)	$(212)	$(313)	$(70)	$(59)	$—	(4,328)

Other expenses							(149)
Income taxes							(1,141)

Net loss							$(453)

Additions to property and equipment, net	$1,521	$10	$74	$9	$89	$—	$1,703

Geographic segments
      The Company has operations primarily in Canada, the United States, Europe and Australia. Revenues below are attributed to geographic segments based on the location of the customer. Information by geographic segment is as follows:

			United			Consolidated
2005	Canada	Europe	States	Australia	Eliminations	Total

Revenue:
Sales to third parties	$39,075	$19,206	$12,236	$1,397	$—	$71,914
Sales between geographic segments	13,977	12	5	—	(13,994)	—

	$53,052	$19,218	$12,241	$1,397	$(13,994)	$71,914

Property and equipment	$5,717	$425	$355	$79	$—	$6,576

Goodwill	$367	$—	$—	$—	$—	$367

FINANCIAL MODELS COMPANY INC.
Notes to Consolidated Financial Statements — (Continued)
(In thousands of Canadian dollars, except per share amounts)

			United			Consolidated
2004	Canada	Europe	States	Australia	Eliminations	Total

Revenue:
Sales to third parties	$38,681	$16,677	$15,617	$1,426	$—	$72,401
Sales between geographic segments	13,928	23	25	—	(13,976)	—

	$52,609	$16,700	$15,642	$1,426	$(13,976)	$72,401

Property and equipment	$6,945	$510	$500	$128	$—	$8,083

Goodwill	$367	$—	$—	$—	$—	$367

			United			Consolidated
2003	Canada	Europe	States	Australia	Eliminations	Total

Revenue:
Sales to third parties	$39,442	$18,826	$17,260	$792	$—	$76,320
Sales between geographic segments	14,215	—	—	—	(14,215)	—

	$53,657	$18,826	$17,260	$792	$(14,215)	$76,320

7.	Financial instruments
      The carrying values of cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities approximate their fair values due to the relatively short periods to maturity of the instruments.
      The Company does not have any significant concentrations of credit risk with any individual customer on an ongoing basis and the Company does not believe that it has any significant credit risk in any of the countries in which it operates.
      Foreign exchange risk results from variations in exchange rates between the Canadian dollar and foreign currencies which affect the Company’s operating and financial results. The Company transacts a significant portion of its operations in U.S. dollars and U.K. pounds and did not use derivative instruments to reduce its exposure to the foreign exchange risk in 2005, 2004 or 2003.

8.	Corporate transaction costs
      During 2005, the Company was party to various corporate transaction agreements and purchase offers from Linedata Services S.A. (“Linedata”), 1066821 Ontario Inc., a company controlled by the Company’s President and Chief Executive Officer and SS&C Technologies Inc. (“SS&C”). For subsequent events relating to SS&C, refer to note 18.
      The Company incurred various costs related to the above, as outlined below:

Investment advisor fees and other expenses	$2,599
Professional and legal fees	1,984
Linedata agreement termination fee	6,000

$10,583

      Included in accounts payable and accrued liabilities is an amount of $8,165 related to the above costs.

FINANCIAL MODELS COMPANY INC.
Notes to Consolidated Financial Statements — (Continued)
(In thousands of Canadian dollars, except per share amounts)

9.	Realignment charge
      In the fourth quarters of 2004 and 2003, the Company initiated and completed a realignment plan to streamline operations and optimize profitability and recorded realignment charges, substantially for the cost of severances of $738 and $904, respectively. The Company reduced its workforce by approximately 35 employees, or 8%, in 2004 and approximately 25 employees, or 5%, in 2003 under those initiatives. The following represents a continuity of the realignment accrual from March 1, 2002 to February 28, 2005.

Balance, March 1, 2002	$—
Realignment charge recorded in 2003	904
Payments made in 2003	(385)

Balance, February 28, 2003	519
Realignment charge recorded in 2004	738
Payments made in 2004	(754)

Balance, February 29, 2004	503
Realignment charge recorded in 2005	—
Payments made in 2005	(503)

Balance, February 28, 2005	$—

10.	Other income (expenses)

	2005	2004	2003

Interest income	$563	$613	$454
Foreign exchange loss	(710)	(436)	(512)
Other interest expense	—	—	(91)

	$(147)	$177	$(149)

11.	Income taxes
      (a) The Company and its subsidiaries carry out activities in a number of countries. The income tax effect on operations depends on the income tax legislation in each country and the operating results of the Company and each subsidiary. The provision for income taxes reflects an effective income tax rate which differs from the Canadian corporate income tax rate as follows:

	2005	2004	2003

Combined basic Canadian federal and provincial income tax rate	35.7%	36.2%	37.7%

Income tax expense (recovery) based on above rate	$(1,003)	$1,450	$259
Increase (decrease) resulting from:
Lower rate on losses (earnings) of foreign subsidiaries	(174)	(123)	391
Adjustments to future income tax assets and liabilities for changes in enacted tax rates	—	(271)	192
Change in valuation allowance for future income tax assets	270	205	175
Income tax losses of foreign subsidiary not recorded	—	—	74
Non-deductible expenses	2,498	111	84
Non-taxable portion of investment tax credits	(191)	(53)	—
Large Corporations Tax	—	75	—
Other	(38)	110	(34)

	$1,362	$1,504	$1,141

Combined actual effective income tax rate	(48.5)%	37.5%	166.1%

FINANCIAL MODELS COMPANY INC.
Notes to Consolidated Financial Statements — (Continued)
(In thousands of Canadian dollars, except per share amounts)
      (b) Future income tax expense results from temporary differences in the recognition of income and expenses for income tax and financial statement reporting purposes. The sources and effects of those temporary differences are as follows:

	2005	2004	2003

Excess of income tax depreciation over financial statement amounts	$(31)	$(195)	$(333)
Use of benefit of income tax losses	(182)	829	418
Investment tax credits	313	80	—
Share issue costs	—	—	132
Valuation allowance	270	205	175
Non-deductible reserves	83	(105)	(107)

	$453	$814	$285

      (c) Income tax expense (recovery) consists of:

	Current	Future	Total

Year ended February 28, 2005:
Federal income taxes	$37	$336	$373
Provincial income taxes	22	14	36
Foreign income taxes	850	103	953

	$909	$453	$1,362

Year ended February 29, 2004:
Federal income taxes	$75	$599	$674
Provincial income taxes	28	418	446
Foreign income taxes	587	(203)	384

	$690	$814	$1,504

Year ended February 28, 2003:
Federal income taxes	$578	$328	$906
Provincial income taxes	252	150	402
Foreign income taxes	26	(193)	(167)

	$856	$285	$1,141

FINANCIAL MODELS COMPANY INC.
Notes to Consolidated Financial Statements — (Continued)
(In thousands of Canadian dollars, except per share amounts)
      (d) The tax effects of temporary differences that give rise to the future income tax assets and future income tax liabilities are as follows:

	2005	2004

Future income tax assets (liabilities):
Net operating loss carryforwards	$1,275	$1,117
Depreciation	757	726
Non-deductible reserves	129	213
Investment tax credits	(393)	(80)

	1,768	1,976
Valuation allowance	(1,155)	(885)

Net future income tax asset	$613	$1,091

      (e) At February 28, 2005, the Company has non-capital losses available to reduce future years’ taxable income in foreign jurisdictions of approximately $3,850 with no expiry date.

12.	Change in non-cash operating working capital

	2005	2004	2003

Accounts receivable	$795	$1,746	$3,067
Income taxes recoverable/payable	(173)	1,077	1,584
Prepaid expenses	210	(20)	176
Accounts payable and accrued liabilities	9,326	183	680
Deferred revenue	131	189	840

	$10,289	$3,175	$6,347

13.	Commitments
      (a) The Company and its subsidiaries have entered into agreements to lease premises which expire at various dates to 2014. The annual rent of premises consists of a minimum rent plus realty taxes, maintenance, heat and certain other expenses. Minimum rent payable for premises in aggregate is as follows:

2006	$3,215
2007	3,043
2008	3,019
2009	2,726
2010	2,563
Thereafter	8,031

$22,597

      (b) Rent expense for the year ended February 28, 2005 was $3,484 (2004 — $3,183; 2003 — $3,343).

FINANCIAL MODELS COMPANY INC.
Notes to Consolidated Financial Statements — (Continued)
(In thousands of Canadian dollars, except per share amounts)

14.	Related party transactions
      The Company incurred fees of nil (2004 — nil; 2003 — $10) from a company controlled by one of the directors.
      The transactions are in the normal course of operations and are measured at the exchange amounts, being the amounts agreed to by the parties.

15.	Contingencies
      In the normal course of operations, the Company may be subject to litigation, claims and counterclaims. Management believes that adequate provisions have been recorded in the accounts, where required. Although it is not possible to estimate the extent of potential costs, if any, management believes that the ultimate resolution of such contingencies would not have a material impact on the financial position of the Company.

16.	Guarantees
      Contingent liabilities in the form of letters of guarantee are provided to various third parties. At February 28, 2005, the Company had $152 (2004 — $166) in letters of guarantee outstanding (note 3).
      The Company has provided routine indemnifications to its customers against liability if the Company’s products infringe on a third party’s intellectual property rights. The maximum exposure from these indemnifications cannot be reasonably estimated. In some cases, the Company has recourse against other parties to mitigate its risk of loss from these guarantees. Historically, the Company has made no payments relating to these indemnifications, and the Company is not subject to any pending litigation on this matter.
      The Company records a liability for future warranty costs based on management’s estimate of probable claims under its product warranties, which are standard warranties regarding the functionality of products in accordance with stated specifications. Actual costs incurred have not been significant. The Company reviews the need for warranty accruals based on the terms of the warranty, which vary by customer and product, and historical experience.

17.	Canadian and United States accounting policy differences
      The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles as applied in Canada (“Canadian GAAP”). The significant differences between Canadian GAAP and those applied in the United States (“U.S. GAAP”) are described below:

FINANCIAL MODELS COMPANY INC.
Notes to Consolidated Financial Statements — (Continued)
(In thousands of Canadian dollars, except per share amounts)

Consolidated statements of operations
      The following table reconciles net earnings (loss) as reported in the accompanying consolidated statements of operations to net earnings (loss) that would have been reported had the consolidated financial statements been prepared in accordance with U.S. GAAP. In addition, U.S. GAAP requires the disclosure of a statement of comprehensive income (loss). Comprehensive income (loss) generally encompasses all changes in shareholders’ equity, except those arising from transactions with shareholders.

	2005	2004	2003

Net earnings (loss) in accordance with Canadian GAAP	$(4,172)	$2,503	$(453)
Compensation expense(a)	(22)	(37)	(60)
Foreign exchange(b)	—	(171)	203

Net earnings (loss) in accordance with U.S. GAAP	(4,194)	2,295	(310)
Other comprehensive earnings:
Change in cumulative translation adjustments	225	410	(123)

Comprehensive income (loss) for the year based on U.S. GAAP	$(3,969)	$2,705	$(433)

      The following sets forth the computation of U.S. GAAP basic and diluted loss per share:

	2005	2004	2003

Basic and diluted earnings (loss) per share under U.S. GAAP	$(0.38)	$0.20	$(0.03)

Weighted average number of shares outstanding:
Basic	11,023	11,314	11,558
Diluted	11,023	11,404	11,558

(a)	Stock-based compensation
      In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123” (“SFAS No. 148”), which amended the transitional provisions of SFAS No. 123, “Accounting for Stock-based Compensation” (“SFAS No. 123”), related to the timing of adoption of recognition of stock-based compensation under the fair value-based method. Effective March 1, 2003, the Company elected to prospectively expense employee stock-based compensation for purposes of both Canadian and U.S. GAAP using the fair value-based method for all awards granted or modified after March 1, 2003. The fair value at the grant date of stock options is estimated using the Black-Scholes option pricing model. Compensation expense is recognized over the stock option vesting period. During 2005, the Company has recorded stock-based compensation expense of $162 (2004 — $89).
      Prior to the adoption of the fair value-based method, for U.S. GAAP purposes the Company used the intrinsic value method for accounting of stock-based compensation.
      Prior to the adoption of the fair value method on March 1, 2003, the Company ceased the repurchase of unexercised options, at which time, variable plan accounting under the intrinsic value method ceased and a measurement date for valuing the options occurred. Deferred compensation at the measurement date continues to be amortized over the remaining vesting period of the options.

FINANCIAL MODELS COMPANY INC.
Notes to Consolidated Financial Statements — (Continued)
(In thousands of Canadian dollars, except per share amounts)
      Certain additional disclosures required under U.S. GAAP are as follows:

Had compensation cost for stock options been determined under the provisions of SFAS No. 123, which utilizes a fair value-based method, the Company’s net earnings (loss) and earnings (loss) per share would have been increased to the following pro forma amounts:

	2005	2004	2003

Net earnings (loss), U.S. GAAP	$(4,194)	$2,295	$(310)
Add stock-based compensation expense included in reported net earnings (loss)	162	126	60
Deduct total stock-based compensation expense determined under fair value-based method for all awards	(453)	(852)	(1,005)

Pro forma net earnings (loss), U.S. GAAP	$(4,485)	$1,569	$(1,255)

Earnings (loss) per share, U.S. GAAP:
Basic, as reported	$(0.38)	$0.20	$(0.03)
Basic, pro forma	(0.41)	0.14	(0.11)
Diluted, as reported	(0.38)	0.20	(0.03)
Diluted, pro forma	(0.41)	0.14	(0.11)
      For purposes of the pro forma disclosures, the fair value of each option grant is estimated on the date of grant using the following weighted average assumptions used for grants as follows:

	2005	2004	2003

Risk-free interest rate	4.07%	3.87%	4.74%
Expected dividend yield	—	—	—
Volatility	44.0%	48.0%	53.0%
Expected lives	5 years	5 years	5 years
Weighted average fair value of options granted	$3.20	$3.13	$2.78

(b)	Foreign exchange
      Under Canadian GAAP, a portion of the equity adjustment from cumulative foreign currency translation adjustments, included in shareholders’ equity, is required to be transferred to income whenever there is a reduction in the net investment in a foreign entity or repayment of foreign currency denominated, long-term inter-company loan. U.S. GAAP requires the transfer of a portion of this account to income only when the reduction in the net investment is due for sale or complete or substantially complete liquidation. While there may be differences in the timing of the recognition of such foreign exchange gains and losses under Canadian and U.S. GAAP, this difference in accounting has no effect on total shareholders’ equity.

(c)	Disclosure of allowance for doubtful accounts
      U.S. GAAP requires the disclosure of the allowance for doubtful accounts included in accounts receivable. The allowance for doubtful accounts at February 28, 2005 was $421 (2004 — $650).

(d)	Disclosure of accrued liabilities
      U.S. GAAP requires the separate disclosure of accrued liabilities. As at February 28, 2005, accrued liabilities were $5,841 (2004 — $3,391).

FINANCIAL MODELS COMPANY INC.
Notes to Consolidated Financial Statements — (Continued)
(In thousands of Canadian dollars, except per share amounts)

(e)	Earnings before the undernoted
      U.S. GAAP requires that depreciation and other income (expenses) be included in the determination of operating income and does not permit disclosure of subtotals of the amounts of earnings before these items. Canadian GAAP permits the subtotals of the amounts of earnings before these items.

(f)	Income taxes
      Canadian GAAP requires government assistance for current operating expenses to be netted against the respective expenses on the consolidated statements of operations. U.S. GAAP requires that government assistance, in the form of tax credits, to be netted against income tax expense. For U.S. GAAP purposes, research and development expenses would increase by $1,411 and income taxes would decrease by $1,411 in 2005 (2004 — $363).

(g)	Consolidated statements of cash flows
      Canadian GAAP permits the disclosure of a subtotal of the amount of funds provided by operations before changes in non-cash working capital items in the consolidated statements of cash flows. U.S. GAAP does not permit this subtotal to be included.

(h)	New United States accounting pronouncements
      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). In December 2003, the FASB issued FIN 46R, which superseded FIN 46 and contains numerous exemptions. FIN 46R applies to financial statements of public entities that have or potentially have interests in entities considered special purpose entities for periods ended after December 15, 2003 and, otherwise, to interests in VIE for periods ending after March 31, 2004. VIE are entities that have insufficient equity and/or their equity investors lack one or more specified essential characteristics of a controlling financial interest. The guideline provides specific guidance for determining when an entity is a VIE and who, if anyone, should consolidate the VIE. The Company does not anticipate the adoption of this standard to have a material impact on the consolidated financial statements.

18.	Subsequent events
      In February 2005, the Company and SS&C entered into an acquisition agreement which set forth, among other things, the terms and conditions upon and subject to which SS&C would make an offer to purchase all of the FMC shares (the “SS&C Offer”). In March 2005, SS&C made such an offer. The SS&C Offer was open for acceptance until close of business on April 14, 2005 and approximately 99.8% of FMC’s shares were tendered into the SS&C Offer. SS&C acquired all of the remaining FMC Shares in May 2005.
      Due to the amendments to the Company’s Option Plan disclosed in note 5 and the acquisition of the Company by SS&C in April 2005, the Company made cash payments totalling $9,658 for approximately 99.9% of the Company’s outstanding options. The related stock compensation expense was recorded by the Company in April 2005 at the time the FMC shares were taken up and paid for by SS&C.
      On June 17, 2005, the Company amalgamated with 3099176 Nova Scotia Company and continued under the name of SS&C Technologies Canada Corp.

$205,000,000
SS&C TECHNOLOGIES, INC.
11 3/4% Senior Subordinated Notes Due 2013

PROSPECTUS

       Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers
      (a) SS&C Technologies, Inc. and Financial Models Holdings Inc. are each incorporated under the laws of the state of Delaware.
      Section 145(a) of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
      In the case of an action by or in the right of the corporation, Section 145(b) permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.
      To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145(c) requires that he or she be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection therewith.
      Section 145(e) provides that expenses, including attorneys’ fees, incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145.
      Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which a director derived an improper personal benefit.
      The bylaws of SS&C Technologies, Inc. state that the corporation shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation or, while a director or officer or employee of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the full extent permitted by applicable law.
      The certificate of incorporation of SS&C Technologies, Inc. further provides that the corporation is authorized, to the fullest extent permitted by applicable law, to provide indemnification of (and advancement of expenses to) agents of the corporation (and any other persons to which the DGCL permits the corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, by vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by the DGCL and applicable decisional law, with respect to actions for breach of duty to the corporation, its stockholders, and others.
      The certificate of incorporation and the bylaws of Financial Models Holdings, Inc. do not contain any indemnification provisions.
      (b) Cogent Management Inc. and Financial Models Company Ltd. are each incorporated under the laws of the state of New York.
      The New York Business Corporation Law (“BCL”), Article 7, Sections 721-726 provide for the indemnification and advancement of expenses to officers and directors. Indemnification and advancement pursuant to the BCL are not exclusive of any other rights an officer or director may be entitled to, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled.
      A corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, provided that the director or officer acted in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe his conduct was unlawful. A corporation may obtain indemnification insurance indemnifying itself and its directors and officers.
      The certificate of incorporation of Cogent Management Inc. states that the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity is eliminated except that such personal liability shall not be eliminated if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the BCL.
      The certificate of incorporation and the by-laws of Cogent Management Inc. do not contain any indemnification provisions.
      The certificate of incorporation of Financial Models Company Ltd. states that except as may otherwise be specifically provided in the certificate of incorporation, no provision of the certificate of incorporation is intended by the corporation to be construed as limiting, prohibiting, denying or derogating any of the general or specific powers or rights conferred under the BCL upon the corporation, upon its shareholders, bondholders and security holders, and upon its directors, officers and other corporate personnel, including, in particular but without limitation, the power of the corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the BCL and the defined and prescribed rights of said persons to indemnification as the same are conferred by the BCL.

      (c) SS&C Fund Administration Services LLC is a limited liability company organized under the laws of the state of New York.
      Section 420 of the New York Limited Liability Company Law provides that, subject to the terms of its operating agreement, a limited liability company may indemnify and hold harmless any member, manager or other person from and against any and all claims and demands whatsoever, except where a judgment or other final adjudication adverse to such member, manager or other person establishes (1) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (2) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.
      The Amended and Restated Operating Agreement of SS&C Fund Administration Services LLC states that except as otherwise provided by the New York Limited Liability Company Law, the debts, obligations and liabilities of the company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the company, and the member shall not be obligated personally for any such debt, obligation or liability of the company solely by reason of being a member, manager or agent, or acting (or omitting to act) in such capacities, or participating in the conduct of the business of the company.
      The Amended and Restated Operating Agreement of SS&C Fund Administration Services LLC does not contain any indemnification provisions.
      (d) Open Information Systems, Inc. is incorporated under the laws of the state of Connecticut.
      Subsection (a) of Section 33-771 of the Connecticut Business Corporation Act (the “CBCA”), provides that a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if: (1)(A) he and she conducted himself in good faith; (B) he or she reasonably believed (i) in the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, that his and her conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he or she has no reasonable cause to believe his or her conduct was unlawful; or (2) he or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation as authorized by the CBCA.
      Subsection (b) of Section 33-771 of the CBCA provides that a director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interest of the corporation.
      Subsection (c) of Section 33-771 of the CBCA provides that the termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct described in Section 33-771 of the CBCA.
      Subsection (d) of Section 33-771 of the CBCA provides that, unless ordered by a court, a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 33-771(a) of the CBCA; or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.
      Section 33-772 of the CBCA provides that a corporation shall indemnify a director of the corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding.

      Subsection (a) of Section 33-776 of the CBCA provides that a corporation may indemnify an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation (1) to the same extent as a director, and (2) if he or she is an officer but not a director, to such further extent, consistent with public policy, as may be provided by contract, the certificate of incorporation, the bylaws or a resolution of the board of directors. Subsection (c) of Section 33-776 of the CBCA provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-772 to the same extent to which a director may be entitled to indemnification.
      The certificate of incorporation of Open Information Systems, Inc. states that the corporation shall indemnify its directors for liability, as defined in Section 33-770(5) of the CBCA to any person for any action taken, or any failure to take any action, as a director, except liability that (a) involved a knowing and culpable violation of law by the director, (b) enabled the director or an associate, as defined in Section 33-840 of the CBCA, to receive an improper personal gain, (c) showed a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation, (d) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the corporation, or (e) created liability under Section 33-757 of the CBCA.
      The bylaws of Open Information Systems, Inc. state that to the fullest extent permitted by the Act, the corporation shall indemnify any current or former director or officer of the corporation and may, at the discretion of the board of directors, indemnify any current or former employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such individual in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the corporation or otherwise, to which such individual was or is a party or is threatened to be made a party by reason of such individual’s current or former position with the corporation or by reason of the fact that such individual is or was serving, at the request of the corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
      (e) OMR Systems Corporation is incorporated under the laws of the state of New Jersey.
      The New Jersey Business Corporation Act, as amended (the “Act”), provides that a New Jersey corporation has the power generally to indemnify its directors, officers, employees and other agents against expenses and liabilities in connection with any proceeding involving such person by reason of his or her being or having been a corporate agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of directors, officers, employees and other agents against expenses is permitted if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the New Jersey Superior Court, or the court in which such proceeding was brought, shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification. Expenses incurred by a director, officer, employee or other agent in connection with a proceeding may be, under certain circumstances, paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors. The power to indemnify and advance expenses under the Act does not exclude other rights to which a director, officer, employee or other agent of the corporation may be entitled to under the certificate of incorporation, by-laws, agreement, vote of stockholders, or otherwise; provided that no indemnification is permitted to be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that his or her acts or omissions were in breach of his or her duty of loyalty to the corporation or its shareholders, were not in good faith or involved a violation of the law, or resulted in the receipt by such person of an improper personal benefit.

      Under the Act, a New Jersey corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of his or her being or having been a corporate agent, whether or not the corporation has the power to indemnify him or her against such expenses and liabilities under the Act. All of the foregoing powers of indemnification granted to a New Jersey corporation may be exercised by such corporation notwithstanding the absence of any provision in its certificate of incorporation or by-laws authorizing the exercise of such powers. A New Jersey corporation, however, may provide, with certain limitations, in its certificate of incorporation that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of a duty owed to the corporation or its shareholders.
      Reference is made to Sections 14A:3-5 and 14A:2-7(3) of the Act in connection with the above summary of indemnification, insurance and limitation of liability.
      The bylaws of OMR Systems Corporation state that the Corporation shall indemnify each of its directors, officers and employees whether or not then in service as such (and his or her executor, administrator and heirs), against all reasonable expenses actually and necessarily incurred by him or her in connection with the defense of any litigation to which the individual may have been made a party because he or she is or was a director, officer or employee of the corporation. The individual shall have no right to reimbursement, however, in relation to matters as to which he or she has been adjudged liable to the corporation for negligence or misconduct in the performance of his or her duties, or was derelict in the performance of his or her duty as director, officer or employee by reason of willful misconduct, bad faith, gross negligence or reckless disregard of the duties of his or her office or employment. The right to indemnity for expenses shall also apply to the expenses of suits which are compromised or settled if the court having jurisdiction of the matter shall approve such settlement. The foregoing right of indemnification shall be in addition to, and not exclusive of, all other rights to that which such director, officer or employee may be entitled.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits
      Below are the exhibits which are included, either by being filed herewith or by incorporation by reference, in this registration statement.

Exhibit
Number		Description of Exhibit

2	.1†	Acquisition Agreement, dated February 25, 2005, by and between SS&C Technologies, Inc. and Financial Models Company Inc. is incorporated herein by reference to Exhibit 2.1 to SS&C Technologies, Inc.’s Current Report on Form 8-K, filed on March 2, 2005 (File No. 000-28430)
2	.2†	Purchase Agreement, dated February 28, 2005, by and among SS&C Technologies, Inc., EisnerFast LLC and EHS, LLC is incorporated herein by reference to Exhibit 2.1 to SS&C Technologies, Inc.’s Current Report on Form 8-K, filed on March 3, 2005 (File No. 000-28430)
2	.3†	Agreement and Plan of Merger, dated as of July 28, 2005, by and among Sunshine Acquisition Corporation, Sunshine Merger Corporation and SS&C Technologies, Inc. is incorporated herein by reference to Exhibit 2.1 to SS&C Technologies, Inc.’s Current Report on Form 8-K, filed on July 28, 2005 (File No. 000-28430)
2	.4†	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 25, 2005, by among Sunshine Acquisition Corporation, Sunshine Merger Corporation and SS&C Technologies, Inc. is incorporated herein by reference to Exhibit 2.1 to SS&C Technologies, Inc.’s Current Report on Form 8-K, filed on August 30, 2005 (File No. 000-28430)
3	.1*	Restated Certificate of Incorporation of SS&C Technologies, Inc.
3	.2*	Bylaws of SS&C Technologies, Inc.
3	.3*	Certificate of Incorporation of Financial Models Company Ltd.
3	.4*	By-Laws of Financial Models Company Ltd.

Exhibit
Number		Description of Exhibit

3	.5*	Certificate of Incorporation of Financial Models Holdings Inc.
3	.6*	Bylaws of Financial Models Holdings Inc.
3	.7*	Certificate of Restated Articles of Organization of SS&C Fund Administration Services LLC
3	.8*	Amended and Restated Operating Agreement of SS&C Fund Administration Services LLC
3	.9*	Certificate of Incorporation, as amended, of OMR Systems Corporation
3	.10*	Bylaws of OMR Systems Corporation
3	.11*	Certificate of Incorporation, as amended, of Open Information Systems, Inc.
3	.12*	Bylaws of Open Information Systems, Inc.
3	.13*	Certificate of Incorporation, as amended, of Cogent Management Inc.
3	.14*	By-Laws of Cogent Management Inc.
4	.1*	Indenture, dated as of November 23, 2005, among Sunshine Acquisition II, Inc., SS&C Technologies, Inc., the Guarantors named on the signature pages thereto, and Wells Fargo Bank, National Association, as Trustee, relating to the 11 3/4% Senior Subordinated Notes due 2013, including the form of 11 3/4% Senior Subordinated Note due 2013
4	.2*	First Supplemental Indenture, dated as of April 27, 2006, among Cogent Management Inc., SS&C Technologies, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to the 11 3/4% Senior Subordinated Notes due 2013
4	.3*	Guarantee of 11 3/4% Senior Subordinated Notes due 2013 by Financial Models Company Ltd., Financial Models Holdings Inc., SS&C Fund Administration Services LLC, OMR Systems Corporation and Open Information Systems, Inc.
4	.4*	Guarantee of 11 3/4% Senior Subordinated Notes due 2013 by Cogent Management Inc.
4	.5*	Registration Rights Agreement, dated as of November 23, 2005, among Sunshine Acquisition II, Inc., SS&C Technologies, Inc. and the Guarantors named therein, as Issuers, and Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as Initial Purchasers
4	.6*	Purchase Agreement, dated as of November 17, 2005, between Sunshine Acquisition II, Inc. and the Initial Purchasers named in Schedule I thereto
4	.7*	Joinder Agreement, dated as of November 23, 2005, executed by SS&C Technologies, Inc., Financial Models Company Ltd., Financial Models Holdings Inc., SS&C Fund Administration Services LLC, OMR Systems Corporation and Open Information Systems, Inc.
4	.8*	Joinder Agreement, dated as of April 27, 2006, executed by Cogent Management Inc.
5	.1**	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
5	.2**	Opinion of Day, Berry & Howard LLP
5	.3**	Opinion of Fox Rothschild LLP
10	.1*	Credit Agreement, dated as of November 23, 2005, among Sunshine Acquisition II, Inc., SS&C Technologies, Inc., SS&C Technologies Canada Corp., the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, and Bank of America, N.A., as Documentation Agent
10	.2*	Guarantee and Collateral Agreement, dated as of November 23, 2005, made by Sunshine Acquisition Corporation, Sunshine Acquisition II, Inc., SS&C Technologies, Inc. and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as Administrative Agent
10	.3*	CDN Guarantee and Collateral Agreement, dated as of November 23, 2005, made by SS&C Technologies Canada Corp. and 3105198 Nova Scotia Company in favor of JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent
10	.4*	Assumption Agreement, dated as of April 27, 2006, made by Cogent Management Inc., in favor of JPMorgan Chase Bank, N.A., as Administrative Agent

Exhibit
Number		Description of Exhibit

10	.5*	Stockholders Agreement of Sunshine Acquisition Corporation, dated as of November 23, 2005, by and among Sunshine Acquisition Corporation, Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., William C. Stone and Other Executive Stockholders (as defined therein)
10	.6*	Registration Rights Agreement, dated as of November 23, 2005, by and among Sunshine Acquisition Corporation, Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., William C. Stone and Other Executive Investors (as defined therein)
10	.7*	Form of Service Provider Stockholders Agreement of Sunshine Acquisition Corporation by and among Sunshine Acquisition Corporation, Carlyle Partners IV, L.P., CP IV Coinvestment, L.P. and the Service Provider Stockholders (as defined therein)
10	.8*	Management Agreement, dated as of November 23, 2005, between Sunshine Acquisition Corporation, William C. Stone and TC Group, L.L.C.
10	.9*	SS&C Technologies, Inc. Management Rights Agreement, dated as of November 23, 2005, by and among Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., Sunshine Acquisition Corporation and SS&C Technologies, Inc.
10	.10*	1998 Stock Incentive Plan, including form of stock option agreement
10	.11*	1999 Non-Officer Employee Stock Incentive Plan, including form of stock option agreement
10	.12*	Form of Option Assumption Notice for 1998 Stock Incentive Plan and 1999 Non-Officer Employee Stock Incentive Plan
10	.13*	Employment Agreement, dated as of November 23, 2005, by and between William C. Stone and Sunshine Acquisition Corporation
10.14		Contract of Employment between Kevin Milne and SS&C Technologies, Inc., effective as of June 9, 2004, is incorporated herein by reference to Exhibit 10.4 to SS&C Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 (File No. 000-28430)
10	.15*	Description of Executive Officer and Director Compensation Arrangements
10.16		Lease Agreement, dated September 23, 1997, by and between SS&C Technologies, Inc. and Monarch Life Insurance Company, as amended by First Amendment to Lease dated as of November 18, 1997, is incorporated herein by reference to Exhibit 10.15 to SS&C Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 000-28430)
10.17		Second Amendment to Lease, dated as of April 1999, between SS&C Technologies, Inc. and New Boston Lamberton Limited Partnership is incorporated herein by reference to Exhibit 10.12 to SS&C Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 000-28430) (the “2004 10-K”)
10.18		Third Amendment to Lease, effective as of July 1, 1999, between SS&C Technologies, Inc. and New Boston Lamberton Limited Partnership is incorporated herein by reference to Exhibit 10.13 to the 2004 10-K
10.19		Fourth Amendment to Lease, effective as of June 7, 2005, between SS&C Technologies, Inc. and New Boston Lamberton Limited Partnership, is incorporated herein by reference to Exhibit 10.5 to SS&C Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005 (File No. 000-28430) (the “Q2 2005 10-Q”)
10.20		Lease Agreement, dated January 6, 1998, by and between Financial Models Company Inc. and Polaris Realty (Canada) Limited, as amended by First Amendment of Lease, dated as of June 24, 1998, and as amended by Second Lease Amending Agreement, dated as of November 13, 1998, is incorporated herein by reference to Exhibit 10.6 to the Q2 20005 10-Q
12*		Statement of Computation of Ratio of Earnings to Fixed Charges
21*		Subsidiaries of SS&C Technologies, Inc.
23	.1**	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
23	.2**	Consent of Day, Berry & Howard LLP (included in Exhibit 5.2)
23	.3**	Consent of Fox Rothschild LLP (included in Exhibit 5.3)

Exhibit
Number		Description of Exhibit

23	.4**	Consent of PricewaterhouseCoopers LLP
23	.5**	Consent of PricewaterhouseCoopers LLP
23	.6**	Consent of KPMG LLP
24*		Powers of Attorney (included in the signature pages to the registration statement)
25*		Statement of Eligibility of Trustee and Qualification under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association, as Trustee, on Form T-1, relating to the 11 3/4% Senior Subordinated Notes due 2013
99	.1*	Form of Letter of Transmittal
99	.2*	Form of Notice of Guaranteed Delivery
99	.3*	Form of Letter to DTC Participants
99	.4*	Form of Letter to Beneficial Holders
99	.5*	Form of Tax Guidelines

*	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (File No. 333-135139) filed with the Securities and Exchange Commission on June 19, 2006.

**	Filed herewith.

†	The Registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this agreement to the Securities and Exchange Commission upon its request.

(b)	Financial Statement Schedules
      None.

Item 22.	Undertakings
      The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
      The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Windsor, State of Connecticut, on this 21st day of July, 2006.

SS&C TECHNOLOGIES, INC.

By:	/s/ Patrick J. Pedonti

Patrick J. Pedonti

Senior Vice President and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

* William C. Stone		Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 21, 2006

/s/ Patrick J. Pedonti Patrick J. Pedonti		Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 21, 2006

* Normand A. Boulanger		Director	July 21, 2006

* William A. Etherington		Director	July 21, 2006

* Allan M. Holt		Director	July 21, 2006

* Todd R. Newnam		Director	July 21, 2006

* Claudius E. Watts, IV		Director	July 21, 2006

*By:	/s/ Patrick J. Pedonti Patrick J. Pedonti Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Windsor, State of Connecticut, on this 21st day of July, 2006.

COGENT MANAGEMENT INC.

By:	/s/ Patrick J. Pedonti

Patrick J. Pedonti

Director, Senior Vice President and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

* Normand A. Boulanger		President and Chief Executive Officer (Principal Executive Officer)	July 21, 2006

/s/ Patrick J. Pedonti Patrick J. Pedonti		Director, Senior Vice President and Treasurer (Principal Financial and Accounting Officer)	July 21, 2006

* William C. Stone		Chairman of the Board	July 21, 2006

*By:	/s/ Patrick J. Pedonti Patrick J. Pedonti Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Windsor, State of Connecticut, on this 21st day of July, 2006.

FINANCIAL MODELS COMPANY LTD.

By:	/s/ Patrick J. Pedonti

Patrick J. Pedonti

Director, Vice President and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

* Normand A. Boulanger		President (Principal Executive Officer)	July 21, 2006

/s/ Patrick J. Pedonti Patrick J. Pedonti		Director, Senior Vice President and Treasurer (Principal Financial and Accounting Officer)	July 21, 2006

* William C. Stone		Chairman of the Board	July 21, 2006

*By:	/s/ Patrick J. Pedonti Patrick J. Pedonti Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Windsor, State of Connecticut, on this 21st day of July, 2006.

FINANCIAL MODELS HOLDINGS INC.

By:	/s/ Patrick J. Pedonti

Patrick J. Pedonti

Director, Senior Vice President and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

* Normand A. Boulanger		President (Principal Executive Officer)	July 21, 2006

/s/ Patrick J. Pedonti Patrick J. Pedonti		Director, Senior Vice President and Treasurer (Principal Financial and Accounting Officer)	July 21, 2006

* William C. Stone		Chairman of the Board	July 21, 2006

*By:	/s/ Patrick J. Pedonti Patrick J. Pedonti Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Windsor, State of Connecticut, on this 21st day of July, 2006.

SS&C FUND ADMINISTRATION SERVICES LLC

By:	/s/ Patrick J. Pedonti

Patrick J. Pedonti

Senior Vice President and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

* Normand A. Boulanger		President and Director of Sole Member (Principal Executive Officer)	July 21, 2006

/s/ Patrick J. Pedonti Patrick J. Pedonti		Senior Vice President and Treasurer (Principal Financial and Accounting Officer)	July 21, 2006

* William C. Stone		Chairman and Director of Sole Member	July 21, 2006

* William A. Etherington		Director of Sole Member	July 21, 2006

* Allan M. Holt		Director of Sole Member	July 21, 2006

* Todd R. Newnam		Director of Sole Member	July 21, 2006

* Claudius E. Watts, IV		Director of Sole Member	July 21, 2006

*By:	/s/ Patrick J. Pedonti Patrick J. Pedonti Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Windsor, State of Connecticut, on this 21st day of July, 2006.

OMR SYSTEMS CORPORATION

By:	/s/ Patrick J. Pedonti

Patrick J. Pedonti

Director, Senior Vice President and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

* Normand A. Boulanger		President (Principal Executive Officer)	July 21, 2006

/s/ Patrick J. Pedonti Patrick J. Pedonti		Director, Senior Vice President and Treasurer (Principal Financial and Accounting Officer)	July 21, 2006

* William C. Stone		Chairman of the Board	July 21, 2006

*By:	/s/ Patrick J. Pedonti Patrick J. Pedonti Attorney-in-Fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Co-Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Windsor, State of Connecticut, on this 21st day of July, 2006.

OPEN INFORMATION SYSTEMS, INC.

By:	/s/ Patrick J. Pedonti

Patrick J. Pedonti

Director, Senior Vice President and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

* Normand A. Boulanger		President (Principal Executive Officer)	July 21, 2006

/s/ Patrick J. Pedonti Patrick J. Pedonti		Director, Senior Vice President and Treasurer (Principal Financial and Accounting Officer)	July 21, 2006

* William C. Stone		Chairman of the Board	July 21, 2006

*By:	/s/ Patrick J. Pedonti Patrick J. Pedonti Attorney-in-Fact

EXHIBIT INDEX
      Below are the exhibits which are included, either by being filed herewith or by incorporation by reference, in this registration statement.

Exhibit
Number		Description of Exhibit

2	.1†	Acquisition Agreement, dated February 25, 2005, by and between SS&C Technologies, Inc. and Financial Models Company Inc. is incorporated herein by reference to Exhibit 2.1 to SS&C Technologies, Inc.’s Current Report on Form 8-K, filed on March 2, 2005 (File No. 000-28430)
2	.2†	Purchase Agreement, dated February 28, 2005, by and among SS&C Technologies, Inc., EisnerFast LLC and EHS, LLC is incorporated herein by reference to Exhibit 2.1 to SS&C Technologies, Inc.’s Current Report on Form 8-K, filed on March 3, 2005 (File No. 000-28430)
2	.3†	Agreement and Plan of Merger, dated as of July 28, 2005, by and among Sunshine Acquisition Corporation, Sunshine Merger Corporation and SS&C Technologies, Inc. is incorporated herein by reference to Exhibit 2.1 to SS&C Technologies, Inc.’s Current Report on Form 8-K, filed on July 28, 2005 (File No. 000-28430)
2	.4†	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 25, 2005, by among Sunshine Acquisition Corporation, Sunshine Merger Corporation and SS&C Technologies, Inc. is incorporated herein by reference to Exhibit 2.1 to SS&C Technologies, Inc.’s Current Report on Form 8-K, filed on August 30, 2005 (File No. 000-28430)
3	.1*	Restated Certificate of Incorporation of SS&C Technologies, Inc.
3	.2*	Bylaws of SS&C Technologies, Inc.
3	.3*	Certificate of Incorporation of Financial Models Company Ltd.
3	.4*	By-Laws of Financial Models Company Ltd.
3	.5*	Certificate of Incorporation of Financial Models Holdings Inc.
3	.6*	Bylaws of Financial Models Holdings Inc.
3	.7*	Certificate of Restated Articles of Organization of SS&C Fund Administration Services LLC
3	.8*	Amended and Restated Operating Agreement of SS&C Fund Administration Services LLC
3	.9*	Certificate of Incorporation, as amended, of OMR Systems Corporation
3	.10*	Bylaws of OMR Systems Corporation
3	.11*	Certificate of Incorporation, as amended, of Open Information Systems, Inc.
3	.12*	Bylaws of Open Information Systems, Inc.
3	.13*	Certificate of Incorporation, as amended, of Cogent Management Inc.
3	.14*	By-Laws of Cogent Management Inc.
4	.1*	Indenture, dated as of November 23, 2005, among Sunshine Acquisition II, Inc., SS&C Technologies, Inc., the Guarantors named on the signature pages thereto, and Wells Fargo Bank, National Association, as Trustee, relating to the 11 3/4% Senior Subordinated Notes due 2013, including the form of 11 3/4% Senior Subordinated Note due 2013
4	.2*	First Supplemental Indenture, dated as of April 27, 2006, among Cogent Management Inc., SS&C Technologies, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to the 11 3/4% Senior Subordinated Notes due 2013
4	.3*	Guarantee of 11 3/4% Senior Subordinated Notes due 2013 by Financial Models Company Ltd., Financial Models Holdings Inc., SS&C Fund Administration Services LLC, OMR Systems Corporation and Open Information Systems, Inc.
4	.4*	Guarantee of 11 3/4% Senior Subordinated Notes due 2013 by Cogent Management Inc.
4	.5*	Registration Rights Agreement, dated as of November 23, 2005, among Sunshine Acquisition II, Inc., SS&C Technologies, Inc. and the Guarantors named therein, as Issuers, and Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc. and Banc of America Securities LLC, as Initial Purchasers
4	.6*	Purchase Agreement, dated as of November 17, 2005, between Sunshine Acquisition II, Inc. and the Initial Purchasers named in Schedule I thereto

Exhibit
Number		Description of Exhibit

4	.7*	Joinder Agreement, dated as of November 23, 2005, executed by SS&C Technologies, Inc., Financial Models Company Ltd., Financial Models Holdings Inc., SS&C Fund Administration Services LLC, OMR Systems Corporation and Open Information Systems, Inc.
4	.8*	Joinder Agreement, dated as of April 27, 2006, executed by Cogent Management Inc.
5	.1**	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
5	.2**	Opinion of Day, Berry & Howard LLP
5	.3**	Opinion of Fox Rothschild LLP
10	.1*	Credit Agreement, dated as of November 23, 2005, among Sunshine Acquisition II, Inc., SS&C Technologies, Inc., SS&C Technologies Canada Corp., the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, and Bank of America, N.A., as Documentation Agent
10	.2*	Guarantee and Collateral Agreement, dated as of November 23, 2005, made by Sunshine Acquisition Corporation, Sunshine Acquisition II, Inc., SS&C Technologies, Inc. and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as Administrative Agent
10	.3*	CDN Guarantee and Collateral Agreement, dated as of November 23, 2005, made by SS&C Technologies Canada Corp. and 3105198 Nova Scotia Company in favor of JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent
10	.4*	Assumption Agreement, dated as of April 27, 2006, made by Cogent Management Inc., in favor of JPMorgan Chase Bank, N.A., as Administrative Agent
10	.5*	Stockholders Agreement of Sunshine Acquisition Corporation, dated as of November 23, 2005, by and among Sunshine Acquisition Corporation, Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., William C. Stone and Other Executive Stockholders (as defined therein)
10	.6*	Registration Rights Agreement, dated as of November 23, 2005, by and among Sunshine Acquisition Corporation, Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., William C. Stone and Other Executive Investors (as defined therein)
10	.7*	Form of Service Provider Stockholders Agreement of Sunshine Acquisition Corporation by and among Sunshine Acquisition Corporation, Carlyle Partners IV, L.P., CP IV Coinvestment, L.P. and the Service Provider Stockholders (as defined therein)
10	.8*	Management Agreement, dated as of November 23, 2005, between Sunshine Acquisition Corporation, William C. Stone and TC Group, L.L.C.
10	.9*	SS&C Technologies, Inc. Management Rights Agreement, dated as of November 23, 2005, by and among Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., Sunshine Acquisition Corporation and SS&C Technologies, Inc.
10	.10*	1998 Stock Incentive Plan, including form of stock option agreement
10	.11*	1999 Non-Officer Employee Stock Incentive Plan, including form of stock option agreement
10	.12*	Form of Option Assumption Notice for 1998 Stock Incentive Plan and 1999 Non-Officer Employee Stock Incentive Plan
10	.13*	Employment Agreement, dated as of November 23, 2005, by and between William C. Stone and Sunshine Acquisition Corporation
10.14		Contract of Employment between Kevin Milne and SS&C Technologies, Inc., effective as of June 9, 2004, is incorporated herein by reference to Exhibit 10.4 to SS&C Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 (File No. 000-28430)
10	.15*	Description of Executive Officer and Director Compensation Arrangements
10.16		Lease Agreement, dated September 23, 1997, by and between SS&C Technologies, Inc. and Monarch Life Insurance Company, as amended by First Amendment to Lease dated as of November 18, 1997, is incorporated herein by reference to Exhibit 10.15 to SS&C Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 000-28430)

Exhibit
Number		Description of Exhibit

10.17		Second Amendment to Lease, dated as of April 1999, between SS&C Technologies, Inc. and New Boston Lamberton Limited Partnership is incorporated herein by reference to Exhibit 10.12 to SS&C Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 000-28430) (the “2004 10-K”)
10.18		Third Amendment to Lease, effective as of July 1, 1999, between SS&C Technologies, Inc. and New Boston Lamberton Limited Partnership is incorporated herein by reference to Exhibit 10.13 to the 2004 10-K
10.19		Fourth Amendment to Lease, effective as of June 7, 2005, between SS&C Technologies, Inc. and New Boston Lamberton Limited Partnership, is incorporated herein by reference to Exhibit 10.5 to SS&C Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005 (File No. 000-28430) (the “Q2 2005 10-Q”)
10.20		Lease Agreement, dated January 6, 1998, by and between Financial Models Company Inc. and Polaris Realty (Canada) Limited, as amended by First Amendment of Lease, dated as of June 24, 1998, and as amended by Second Lease Amending Agreement, dated as of November 13, 1998, is incorporated herein by reference to Exhibit 10.6 to the Q2 20005 10-Q
12*		Statement of Computation of Ratio of Earnings to Fixed Charges
21*		Subsidiaries of SS&C Technologies, Inc.
23	.1**	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
23	.2**	Consent of Day, Berry & Howard LLP (included in Exhibit 5.2)
23	.3**	Consent of Fox Rothschild LLP (included in Exhibit 5.3)
23	.4**	Consent of PricewaterhouseCoopers LLP
23	.5**	Consent of PricewaterhouseCoopers LLP
23	.6**	Consent of KPMG LLP
24*		Powers of Attorney (included in the signature pages to the registration statement)
25*		Statement of Eligibility of Trustee and Qualification under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association, as Trustee, on Form T-1, relating to the 11 3/4% Senior Subordinated Notes due 2013
99	.1*	Form of Letter of Transmittal
99	.2*	Form of Notice of Guaranteed Delivery
99	.3*	Form of Letter to DTC Participants
99	.4*	Form of Letter to Beneficial Holders
99	.5*	Form of Tax Guidelines

*	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 (File No. 333-135139) filed with the Securities and Exchange Commission on June 19, 2006.

**	Filed herewith.

†	The Registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this agreement to the Securities and Exchange Commission upon its request.